   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE B.F.GOODRICH COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 NEW YORK                              2800                             34-0252680
       (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------
                           4020 KINROSS LAKES PARKWAY
                           RICHFIELD, OHIO 44286-9368
                                 (330) 659-7600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         NICHOLAS J. CALISE, SECRETARY
                            THE B.F.GOODRICH COMPANY
                           4020 KINROSS LAKES PARKWAY
                           RICHFIELD, OHIO 44286-9368
                                 (330) 659-7600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   Elliott V. Stein                                    Edward S. Rosenthal
            Wachtell, Lipton, Rosen & Katz                   Fried, Frank, Harris, Shriver & Jacobson
                 51 West 52nd Street                            350 South Grand Avenue, 32nd Floor
               New York, New York 10019                           Los Angeles, California 90071

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            Upon consummation of the transactions described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------------
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                               PROPOSED          PROPOSED
                                                               MAXIMUM           MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO       OFFERING PRICE      AGGREGATE         AMOUNT OF
            TO BE REGISTERED              BE REGISTERED        PER UNIT       OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value $5.00 per share,
  including the associated preferred
  share purchase rights.................   23,047,514(1)        $30.00         $987,750,600      $299,319(2)
================================================================================================================

(1) Based upon the product of (a) 32,925,020 the number of outstanding shares of Common Stock, par value $1.00 per share ("Rohr Common Stock"), of Rohr, Inc., assuming the exercise or conversion of all outstanding stock options, warrants and convertible securities of Rohr, Inc. (whether or not currently exercisable), and (b) 0.7, the exchange ratio pursuant to the Merger Agreement.

(2) The registration fee was computed pursuant to rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), by multiplying
    (i) $30.00, the average of the high and low sales prices of a share of Rohr Common Stock quoted on the New York Stock Exchange on November 12, 1997 as reported in published financial sources, and (ii) the number of outstanding shares of Rohr Common Stock, assuming the exercise or conversion of all options, warrants and convertible securities of Rohr, Inc. to acquire Rohr Common Stock (whether or not currently exercisable). The result was then multiplied by 1/33 of one percent.

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

BF GOODRICH LOGO                                                       ROHR LOGO

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     As you may know, the Boards of Directors of The B.F.Goodrich Company (BFGoodrich) and Rohr, Inc. (Rohr) have agreed on a merger designed to create a stronger competitor in the aerospace industry. If the merger is completed, Rohr shareholders will receive 0.7 of a share of BFGoodrich common stock for each share of Rohr common stock that they own. BFGoodrich shareholders will continue to own their existing shares after the merger. We estimate that the shares of BFGoodrich stock to be issued to Rohr shareholders will represent approximately 27.6% of the outstanding stock of BFGoodrich after the merger.

     The merger cannot be completed unless the shareholders of Rohr approve the merger and the shareholders of BFGoodrich approve the issuance of shares to Rohr shareholders in the merger. We have scheduled meetings for our shareholders to vote on this matter. YOUR VOTE IS VERY IMPORTANT.

     Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger if you are a Rohr shareholder or the issuance of BFGoodrich stock in the merger if you are a BFGoodrich shareholder. IN THE CASE OF A ROHR SHAREHOLDER, A FAILURE TO RETURN A PROXY CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     The dates, times and places of the meetings are as follows:

FOR BFGOODRICH SHAREHOLDERS:
Monday, December 22, 1997
10:30 A.M.
New York Helmsley Hotel, Turtle Bay Room
212 East 42nd Street
New York, New York

FOR ROHR SHAREHOLDERS:
Monday, December 22, 1997
8:00 A.M.
Westin Hotel, Orly Room
5400 West Century Boulevard
Los Angeles, California

     This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

David L. Burner Signature                     Robert H. Rau Signature
David L. Burner                               Robert H. Rau
Chairman and Chief Executive Officer          President and Chief Executive Officer
The B.F.Goodrich Company                      Rohr, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE BFGOODRICH COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/ PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Joint Proxy Statement/Prospectus is dated November 14, 1997 and first mailed to shareholders on November 19, 1997.

                               TABLE OF CONTENTS

                                     PAGE
                                     -----
QUESTIONS AND ANSWERS ABOUT THE
  BFGOODRICH/ROHR MERGER...........      1
SUMMARY............................      2
GENERAL INFORMATION................     13
THE BFGOODRICH MEETING.............     13
  Purpose of the BFGoodrich
     Meeting.......................     13
  Record Date; Voting Rights;
     Proxies.......................     13
  Solicitation of Proxies..........     14
  Quorum...........................     14
  Required Vote....................     14
THE ROHR MEETING...................     14
  Purpose of the Rohr Meeting......     14
  Record Date; Voting Rights;
     Proxies.......................     15
  Solicitation of Proxies..........     15
  Quorum...........................     15
  Required Vote....................     15
THE MERGER.........................     17
  Background of the Merger.........     17
  Recommendation of the BFGoodrich
     Board; BFGoodrich's Reasons
     for the Merger................     21
  Recommendation of the Rohr Board;
     Rohr's Reasons for the
     Merger........................     23
  Cautionary Statement Concerning
     Forward-Looking Statements....     25
  Fairness Opinions of Financial
     Advisors......................     26
  Interests of Certain Persons in
     the Merger....................     35
  Indemnification Agreements.......     36
  Certain Federal Income Tax
     Consequences..................     36
  Accounting Treatment.............     37
  Effect on Employee Benefit
     Plans.........................     37
  Certain Legal Matters............     39
  Resales of BFGoodrich Common
     Stock Received in the
     Merger........................     39
  Stock Exchange Listing...........     40
  Dividends........................     40
  Appraisal Rights.................     41
  Pending Litigation Regarding the
     Merger........................     41
  Rohr Debt Covenants..............     41

                                     PAGE
                                     -----
THE MERGER AGREEMENT...............     41
  General..........................     41
  The Merger.......................     42
  Effective Date...................     42
  Conversion of Rohr Common
     Stock.........................     42
  Conversion of Rohr Stock Options;
     Convertible Securities........     42
  Surrender and Payment............     42
  Fractional Shares................     43
  Conditions to Consummation of the
     Merger........................     43
  Representations and Warranties...     45
  Conduct of Business Pending the
     Merger........................     45
  Covenants........................     47
  Employment Arrangements..........     48
  No Solicitation..................     49
  Indemnification..................     49
  Termination; Fees and Expenses...     50
  Amendment; Waiver................     51
THE COMPANIES......................     51
  Business of BFGoodrich...........     51
  Business of Rohr.................     57
SELECTED HISTORICAL FINANCIAL
  INFORMATION OF BFGOODRICH........     59
  Selected Five-Year Financial Data
     of BFGoodrich.................     59
  Quarterly Financial Data of
     BFGoodrich (Unaudited)........     60
BFGOODRICH MANAGEMENT'S DISCUSSION
  AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF
  OPERATIONS OF BFGOODRICH.........     61
  Comparison of Fiscal Years 1996,
     1995 and 1994.................     61
  Comparison of the Third Quarter
     and First Nine Months of 1997
     to the Third Quarter and First
     Nine Months of 1996...........     68
DIRECTORS AND EXECUTIVE OFFICERS OF
  BFGOODRICH.......................     76
  Directors........................     76
  Executive Officers...............     79

                                     PAGE
                                     -----
  Executive Compensation...........     80
  Compensation of Directors........     90
PRINCIPAL SHAREHOLDERS OF
  BFGOODRICH.......................     92
  Holdings of BFGoodrich Common
     Stock by Directors and
     Executive Officers............     92
  Beneficial Ownership of
     Securities....................     93
COMPARATIVE PER SHARE MARKET PRICE
  AND DIVIDEND INFORMATION.........     94
UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS....     95
DESCRIPTION OF CAPITAL STOCK OF
  BFGOODRICH.......................    104
COMPARATIVE RIGHTS OF
  SHAREHOLDERS.....................    105
                                     PAGE
                                     -----
OTHER MATTERS......................    114
LEGAL MATTERS......................    114
EXPERTS............................    115
SHAREHOLDER PROPOSALS..............    115
WHERE YOU CAN FIND MORE
  INFORMATION......................    116
INDEX OF DEFINED TERMS.............    117
INDEX TO FINANCIAL STATEMENTS OF
  BFGOODRICH.......................    F-1
ANNEX A -- Merger Agreement
ANNEX B -- Opinion of Goldman,
  Sachs & Co.
ANNEX C -- Opinion of Morgan
  Stanley & Co. Incorporated

             QUESTIONS AND ANSWERS ABOUT THE BFGOODRICH/ROHR MERGER

Q: WHY ARE BFGOODRICH AND ROHR PROPOSING TO MERGE?

A: Together, our two companies will become a much stronger competitor in an industry that continues to consolidate and become more highly focused. It enhances our capabilities to provide customers with integrated systems and services and allows us to offer a broader range of products and services throughout the industry. BFGoodrich's financial strength will enhance Rohr's attractiveness as a supplier to long-term customers and will allow Rohr to fund its research and development and internal growth more economically. We believe the combined companies should be a more attractive supplier to aircraft manufacturers, jet engine manufacturers and airline operators.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meetings to vote on the merger. Both shareholder meetings will take place on December 22, 1997. The Boards of Directors of both BFGoodrich and Rohr unanimously recommend the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY?

A: Yes. You can change your vote at any time before we vote your proxy at the BFGoodrich meeting or the Rohr meeting. You can do so in one of three different ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of BFGoodrich at the address below if you are a BFGoodrich shareholder or to the Secretary of Rohr at the address below if you are a Rohr shareholder. Second, you can complete a new proxy card and send it to the Secretary of BFGoodrich if you are a BFGoodrich shareholder or to the Secretary of Rohr if you are a Rohr shareholder, and the new proxy card will automatically replace any earlier proxy card you returned. Third, you can attend, and vote in person at, the BFGoodrich meeting if you are a BFGoodrich shareholder or the Rohr meeting if you are a Rohr shareholder. You should send any written notice or new proxy card to the Secretary of BFGoodrich, if you are a BFGoodrich shareholder, at the following address: The B.F.Goodrich Company, 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368, Attention: Secretary or to the Secretary of Rohr, if you are a Rohr shareholder, at the following address: Rohr, Inc., 850 Lagoon Drive, Chula Vista, California 91910-2098, Attention: Secretary.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: No. After the merger is completed, we will send Rohr shareholders written instructions for exchanging their share certificates. BFGoodrich shareholders will keep their certificates.

Q: PLEASE EXPLAIN THE EXCHANGE RATIO.

A: Rohr shareholders will receive 0.7 of a share of BFGoodrich common stock in exchange for each share of Rohr common stock that they own. We will not issue fractional shares. Rohr shareholders who would otherwise be entitled to receive a fractional share, instead, will receive cash based on the market value of the fractional share of BFGoodrich common stock.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in our dividend policies. Rohr does not pay dividends.
   BFGoodrich expects to continue to declare dividends of $1.10 per year on BFGoodrich common stock, subject to approval of and declaration by the Board of Directors of BFGoodrich.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger by December 31, 1997.

Q: WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE MERGER?

A: We expect that the exchange of shares by Rohr shareholders will be tax-free to Rohr shareholders for federal income tax purposes, except for taxes on cash received for a fractional share. The merger will be tax-free to BFGoodrich shareholders.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information" (page 116).

                                 THE COMPANIES

THE B.F.GOODRICH COMPANY
4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9368
(330) 659-7600

     BFGoodrich provides aircraft systems and services and manufactures specialty chemicals. One of the company's two business segments is BFGoodrich Aerospace, which consists of three groups: Landing Systems, Sensors and Integrated Systems, and Maintenance, Repair and Overhaul. BFGoodrich Specialty Chemicals, the company's other business segment, consists of two groups:
Specialty Additives and Specialty Plastics.

     In calendar 1996, BFGoodrich derived 60% of its sales and 60% of its segment operating income from BFGoodrich Aerospace, and 40% of sales and 40% of segment operating income from BFGoodrich Specialty Chemicals.

ROHR, INC.
850 Lagoon Drive
Chula Vista, California 91910-2098
(619) 691-4111

     Rohr designs, manufactures and services components for large commercial aircraft, and conducts product research and development. Rohr's principal product is nacelles, the structures that house aircraft engines. Rohr's other products include the following: thrust reversers, which slow jet aircraft after landing; pylons or struts, which attach jet engines to the aircraft; noise suppression systems; and engine components.

Rohr's customers are:

     - the two major commercial airframe manufacturers (The Boeing Company and Airbus Industrie);

     - the five major jet engine manufacturers (General Electric Company, Pratt & Whitney Group (a division of United Technologies Corporation), Rolls-Royce Plc, CFM International, Inc. and International Aero Engines
       AG); and

     - airline operators and service centers.

                                  BFGOODRICH'S
                         RECOMMENDATION TO SHAREHOLDERS
                           AND REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS OF BFGOODRICH BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF BFGOODRICH COMMON STOCK TO ROHR SHAREHOLDERS IN THE MERGER.

     We recommend the merger because:

     - we believe the combined company will be a stronger competitor than BFGoodrich or Rohr would be separately. Aircraft manufacturers prefer suppliers that can provide a broad range of products;

     - BFGoodrich and Rohr do business with essentially the same companies -- including The Boeing Company and Airbus Industrie. The senior executives of these companies support the merger;

     - because of the long useful lives of commercial aircraft, we believe that manufacturers are more likely to do business with financially stable suppliers; we believe that the merger enhances the financial stability of Rohr; and

     - the merger is expected to increase BFGoodrich's earnings by $0.20 to $0.25 per share in 1998, excluding the effect of debt extinguishment costs and other transaction expenses associated with the merger.

     You should note that there are uncertainties that could prevent us from realizing this increase in earnings. First, the overall level of activity in the commercial aerospace industry could decline dramatically. Second, it is likely that suppliers to the aircraft manufacturers will continue to consolidate, and the current competitors to BFGoodrich and Rohr may become stronger competitors through this process. You should consider that both BFGoodrich and Rohr will be subject to these uncertainties whether or not the merger is completed.

     To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 21 through 22.

                     ROHR'S RECOMMENDATION TO SHAREHOLDERS
                           AND REASONS FOR THE MERGER

     THE BOARD OF DIRECTORS OF ROHR BELIEVES THAT THE MERGER IS IN YOUR BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

We recommend the merger for the following reasons:

     - The merger offers Rohr shareholders a continuing investment in Rohr's business, with BFGoodrich's business added. We believe the additional benefits of BFGoodrich's business will exceed the additional risks.

     - The combined company will be financially stronger than Rohr alone, permitting Rohr more easily to develop new business for its products.

     - The combined company will be a more attractive supplier because it will produce a wider variety of products and have greater financial strength.

     - The combined company will be better able to compete with recently consolidated companies in the aerospace industry.

     - We believe that BFGoodrich is a desirable merger partner because of its management, financial strength, business strategy and corporate culture.

     - We believe the merger is fair to our shareholders, based on:

           (1) the substantial increase in the exchange ratio from the initial
               0.575 proposal to the final 0.7 exchange ratio;

           (2) our unsuccessful attempts to further increase the exchange ratio;

           (3) the lack of any other companies expressing an interest in acquiring Rohr;

           (4) the fact that the merger agreement continues to permit us to accept and negotiate competing proposals which we believe may result in a more favorable transaction; and

           (5) the opinion of our financial advisors that the merger is fair to you from a financial point of view.

     In the initial favorable vote on the merger, several of our directors voted against the merger, because they were concerned that the 0.7 exchange ratio was not high enough in light of Rohr's prospects and the additional risks in BFGoodrich's business. After further discussing all of the factors relating to the merger summarized above and more fully described on pages 23 through 25 of this proxy statement, all of the directors voted to approve the merger and to recommend unanimously that you vote in favor of the merger.

     For more details concerning our reasons for the merger, and our deliberations and negotiations, see pages 17 through 21 and pages 23 through 25.

                             THE BFGOODRICH MEETING

     The special meeting of the shareholders of BFGoodrich will be held at the New York Helmsley Hotel, the Turtle Bay Room, 212 East 42nd Street, New York, New York on Monday, December 22, 1997, at 10:30 A.M., New York City time.

     At the BFGoodrich meeting, holders of BFGoodrich common stock will consider and vote upon a proposal to approve the issuance of BFGoodrich common stock to holders of Rohr common stock in the merger.

     Approval of the issuance of BFGoodrich common stock requires the affirmative vote of a majority of the votes cast at the BFGoodrich meeting by the holders of BFGoodrich common stock entitled to vote at the BFGoodrich meeting.

     Only holders of BFGoodrich common stock who are holders at the close of business on the BFGoodrich record date, November 17, 1997, will be entitled to notice of and to vote at the BFGoodrich meeting. As of November 12, 1997, directors and executive officers of BFGoodrich and their affiliates were beneficial owners of approximately 2.2% of the outstanding shares of BFGoodrich common stock.

     As of November 12, 1997, a total of 54,147,034 votes were eligible to be cast at the BFGoodrich meeting.

                                THE ROHR MEETING

     The special meeting of the shareholders of Rohr will be held at the Westin Hotel, the Orly Room, 5400 West Century Boulevard, Los Angeles, California on Monday, December 22, 1997, at 8:00 A.M., Los Angeles time.

     At the Rohr meeting, holders of Rohr common stock will consider and vote upon a proposal to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Rohr common stock.

     Only holders of Rohr common stock who are holders at the close of business on the Rohr record date, November 17, 1997, will be entitled to notice of and to vote at the Rohr meeting. As of November 12, directors and executive officers of Rohr and their affiliates were beneficial owners of approximately 2.9% of the outstanding shares of Rohr common stock.

     As of November 12, a total of 25,761,078 votes were eligible to be cast at the Rohr meeting.

                                   THE MERGER

     The merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

WHAT ROHR SHAREHOLDERS WILL RECEIVE
(SEE PAGE 42)

     As a result of the merger, Rohr shareholders will receive 0.7 of a share of BFGoodrich common stock for each share of Rohr common stock that they own. No fractional shares will be issued. Instead, Rohr shareholders will receive a check in payment for any fractional shares based on the market value of the BFGoodrich stock at the time of the merger.

     Stock options to purchase Rohr common stock will be converted into stock options to purchase BFGoodrich common stock. The number of shares of BFGoodrich common stock subject to these converted options and the exercise price of these converted options will be adjusted as provided in the merger agreement to give effect to the exchange ratio of 0.7 shares of BFGoodrich common stock for every one share of Rohr common stock.

     Rohr shareholders should not send in their stock certificates until instructed to do so after the merger is completed.

OWNERSHIP OF BFGOODRICH FOLLOWING THE MERGER

     BFGoodrich will issue (on a fully diluted basis) approximately 21 million shares of BFGoodrich common stock to Rohr sharehold-ers in the merger. The shares of BFGoodrich stock issued to Rohr shareholders in the merger will constitute (on a fully diluted basis) approximately 27.6% of the outstanding stock of BFGoodrich after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF BFGOODRICH FOLLOWING THE MERGER
(SEE PAGE 36)

     If the merger is completed, we expect that there will be no change in BFGoodrich management, and we expect that current Rohr operating management generally will remain in place, with Rohr operating as a business unit.

     Robert H. Rau and two other current members of the Board of Directors of Rohr will become members of the Board of Directors of BFGoodrich.

OTHER INTERESTS OF ROHR OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 35)

     Officers and directors of Rohr may receive benefits as a result of the merger which are different from the benefits you will receive in the merger. You may want to consider these benefits in deciding whether you agree that the merger is in your best interest.

     As a result of the merger agreement, unvested restricted stock and stock options held by officers and directors of Rohr have vested. That restricted stock will be exchanged for BFGoodrich common stock in the merger at the same exchange ratio as your shares of Rohr stock, and the new options to be delivered in the merger in exchange for the existing options will have the same dollar benefits on the merger date as the existing options.

     Officers of Rohr have rights, under certain circumstances, to severance payments and will receive accelerated vesting of certain retirement benefits under Rohr's benefit plans. Directors of Rohr will be permitted to retire immediately under Rohr's directors' retirement plan with fully vested benefits.

     Please refer to page 38 for more information concerning employment arrangements, retention incentives and benefit plans of Rohr's directors and officers.

CONDITIONS TO THE MERGER (SEE PAGE 43)

     The completion of the merger depends upon meeting a number of conditions, including the following:

     - the approval by the shareholders of Rohr of the merger;

     - the approval by the shareholders of BFGoodrich of the issuance of stock by BFGoodrich in the merger;

     - obtaining any required European competition approvals relating to the merger;

     - the authorization for listing on the New York Stock Exchange of the stock to be issued by BFGoodrich in the merger;

     - the effectiveness of the registration statement filed with the Securities and Exchange Commission relating to the issuance of stock by BFGoodrich pursuant to the merger;

     - the absence of any injunction or other court order which would prohibit or prevent the merger;

     - the receipt by Rohr of a legal opinion to the effect that the merger will be tax-free to Rohr's shareholders; and

     - the receipt of letters from accounting firms for each company to the effect that the merger qualifies for pooling of interests accounting treatment.

     Certain of the conditions to the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 50)

     We can agree to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement if any of the following occurs:

     - the merger has not been consummated on or before June 30, 1998;

     - the Board of Directors of the other party withdraws or changes in an adverse manner its recommendation to vote in favor of the merger, in the case of Rohr, or the share issuance, in the case of BFGoodrich; or

     - Rohr enters into a definitive agreement with a third party for the acquisition of Rohr by the third party.

     BFGoodrich can terminate the merger agreement if, pursuant to antitrust law, any governmental entity requires BFGoodrich to divest businesses or assets of BFGoodrich or Rohr as a condition to consummating the merger if the divestiture would result in a material change for the worse of either BFGoodrich's business or Rohr's business.

TERMINATION FEES (SEE PAGE 50)

     Rohr generally must pay BFGoodrich $15 million if the merger agreement terminates because Rohr enters into an agreement with a third party for the acquisition of Rohr by the third party. BFGoodrich generally must pay Rohr $15 million if the merger agreement is terminated because BFGoodrich enters into an agreement with a third party which would prevent completion of the merger.

     The merger agreement generally requires BFGoodrich or Rohr to pay to the other a termination fee of $6 million if its shareholders fail to approve the merger, in the case of Rohr, or the share issuance, in the case of BFGoodrich.

REGULATORY APPROVALS (SEE PAGE 39)

     BFGoodrich and Rohr believe that all material competition filings and approvals have been made or obtained. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits us from completing the merger until after we have furnished certain information and materials to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and a required waiting period has ended. Such waiting period terminated on October 20, 1997, and, accordingly, all conditions to the merger related to the Hart-Scott-Rodino Act have been satisfied. On November 13, 1997, a pre-merger notification was made with the German Federal Cartel Office. Unless otherwise extended or terminated early, the German Federal Cartel Office has a one-month review period in which it may either (a) approve a merger; or
(b) initiate a full investigation to examine the consequences of a merger.

ACCOUNTING TREATMENT (SEE PAGE 37)

     We expect the merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. BFGoodrich and Rohr have each conditioned the merger on receipt of letters from independent accountants that such is the case.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 26)

     In deciding to approve the merger, our Boards of Directors considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view. BFGoodrich received an opinion from its financial advisor, Goldman, Sachs & Co., that the 0.7 exchange ratio pursuant to the merger agreement is fair from a financial point of view to BFGoodrich, and Rohr received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, that the 0.7 exchange ratio pursuant to the merger agreement is fair from a financial point of view to the holders of Rohr common stock. These opinions, which are subject to certain assumptions and limitations stated in each opinion, are attached as Annexes B and C to this Joint Proxy Statement/Prospectus. We encourage you to read these opinions.

     In connection with delivering these opinions, our financial advisors performed a variety of analyses. Although the analyses performed by Goldman, Sachs & Co. and Morgan Stanley &

Co. Incorporated were not identical, these analyses generally included comparing BFGoodrich and Rohr historical stock prices and financial multiples to each other and to those of other selected publicly traded companies, comparing the financial terms of the merger to those of other publicly announced transactions and estimating the relative values and contributions of BFGoodrich and Rohr based on past and estimated future performances and anticipated benefits of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 36)

     We have structured the merger so that neither BFGoodrich, Rohr nor our shareholders will recognize any gain or loss for federal income tax purposes in the merger (except for tax payable because of cash received instead of fractional shares by Rohr shareholders). Rohr has conditioned the merger on its receipt of a legal opinion that such is the case.

NO APPRAISAL RIGHTS (SEE PAGE 41)

     Under Delaware law, Rohr shareholders have no right to an appraisal of the value of their shares in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 94)

     Shares of BFGoodrich and Rohr common stock are listed on the New York Stock Exchange and certain other stock exchanges. On September 22, 1997, the last full trading day on the New York Stock Exchange prior to the public announcement of the signing of the merger agreement, BFGoodrich stock closed at $44.5625 per share. Rohr common stock was not traded on September 22, 1997. On September 19, 1997, Rohr common stock closed at $30.00 per share. On November 12, 1997, Rohr common stock closed at $29.9375 per share and BFGoodrich common stock closed at $43.625 per share.

LISTING OF BFGOODRICH SHARES (SEE PAGE 40)

     BFGoodrich will list the shares of BFGoodrich common stock to be issued in connection with the merger on the New York Stock Exchange.

DIVIDENDS AFTER THE MERGER (SEE PAGE 40)

     The current annualized rate of dividends on BFGoodrich common stock is $1.10. We expect that BFGoodrich will maintain this dividend rate after completion of the merger, subject to approval and declaration by the Board of Directors of BFGoodrich. The payment of dividends by BFGoodrich in the future, however, will depend on business conditions, its financial position and earnings, and other factors. Currently, Rohr does not pay any dividends.

              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. In the case of BFGoodrich, we derived this information from audited financial statements for the five years ended December 31, 1992 through 1996 and unaudited financial statements for the nine months ended September 30, 1997. In the case of Rohr, we derived this information from audited financial statements for the five years in the period ended July 31, 1993 through 1997. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 116.

                BFGOODRICH -- SELECTED HISTORICAL FINANCIAL DATA

               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS
                                                                              ENDED SEPTEMBER
                                        YEAR ENDED DECEMBER 31,                     30,
                               ------------------------------------------     ---------------
                                1996     1995     1994     1993     1992       1997     1996
                               ------   ------   ------   ------   ------     ------   ------
Historical Consolidated
  Statement of Income Data:
     Sales.................... $2,078   $1,861   $1,689   $1,360   $1,239     $1,713   $1,532
     Income (Loss) From
        Continuing
        Operations............     93       75       43       12       (7)       106       67
     Income (Loss) From
        Continuing Operations
        Per Common Share......   1.73     1.32     0.68     0.07    (0.29)      1.94     1.25
     Cash Dividends Declared
        Per Common Share......   1.10     1.10     1.10     1.10     1.10      0.825    0.825
     Weighted Average Number
        of Common and Common
        Equivalent Shares
        Outstanding
        (millions)............   54.0     52.3     51.5     51.4     51.1       54.6     53.8

                                                                               AT SEPTEMBER
                                            AT DECEMBER 31,                         30,
                               ------------------------------------------     ---------------
                                1996     1995     1994     1993     1992       1997     1996
                               ------   ------   ------   ------   ------     ------   ------
Historical Consolidated
  Balance Sheet Data:
     Total Assets............. $2,663   $2,490   $2,469   $2,360   $2,452     $2,627   $2,672
     Long-Term Debt...........    400      422      427      487      403        391      382
     Mandatorily Redeemable
        Preferred Securities
        of Trust..............    123      122       --       --       --        123      123
     Redeemable Preferred
        Stock.................     --       --       --      3.8      6.3         --       --
     Total Shareholders'
        Equity................  1,050      879      923      895      829      1,203    1,029
     Book Value Per Common
        Share.................  19.53    16.72    15.75    15.31    14.03      22.22    19.18

                   ROHR -- SELECTED HISTORICAL FINANCIAL DATA

               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                        YEAR ENDED JULY 31,
                                           ----------------------------------------------
                                           1997      1996      1995      1994       1993
                                           -----     -----     -----     -----     ------
Historical Consolidated Statement of
  Income Data:
     Sales...............................  $ 944     $ 771     $ 805     $ 918     $1,150
     Income (Loss) From Continuing
        Operations.......................     (3)       22        20        23        (26)
     Income (Loss) From Continuing
        Operations Per Common Share......  (0.13)     1.07      1.11      1.29      (1.48)
     Cash Dividends Declared Per Common
        Share............................     --        --        --        --         --
     Weighted Average Number of Common
        and Common Equivalent Shares
        Outstanding (millions)...........   25.5      20.8      18.2      18.1       17.9

                                                            AT JULY 31,
                                           ----------------------------------------------
                                           1997      1996      1995      1994       1993
                                           -----     -----     -----     -----     ------
Historical Consolidated Balance Sheet
  Data:
     Total Assets........................  $ 884     $ 933     $ 898     $ 967     $  909
     Long-Term Debt......................    411       481       541       574        481
     Total Shareholders' Equity..........    246       176        97        57         73
     Book Value Per Common Share.........   9.72      7.86      5.39      3.14       4.07

            SIGNIFICANT EVENTS AFFECTING HISTORICAL EARNINGS TRENDS

     Our companies report quarterly and annual earnings results in their Securities and Exchange Commission filings using methods required by generally accepted accounting principles. Sometimes the financial results reported in this way include unusual or infrequent events and factors which are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses and the costs of business restructurings.

     Unusual or infrequent events and transactions which we believe would be helpful to review in understanding our companies' past performance and future prospects are briefly described below.

SIGNIFICANT EVENTS AFFECTING BFGOODRICH'S EARNINGS TRENDS

     Income from continuing operations per share of BFGoodrich common stock for the nine months ended September 30, 1997 includes (i) a net gain of $0.15 per share resulting from an initial public offering of common stock by BFGoodrich's subsidiary, DTM Corporation, and (ii) a net gain of $0.30 per share from the sale of a business.

     Income from continuing operations per share of BFGoodrich common stock for the nine months ended September 30, 1996 includes a $0.05 per share charge relating to a voluntary early retirement program.

     Income from continuing operations per share of BFGoodrich common stock for the year ended December 31, 1996 includes (i) a $0.02 per share net gain from the sale of a business, and (ii) a $0.05 per share charge relating to a voluntary early retirement program.

     Income from continuing operations per share of BFGoodrich common stock for the year ended December 31, 1995 includes (i) a $0.25 net gain from an insurance settlement, (ii) a $0.04 net gain from the sale of a business, and (iii) a $0.04 charge relating to a voluntary early retirement program.

     Income from continuing operations per share of BFGoodrich common stock for the year ended December 31, 1993 includes a $0.16 charge relating to several restructuring programs.

     Loss from continuing operations per share of BFGoodrich common stock for the year ended December 31, 1992 includes a $0.13 charge relating to several restructuring programs.

SIGNIFICANT EVENTS AFFECTING ROHR'S EARNINGS TRENDS

     Loss from continuing operations per share of Rohr common stock for the year ended July 31, 1997 includes a $1.99 per share charge related to Rohr's production contract with International Aero Engines AG to produce nacelles for McDonnell Douglas Corporation's MD-90 aircraft.

     Income from continuing operations per share of Rohr common stock for the year ended July 31, 1996 includes a $0.15 per share loss on the sale of a wholly owned aircraft leasing subsidiary, a $0.21 per share impairment write-down on a facility in Arkadelphia, Arkansas, and a $0.15 per share charge for the exchange of convertible notes.

     Income from continuing operations per share of Rohr common stock for the year ended July 31, 1994 includes a $0.35 per share charge attributable to unamortized pension past service costs related to the reduction of employment levels, a $0.08 per share net gain on the sale of Rohr's Auburn, Washington facility, and a $0.16 per share income tax benefit as a result of the increase in federal income tax rates resulting from the Omnibus Budget Reconciliation Act.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

     We expect that the merger will be accounted for as a pooling of interests, which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting see "The Merger -- Accounting Treatment" on page 37.

     We have presented below unaudited pro forma financial information that reflects the pooling of interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statement and balance sheet by adding or combining the historical amounts of each company. We then made certain adjustments to the combined amounts. BFGoodrich has a fiscal year ending December 31, and Rohr has a fiscal year ending July 31. The pro forma combined statement of income data combines BFGoodrich for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997 with Rohr for the fiscal year ended July 31, 1996 and the nine months ended July 31, 1997. Similar combinations were made for other periods of income data. The pro forma combined balance sheet data combines BFGoodrich's financial position as of September 30, 1997 with Rohr's financial position as of July 31, 1997. The companies may have performed differently if they had actually been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 95.

     It is estimated that pretax merger-related costs of approximately $75 million will be incurred, including debt extinguishment costs of approximately $25 million. The pro forma combined balance sheet gives effect to merger-related costs as if they had been incurred as of September 30, 1997, but the pro forma combined income statements do not give effect to these costs.

     Pro Forma Combined Cash Dividends Declared Per BFGoodrich Common Share is computed as follows: The actual aggregate cash dividends declared by BFGoodrich for each period presented are divided by the weighted average number of shares that would have been outstanding had the merger been effected for these periods using the exchange ratio in the merger agreement. This method, which is required by Securities and Exchange Commission rules and regulations, does not necessarily indicate what dividends would have been paid. BFGoodrich expects to continue to declare dividends of $1.10 per year after the merger is completed.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                         NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                        ----------------------------     -----------------
                                         1996       1995       1994       1997       1996
                                        ------     ------     ------     ------     ------
Pro Forma Combined Statement of Income
  Data:
  Sales...............................  $2,846     $2,662     $2,601     $2,452     $2,150
  Income From Continuing Operations...     116         95         66         96         92
  Income From Continuing Operations
     Per Common Share ................    1.68       1.37       0.91       1.31       1.33
  Cash Dividends Declared Per Common
     Share............................    0.87       0.89       0.88       0.62       0.65
  Weighted Average Number of Common
     and Common Equivalent Shares
     Outstanding (millions)...........    68.6       65.0       64.2       72.9       68.9

                                                                        AT SEPTEMBER 30,
                                                                              1997
                                                                        -----------------
Pro Forma Combined Balance Sheet
  Data:
  Total Assets.....................................................          $3,511
  Long-Term Debt...................................................            802
  Mandatorily Redeemable Preferred Securities of Trust.............            123
  Total Shareholders' Equity.......................................           1,389
  Book Value Per Common Share......................................           19.33

                           COMPARATIVE PER SHARE DATA

                                                         YEAR               NINE MONTHS ENDED
                                                  ENDED DECEMBER 31,          SEPTEMBER 30,
                                              --------------------------    ------------------
                                               1996      1995      1994      1997       1996
                                              ------    ------    ------    -------    -------
BFGOODRICH
Historical Per Common Share:
  Income From Continuing Operations........   $ 1.73    $ 1.32    $ 0.68    $ 1.94     $ 1.25
  Cash Dividends Declared..................     1.10      1.10      1.10      0.825      0.825
  Book Value...............................    19.53     16.72     15.75     22.22      19.18
Pro Forma Combined -- Per BFGoodrich Common
  Share:
  Income From Continuing Operations........     1.68      1.37      0.91      1.31       1.33
  Cash Dividends Declared..................     0.87      0.89      0.88      0.62       0.65
  Book Value...............................    17.66                         19.33

                                                                                NINE MONTHS
                                                           YEAR                    ENDED
                                                      ENDED JULY 31,              JULY 31,
                                                --------------------------    ----------------
                                                 1996      1995      1994      1997      1996
                                                ------    ------    ------    ------    ------
ROHR
Historical Per Common Share:
  Income (Loss) From Continuing Operations...   $ 1.07    $ 1.11    $ 1.29    $(0.39)   $ 1.14
  Cash Dividends Declared....................       --        --        --        --        --
  Book Value.................................     7.86      5.39      3.14      9.72      7.86
Pro Forma Combined -- Per Equivalent Rohr
  Common Share:
  Income From Continuing Operations..........     1.18      0.96      0.64      0.92      0.93
  Cash Dividends Declared....................     0.61      0.62      0.62      0.43      0.46
  Book Value.................................    12.36                         13.53

                              GENERAL INFORMATION

     This Joint Proxy Statement/Prospectus of The B.F.Goodrich Company ("BFGoodrich") and Rohr, Inc. ("Rohr") and forms of proxy solicited in connection with the BFGoodrich Meeting (as defined herein) and the Rohr Meeting (as defined herein) are first being mailed to holders of BFGoodrich Common Stock (as defined herein) and to holders of Rohr Common Stock (as defined herein) on or about November 19, 1997.

                             THE BFGOODRICH MEETING

PURPOSE OF THE BFGOODRICH MEETING

     At the special meeting of the shareholders of BFGoodrich to be held at the New York Helmsley Hotel, the Turtle Bay Room, 212 East 42nd Street, New York, New York on December 22, 1997, at 10:30 A.M. (the "BFGoodrich Meeting"), holders of common stock of BFGoodrich, par value $5.00 per share ("BFGoodrich Common Stock"), will consider and vote upon a proposal (the "Stock Issuance Proposal") to approve the issuance of BFGoodrich Common Stock into which shares of common stock of Rohr, par value $1.00 per share ("Rohr Common Stock"), will be converted in the merger of a wholly owned subsidiary of BFGoodrich into Rohr (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of September 22, 1997, among BFGoodrich, Midwest Acquisition Corporation, a wholly owned subsidiary of BFGoodrich ("Sub"), and Rohr (the "Merger Agreement").

     THE BOARD OF DIRECTORS OF BFGOODRICH (THE "BFGOODRICH BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF BFGOODRICH COMMON STOCK, AND RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

RECORD DATE; VOTING RIGHTS; PROXIES

     BFGoodrich has fixed the close of business on November 17, 1997 as the record date (the "BFGoodrich Record Date") for determining holders entitled to notice of and to vote at the BFGoodrich Meeting. Only holders of BFGoodrich Common Stock who are holders at the close of business on the BFGoodrich Record Date will be entitled to notice of and to vote at the BFGoodrich Meeting.

     As of November 12, 1997, there were 54,147,034 shares of BFGoodrich Common Stock issued and outstanding, each of which entitles the holder thereof to one vote per share. Shares of BFGoodrich Common Stock held in the treasury of BFGoodrich or any of its subsidiaries are not considered outstanding.

     All shares of BFGoodrich Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF BFGOODRICH COMMON STOCK WILL BE VOTED IN FAVOR OF THE STOCK ISSUANCE PROPOSAL.

     Pursuant to New York Business Corporation Law ("NYBCL"), no business may be brought before the BFGoodrich Meeting other than the matters set forth in BFGoodrich's notice of meeting to shareholders which is provided on the cover page of this Joint Proxy Statement/Prospectus. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of BFGoodrich, by signing and returning a later dated proxy, or by voting in person at the BFGoodrich Meeting; however, mere attendance at the BFGoodrich Meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the BFGoodrich Meeting will be tabulated by the inspectors of election appointed for the meeting who will also determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     BFGoodrich will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. In addition, D.F. King & Co., Inc. has been engaged by BFGoodrich to act as proxy solicitor and will receive fees estimated at $8,500, plus reimbursement of out-of-pocket expenses.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares entitled to vote at the BFGoodrich Meeting is necessary to constitute a quorum at the BFGoodrich Meeting.

REQUIRED VOTE

     The approval of the Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the votes cast by the shareholders entitled to vote at the BFGoodrich Meeting. If fewer shares of BFGoodrich Common Stock are present in person or by proxy than necessary to constitute a quorum at the BFGoodrich Meeting, it is expected that the BFGoodrich Meeting will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the BFGoodrich Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the BFGoodrich Meeting (except for any proxies which previously have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous convening of the BFGoodrich Meeting.

     Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Stock Issuance Proposal without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

     Because approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on such matter, abstentions and broker non-votes will have no effect in determining whether the Stock Issuance Proposal has been approved (although they will count toward determining whether a quorum is present).

     THE STOCK ISSUANCE PROPOSAL IS OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF BFGOODRICH. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                THE ROHR MEETING

PURPOSE OF THE ROHR MEETING

     At the special meeting of the shareholders of Rohr to be held at the Westin Hotel, the Orly Room, 5400 West Century Boulevard, Los Angeles, California on December 22, 1997, at 8:00 A.M. (the "Rohr Meeting"), holders of Rohr Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement.

     THE BOARD OF DIRECTORS OF ROHR (THE "ROHR BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

     The Rohr Board has fixed the close of business on November 17, 1997 as the record date (the "Rohr Record Date") for determining holders entitled to notice of and to vote at the Rohr Meeting. Only holders of Rohr Common Stock who are holders at the close of business on the Rohr Record Date will be entitled to notice of and to vote at the Rohr Meeting.

     As of November 12, 1997, there were approximately 25,761,078 shares of Rohr Common Stock issued and outstanding, each of which entitles the holder thereof to one vote per share. Shares of Rohr Common Stock held in the treasury of Rohr or any of its subsidiaries are not considered outstanding.

     All shares of Rohr Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF ROHR COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER.

     Pursuant to the Delaware General Corporation Law ("DGCL"), no business may be brought before the Rohr Meeting other than the matters set forth in Rohr's notice of meeting to shareholders which is provided on the cover page of this Joint Proxy Statement/Prospectus. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Rohr, by signing and returning a later dated proxy, or by voting in person at the Rohr Meeting; however, mere attendance at the Rohr Meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the Rohr Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     Rohr will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. In addition, D.F. King & Co., Inc. has been engaged by Rohr to act as proxy solicitor and will receive fees estimated at $13,000, plus reimbursement of out-of-pocket expenses.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares entitled to vote at the Rohr Meeting is necessary to constitute a quorum at the Rohr Meeting.

REQUIRED VOTE

     Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Rohr Common Stock. If fewer shares of Rohr Common Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for such approval and adoption, it is expected that the Rohr Meeting will be adjourned or postponed in order to allow additional time for obtaining additional proxies or votes; provided, however, that no proxy which is voted "against" the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement. At any subsequent reconvening of the Rohr Meeting, all proxies obtained prior to such adjournment or postponement will be voted in such manner as such proxies would have been voted at the original convening of the Rohr Meeting (except for any proxies which previously have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     Because approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Rohr Common Stock, failures to vote and abstentions will have the same effect as a vote "against" approval of the Merger Agreement. In addition, under the rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement without specific instructions from such customers. The failure of such customers to provide specific instructions with respect to their shares of Rohr Common Stock to their broker will have the same effect as a vote "against" the approval of the Merger Agreement.

     THE MATTERS TO BE CONSIDERED AT THE ROHR MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF ROHR. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In December 1995, in connection with Rohr management's evaluation of Rohr's ability to obtain future business and in the context of the consolidation occurring in the aerospace industry, Rohr retained Morgan Stanley & Co. Incorporated ("Morgan Stanley"). The purpose of this retention was for Morgan Stanley to furnish financial advice to Rohr and to assist in the analysis of its strategic direction, including the review of any acquisition proposal that might be received. Thereafter, the Rohr Board and Rohr management explored, together from time to time with Morgan Stanley, various operational and strategic alternatives for the purpose of seeking to improve Rohr's performance and prospects and increasing the return to Rohr's shareholders. During such period, the Rohr Board reviewed various analyses performed by management and by an additional consulting firm (Booz Allen & Hamilton Management Consultants), and, in April 1997, determined that, given Rohr's limited resources, and despite the value of the integrated system capability, Rohr could not continue to bear the costs and risks of maintaining such capability over time, as it continued its business.

     In June 1997, at the Paris Air Show, Mr. Burner met with Mr. Rau, stating that BFGoodrich had a potential interest in acquiring Rohr which he would like to explore with Mr. Rau, but Mr. Burner did not make any specific offer. Mr. Rau responded that the Rohr Board was not then seeking to sell Rohr, but that he would take to the Rohr Board for its consideration any good faith proposal by a legitimate potential buyer.

     On July 1, 1997, Mr. Burner contacted Mr. Rau to set up a meeting to discuss an offer. On July 7, 1997, Mr. Burner, at a meeting with Mr. Rau, proposed a merger between BFGoodrich and Rohr in which each share of Rohr Common Stock would be exchanged into 0.575 shares of BFGoodrich Common Stock. This initial proposal by Mr. Burner was made before any nonpublic information concerning Rohr had been obtained by BFGoodrich, and, therefore, the initial proposed exchange ratio was based only on publicly available information concerning Rohr. It was understood that any negotiations would be subject to the approval of both the BFGoodrich Board and the Rohr Board. Mr. Rau then contacted Wallace Barnes, Chairman of the Rohr Board, and Morgan Stanley to discuss BFGoodrich's proposal. Morgan Stanley, at the request of Mr. Rau, in turn contacted Goldman, Sachs & Co. ("Goldman Sachs"), BFGoodrich's financial advisors, regarding the proposed merger, in the course of which Goldman Sachs requested certain preliminary nonpublic information concerning Rohr.

     On July 10, 1997, the Finance Committee of the Rohr Board (the "Finance Committee") met to consider the procedure to follow in responding to BFGoodrich's proposal to acquire Rohr in a stock-for-stock merger. The Finance Committee determined that no action should be taken until the Rohr Board had an opportunity to discuss the proposal, including Goldman Sachs' request for information on behalf of BFGoodrich. The Finance Committee further decided that, if the Rohr Board was willing to provide the requested information, Rohr should obtain a confidentiality agreement and standstill agreement prior to releasing any nonpublic information.

     The Rohr Board held a special meeting on July 21, 1997 to consider whether Rohr should engage in discussions with BFGoodrich regarding a possible merger. Following presentations by Rohr management and its legal and financial advisors, including a preliminary financial analysis by Morgan Stanley of Rohr and BFGoodrich in which Morgan Stanley stated its belief that BFGoodrich was likely to be willing to increase the consideration offered, the Rohr Board determined that, prior to entering into any discussions with BFGoodrich, Rohr should complete its 1998 Fiscal Year Business Plan. Without deciding whether it was an appropriate time to enter into a merger transaction or what consideration to be received in any such merger would be acceptable, the Rohr Board determined that, following completion of the 1998 Fiscal Year Business Plan, it should enter into preliminary discussions with BFGoodrich as to a possible business combination. Based on Mr. Burner's statement that BFGoodrich was not prepared to go forward other than on an exclusive basis, on the fact that, despite significant consolidation occurring in the aerospace industry, no other party had approached Rohr, and on the fact that the Rohr Board had not decided that Rohr was for sale, the Rohr Board determined that Rohr would not make any contacts with other parties at this time regarding similar discussions.

     On July 21, 1997, the BFGoodrich Board, at its regularly scheduled meeting, received a presentation from BFGoodrich management concerning a possible combination with Rohr, but took no action.

     In late July 1997, telephone conferences were held in which Rohr and its financial advisors informed BFGoodrich that, if a possible business combination was to be considered, the 0.575 proposed exchange ratio would need to be substantially increased; the due diligence review of Rohr's affairs by BFGoodrich would commence upon completion of the 1998 Fiscal Year Business Plan and would need to be done promptly; there would need to be mutual due diligence reviews if a transaction were to be approved by the Rohr Board involving BFGoodrich Common Stock; and BFGoodrich should provide its best and final offer within two weeks after the completion of its due diligence review.

     At a special meeting of the Rohr Board on July 30, 1997, Morgan Stanley reported on the telephonic conference between Rohr, BFGoodrich and their respective financial advisors. Morgan Stanley also raised various transactional issues related to a possible business combination with BFGoodrich, including the use of stock versus cash, potential synergies of the transaction, the effect of a proposed change in accounting policy by Rohr, the need to assess the relative valuation of Rohr and BFGoodrich stock, exchange ratio mechanics, and timing. The Rohr Board discussed the legal and financial issues that were raised and established a calendar for the due diligence review and negotiations.

     At a telephonic special meeting of the Rohr Board held on August 1, 1997, in which its legal and financial advisors participated, Rohr management presented a final 1998 Fiscal Year Business Plan for Rohr. The Rohr Board authorized providing it to BFGoodrich as part of the due diligence process.

     On August 1, 1997, Rohr and BFGoodrich entered into reciprocal confidentiality agreements, including standstill provisions. Thereafter, Rohr began supplying due diligence information to BFGoodrich.

     BFGoodrich and its advisors conducted a due diligence review of Rohr at meetings held on August 6 and 7, 1997 in New York, and August 11-14, 1997 in San Diego. At these meetings, Rohr management presented to BFGoodrich Rohr's 1998 Fiscal Year Business Plan and other information and answered questions. Rohr and its advisors commenced a preliminary due diligence review of BFGoodrich during the same period, including receiving presentations by Mr. Burner and BFGoodrich's Chief Financial Officer regarding BFGoodrich's business plans.

     At a special meeting of the BFGoodrich Board on August 19, 1997, the BFGoodrich Board was advised of the various due diligence meetings between representatives of BFGoodrich and Rohr. The BFGoodrich Board again considered the possibility of a merger with Rohr. The BFGoodrich Board authorized management to continue negotiations with the understanding that any proposal would be subject to approval of the BFGoodrich Board.

     On August 20, 1997, at a meeting between Rohr, BFGoodrich and their financial advisors, BFGoodrich offered an exchange ratio of 0.65 of a share of BFGoodrich Common Stock for each share of Rohr Common Stock. At that time, BFGoodrich also provided Rohr with a draft merger agreement. BFGoodrich's proposed transaction reflected in the draft merger agreement included a "lock-up" option on 19.9% of Rohr Common Stock, no ability on the part of Rohr to provide information to, or negotiate with, any alternative bidders and a $25 million breakup fee payable under certain circumstances.

     At a Rohr Board meeting on August 21, 1997, Rohr's management and advisors discussed the process since the last meeting of the Rohr Board and the financial and legal terms of the BFGoodrich proposal. Morgan Stanley explained its understanding of the methodology used in BFGoodrich's evaluation of Rohr and advised the Rohr Board of Morgan Stanley's belief that a more favorable exchange ratio could be obtained after further discussions. The Rohr Board did not reach a formal decision on the 0.65 exchange ratio proposal, but, based on views expressed at the Rohr Board meeting suggesting that a 0.65 exchange ratio was not likely to be acceptable, the Rohr Board directed Morgan Stanley to seek a higher exchange ratio while the legal advisors proceeded to negotiate the other terms of a merger agreement.

     During the period between August 21 and August 28, 1997, a dialogue continued between the parties and their advisors as to these matters, including discussions as to additional sources of value to support a higher exchange ratio, such as synergies and business opportunities that Rohr felt had not been fully valued by BFGoodrich based on its proposed 0.65 exchange ratio. On August 27, 1997, Mr. Burner informed Mr. Rau that he was prepared to recommend to the BFGoodrich Board an increase in the exchange ratio under consideration to 0.7 of a share of BFGoodrich Common Stock for each share of Rohr Common Stock.

     On August 27 and 28, 1997, at special meetings of the Rohr Board, the Rohr Board considered the pending BFGoodrich proposal as negotiated to that point, including a 0.7 exchange ratio. Rohr's legal and financial advisors made presentations concerning the principal terms of the BFGoodrich proposal and the status of the process to date. Morgan Stanley also provided an update of its financial analysis of the proposed transaction. In these presentations, the Rohr Board was advised of the following: (i) Rohr's financial and legal advisors had not had an opportunity to complete a due diligence review with respect to BFGoodrich; (ii) Rohr's financial advisors had not completed the financial analysis needed to enable them to render a formal opinion as to whether the 0.7 exchange ratio was fair from a financial point of view; (iii) Morgan Stanley did not view as likely any further increase in the exchange ratio; (iv) there were still significant open issues with respect to the draft merger agreement; and
(v) the BFGoodrich Board had not itself formally approved the increase in the exchange ratio to 0.7 or the transaction itself and would not be prepared to do so until meetings between the management of BFGoodrich and Rohr's two principal aircraft manufacturing customers, The Boeing Company ("Boeing") and Airbus Industrie ("Airbus"), had taken place. These meetings were to be scheduled during the following two weeks. Members of the Rohr Board held different opinions as to the acceptability of the proposed 0.7 exchange ratio, and the Rohr Board decided to defer any decision on the then-current proposal until its advisors had completed their due diligence review (and would thus be able to provide better guidance as to the fairness of a 0.7 exchange ratio as well as comment on the prospects for an investment in BFGoodrich Common Stock by shareholders of Rohr through the proposed merger) and had an opportunity to resolve the outstanding issues with respect to the draft merger agreement. The Rohr Board decided that it would consider BFGoodrich's proposal at its next meeting scheduled for September 12, 1997.

     On September 2, 1997, the BFGoodrich Board again held a special meeting to discuss the current status of the negotiations with Rohr. No formal action had been contemplated and none was taken.

     Between August 29, 1997 and September 12, 1997, Rohr's financial and legal advisors completed their due diligence review of BFGoodrich and negotiations continued between Rohr's and BFGoodrich's respective legal advisors with respect to the draft merger agreement. In addition, at the request of BFGoodrich, Mr. Burner, Marshall O. Larsen, Executive Vice President of BFGoodrich and President of BFGoodrich Aerospace, and Mr. Rau met with Boeing and Airbus to inform them of the possible transaction. During the meeting at Boeing, senior executives of Boeing expressed encouragement regarding a proposed merger and stated that they believed that such a merger would be in the best interests of Rohr and BFGoodrich. During the meeting at Airbus, the Chief Executive Officer of Airbus stated that a merger of Rohr and BFGoodrich was acceptable to Airbus. Mr. Burner and Mr. Rau also had several discussions during this period as to the appropriate terms of the merger agreement.

     On September 11, 1997, in response to unusual market activity with respect to Rohr Common Stock and after a request from the NYSE as to whether there were any unusual corporate developments, Rohr announced that it was in discussions with an unnamed party as to a potential merger in which each share of Rohr Common Stock would be converted into stock of the other party then having a nominal value of $30.25 per share of Rohr Common Stock (which was the amount indicated by applying the proposed 0.7 exchange ratio to the then current market price for BFGoodrich Common Stock).

     At a regular meeting of the Rohr Board held on September 12, 1997, the Rohr Board again considered the BFGoodrich proposal. The Rohr Board was informed by management and its financial and legal advisors of the results of the due diligence review, the fact that Morgan Stanley was prepared to render an opinion that, subject to certain considerations to be set forth in its written opinion, a 0.7 exchange ratio was fair from a financial point of view to the holders of Rohr Common Stock and the nature of the key open issues with respect to the draft merger agreement. These key issues included Rohr's ability to provide information to and engage in discussions with other prospective bidders, the size of any breakup fee payable by either side and the circumstances under which such a fee would be payable, and the restrictions that would be applicable to BFGoodrich during the period prior to the closing of the merger relating to other acquisitions and stock issuances. Morgan Stanley provided financial analyses relating to Rohr, BFGoodrich and the combined company on a pro forma basis. A lengthy discussion followed in which it was apparent that there were still significant differences of opinion among the members of the Rohr Board and no consensus was reached to go forward with a transaction based on the pending BFGoodrich proposal. See
"-- Recommendation of the Rohr Board; Rohr's Reasons for the Merger" for a discussion of the reasons indicated by certain of the members of the Rohr Board supporting their views in favor of, or opposed to, the proposed BFGoodrich transaction. At the conclusion of this discussion, the members of the Rohr Board then present unanimously reached an understanding under which Rohr would make a counteroffer for a transaction at an exchange ratio of 0.75 of a share of BFGoodrich Common Stock for each share of Rohr Common Stock, with the remaining issues as to the merger agreement proposed to be resolved as follows:

          (i) Rohr would be able to provide information to and negotiate with any company proposing an alternative transaction if the Rohr Board believed the proposal may be reasonably likely to result in a transaction more favorable to the shareholders of Rohr than the proposed merger with BFGoodrich;

          (ii) Rohr would pay a $15 million fee to BFGoodrich if it entered into an agreement for an alternative transaction (and BFGoodrich would pay a $15 million fee to Rohr if it entered into a transaction that was inconsistent with closing the merger with Rohr);

          (iii) Each of Rohr and BFGoodrich would pay a $6 million fee to the other if its shareholders do not approve the proposed merger (other than if an alternative transaction were then pending); and

          (iv) Prior to completion of the proposed merger, BFGoodrich would be limited to issuing 10% of the BFGoodrich Common Stock and paying up to $200 million in cash for acquisitions (excluding one pending transaction of which Rohr had been informed).

     Rohr's advisors and management informed BFGoodrich's advisors and management of the Rohr Board's counteroffer on September 12, 1997. A meeting of the BFGoodrich Board was held on September 15, 1997. Following that meeting, Mr. Burner informed Mr. Rau that the BFGoodrich Board had rejected Rohr's 0.75 exchange ratio. Mr. Burner stated that he believed that BFGoodrich would be able substantially to accommodate the contractual provisions requested by the Rohr Board, but that the exchange ratio could not be higher than 0.7. On September 15, 1997, the Rohr Board held a special meeting, in which Rohr's advisors participated, to hear a report as to the results of the BFGoodrich Board meeting and the discussions between Mr. Burner and Mr. Rau. Following that report, the Rohr Board confirmed that it was not prepared to go forward with a transaction on the terms proposed by BFGoodrich. Rohr then issued a press release reporting that the previously announced merger discussions had terminated.

     By a letter to Mr. Barnes, dated September 17, 1997, Mr. Rau, on behalf of management of Rohr and based on the improved performance of BFGoodrich Common Stock following the September 12, 1997 meeting and further opportunity for management to absorb and analyze the information presented by Morgan Stanley and others at that meeting, including the expectation that Rohr's prospects with its principal customers would be enhanced should the proposed merger occur, requested that the Rohr Board reconsider its decision not to go forward with the BFGoodrich proposal. Prior to sending the letter, Mr. Rau confirmed with Mr. Burner that, if the Rohr Board decided that it was willing to recommence discussions, Mr. Burner believed that BFGoodrich would still be interested in pursuing its proposal. In response to Rohr management's request that the Rohr Board reconsider its decision to terminate discussions, a meeting was scheduled by Mr. Barnes for September 19, 1997. In order to advise the Rohr Board at that meeting as to the status of BFGoodrich's most recent proposal, in preparation for that meeting, Mr. Rau directed Rohr's financial and legal advisors to initiate contact with BFGoodrich's financial and legal advisors in order to understand whether BFGoodrich had any flexibility in the terms of the exchange ratio, including whether a collar or similar price protection mechanism would be acceptable to BFGoodrich, and the manner in which BFGoodrich was willing to accommodate Rohr's last proposal as to the remaining issues as to the agreement. BFGoodrich's advisors were informed that a meeting of the Rohr Board had been scheduled to consider whether to reopen discussions, but that the Rohr Board had not yet authorized any reopening of discussions.

     On Friday, September 19, 1997, the Rohr Board held a special meeting to determine whether to reconsider its prior decision to discontinue discussions with BFGoodrich. The Rohr Board was advised by its advisors and management that they had been informed that BFGoodrich management had indicated that BFGoodrich management would be prepared to recommend to the BFGoodrich Board a merger agreement substantially as requested by the Rohr Board at its September 12, 1997 meeting (although issues relating to the level of the restrictions on stock issuances and cash acquisitions by BFGoodrich prior to closing the merger still remained), but that BFGoodrich would be unwilling to proceed with anything other than a fixed 0.7 exchange ratio. The Rohr Board adjourned without reaching any decision as to whether to reconsider its prior decision. Because all directors were not present, it was the consensus of those then participating in the Rohr Board meeting for the full Rohr Board to reconvene on Sunday, September 21, 1997. Over the weekend, legal advisors to Rohr and BFGoodrich put the draft merger agreement into a form that could be presented to the boards of directors of the parties.

     At its special meeting on September 21, 1997, the Rohr Board met to determine whether to reconsider its prior decision, to be followed, if it decided to reconsider, with the issue of whether to enter into a transaction with BFGoodrich. The Rohr Board was advised by its legal advisors that all legal issues had been resolved with the exception of the size of other stock issuances and acquisitions BFGoodrich could make prior to the closing of the proposed merger. The Rohr Board then determined that it would reconsider its prior decision not to go forward with any merger proposal with BFGoodrich at an exchange ratio of less than 0.75. With respect to approval of a proposed merger with BFGoodrich at a 0.7 exchange ratio, the initial favorable vote was six to four, with the votes of the directors opposed essentially reflecting the negative factors discussed under "-- Recommendation of the Rohr Board; Rohr's Reasons for the Merger." Upon reconsideration, the Rohr Board voted unanimously to accept and recommend to shareholders of Rohr the BFGoodrich merger proposal substantially on the terms of the draft merger agreement then before the Rohr Board, subject to the restrictions on BFGoodrich's stock issuances during the pre-closing period being set at 12% and the cash consideration for acquisitions during that period being set at $250 million. Based on Mr. Rau's reports to the Rohr Board regarding his discussions on this issue with Mr. Burner, the Rohr Board believed that this condition would probably be acceptable to BFGoodrich.

     After the Rohr Board meeting on September 21, 1997, BFGoodrich's management indicated that it would recommend approval of the transaction to the BFGoodrich Board, including restrictions on stock issuances at the 12% level and restrictions on cash consideration in acquisitions at the $250 million level.

     Over the weekend, both before and after the September 21, 1997 meeting of the Rohr Board, Rohr's advisors sought to have the BFGoodrich Board hold a meeting as promptly as practicable after any approval of the transaction by the Rohr Board. BFGoodrich advised Rohr that, in view of the short notice to the BFGoodrich directors, the earliest that the BFGoodrich Board would be able to meet would be after the close of business on September 22, 1997, and also that BFGoodrich did not want to be identified in any press release by Rohr prior to the BFGoodrich Board's approval.

     On the morning of September 22, 1997, Rohr announced that the Rohr Board had agreed in principle to a proposal from an unnamed party regarding a proposed merger in which each share of Rohr Common Stock would be converted into stock of the other party then having a nominal value of $31.55 per share of Rohr Common Stock (which was the amount indicated by applying the proposed 0.7 exchange ratio to the closing price for BFGoodrich Common Stock on September 19, 1997), subject to approval of the other party's board of directors, expected to be obtained at the close of business on that day. Rohr Common Stock did not trade on the NYSE during that day.

     The BFGoodrich Board held a special meeting after the close of business on September 22, 1997. After receiving presentations from BFGoodrich's management and financial and legal advisors concerning the proposed transaction with Rohr, the BFGoodrich Board approved the Merger Agreement.

     Following approval of the transaction by the BFGoodrich Board, BFGoodrich, Sub and Rohr entered into the Merger Agreement and the parties issued a joint announcement of the Merger Agreement.

RECOMMENDATION OF THE BFGOODRICH BOARD; BFGOODRICH'S REASONS FOR THE MERGER

     The BFGoodrich Board has approved unanimously the Merger Agreement, has determined unanimously that the Merger is advisable and fair and in the best interests of BFGoodrich and its shareholders and recommends unanimously that holders of shares of BFGoodrich Common Stock vote "for" approval of the Stock Issuance Proposal.

     In reaching its decision to approve the Merger Agreement and to recommend that BFGoodrich's shareholders vote to approve the Stock Issuance Proposal, the BFGoodrich Board considered, among other things, the following factors:

          (i) the financial condition, results of operations, cash flow, business and prospects of BFGoodrich and Rohr;

          (ii) the operating environment for BFGoodrich, including, but not limited to, the continued consolidation and increasing competition in the aerospace industry and the prospect for further changes in the industry;

          (iii) the advantages of a broader range of products and services than presently being provided by BFGoodrich;

          (iv) the BFGoodrich Board's assessment that the combined company resulting from the Merger would better serve customers who are aircraft manufacturers, jet engine manufacturers and airline operators and are seeking to reduce the number of suppliers with whom they do business in order to lower the costs of manufacturing and operations;

          (v) the BFGoodrich Board's assessment that BFGoodrich, as a larger and more conservatively capitalized company, will be able to enhance the financial stability of Rohr and thereby make Rohr a more attractive supplier to aircraft manufacturers, jet engine manufacturers and airline operators and to give Rohr access to lower-cost capital to fund its research and development and internal growth;

          (vi) while no assurances can be given, the anticipated increase of BFGoodrich 1998 earnings of $0.20 to $0.25 per share of BFGoodrich Common Stock, excluding the effect of debt extinguishment costs and other transaction expenses associated with the Merger;

          (vii) the BFGoodrich Board's belief, after consultation with its legal counsel, that the regulatory approvals necessary to consummate the Merger could be obtained (see "-- Certain Legal Matters");

          (viii) the expectation that the Merger will qualify for pooling of interests accounting treatment;

          (ix) the opinion of Goldman Sachs that the exchange ratio of 0.7 of a share of BFGoodrich Common Stock for each share of Rohr Common Stock (the "Exchange Ratio") was fair from a financial point of view to BFGoodrich; and

          (x) the reaction of senior executives at Boeing and Airbus, Rohr's largest aircraft manufacturing customers, to the proposed transaction, which the BFGoodrich representatives who met with Boeing and Airbus viewed as supportive.

     The BFGoodrich Board also considered that, in the opinion of BFGoodrich management, the long-term rate of earnings growth for Rohr was less than the corresponding expected growth rate of BFGoodrich.

     The foregoing discussion of the information and factors considered by the BFGoodrich Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the BFGoodrich Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the BFGoodrich Board may have given different weights to different factors.

     THE BFGOODRICH BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF BFGOODRICH COMMON STOCK VOTE "FOR" APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

RECOMMENDATION OF THE ROHR BOARD; ROHR'S REASONS FOR THE MERGER

     The Rohr Board has approved unanimously the Merger Agreement, has determined unanimously that the Merger is advisable and fair and in the best interests of Rohr and its shareholders and recommends unanimously that holders of shares of Rohr Common Stock vote "for" approval of the Merger Agreement.

     In reaching its decision to approve the Merger Agreement and to recommend that Rohr's shareholders vote to approve the Merger Agreement, the Rohr Board considered a number of factors, including the following:

          (i) The nature and quality of BFGoodrich's business, including the reputation of its management, the strength of its balance sheet, the benefits anticipated from its pursuit of its acquisition strategy, its business culture (which the Rohr Board viewed as being compatible with that of Rohr), and the likelihood, in the view of the Rohr Board and its financial advisors, that the then-current trading prices for BFGoodrich Common Stock did not adequately reflect the future prospects of the BFGoodrich business.

          (ii) The possible enhancement in Rohr's existing business as a result of combining with BFGoodrich, attributable in part to the greater size and financial strength of the combined company and to the broader range of products and services that the combined company would be able to offer to commercial aircraft manufacturers than either would be able to offer individually. The additional financial base could reduce concerns expressed by significant customers regarding Rohr's financial capacity to handle the significant financial investment and risk required to secure new orders. The Rohr Board also took note of the response of Boeing and Airbus when informed of the proposed merger, which suggested that they had no negative reaction to the proposed merger and, in the case of Boeing, that the prospects for future business with Rohr following the proposed merger would be enhanced.

          (iii) The substantially single product nature of Rohr's business and the risks associated with the cyclical nature of new commercial aircraft sales. While the Rohr Board noted that BFGoodrich's business was also dependent on sales of new commercial aircraft, overall the combined company would have a less cyclical earnings stream than Rohr did by itself, since the sales of BFGoodrich included greater after-market sales and services in the aircraft segment and also included sales in the specialty chemical business. In addition, the addition of a broader product line would reduce the risks resulting from the fact that the success of Rohr's current business plan was substantially dependent on a relatively small number of future opportunities, some requiring sizable investments relative to Rohr's financial resources, none of which was certain of success.

          (iv) Given the resources available to Rohr, the likelihood that Rohr could not bear by itself the costs of maintaining integrated systems capability, although that capability was desired by certain of its customers.

          (v) The increasing competitive pressures on aircraft parts manufacturers such as Rohr as a result of the continuing consolidation in the industry.

          (vi) The recommendation of the proposed transaction by the management of Rohr based on management's belief that the combination was important to the future of Rohr's business and its concerns about Rohr's future growth and success as a stand-alone company for the reasons set forth in paragraphs (i) to (v) above.

          (vii) The opinion of Morgan Stanley that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Rohr Common Stock.

          (viii) The conditions that the Merger be tax-free to Rohr's shareholders and that it be treated as a pooling of interests for accounting purposes.

          (ix) The Rohr Board's view, after consulting with Morgan Stanley, that it was unlikely that any other company would be willing to acquire Rohr on terms more favorable than those proposed by BFGoodrich. In this regard, the Rohr Board considered the fact that no other potential acquirers had expressed any interest in acquiring Rohr even after announcement that Rohr was in merger discussions with an unnamed third party. The Rohr Board also took into account the provisions in the Merger Agreement that would permit Rohr to provide confidential information to and negotiate with any other company making a proposal to acquire

     Rohr if the Rohr Board believed that the proposal made by such other company may be reasonably likely to result in a transaction more favorable to the shareholders of Rohr than the Merger and that would permit Rohr to enter into an acquisition agreement with that other company upon payment of a $15 million termination fee to BFGoodrich.

          (x) The relationship of the value of the consideration offered to recent trading prices of Rohr Common Stock, which, for example, based on the closing price of the BFGoodrich Common Stock on September 19, 1997, represented a 5.1% premium over the closing price of Rohr Common Stock on September 19, 1997, a 13.4% premium over the closing price of Rohr Common Stock on September 10, 1997 (the day prior to the public announcement that Rohr was engaged in merger discussions), and a 31.4% premium over the closing price of Rohr Common Stock on August 18, 1997 (shortly prior to BFGoodrich's submission of its proposal of a 0.65 exchange ratio). The Rohr Board also noted that the midpoint of analysts' estimates for BFGoodrich Common Stock over the next 12 to 18 months would represent, at the Exchange Ratio, approximately a 23% premium over the midpoint of analysts' estimates for Rohr Common Stock over the same period.

          (xi) The dividend currently paid by BFGoodrich on shares of BFGoodrich Common Stock, in contrast to Rohr, which does not pay any dividends.

          (xii) The increased liquidity of shares of BFGoodrich Common Stock compared to shares of Rohr Common Stock.

          (xiii) The ability of current holders of Rohr Common Stock to continue to participate in the upside of Rohr's business through the BFGoodrich Common Stock to be issued in the Merger, while limiting their exposure to the downside of Rohr's business and also having an opportunity to participate in the upside of BFGoodrich's business.

          (xiv) The expected cost savings arising from the combination of Rohr and BFGoodrich, although the Rohr Board did not view these savings as being substantial.

          (xv) The principal terms of the Merger Agreement, which the Rohr Board viewed as being reasonable to Rohr and its shareholders under the circumstances. In particular, the Rohr Board noted:

           - The ability of Rohr to respond to unsolicited alternative proposals to acquire Rohr, as described above;

           - The size, circumstances under which payment is required and reciprocal nature of the breakup fees under the Merger Agreement;

           - The continued representation for the current shareholders of Rohr through the three BFGoodrich board seats being provided for current members of the Rohr Board;

           - The extent to which BFGoodrich's obligations to consummate the Merger were unconditional other than the BFGoodrich shareholders approval and other conditions that the Rohr Board believed were typical or likely to be satisfied;

           - The generally reciprocal nature of the representations and warranties of Rohr and BFGoodrich; and

           - The restrictions on certain significant transactions by BFGoodrich during the period prior to the completion of the Merger, including limitations on the issuance of additional BFGoodrich Common Stock and on major acquisitions by BFGoodrich.

     As described above under "-- Background of the Merger," at various times prior to the unanimous approval of the Merger and the Merger Agreement by the Rohr Board, several members of the Rohr Board indicated that they were not inclined to vote to approve the Merger at the Exchange Ratio. In the discussions at the meetings of the Rohr Board that preceded the approval of the Merger, these directors indicated that the following, to varying degrees, were the factors that were then leading them to the conclusion that the Merger was not in the best interests of the shareholders of Rohr:

          (i) The size of the nominal premium indicated by the Exchange Ratio and BFGoodrich's recent trading prices in relation to recent prices for Rohr Common Stock.

          (ii) The belief that the future prospects for Rohr's business under current management were attractive, although generally they conceded that, in the long run, a combination with another company was likely.

          (iii) The loss of the opportunity to participate fully in the upside of Rohr's business since the shareholders of Rohr would own only approximately 27.6% of the outstanding common stock of the combined company.

          (iv) The exposure of the shareholders of Rohr to BFGoodrich's specialty chemical business, which resulted in BFGoodrich being subject to market and business risks different than those of a company solely in the aircraft parts business.

          (v) The fixed nature of the Exchange Ratio, which left the shareholders of Rohr vulnerable to a decline in the market price for BFGoodrich Common Stock until the date of the merger (although conceding it also provided Rohr's shareholders with no limitation on the upside should the market price of BFGoodrich Common Stock increase).

     In the end, despite these concerns about the proposed merger voiced by several directors during the deliberations over several meetings of the Rohr Board, each director of Rohr determined, having considered all of the factors outlined above and giving the weight to each such factor, that each director, in the exercise of his or her business judgment, deemed to be appropriate, that the Merger was in the best interests of the shareholders of Rohr and voted accordingly.

     In view of the variety of factors considered in connection with its evaluation of the Merger and in light of the differing perspectives brought to bear by the individual directors during that evaluation, the Rohr Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, except that the Rohr Board viewed the factors favoring the transaction, taken as a whole, as outweighing the factors not favoring the transaction, taken as a whole. In addition, individual directors may have evaluated specific factors differently.

     THE ROHR BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ROHR COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The projected additional earnings per share ("EPS") for BFGoodrich attributable to the Merger with Rohr is dependent upon Rohr's estimated 15% increase in sales in its 1998 fiscal year. Actual sales and operating margins of Rohr in fiscal year 1998 may be materially less than projected in this forward-looking statement if Rohr's customers cancel or delay current orders or reduce the rate at which Rohr is building or expects to build products for such customers. Such cancellations, delays or reductions may occur if there is a substantial change in the health of the airline industry or in the general economy, or if a customer were to experience financial or operational difficulties. Forward-looking statements also include other information concerning possible or assumed future results of operations of BFGoodrich and Rohr set forth under "Summary -- BFGoodrich's Recommendation to Shareholders and Reasons for the Merger," "Summary -- Rohr's Recommendations to Shareholders and Reasons for the Merger," "-- Recommendation of the BFGoodrich Board; BFGoodrich's Reasons for the Merger," "-- Recommendation of the Rohr Board; Rohr's Reasons for the Merger," and "Fairness Opinions of Financial Advisors," and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

  OPINION OF GOLDMAN SACHS

     On September 22, 1997, Goldman Sachs orally advised the BFGoodrich Board that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to BFGoodrich. Goldman Sachs subsequently confirmed its oral opinion by delivering its written opinion dated November 13, 1997 that, as of such date, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to BFGoodrich.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED NOVEMBER 13, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Registration Statement on Form S-4, including the Joint Proxy Statement; (iii) Annual Reports to BFGoodrich shareholders for the five years ended December 31, 1996 and Annual Reports to Rohr shareholders for the five fiscal years ended July 31, 1997; (iv) Annual Reports on Form 10-K of BFGoodrich for the five years ended December 31, 1996; (v) Annual Reports on Form 10-K of Rohr for the five fiscal years ended July 31, 1997; (vi) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of BFGoodrich and Rohr; (vii) certain other communications from BFGoodrich and Rohr to their respective stockholders; (viii) certain internal financial analyses and forecasts for Rohr prepared by its management; and (ix) certain internal financial analyses and forecasts for BFGoodrich prepared by its management without, and after giving effect to, the transaction contemplated by the Merger Agreement. Goldman Sachs also held discussions with members of the senior managements of BFGoodrich and Rohr regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business, financial condition, results of operations and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the BFGoodrich Common Stock and Rohr Common Stock, compared certain financial and stock market information for BFGoodrich and Rohr with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace industry specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with BFGoodrich's consent, that the financial forecasts furnished to it and discussed with it with respect to BFGoodrich and Rohr, after giving effect to the transaction, contemplated by the Merger Agreement had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of BFGoodrich and Rohr, as the case may be, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of BFGoodrich or Rohr or any of their subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and its opinion have been provided for the information and assistance of the BFGoodrich Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of BFGoodrich Common Stock should vote with respect to the proposed transaction.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the BFGoodrich Board on September 22, 1997. Goldman Sachs used substantially the same types of analyses in connection with providing the written opinion dated November 13, 1997, attached hereto as Annex B.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to BFGoodrich and Rohr to corresponding financial information, ratios and public market multiples for 11 publicly traded corporations: AlliedSignal Inc. ("AlliedSignal"), Boeing, Crane Co. ("Crane"), Coltec

Industries Inc. ("Coltec"), Moog Inc. ("Moog"), Parker-Hannifin Corporation ("Parker-Hannifin"), Precision Castparts Corp. ("Precision"), Sequa Corp. ("Sequa"), Sundstrand Corporation ("Sundstrand"), Thiokol Corporation ("Thiokol") and Wyman-Gordon Co. ("Wyman-Gordon") (collectively, the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of BFGoodrich and Rohr were calculated using a price of $45.06 per share of BFGoodrich Common Stock and $30.00 per share of Rohr Common Stock, the closing prices for such shares on September 19, 1997, and the multiples of the Selected Companies were calculated using closing market prices for such companies' shares on September 19, 1997, and Institutional Broker Estimate Service ("IBES") estimates of future earnings growth rates as of September 19, 1997 (estimates for companies with non-calendar fiscal year ends were calendarized). (IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors.) Except as set forth below, the multiples and ratios for BFGoodrich, Rohr and each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt and preferred stock less cash): (i) as multiples of the latest 12 months ("LTM") (a) sales, (b) earnings before interest, taxes, depreciation and amortization ("EBITDA"), and
(c) earnings before interest and taxes ("EBIT"); (ii) as multiples of estimated calendar year 1997 (a) sales, (b) EBITDA, and (c) EBIT; and (iii) as multiples of estimated calendar year 1998 (a) sales, (b) EBITDA, and (c) EBIT. The range of multiples for the Selected Companies for LTM was (i) 0.67x to 2.54x sales, with a median of 1.81x sales, (ii) 6.2x to 15.1x EBITDA, with a median of 10.5x EBITDA, and (iii) 9.3x to 22.0x EBIT, with a median of 14.4x EBIT. The range for such multiples of estimated calendar year 1997 (Boeing and Sequa multiples were not available) was (i) 0.94x to 2.2x sales, with a median of 1.7x sales, (ii) 5.90x to 13.1x EBITDA, with a median of 10.2x EBITDA, and (iii) 7.4x to 17.7x EBIT, with a median of 12.5x EBIT. The range for such multiples of estimated calendar year 1998 (Coltec and Sequa multiples were not available) was (i) 0.87x to 2.01x sales, with a median of 1.41x sales, (ii) 5.4x to 11.0x EBITDA, with a median of 9.0x EBITDA, and (iii) 6.7x to 15.6x EBIT, with a median of 11.1x EBIT. These were compared to: (i) levered multiples for LTM of 1.14x sales, 7.5x EBITDA and 11.3x EBIT for BFGoodrich and 1.30x sales, 11.1x EBITDA and 13.9x EBIT for Rohr's existing multiples and 1.25x sales, 8.8x EBITDA and 10.4x EBIT for Rohr's adjusted multiples, based on management projections for 1997, pro forma for the proposed accounting change adopted by Rohr on September 12, 1997 which is further described in the Rohr Annual Report on Form 10-K for the year ended July 31, 1997, which 10-K is incorporated herein by reference (the "Rohr Accounting Change"); (ii) multiples of estimated calendar year 1997 of 1.08x sales, 6.5x EBITDA and 10.0x EBIT for BFGoodrich, 1.20x sales, 10.2x EBITDA and 12.5x EBIT for Rohr's existing multiples and 1.17x sales, 8.1x EBITDA and 9.5x EBIT for Rohr's adjusted multiples, based on management projections for 1997, pro forma for the Rohr Accounting Change; and (iii) multiples of estimated calendar year 1998 of 0.97x sales, 5.8x EBITDA and 8.5x EBIT for BFGoodrich and 1.06x sales, 8.9x EBITDA, 10.7x EBIT for Rohr's existing multiples and 1.04x sales, 7.0x EBITDA and 8.1x EBIT for Rohr's adjusted multiples, based on management projections for 1997, pro forma for the Rohr Accounting Change.

     Goldman Sachs also considered estimated calendar year 1997, 1998 and 1999 price/earnings ("P/E") ratios for the Selected Companies (based on IBES estimates as of September 19, 1997), which for the Selected Companies (Sequa multiples were not available) ranged from 16.3x to 22.1x, with a median of 19.4x for estimated calendar year 1997, from 13.6x to 17.8x, with a median of 15.5x for estimated calendar year 1998 and from 12.0x to 15.2x, with a median of 14.0x for estimated calendar year 1999 (Crane and Coltec multiples were not available). These were compared to 19.8x, 15.8x and 13.3x, respectively, for BFGoodrich, and 21.2x, 15.1x and 13.4x, respectively, for Rohr's existing multiples, and 15.5x, 12.8x and 10.9x, respectively, for Rohr's adjusted multiples, based on management projections for 1997, pro forma for the Rohr Accounting Change.

     Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to 14 selected transactions in the aerospace industry since February 1996 (the "Selected Transactions") (listed by acquiror/target): (i) The Carlyle Group, Inc. ("Carlyle Group")/United Defense L.P., (ii) Lockheed Martin Corporation ("Lockheed")/Northrop Grumman Corporation ("Northrop"), (iii) General Electric Company ("General Electric")/Greenwich Air Services, Inc. ("Greenwich")-UNC Inc. ("UNC"), (iv) Greenwich/UNC, (v) Raytheon Company ("Raytheon")/Hughes Aircraft Company (the preceding were pending transactions),
(vi) Northrop/Logicon, Inc., (vii) Boeing/McDonnell Douglas Corporation ("McDonnell Douglas"),

(viii) AlliedSignal/Grimes Aerospace Corporation ("Grimes Aerospace"), (ix) Raytheon/Texas Instruments Defense Systems & Electronic Group, (x) Boeing/Rockwell Aerospace & Defense, (xi) Berkshire Hathaway Inc. ("Berkshire Hathaway")/FlightSafety International, Inc. ("FlightSafety International"),
(xii) Lockheed/Loral Corporation, (xiii) Northrop/Westinghouse Electronic Systems Group, and (xiv) Carlyle Group-Thiokol/Howmet Corp. Such analysis indicated that for the Selected Transactions levered consideration as a multiple of (i) current year sales ranged from 0.70x to 4.36x, with a median of 1.19x, as compared to 1.42x for the Merger, (ii) current year EBIT ranged from 8.8x to 18.1x, with a median of 12.7x, as compared to 11.8x for the Merger, (iii) current year EBITDA ranged from 5.7x to 11.7x (multiples for the General Electric/Greenwich-UNC and Berkshire Hathaway/FlightSafety International transactions were not available), with a median of 9.5x, as compared to 10.0x for the Merger, (iv) next year sales ranged from 0.64x to 2.0x (a multiple for the Berkshire Hathaway/FlightSafety International transaction was not available), with a median of 1.08x, as compared to 1.21x for the Merger, (v) next year EBIT ranged from 6.8x to 13.0x (multiples for the General Electric/Greenwich-UNC and Berkshire Hathaway/FlightSafety International transactions were not available), with a median of 10.4x, as compared to 9.6x for the Merger, and (vi) book value ranged from 1.9x to 9.6x (a multiple for the AlliedSignal/Grimes Aerospace transaction was not available), with a median of 3.8x, as compared to 3.9x for the Merger.

     Pro Forma Merger Analysis. Goldman Sachs analyzed the accretive/dilutive impact of the Merger on a pro forma basis, including synergies, with respect to BFGoodrich's and Rohr's estimated 1998 and 1999 fully diluted EPS. This analysis was based on a number of assumptions, including, among other things, the estimated amounts and timing of the synergies. Goldman Sachs compared the EPS of BFGoodrich on a stand-alone basis to the EPS for BFGoodrich on a pro forma basis giving effect to the Merger. Based on such analysis, the Merger would be accretive to BFGoodrich's estimated EPS for each of the two years ended December 31, 1999.

     Contribution Analysis. Goldman Sachs analyzed the respective contributions of BFGoodrich and Rohr to the estimated revenue, EBITDA, operating income and net income of BFGoodrich on a pro forma basis giving effect to the Merger for 1997 and the three years ended December 31, 1997, before giving effect to any synergies relating to the Merger. This analysis indicated that on a fully diluted basis and on a pro forma basis giving effect to the Merger, (i) BFGoodrich and Rohr shareholders would own, respectively, 72.4% and 27.6% of BFGoodrich Common Stock and (ii) BFGoodrich's relative contributions to the estimated financial results of BFGoodrich giving pro forma effect to the Merger were as follows: (a) in 1997, BFGoodrich would contribute 69.8% to revenues, 71.2% to EBITDA, 65.8% to operating income and 69.4% to net income; (b) in 1998, BFGoodrich would contribute 70.6% to revenues, 71.8% to EBITDA, 67.9% to operating income and 71.3% to net income; (c) in 1999, BFGoodrich would contribute 71.5% to revenues, 72.6% to EBITDA, 69.2% to operating income and 71.7% to net income; and (d) in 2000, BFGoodrich would contribute 74.0% to revenues, 75.0% to EBITDA, 72.6% to operating income and 74.6% to net income.

     Exchange Ratio Analysis. Goldman Sachs calculated the average of the quotients of the closing prices per share of BFGoodrich Common Stock and Rohr Common Stock for the one-year, 180-day, 30-day, 10-day and one-day period ended September 19, 1997 (the "Average Exchange Ratios"). Such analyses indicated that for such period the Average Exchange Ratios were 0.48, 0.56, 0.63, 0.64 and 0.67, respectively, as compared to the Exchange Ratio of 0.7.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of the estimated free cash flow of Rohr for the fiscal years 1998 through 2002, based on internal estimates of the management of Rohr. The stand-alone discounted cash flow analysis of Rohr was determined by (i) adding
(a) the net present value of projected free cash flow over the five-year period from 1998 to 2002 and (b) the present value of Rohr's estimated terminal value in the year 2002 and (ii) subtracting the current net debt of Rohr. The range of estimated terminal values for Rohr at the end of the five-year period was calculated by applying terminal value multiples ranging from 8.0x to 10.0x to Rohr's projected 2002 EBIT, representing Rohr's estimated value beyond the year 2002. The cash flows and terminal values of Rohr were discounted to present value using discount rates ranging from 10% to 13%. Utilizing such terminal multiples and discount rates, this analysis resulted in an equity reference range for Rohr of approximately $23.88 to $35.75 per share, as compared to the equity value implied by the Exchange Ratio of approximately $31.54 per share, based on a closing stock price of BFGoodrich Common Stock on September 19, 1997.

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Rohr Common Stock. Such analysis indicated that the price per share of Rohr Common Stock to be paid pursuant to the Merger Agreement represented a premium of 5.1% based on the closing price per share of Rohr Common Stock on September 19, 1997 of $30. In addition, Goldman Sachs reviewed the weighted average trading price for Rohr Common Stock for the 30 days before September 19, 1997 and the 10 days before September 19, 1997. The weighted average trading price for Rohr Common Stock was $27.62 and $28.48, respectively.

     Certain Other Matters. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to BFGoodrich or Rohr or the Merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the BFGoodrich Board as to the fairness of the Exchange Ratio pursuant to the Merger Agreement to BFGoodrich from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BFGoodrich, Rohr, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the BFGoodrich Board was one of many factors taken into consideration by the BFGoodrich Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B to this Joint Proxy Statement/Prospectus.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BFGoodrich selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with BFGoodrich, having provided certain investment banking services to BFGoodrich from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

     Goldman Sachs provides a full range of financial, advisory and brokerage services, and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities or options on securities of BFGoodrich for its own account and for the account of customers.

     Pursuant to a letter agreement, dated September 8, 1997 (the "Goldman Sachs Engagement Letter"), BFGoodrich engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the Goldman Sachs Engagement Letter, BFGoodrich has agreed to pay Goldman Sachs upon the purchase of 50% or more of the outstanding Rohr Common Stock in one or a series of transactions, a transaction fee of $6 million. The transaction fee will be paid in cash upon consummation of the Merger. BFGoodrich has agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including fees and disbursements for Goldman Sachs' counsel, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with such matters referred to in the Goldman Sachs Engagement Letter. BFGoodrich has also agreed to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

  OPINION OF MORGAN STANLEY

     At the September 12, 1997 meeting of the Rohr Board, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of Rohr Common Stock. Morgan Stanley confirmed its opinion at the September 19, 1997 meeting of the Rohr Board and delivered to the Rohr Board a written opinion dated September 19, 1997 confirming its oral opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED SEPTEMBER 19, 1997, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ROHR'S SHAREHOLDERS ARE URGED TO, AND SHOULD, READ MORGAN STANLEY'S OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE ROHR BOARD AND THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF ROHR COMMON STOCK AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION AS TO HOW ROHR'S SHAREHOLDERS SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Rohr and BFGoodrich, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Rohr and BFGoodrich prepared by managements of Rohr and BFGoodrich, respectively; (iii) analyzed certain financial projections prepared by managements of Rohr and BFGoodrich, respectively; (iv) discussed the past and current operations and financial condition and the prospects of Rohr with senior executives of Rohr; (v) discussed the past and current operations and financial condition and the prospects of BFGoodrich with senior management of BFGoodrich and analyzed the pro forma impact of the Merger on BFGoodrich's EPS and other financial ratios;
(vi) reviewed the reported prices and trading activity for Rohr Common Stock and BFGoodrich Common Stock; (vii) compared the financial performance of Rohr and BFGoodrich and the prices and trading activity of Rohr Common Stock and BFGoodrich Common Stock with that of certain other comparable publicly traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (ix) discussed with senior executives of Rohr and BFGoodrich their estimates of certain strategic, financial and operational benefits expected to result from the Merger; (x) participated in discussions and negotiations among representatives of Rohr, BFGoodrich and their financial and legal advisors; (xi) reviewed the draft merger agreement and certain related documents; and (xii) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to the financial projections, including estimates of the strategic, financial and operational benefits expected to result from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Rohr and BFGoodrich. Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a pooling of interests business combination under generally accepted accounting principles ("GAAP"), and as a tax-free "reorganization" pursuant to the Internal Revenue Code of 1986, as amended (the "Code"). Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Rohr or BFGoodrich, nor was it furnished with any such appraisals. Morgan Stanley did not express any opinion as to the price at which the BFGoodrich Common Stock will actually trade following consummation of the Merger.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Rohr.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with the preparation of its opinion and reviewed with the Rohr Board as part of its oral presentation to the Rohr Board on

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

September 12, 1997. On September 19, 1997, Morgan Stanley reaffirmed its opinion as to the fairness of the consideration to be paid to Rohr shareholders.

     Historical Rohr Common Stock Performance. Morgan Stanley's analysis of Rohr Common Stock performance consisted of an historical analysis of closing prices and trading volumes over a five-year period from September 10, 1992 to September 10, 1997. During that period, based on closing prices on the NYSE, Rohr Common Stock achieved a high closing price of $27.875 on September 4, 1997 and a low closing price of $6.750 on June 29, 1993. Over a period beginning January 1, 1997 to September 10, 1997, Rohr's Common Stock achieved a high closing price of $27.875 on September 4, 1997 and a low closing price of $14.50 on April 28, 1997. Additionally, Morgan Stanley noted that Rohr Common Stock closed at a price of $27.8125 on September 10, 1997, which represents the day prior to the public announcement by Rohr management of merger discussions with an undisclosed suitor.

     Comparative Stock Price Performance. Morgan Stanley performed an historical analysis of closing prices and trading volumes from September 10, 1992 to September 10, 1997 of the S&P 400 Index, Boeing, a group consisting of the following diversified aerospace suppliers: AlliedSignal, Coltec, Parker-Hannifin, Sundstrand and United Technologies Corporation (the "Diversified Comparables"), and a group consisting of the following aerospace suppliers: BFGoodrich, BE Aerospace, Inc., Moog, Precision and Wyman-Gordon (the "Smaller Scale Aerospace Comparables" and, together with the Diversified Comparables, the "Comparable Companies"). The Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in the industry in which Rohr operates. Morgan Stanley compared such performance to the performance of Rohr's Common Stock during such period. Morgan Stanley observed that Rohr Common Stock underperformed each of the S&P 400 MidCap Index, Boeing, the Diversified Comparables index and the Smaller Scale Aerospace Comparables index for each of the last five-, three- and one-year periods.

     No company utilized as a comparison in the comparative stock price performance analysis is identical to Rohr. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Rohr, such as the impact of competition on Rohr and the industry generally, industry growth and consolidation and the absence of any adverse material change in the financial condition and prospects of Rohr or the industry or in the financial markets in general.

     Earnings Estimate Comparison. Morgan Stanley compared the average primary EPS (before the Rohr Accounting Change) anticipated for Rohr by five Wall Street research analysts ("Research Analyst Estimates") for fiscal year 1997 with EPS for the same time period, both as actually to be reported and "as adjusted" to remove the effect of the Rohr Accounting Change. Specifically, Morgan Stanley noted that the Research Analyst Estimates for fiscal year 1997 was $1.16, while the "as adjusted" Rohr EPS was estimated to be $1.26. Including the effect of the Rohr Accounting Change, Rohr's EPS for 1997 was adjusted to $1.86. Additionally, Morgan Stanley reviewed the effect that the Rohr Accounting Change would have on absolute EPS performance and EPS growth rate over a five-year period. Without giving effect to the Rohr Accounting Change, Rohr management estimated a five-year growth rate of 18.5% from fiscal 1997 results. After the Rohr Accounting Change, Rohr management estimated a five-year growth rate of 12.5% from fiscal 1997 results.

     Comparable Companies Analysis. As part of its analysis, Morgan Stanley reviewed certain publicly available financial information of the Comparable Companies and applied these statistics to the financial performance of Rohr. Such financial information consisted of market valuation multiples as of September 11, 1997 based on publicly available financial statements through the 12 months ended June 30, 1997 and financial projections provided by IBES median EPS forecasts and research analysts' estimates of forward operating performance. Market valuation multiples consisted of: (i) equity value to estimates of 1997 calendar year earnings; (ii) equity value to estimates of 1998 calendar year earnings; (iii) 1998 P/E multiple to long-term growth rate ratio; (iv) "aggregate value" (defined for these purposes as the total of (a) equity value, plus (b) total debt, reduced by (c) cash and cash equivalents) to estimates of 1997 calendar year EBIT; and (v) aggregate value to estimates of 1997 projected calendar year EBITDA. Morgan Stanley examined the range and medians for each implied trading multiple, specifically for the Smaller Scale Aerospace
Comparables: equity to 1997 earnings

(16.8x - 20.6x, 18.8x median); equity value to 1998 earnings (13.3x - 17.0x, 15.3x median), P/E to long-term growth rate (0.8x - 1.0x, 0.9x median), aggregate value to 1997 EBIT (10.0x - 13.0x, 11.8 median), and aggregate value to 1997 EBITDA (6.4x - 10.6x, 8.7x median).

     Morgan Stanley then reviewed the implied multiples of Rohr's September 10, 1997 stock price using certain forward operating statistics based on: (i) IBES and research estimates, (ii) forward management estimates, as adjusted to remove the effect of the Rohr Accounting Change and (iii) forward management estimates giving effect to the Rohr Accounting Change. Morgan Stanley then compared these implied multiples to the median trading multiples of the Smaller Scale Aerospace Comparable Companies. Specifically, Morgan Stanley noted that, based on IBES estimates, Rohr Common Stock traded at 21.1x 1997 forecasted calendar earnings compared to a median of 18.8x for the Smaller Scale Aerospace Comparables, 16.6x 1998 forecasted calendar earnings compared to a median of 15.3x, 10.0x 1997 forecasted calendar EBITDA compared to a median of 8.7x, 12.2x 1997 forecasted calendar EBIT compared to a median of 11.8x and 1.1x 1998 forecasted P/E to expected five-year growth compared with a median of 0.9x for the Smaller Scale Aerospace Comparables.

     Additionally, Morgan Stanley noted that, based upon Rohr management's estimates of forward operating performance, as adjusted to remove the effect of the Rohr Accounting Change, Rohr Common Stock traded at 22.7x 1997 forecasted calendarized earnings compared to a median of 18.8x for the Smaller Scale Aerospace Comparables, 18.1x 1998 forecasted calendarized earnings compared to a median of 15.3x, 10.5x 1997 forecasted calendarized EBITDA compared to a median of 8.7x, 12.2x 1997 forecasted calendarized EBIT compared to a median of 11.8x and 1.0x 1998 forecasted P/E to expected five-year growth compared with a median of 0.9x for the Smaller Scale Aerospace Comparables.

     Finally, Morgan Stanley noted that, based on Rohr management's estimates of forward operating performance after giving effect to the Rohr Accounting Change, Rohr Common Stock traded at 15.8x 1997 forecasted calendarized earnings compared to a median of 18.8x for the Smaller Scale Aerospace Comparables, 12.4x 1998 forecasted calendarized earnings compared to a median of 15.3x, 8.3x 1997 forecasted calendarized EBITDA compared to a median of 8.7x, 9.7x 1997 forecasted calendarized EBIT compared to a median of 11.8x and 1.0x 1998 forecasted price/earnings multiple to expected five-year growth compared with a median of 0.9x for the Smaller Scale Aerospace Comparables.

     No company utilized as a comparison in the comparable companies analysis is identical to Rohr. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Rohr, such as the impact of competition on Rohr and the industry generally, industry growth and consolidation and the absence of any adverse material change in the financial condition and prospects of Rohr or the industry or in the financial markets in general.

     Precedent Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of selected transactions (collectively, the "Comparable Transactions"). The Comparable Transactions comparison included the following transactions (acquiree/acquiror): McDonnell Douglas/Boeing, Northrop/Lockheed, and Grimes Aerospace/AlliedSignal. Morgan Stanley compared certain financial and market statistics, including multiples of aggregate value to estimates of forward 12 months revenue, EBITDA, and EBIT, and multiples of equity value to estimated forward twelve months net income, for the Comparable Transactions. The analysis of Comparable Transactions was performed before and after giving effect to estimates of financial benefits expected to result from the respective transactions ("estimated synergies"). For the Comparable Transactions, the analysis showed a range of multiples of 1.1x to 2.0x forward revenues, 8.6x to 9.0x forward EBITDA, 10.2x to 12.3x forward EBIT and 15.0x to 19.0x forward net income before estimated synergies, and a range of multiples of 1.1x to 2.0x forward revenues, 6.4x to 7.5x forward EBITDA, 7.5x to 10.2x forward EBIT and 10.7x to 15.0x forward net income after estimated synergies.

     Using the financial information and forecasts provided by management of Rohr, assuming $10 million in estimated annual synergies from the proposed transaction and giving effect to the Rohr Accounting Change, Morgan Stanley derived an implied acquisition price for Rohr Common Stock upon application of the financial multiples for the Comparable Transactions. This analysis indicated that the implied acquisition price for Rohr Common Stock ranged from $30 to $32 per share.

     No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger. In evaluating the Comparable Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Rohr, such as the impact of competition on Rohr and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Rohr or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis of Rohr to estimate the present value of the stand-alone unlevered free cash flows that Rohr is expected to generate if Rohr performs in accordance with scenarios based upon certain financial forecasts. The discounted cash flow analysis for Rohr was based upon certain discussions with management of Rohr as well as upon certain financial forecasts prepared by management of Rohr. Morgan Stanley analyzed the discounted cash flows of several components of Rohr's total estimated cash flows: (i) estimated cash flows for the fiscal years 1998 through 2007 from existing backlog and follow-on programs; (ii) estimated cash flows from near-term forecasted programs; and (iii) estimated cash flows from new program opportunities. For each component, Morgan Stanley discounted the estimated unleveraged free cash flows using a range of discount rates of 11.0% to 12.0%. Morgan Stanley added to the present values of the cash flows the terminal values of each of the components in the year 2007, and discounted the terminal values using the 11.0% to 12.0% range of discount rates. The terminal values were calculated assuming a range of perpetual growth rates between 2% and 4%. Based on this analysis, Morgan Stanley calculated a per share equity value of Rohr ranging from $23.48 to $27.38 for the present value of the cash flows from the existing backlog and follow-on business and a range of $28.31 to $32.82 for the value of the total cash flows, which includes estimated cash flows from new program opportunities.

     BFGoodrich Common Stock Performance. Morgan Stanley's analysis of BFGoodrich Common Stock performance consisted of an historical analysis of closing prices and trading volumes from September 10, 1992 to September 10, 1997. During this period, based on closing prices on the NYSE, BFGoodrich Common Stock achieved a high closing price of $48.13 on June 16, 1997, and a low closing price of $19.56 on January 5, 1994. Morgan Stanley observed that BFGoodrich underperformed all of the S&P 400 MidCap Index, Boeing, the Diversified Comparables index and the Aerospace Comparables index over the same time period.

     During the period from September 10, 1996 to September 10, 1997, BFGoodrich Common Stock achieved a high closing price of $48.13 on June 16, 1997 and a low closing price of $35.375 on April 3, 1997. BFGoodrich Common Stock closed at a price of $43.25 on September 10, 1997.

     BFGoodrich Comparable Companies Analysis. Morgan Stanley assessed the relative performance and value of BFGoodrich by analyzing certain market trading statistics of certain publicly traded companies as of September 11, 1997 and applying these statistics to the financial performance of BFGoodrich. Such market trading statistics included 1997 and 1998 P/E ratios, 1998 P/E multiple to long-term growth, aggregate value to 1997 EBIT and aggregate value to 1997 EBITDA based on IBES forecasts. Morgan Stanley reviewed the implied trading ratios of all of the companies in the Comparable Company universe, but focused on the following Smaller Scale Aerospace Comparable companies: Moog, Precision and Wyman-Gordon (the "BFGoodrich Aerospace Comparables"). In addition, Morgan Stanley reviewed the implied trading ratios for the following companies operating in the specialty chemicals industry: Cytec Industries, Inc., Morton International, Inc., Albermarle Corp., Fuller (H.B.) Company and Rohm and Haas Company (the "Specialty Chemicals Comparables"). Morgan Stanley noted that, based on IBES estimates, BFGoodrich traded at 19.2x 1997 forecasted fiscal earnings compared to a median of 18.8x for the BFGoodrich Aerospace Comparables and 19.0x for the Specialty Chemicals Comparables, 15.2x 1998 forecasted fiscal earnings compared to a median of 15.6x for the BFGoodrich Aerospace Comparables and 16.7x for the Specialty Chemicals Comparables, 6.4x 1997 forecasted EBITDA compared to a median of 9.4x for the BFGoodrich Aerospace Comparables and 7.8x for the Specialty Chemicals Comparables, 10.0x 1997 forecasted fiscal EBIT compared to a median of 12.5x for the BFGoodrich

Aerospace Comparables and 12.2x for the Specialty Chemicals Comparables and 1.0x 1998 forecasted P/E multiple to expected five-year growth compared with a median of 0.8x for the BFGoodrich Aerospace Comparables and 1.4x for the Specialty Chemicals Comparables.

     BFGoodrich Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis of BFGoodrich for the fiscal years ended 1998 through 2002 to estimate the present value of the stand-alone unlevered free cash flows that BFGoodrich is expected to generate if BFGoodrich performs in accordance with scenarios based upon certain financial forecasts. The discounted cash flow analysis for BFGoodrich was based upon certain discussions with management of BFGoodrich as well as upon certain financial forecasts prepared by BFGoodrich management. Morgan Stanley discounted the estimated unleveraged free cash flows using a range of discount rates of 11.0% to 12.0%. Morgan Stanley added to the present values of the cash flows the terminal values of each of the components in the year 2002, and discounted the terminal values using an 11.0% to 12.0% range of discount rates. The terminal value was calculated by applying a range of multiples of EBITDA to the fiscal 2002 EBITDA from 7.0x to 9.0x representing estimated trading ranges of long-term EBITDA multiples.

     Using the financial information and forecasts provided by management of BFGoodrich, Morgan Stanley derived a range for the implied trading price for the BFGoodrich Common Stock. This analysis indicated that the implied trading price for the BFGoodrich Common Stock ranged from $51.00 to $65.00.

     No company utilized as a comparison in the comparative stock price performance analysis is identical to BFGoodrich. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of BFGoodrich, such as the impact of competition on BFGoodrich and the industry generally, industry growth and consolidation and the absence of any adverse material change in the financial condition and prospects of BFGoodrich or the industry or in the financial markets in general.

     Historical Exchange Ratio Analysis. Morgan Stanley compared the exchange ratios implied by average historical exchange ratios. Morgan Stanley reviewed the ratios of the closing stock prices of Rohr to BFGoodrich over various periods during the three-year period ending September 19, 1997 and computed the premiums represented by the Exchange Ratio over the averages of these daily ratios over various periods. The ratios of the closing stock prices of Rohr and BFGoodrich were 0.666 as of September 19, 1997, 0.627 as of September 10, 1997, an average of 0.632 for the previous month and an average of 0.557 for the previous 3 months.

     Pro Forma Analysis of the Merger on BFGoodrich. Morgan Stanley analyzed the pro forma impact of the Merger on BFGoodrich's EPS for the fiscal years ended 1998 through 2002. Such analysis was based on earnings estimates provided by management of Rohr for Rohr for the fiscal years ended 1998 through 2002 after giving effect to the Rohr Accounting Change and by IBES for BFGoodrich for the fiscal years ended 1998 through 2002. Rohr's estimates were adjusted to reflect a calendar year. Morgan Stanley observed that if the Merger were treated as a pooling of interests for accounting purposes, and no synergies were assumed, the contribution of Rohr earnings would have an accretive effect on pro forma EPS to BFGoodrich of approximately 4.6% in fiscal year 1998, 5.4% in fiscal year 1999, and 2.5% in fiscal year 2000. If synergies of $15 million annually were assumed, Morgan Stanley further observed that the contribution of Rohr's earnings would have an accretive effect on pro forma EPS to BFGoodrich of approximately 9.0% in 1998, 9.2% in 1999 and 5.8% in 2000.

     Morgan Stanley analyzed the estimated contributions of each of Rohr and BFGoodrich to net income and cash flows of the combined company on a pro forma basis for the calendar years ended 1997 and 1998. This analysis indicated that the median and mean contributions of Rohr for such period on a pro forma basis are 21.9% and 23.3%, respectively, compared to 26.8% of the combined company common stock to be received by Rohr shareholders in the Merger at a 0.7 Exchange Ratio.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Rohr.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rohr or BFGoodrich. The analysis performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's fairness opinion and were provided to the Rohr Board in connection with the delivery of Morgan Stanley's oral and written opinion. The analyses do not purport to be appraisals or to reflect the prices at which Rohr might actually be sold. Because such estimates are inherently subject to uncertainty, none of Rohr, BFGoodrich, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the Rohr Board were one of many factors taken into consideration by the Rohr Board in making its determination to approve the Merger Agreement and the Transactions. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Rohr Board with respect to the value of Rohr or BFGoodrich.

     The Rohr Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is a nationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Rohr and BFGoodrich and have received fees for the rendering of such services. Morgan Stanley has provided and continues to provide investment banking and financial advisory services to Rohr as underwriters and financial advisors. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions and may trade or otherwise effect transactions, for their own accounts or for the account of customers, in debt or equity securities or senior loans of Rohr or BFGoodrich.

     Pursuant to an engagement letter between Rohr and Morgan Stanley, Rohr retained Morgan Stanley as financial advisor in connection with a potential transaction involving Rohr. Rohr agreed to pay Morgan Stanley advisory fees in connection with the evaluation and negotiation of a transaction, payable whether or not an acquisition is consummated, of $1 million. If a transaction involving Rohr is concluded, Morgan Stanley will be entitled to receive a transaction fee against which any advisory fees will be credited. If the Merger is consummated, Morgan Stanley's transaction fee will be approximately $5.6 million.

     Rohr has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the reasonable fees of its outside legal counsel engaged with Rohr's consent. Rohr has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Rohr Board with respect to the Merger Agreement and the Merger, shareholders should be aware that certain members of the management of Rohr and the Rohr Board may receive certain direct or indirect benefits in connection with the Merger that are different than, and in addition to, the interests of Rohr shareholders.

     As of November 12, 1997, the directors and executive officers of Rohr owned an aggregate of approximately 186,939 shares of Rohr Common Stock, Rohr 7.75% Convertible Subordinated Notes due May 2004 convertible into an aggregate of 14,493 shares of Rohr Common Stock, and options to purchase an aggregate of approximately 559,000 shares of Rohr Common Stock at a weighted average exercise price of approximately $14.54. Pursuant to the Merger Agreement, Rohr directors and executive officers will receive the same consideration for their shares of Rohr Common Stock as the other Rohr shareholders, and all outstanding options to purchase Rohr Common Stock will be converted into options to purchase BFGoodrich Common Stock as described under "The Merger Agreement--Conversion of Rohr Stock Options; Convertible Securities." However, pursuant to the terms of the Rohr restricted stock plans, the vesting of the unvested shares of Rohr Common Stock owned by directors and executive officers of Rohr as of the date of the Merger Agreement was accelerated as a result of the execution of the Merger Agreement, and all of such shares will be exchangeable for fully vested shares of BFGoodrich Common Stock in the Merger. In addition, all unvested stock options held by Rohr officers and directors vested on the date of the Merger Agreement as a result of the execution of the Merger Agreement.

     Composition of BFGoodrich Board Following the Merger. In connection with the Merger, Mr. Rau and two other members of the Rohr Board on the date of the Merger Agreement to be selected by the BFGoodrich Board are expected to be elected as members of the BFGoodrich Board effective on or immediately after the date and time at which the Merger becomes effective (the "Effective Date").

     Severance Payments. Rohr has entered into written severance agreements with most of its officers providing for severance payments following a change in control. See "-- Effect on Employee Benefit Plans."

     Benefit Plans. Rohr's stock incentive, stock option, restricted stock, retirement and health care plans provide that any officer or director whose employment or service with Rohr is terminated following a change in control is entitled to certain accelerated benefits under such plans. See "-- Effect on Employee Benefit Plans."

     Rau Employment Agreement. BFGoodrich and Mr. Rau agreed that Mr. Rau will continue to serve as Chief Executive Officer of Rohr for up to one year following the Effective Date, at an annual salary of $350,000. Mr. Rau will also be eligible to receive a bonus during the period of employment as determined by BFGoodrich pursuant to BFGoodrich's normal executive compensation programs. Following such employment, BFGoodrich anticipates that Mr. Rau would continue to serve as a director of BFGoodrich, and, in addition, would be retained as a consultant for a period of time and at a consulting fee to be agreed. The consulting fee would be in lieu of any director compensation to which Mr. Rau would otherwise be entitled.

INDEMNIFICATION AGREEMENTS

     Rohr is a party to indemnity agreements with several of its officers and each of its directors which provide that Rohr will pay any amount which an indemnitee is legally obligated to pay because of claims which may be made against such indemnitee based on any act or omission or neglect or breach of duty, including any error, misstatement or misleading statement, committed, attempted or allegedly committed or attempted by the indemnitee in his capacity as a director or officer, or any matter claimed against him solely by reason of his serving as such director or officer. However, no indemnification is provided in cases involving dishonesty or improper personal profit, or for a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Furthermore, indemnification is provided by Rohr only after the exhaustion of all insurance proceeds under Rohr's officers' and directors' liability insurance policy. The payments to be made under the indemnity agreements include the amounts of all claims, liabilities, settlements, and costs, including defense costs and costs of attachment or similar bonds, except that Rohr is not obligated to pay fines or other fees imposed by law which Rohr is prohibited by law from paying. In the Merger Agreement, BFGoodrich agreed to comply with these indemnity agreements for all claims arising prior to the Effective Date. See "The Merger Agreement -- Indemnification."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material federal income tax consequences of the Merger to holders of Rohr Common Stock. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder subject to special tax rules such as a non-U.S. person, a tax-exempt entity, an insurance company, a financial institution or an individual who acquired Rohr Common Stock pursuant to an employee stock option or otherwise as compensation. This summary does not address the tax consequences to a holder of the Rohr Convertible Securities (as defined herein) of the Merger or the conversion or exercise of any of such securities into or for Rohr Common Stock before the Merger or BFGoodrich Common Stock after the

Merger. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. The following discussion is based on the Code as in effect on the date of this Joint Proxy Statement/Prospectus, without consideration of the particular facts or circumstances of any holder of Rohr Common Stock. CONSEQUENTLY, EACH ROHR SHAREHOLDER IS ADVISED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER.

     The Merger. The obligation of Rohr to effect the Merger is conditioned upon the delivery of an opinion to Rohr from Fried, Frank, Harris, Shriver & Jacobson, its counsel, dated the Effective Date, based upon certain customary representations and assumptions set forth therein, to the effect that for federal income tax purposes the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code. The opinion will not bind the Internal Revenue Service ("IRS") or a court and, thus, in considering whether the Merger qualifies for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, the IRS or a court could reach a conclusion contrary to that reached in counsel's opinion.

     If, as concluded in the opinion of counsel, the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, the material federal income tax consequences of the Merger will be:

          (i) no gain or loss will be recognized by BFGoodrich or by Rohr as a result of the Merger;

          (ii) no gain or loss will be recognized by Rohr shareholders upon their exchange of Rohr Common Stock for BFGoodrich Common Stock pursuant to the Merger, except that a Rohr shareholder who receives cash proceeds in lieu of a fractional share interest in BFGoodrich Common Stock will recognize a gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest;

          (iii) the tax basis of the BFGoodrich Common Stock received by a Rohr shareholder who exchanges such shareholder's Rohr Common Stock for BFGoodrich Common Stock will be the same as such shareholder's tax basis in the Rohr Common Stock surrendered in exchange therefor (reduced by any tax basis allocable to a fractional share interest for which cash is received); and

          (iv) the holding period of the BFGoodrich Common Stock received by a Rohr shareholder will include the period during which the Rohr Common Stock surrendered in exchange therefor was held (provided that such Rohr Common Stock was held by such Rohr shareholder as a capital asset at the Effective
     Date).

     Information Reporting and Backup Withholding. Payments of cash in respect of fractional shares of BFGoodrich Common Stock may be subject to information reporting to the IRS and to 31% backup withholding. Backup withholding will not apply, however, to a payment to a Rohr shareholder or other payee if such shareholder or payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter to be sent to Rohr shareholders after the Merger or otherwise proves to the combined company and the Exchange Agent (as defined herein) that it is exempt from backup withholding.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a pooling of interests in conformity with GAAP. Under such method of accounting, holders of Rohr Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of BFGoodrich Common Stock by exchanging their shares for shares of BFGoodrich Common Stock. Accordingly, the historical book value of the assets, liabilities and shareholders' equity of Rohr, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company and no goodwill will be recorded. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.

     The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "Summary -- Summary Selected Historical and Unaudited Pro Forma Combined Condensed Financial Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

     It is a condition to the obligations of the parties to consummate the Merger that BFGoodrich and Rohr receive letters dated as of the Effective Date from Ernst & Young LLP and Deloitte & Touche LLP, regarding those firms' concurrence with BFGoodrich management's and Rohr management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. Conditions to qualify for pooling of interests accounting treatment limit, among other things, BFGoodrich's ability to buy back shares of BFGoodrich Common Stock except for specific purposes and to make significant divestitures of assets for a period of up to two years.

EFFECT ON EMPLOYEE BENEFIT PLANS

     Rohr maintains a number of employee benefit plans and compensation arrangements in which eligible employees of Rohr and its subsidiaries participate. After the Effective Date, BFGoodrich will honor in accordance with their terms all employment, severance, consulting and other compensation contracts between Rohr or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under Rohr's benefit plans, each as of the date of the Merger Agreement except for changes thereto which are (i) not material, (ii) permitted by the Merger Agreement, or
(iii) otherwise agreed to by BFGoodrich and Rohr.

     Until December 31, 1998, BFGoodrich will provide generally to the officers and employees of Rohr and its subsidiaries employee benefits, including, without limitation, pension benefits, health and welfare benefits, severance arrangements, stock option plans and other executive compensation arrangements, on terms and conditions, in the aggregate, that are comparable to those provided under the benefit plans maintained by Rohr as of the date of the Merger Agreement.

     While no material changes in the aggregate benefits provided under the Rohr employee benefit programs are contemplated until at least December 31, 1998, a number of these arrangements contain change of control provisions which have been triggered by the execution of the Merger Agreement and which have the consequences discussed below.

     Rohr has entered into written severance agreements with 15 of its officers providing, in most cases, for a severance payment of two times base pay and the target award under Rohr's Management Incentive Plan (the "MIP") to any such officer. In some cases, this is payable upon a change of control (including the execution of a merger agreement) and, in other cases, it is only payable in the event that within two years following the change in control the officer is terminated (other than by death, permanent and total disability, certain retirements, or terminations which are "voluntary" or for "cause" (as each such term is defined in the MIP)) or if such officer is constructively terminated. In addition, two senior officers are entitled under the terms of their employment agreements to severance payments in similar amounts. Insurance benefits are also provided in all such cases until the earlier to occur of such officer obtaining new employment or reaching age 65.

     The MIP provides that following a change in control, including the execution of a merger agreement, all rights of participants in the MIP become fully vested and each participant who was an officer at the time of the change in control becomes entitled to receive an award equal to not less than his or her incentive target bonus amount (as determined pursuant to the MIP) multiplied by a fraction, the numerator of which is equal to the number of full and partial months that elapsed from the beginning of the current fiscal year to the closing of the change in control and the denominator of which is 12. A participant who, following the change in control but prior to the payment of the incentive award, voluntarily terminates his or her employment or is terminated for cause, shall not receive the change in control payment.

     Rohr's Supplemental Retirement Plan (Restated 1997)(the "SERP") provides that following a change in control, including the execution of a merger agreement, if a participant who is an officer of Rohr is terminated (other than a "voluntary" termination or termination for "cause," as each such term is defined in the SERP), the participant will be entitled to a deferred vested benefit on (i) the first day of the month following his or her 65th birthday or
(ii) on the first day of any month following his or her 55th birthday. Without this protective provision, an officer who is terminated prior to reaching at least age 55 with 10 years of service would not be entitled to any retirement benefit under the SERP. The deferred vested benefit will generally be equal to the retirement benefit a participant would have been eligible to receive under the SERP, except that a participant shall receive an additional three years of credited service for purposes of determining the benefit he or she is entitled to receive. In addition, two officers have been granted additional years of credited service under the SERP in furtherance of their original employment agreements.

     The SERP also provides that, upon the occurrence of a change in control, including the execution of a merger agreement, the Chief Executive Officer of Rohr, after consulting with several committees of the Rohr Board, shall direct the purchase of a paid-up annuity from Rohr's general funds for certain participants in the SERP (including participants already receiving payments under the SERP) plus cash to cover the income taxes due on the premium value of the annuity. Pursuant to the Merger Agreement, the foregoing provision does not apply to any active employee participant until six months after the Effective Date. See "The Merger Agreement -- Employment Arrangements."

     Pursuant to a change in control provision in the Rohr 1995 Stock Option Plan (the "Stock Plan"), all unvested stock options and forfeitable stock held by participants became fully vested as of a change in control, including the execution of a merger agreement.

     For a description of arrangements with members of Rohr's senior management see "-- Interests of Certain Persons in the Merger."

CERTAIN LEGAL MATTERS

     Antitrust. Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on October 9, 1997, BFGoodrich and Rohr each filed a Notification and Report Form for review under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). The waiting period under the HSR Act with respect to such filing terminated on October 20, 1997.

     BFGoodrich and Rohr do not believe that any additional governmental filings in the United States, other than the Certificate of Merger, are required with respect to the Merger. The FTC, the Antitrust Division or certain private parties could take such action under the Antitrust Law (as defined in the Merger Agreement) as they deem necessary or desirable, including seeking divestiture of substantial assets of BFGoodrich or Rohr. Consummation of the Merger is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger. BFGoodrich may terminate the Merger Agreement if any requirements or conditions are imposed upon either BFGoodrich or Rohr by any Governmental Entity (as defined in the Merger Agreement) in connection with the authorization, consent or approval of such Governmental Entity under the Antitrust Law or by a court in any suit brought challenging the Merger, which would require BFGoodrich to divest any of the businesses, product lines or assets of BFGoodrich or Rohr if such divestiture would have a material adverse effect on the business of BFGoodrich or Rohr.

     BFGoodrich and Rohr do not believe that consummation of the Merger will result in a violation of any applicable Antitrust Law. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

     Foreign Approvals. Pursuant to the requirements of German competition law, a notification was filed with the German Federal Cartel Office on November 13, 1997. The German Federal Cartel Office has an initial one-month review period in which it may either (a) approve a merger of (b) initiate a full investigation to examine the consequences of a merger. If a full investigation is opened, it cannot last more than a total of four months from the date of the original notification without the consent of the notifying parties. BFGoodrich and Rohr believe that all material competition filings and approvals have been made or obtained.

RESALES OF BFGOODRICH COMMON STOCK RECEIVED IN THE MERGER

     The BFGoodrich Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any Rohr shareholder who may be deemed to be an affiliate of BFGoodrich for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Rohr for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (including all directors) who control, are controlled by, or are under common control with (i) BFGoodrich or Rohr at the time of the Rohr Meeting, or (ii) BFGoodrich at or after the Effective Date.

     Rule 144 and Rule 145 will restrict the sale of BFGoodrich Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the year following the Effective Date, those persons who are Affiliates of Rohr at the time of the Rohr Meeting (assuming that they are not Affiliates of BFGoodrich at or following the Effective Date) may publicly resell any BFGoodrich Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of BFGoodrich Common Stock sold by them in any three-month period and as to the manner of sale. After the one-year period following the Effective Date, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to BFGoodrich as required by Rule 144. Persons who become Affiliates of BFGoodrich prior to, or at or after the Effective Date, may publicly resell the BFGoodrich Common Stock received by them in the Merger subject to similar limitations and subject to certain holding period and filing requirements specified in Rule 144.

     The ability of Affiliates to resell shares of BFGoodrich Common Stock received in the Merger under Rule 144 or Rule 145 as summarized herein generally will be subject to BFGoodrich having satisfied its reporting requirements under the Exchange Act for specified periods prior to the time of sale. Affiliates also would be permitted to resell BFGoodrich Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     This Joint Proxy Statement/Prospectus does not cover any resales of BFGoodrich Common Stock received by persons who may be deemed to be Affiliates of BFGoodrich or Rohr in the Merger.

     Securities and Exchange Commission ("SEC") guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Rohr has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of Rohr to deliver to BFGoodrich a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

     BFGoodrich has agreed in the Merger Agreement to publish, as promptly as practicable, financial information including at least 30 days of combined operations of BFGoodrich and Rohr.

STOCK EXCHANGE LISTING

     It is a condition to the Merger that the shares of BFGoodrich Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE.

DIVIDENDS

     BFGoodrich expects to continue to declare until the Effective Date regularly scheduled dividends on BFGoodrich Common Stock. Rohr does not pay dividends on Rohr Common Stock. The current annualized rate of dividends on BFGoodrich Common Stock is $1.10. We expect that BFGoodrich will maintain this dividend rate after completion of the merger, subject to approval and declaration by the BFGoodrich Board. The payment of dividends by BFGoodrich in the future, however, will depend on business conditions, its financial position and earnings, and other factors.

APPRAISAL RIGHTS

     Under the DGCL, the holders of Rohr Common Stock are not entitled to any appraisal rights with respect to the Merger.

PENDING LITIGATION REGARDING THE MERGER

     On September 23, 1997 and October 1, 1997, lawsuits were filed in the California Superior Court in San Diego against Rohr, the members of the Rohr Board and BFGoodrich arising out of the Merger. Each of these lawsuits is a purported class action filed on behalf of all Rohr shareholders, with Robert Schippers as named plaintiff in the first case and A. Carl Helwig and The Rainbow Fund, Inc. as named plaintiffs in the second case. Each lawsuit involves substantially identical allegations that Rohr and the Rohr Board breached their fiduciary duties to Rohr shareholders by entering into the Merger Agreement with BFGoodrich on an allegedly "preferential" basis, without performing a market check or open auction for the sale of Rohr and without negotiations with all potential bidders for Rohr. On October 22, 1997, a similar action was filed by Mary Jane Howard against Rohr, certain of its directors, BFGoodrich and Sub in the Delaware Court of Chancery.

     On October 6, 1997, a lawsuit was filed in the United States District Court for the Southern District of California against Rohr, Mr. Rau, Mr. Barnes and Laurence Chapman. Mr. Rau is the President and Chief Executive Officer and a director of Rohr, Mr. Barnes is the non-executive Chairman of the Board of Rohr, and Mr. Chapman is the Chief Financial Officer of Rohr. This lawsuit, a purported class action on behalf of all persons who sold Rohr Common Stock between September 15 and September 22, 1997 with Elysa Sher as named plaintiff, alleges that Rohr's press release on September 15, 1997 announcing that recently disclosed merger discussions with an unnamed third party had terminated, and related public statements on behalf of Rohr, were false and misleading for failing to disclose that the proposal from the unnamed third party was still viable and that Mr. Rau and other executives of Rohr were considering and actively pursuing the Merger and were attempting to obtain the necessary approvals from the Rohr Board to proceed with the transaction.

     Rohr and BFGoodrich (to the extent it has been named as a defendant) believe that each of these lawsuits is without merit and intend to defend against them vigorously.

ROHR DEBT COVENANTS

     Rohr's $100 million 11.625% Senior Notes due May 15, 2003 ("Senior Notes") contain a covenant which would be breached on the date of the Merger since Rohr would not be in compliance with a minimum earnings to fixed charges ratio because of the charges incurred for the fiscal year ended July 31, 1997 related to the Rohr production contract with International Aero Engines AG to produce nacelles for McDonnell Douglas's MD-90 aircraft. In order to complete the Merger without incurring an event of default on the Senior Notes, this covenant must be modified or the provisions waived by holders of a majority in principal amount of the Senior Notes. Promptly following the effective date of this Joint Proxy Statement/Prospectus, it is expected that Rohr will make a conditional tender offer for all the Senior Notes, together with an amendment to the indenture eliminating most covenants. This conditional tender offer and the amendment to the covenants will be effective upon or prior to the Merger.

     Under the agreement governing Rohr's $5.3 million 9.35% Series B Senior Notes due January 29, 2000 and $8.2 million 9.33% Series C Senior Notes due December 15, 2001, the Merger would cause an event of default. Rohr will call these notes and retire them prior to the Merger, thereby precluding a default.

                              THE MERGER AGREEMENT

GENERAL

     The following is a description of all of the material terms of the Merger Agreement. Such description does not, however, purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Shareholders of BFGoodrich and Rohr are urged to read the Merger Agreement in its entirety.

THE MERGER

     The Merger Agreement provides that, subject to the requisite approval of the Merger by holders of Rohr Common Stock, the requisite approval of the Stock Issuance Proposal by holders of BFGoodrich Common Stock and the satisfaction or waiver of the other conditions to the Merger, Sub will be merged into Rohr in accordance with Delaware law, and Rohr will be the surviving corporation (the "Surviving Corporation") of the Merger and will become a wholly owned subsidiary of BFGoodrich. The Certificate of Incorporation and the By-laws of Sub shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation. On the Effective Date, Rohr Common Stock will be converted into BFGoodrich Common Stock in the manner described below.

EFFECTIVE DATE

     The Merger will become effective on the date a Certificate of Merger is duly filed with the Secretary of State of Delaware. The filing of the Certificate of Merger will be made as soon as practicable after all conditions contemplated by the Merger Agreement have been satisfied or waived.

CONVERSION OF ROHR COMMON STOCK

     At the Effective Date:

          (i) each share of capital stock of Rohr held by Rohr or any subsidiary of Rohr or held by BFGoodrich or any subsidiary of BFGoodrich immediately prior to the Effective Date will be canceled, and no payment will be made with respect thereto; and

          (ii) each remaining outstanding share of Rohr Common Stock shall be converted into 0.7 of a share of BFGoodrich Common Stock.

     In addition, one BFGoodrich Right (as defined herein) will be issued with and will attach to each share of BFGoodrich Common Stock issued to former holders of Rohr Common Stock in the Merger. As of the Effective Date, present holders of Rohr Common Stock will cease to have any rights as holders of such shares, but will have the rights of holders of BFGoodrich Common Stock. See "Comparative Rights of Shareholders."

CONVERSION OF ROHR STOCK OPTIONS; CONVERTIBLE SECURITIES

     At the Effective Date, each outstanding option to purchase Rohr Common Stock shall be converted into the right to purchase a number of shares of BFGoodrich Common Stock equal to the product of (i) the number of shares of Rohr Common Stock subject to the option and (ii) the Exchange Ratio, rounded to the nearest whole number. The exercise price per share of BFGoodrich Common Stock subject to such options will be adjusted to preserve the appreciated value of the options as of the Effective Date.

     At the Effective Date, Rohr's 7.75% Convertible Subordinated Notes due May 2004, 7.00% Convertible Subordinated Debentures due October 2012, and outstanding common stock purchase warrants issued in 1993 and 1995 (collectively the "Rohr Convertible Securities") will thereafter represent the right to receive, upon payment of the exercise or conversion price therefor, shares of BFGoodrich Common Stock. The terms of the conversion, including the number of shares of BFGoodrich Common Stock issuable thereby and the exercise or conversion price therefor, will be determined in accordance with the instrument governing each of such Convertible Securities, but generally will provide for an adjustment reflecting the application of the Exchange Ratio.

SURRENDER AND PAYMENT

     The Merger Agreement provides that, prior to the Effective Date, BFGoodrich will appoint The Bank of New York, or such other person reasonably satisfactory to Rohr, to act as the Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, BFGoodrich will make available, and each holder of Rohr Common Stock will be entitled to receive, upon surrender to the Exchange Agent of certificates representing such Rohr Common Stock ("Certificates") for cancellation, certificates representing the number of shares of BFGoodrich Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares, as described below. BFGoodrich Common Stock into which Rohr Stock will be converted in the Merger shall be deemed to have been issued at the Effective Date.

     No dividends or other distributions that are declared or made on BFGoodrich Common Stock will be paid to persons entitled to receive certificates representing BFGoodrich Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such BFGoodrich Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such BFGoodrich Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of BFGoodrich Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of BFGoodrich Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, none of the Exchange Agent, BFGoodrich, Rohr nor Sub shall be liable to any holder of Rohr Common Stock for any shares of BFGoodrich Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

     DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO HOLDERS OF ROHR COMMON STOCK PROMPTLY FOLLOWING THE EFFECTIVE DATE AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF ROHR COMMON STOCK FOR CERTIFICATES REPRESENTING SHARES OF BFGOODRICH COMMON STOCK. SEE
"-- CONVERSION OF ROHR CAPITAL STOCK." HOLDERS OF ROHR COMMON STOCK SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO ROHR OR TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

FRACTIONAL SHARES

     Fractional shares of BFGoodrich Common Stock will not be issued in connection with the Merger. In lieu of any such fractional share, each holder of Rohr Common Stock who would otherwise have been entitled to a fraction of a share of BFGoodrich Common Stock upon surrender of Certificates for exchange will be paid in cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional BFGoodrich Common Stock issuable pursuant to the Merger Agreement. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of BFGoodrich Common Stock delivered to the Exchange Agent by BFGoodrich over (ii) the aggregate number of full shares of BFGoodrich Common Stock to be distributed to holders of Rohr Common Stock (the "Excess BFGoodrich Shares"), and the Exchange Agent, as agent for the former holders of Rohr Common Stock, will sell the Excess BFGoodrich Shares at the prevailing prices on the NYSE. The sale of the Excess BFGoodrich Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. BFGoodrich will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess BFGoodrich Shares. Until the net proceeds of such sale have been distributed to the former holders of Rohr Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Rohr Common Stock in lieu of any fractional interests, the Exchange Agent will make available such amounts to such former holders. The fractional BFGoodrich Common Stock interests of each holder of Rohr Common Stock will be aggregated, and no holder of Rohr Common Stock will receive cash in an amount equal to or greater than the value of one full share of BFGoodrich Common Stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of BFGoodrich and Rohr to consummate the Merger are subject to the satisfaction of certain conditions, including: (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of Rohr Common Stock; (ii) the approval of the Stock Issuance

Proposal by the requisite vote of the holders of BFGoodrich Common Stock; (iii) the authorization for listing on the NYSE upon official notice of issuance of the BFGoodrich Common Stock issuable to holders of Rohr Common Stock pursuant to the Merger Agreement; (iv) the waiting period applicable to the consummation of the Merger under the HSR Act having expired or been terminated and any authorization, consent or approval required under any Antitrust Law having been obtained or any waiting period applicable to the review of the Merger having expired or been terminated; (v) the Registration Statement for the BFGoodrich Common Stock to be issued in connection with the Merger (the "Registration Statement") becoming effective in accordance with the provisions of the Securities Act and not being the subject of any stop order suspending effectiveness issued by the SEC; (vi) the absence of any preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger (each party agreeing to use its best efforts to have any such injunction lifted); and (vii) the receipt by BFGoodrich and Rohr of letters from Ernst & Young LLP and Deloitte & Touche LLP, respectively, to the effect that the Merger qualifies for pooling of interests accounting treatment.

     The obligation of Rohr to consummate the Merger is also subject to the satisfaction of the following further conditions (unless waived by Rohr): (i) BFGoodrich and Sub shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of BFGoodrich and Sub contained in the Merger Agreement being true in all material respects, when made and as of the Effective Date except for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true at such date or dates as stated therein, (ii) Rohr having received the opinion of Fried, Frank, Harris, Shriver & Jacobson to the effect that as of the Effective Date of the Merger, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (see "The Merger -- Certain Federal Income Tax Consequences"); (iii) the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall not give rise to any BFGoodrich Rights becoming exercisable for any security or asset of any person; and (iv) BFGoodrich having obtained all consents, approvals, releases or authorizations from, and having made all filings and registrations ("Consents") to or with, any person, including, but not limited to, any Governmental Entity, necessary to be obtained or made in order to consummate the transactions contemplated by the Merger Agreement, unless the failure to obtain such Consents would not, individually or in the aggregate, have a BFGoodrich Material Adverse Effect. "BFGoodrich Material Adverse Effect" is defined in the Merger Agreement as a material adverse effect on the business, properties, assets, financial condition, or results of operations of BFGoodrich and its subsidiaries taken as a whole, except for the effect of a change in general economic conditions.

     The obligations of BFGoodrich and Sub to consummate the Merger are also subject to the satisfaction of the following further conditions (unless waived by BFGoodrich): (i) Rohr having performed in all material respects its agreements contained in the Merger Agreement required to be performed by it on or prior to the Effective Date, and the representations and warranties of Rohr contained in the Merger Agreement being true in all material respects, when made and as of the Effective Date except for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all material respects at such date or dates as stated therein;
(ii) BFGoodrich having received a letter from Deloitte & Touche LLP, Rohr's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to BFGoodrich and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; and (iii) Rohr having obtained all Consents to or with, any person, including, but not limited to, any Governmental Entity necessary to be obtained or made in order to consummate the transactions contemplated by the Merger Agreement, unless the failure to obtain such Consents would not, individually or in the aggregate, have a Rohr Material Adverse Effect. "Rohr Material Adverse Effect" is defined in the Merger Agreement as a material adverse effect on the business, properties, assets, financial condition, or results of operations of Rohr and its subsidiaries taken as a whole, except for (i) the effect of a change in general economic conditions; and (ii) the effect of any failure to obtain, or the terms of, certain pending contracts.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of BFGoodrich and Rohr relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, power and standing of, and similar corporate matters with respect to BFGoodrich and Rohr; (ii) each of BFGoodrich's and Rohr's capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each such party and of the transactions contemplated thereby; (iv) reports and other documents filed with the SEC and other regulatory authorities and the accuracy of the information contained therein; (v) the absence of certain changes or events having a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect; (vi) the absence of any litigation that would have a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect; (vii) the absence of any material untrue statements in the Registration Statement and this Joint Proxy Statement/Prospectus; (viii) the absence of any default under BFGoodrich's or Rohr's employee benefit plans; (ix) the receipt of the opinions of BFGoodrich's and Rohr's financial advisors; (x) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger (except as disclosed to the other party); (xi) the absence of any tax delinquencies that would have a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect; (xii) the absence of any product liability claim that would have a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect; (xiii) the compliance with all airworthiness requirements of all applicable government agencies by BFGoodrich and Rohr; (xiv) the absence of actions taken by BFGoodrich or Rohr that would prevent the Merger from being effected as a pooling of interests for accounting and financial reporting purposes; and (xv) the absence of actions taken by BFGoodrich that would prevent the Merger from qualifying for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

CONDUCT OF BUSINESS PENDING THE MERGER

     Prior to the Effective Date, unless BFGoodrich otherwise agrees in writing, Rohr shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and shall, and shall cause its subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. Rohr shall, and shall cause its subsidiaries to: (i) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (ii) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Rohr and its subsidiaries; (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (iv) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not be reasonably be expected to have a Rohr Material Adverse Effect.

     Rohr shall not and shall not propose to: (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries; (ii) amend its Restated Certificate of Incorporation (the "Rohr Certificate") or the Rohr By-Laws; (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Rohr, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than regular Rohr dividends); or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of capital stock of Rohr.

     Rohr shall not, nor shall it permit any of its subsidiaries to: (i) except as required or permitted by the Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Rohr Common Stock pursuant to the exercise of employee and non-employee director stock options or certain warrants or the conversion of certain convertible debt of Rohr; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business (subject to specified exceptions); (iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business (subject to specified exceptions); (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that Rohr may create new wholly owned subsidiaries in the ordinary course of business; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing which is binding.

     Except as previously disclosed to BFGoodrich, Rohr shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law and except as permitted by the Merger Agreement: (i) adopt, enter into, terminate, expand the applicability of or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Rohr benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to Rohr and its subsidiaries relative to the level in effect prior to such amendment); (iii) pay any benefit not provided under any existing plan or arrangement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Rohr benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder); (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Rohr benefit plan other than in the ordinary course of business consistent with past practice; or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing which is binding.

     Rohr shall not, nor shall it permit any of its subsidiaries to, make any investments in non-investment-grade securities; provided, however, that Rohr will be permitted to create new wholly owned subsidiaries in the ordinary course of business.

     Rohr shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     Prior to the Effective Date, unless Rohr shall otherwise agree in writing:
(i) BFGoodrich shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its material subsidiaries to, use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date, provided, however, that nothing contained in the Merger Agreement shall prevent BFGoodrich from creating new wholly owned subsidiaries in the ordinary course of business as long as the creation of such subsidiaries (either alone or in the aggregate) would not reasonably be expected to have a BFGoodrich Material Adverse Effect;
(ii) BFGoodrich shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; and (iii) BFGoodrich shall not (a) except as required or permitted by the Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, (1) BFGoodrich Common Stock or (2) any option, rights or warrants to acquire, or securities convertible into, shares of BFGoodrich Common Stock (collectively, "BFGoodrich Common Stock Equivalents") (other than (A) issuances of, deliverances of or sales of or agreements to issue, deliver or sell BFGoodrich Common stock or BFGoodrich Common Stock Equivalents representing, in the aggregate, less than 12% of the outstanding BFGoodrich Common Stock, (B) issuances of BFGoodrich Common Stock pursuant to the exercise of employee stock options and other options, warrants and rights outstanding on the date of the Merger Agreement and (C) the grant of additional employee stock options between the date of the Merger Agreement and the Effective Date in the ordinary course of business and in amounts and on terms which are customary for BFGoodrich during the fiscal periods occurring during such period), (b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof involving cash consideration in excess of $250 million in the aggregate for all such transactions (excluding specified exceptions), or (c) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing which is binding.

COVENANTS

     The Merger Agreement provides that each of BFGoodrich and Rohr and their respective subsidiaries shall give the other access to information and personnel and shall prepare and file all necessary filings with respect to the Merger Agreement and the transactions contemplated thereby, including SEC, HSR Act and foreign governmental filings.

     Prior to the Effective Date, Rohr agrees to cause to be delivered to BFGoodrich an opinion (reasonably satisfactory to counsel for BFGoodrich) of the general counsel of Rohr or such law firm as may be reasonably satisfactory to BFGoodrich, identifying all persons who were, in his or its opinion, at the time of the Rohr Meeting, Affiliates of Rohr. Rohr agrees to use its diligent efforts to cause each person who is identified as a possible Affiliate in the opinion referred to above to deliver to BFGoodrich not less than 30 days prior to the Effective Date, a written agreement that such Affiliate will not sell, transfer or otherwise dispose of any shares of Rohr Common Stock held by such affiliate or any shares of BFGoodrich Common Stock received in the Merger, from the date that is 30 days prior to the Effective Date until such time as results covering at least 30 days of combined operations of BFGoodrich and Rohr have been published; provided, however, that such Affiliate may sell, transfer or dispose of such number of shares of Rohr Common Stock or BFGoodrich Common Stock as will not, in the reasonable judgment of accountants to BFGoodrich, interfere with or prevent the Merger being accounted for as a pooling of interests. The Merger Agreement provides that, as soon as is reasonably practicable, BFGoodrich will publish results including at least 30 days of combined operations of BFGoodrich and Rohr as referred to in the written agreements referred to in the previous sentence.

     BFGoodrich agrees to use its best efforts to list the shares of BFGoodrich Common Stock issued pursuant to the Merger on the NYSE.

     In the Merger Agreement, BFGoodrich and Rohr have agreed to use their reasonable best efforts to obtain as promptly as practicable all consents of any Governmental Entity or any other person required in connection with, and waivers of any violations or rights of termination that may be caused by, the consummation of the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, BFGoodrich has agreed to use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign governmental authority; provided that nothing in the Merger Agreement shall require BFGoodrich to agree to hold separate or to divest any of the businesses, product lines or assets of BFGoodrich or Rohr or any of their respective subsidiaries or affiliates or take any other action, if such holding separate, divestiture or other action would have a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect.

     BFGoodrich and Rohr agree to promptly inform the other of any material communication from the FTC, the Antitrust Division, the European Economic Area (the "EEA") or any other domestic or foreign governmental authority regarding any of the transactions contemplated by the Merger Agreement. If BFGoodrich or Rohr or any of their respective affiliates receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by the Merger Agreement, then BFGoodrich and Rohr have agreed that such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. BFGoodrich and Rohr have agreed to consult and cooperate with one another with respect to (and prior to) any understandings, undertakings or agreements which are proposed to be made or entered into with the FTC, the Antitrust Division, the EEA or any other domestic or foreign governmental authority in connection with the transactions contemplated by the Merger Agreement, and no such understanding, undertaking or agreement shall be made or entered into without the consent of BFGoodrich.

     Subject to the foregoing, BFGoodrich and Rohr have agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject to the appropriate vote of the shareholders of Rohr. Notwithstanding the foregoing, but subject to the provisions of Section 7.7 of the Merger Agreement (relating to cooperation with respect to antitrust-related matters), there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by the Merger Agreement if such action, either alone or together with another action, would be reasonably likely to have a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect.

     BFGoodrich has agreed to take all necessary action such that, on or immediately after the Effective Date, three members of the Rohr Board on the date of the Merger Agreement, who shall be selected by the BFGoodrich Board, shall be appointed to the BFGoodrich Board.

     Rohr has agreed to cause, at or prior to the Effective Date, to be redeemed all outstanding 9.35% Series A Senior Notes Due January 29, 2000, 9.35% Series B Senior Notes Due January 29, 2000 and 9.33% Series C Senior Notes Due December 15, 2001, which are each governed by the Amended and Restated Note Agreement dated as of January 1, 1996. BFGoodrich and Rohr agree to cooperate and use their best efforts to obtain any necessary consents, waivers or other modifications of the indenture dated as of May 15, 1994, between Rohr and IBJ Schroder Bank & Trust Company, as trustee, governing the 11-5/8% Senior Notes due 2003 issued by Rohr; provided that in connection with obtaining such consents, waivers or modifications neither BFGoodrich no Rohr will be required to make any payment or take any other action which is not commercially reasonable.

EMPLOYMENT ARRANGEMENTS

     The Merger Agreement provides that, after the Effective Date, BFGoodrich will honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between Rohr or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under any Rohr benefit plan, each as of the date of the Merger Agreement except for changes that are (i) not material, (ii) permitted by the Merger Agreement, (iii) set forth on a schedule to the Merger Agreement, or (iv) otherwise agreed to by BFGoodrich and Rohr.

     The Merger Agreement further provides that, until December 31, 1998, BFGoodrich will provide generally to the former officers and employees of Rohr and its subsidiaries, employee benefits, including, without limitation, pension benefits, health and welfare benefits, severance arrangements, stock option plans and other executive compensation arrangements, on terms and conditions in the aggregate that are comparable to those provided by Rohr as of the date of the Merger Agreement. In the event that employees of the Surviving Corporation are permitted to participate in BFGoodrich benefit plans, these employees will be given credit for all years of service with Rohr for the purposes of eligibility, vesting and vacation accruals, but not for any other purposes.

     With regards to the SERP, BFGoodrich and Rohr agree, in addition to the agreements described in the second preceding paragraph which, to the extent not inconsistent with this paragraph, are applicable to the SERP, as follows: (i) the execution of the Merger Agreement will constitute an amendment by Rohr to the SERP, effective as of one day prior to the date of the Merger Agreement, to provide that paragraph 2.07 of the SERP (relating to the purchase of an annuity contract for each participant of the SERP following a "change of control," as defined in the SERP) will not apply to any active employee participant until six months after the Effective Date (the "Post-Closing Date"). Rohr and BFGoodrich agree that during the period prior to the Post-Closing Date they will negotiate with each active employee participant to structure alternative arrangements with a goal of maintaining for the participants a competitive retirement and benefits program. If alternative arrangements are not mutually agreed to by Rohr, BFGoodrich and any individual participant by the Post-Closing Date, the provision of paragraph 2.07 will become applicable on the Post-Closing Date with respect to such participant. In the event annuities are purchased for these individuals, the additional cost is estimated to be up to $25.0 million, most of which relates to taxes.

     With regards to the special incentive program authorized by the Compensation and Benefits Committee of the Rohr Board in relation to Rohr's F-14 claim against the United States Navy, BFGoodrich has agreed to cause the Surviving Corporation to preserve such program and make no changes or modifications which would make its benefits less favorable than the program provides as of the date of the Merger Agreement.

NO SOLICITATION

     The Merger Agreement provides that, neither Rohr nor any of its subsidiaries will, directly or indirectly, take (nor will Rohr authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any "Acquisition Proposal" (as defined herein), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. For this purpose, an "Acquisition Proposal" is defined as any proposed (a) merger, consolidation or similar transaction involving Rohr, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of assets of Rohr or its subsidiaries representing 30% or more of the consolidated assets of Rohr and its subsidiaries, (c) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the voting power of Rohr, or (d) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding Rohr Common Stock. Rohr will promptly communicate to BFGoodrich that such a solicitation has been received by Rohr or that any such information has been requested from it or that such negotiations or discussion have been sought to be initiated with it.

     Notwithstanding anything in the Merger Agreement to the contrary, to the extent the Rohr Board receives a communication with respect to an Acquisition Proposal, which the Rohr Board determines, after consultation with its financial advisors, may be reasonably likely to result in a transaction (an "Alternative Transaction") that is more favorable to the holders of Rohr Common Stock than the transactions contemplated by the Merger and the Merger Agreement (taking into account the nature of the proposed transaction, the nature and amount of the consideration, the likelihood of completion and any other factors deemed appropriate by the Rohr Board), the Rohr Board may engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Transaction, or otherwise facilitate any effort or attempt to make or implement an Alternative Transaction; provided, however, that, upon engaging in such negotiations or discussions, providing such information or otherwise facilitating any effort or attempt to make or implement an Alternative Transaction, Rohr shall give notice to BFGoodrich of Rohr's engagement in such activities. Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other persons or entities, Rohr has agreed to obtain from such person or entity an executed confidentiality agreement with terms no less favorable, taken as a whole, to Rohr than those contained in the confidentiality agreements, dated as of August 1, 1997, between Rohr and BFGoodrich, but which confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with Rohr, and Rohr will advise BFGoodrich of the nature of such nonpublic information delivered to such person reasonably promptly following its delivery to the requesting party.

INDEMNIFICATION

     The Merger Agreement provides that, from and after the Effective Date, BFGoodrich will indemnify, defend and hold harmless the officers, directors and employees of Rohr against all losses, expenses, claims, damages or liabilities
(i) arising out of the transactions contemplated by the Merger Agreement or arising as a result thereof or (ii) otherwise arising prior to the Effective Date to the fullest extent, in the case of (i) or (ii) permitted or required under (a) applicable law, (b) any indemnification agreements between Rohr and any such person and (c) the Rohr Certificate and the Rohr By-laws. The Merger Agreement provides that, with respect to matters occurring prior to the Effective Date, BFGoodrich will cause the Surviving Corporation to maintain in effect for not less than four years after the Effective Date coverage no less favorable than the current policies of directors' and officers' liability insurance maintained by Rohr; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $859,500, but, in such case, shall purchase as much coverage as possible for such amount.

TERMINATION; FEES AND EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Rohr: (i) by mutual consent of the Boards of Directors of BFGoodrich and Rohr; (ii) by either BFGoodrich or Rohr if the Merger shall not have been consummated on or before June 30, 1998; provided that the terminating party is not otherwise in material breach of its representations, warranties or obligations under the Merger Agreement; (iii) by Rohr if any of the conditions specified in Sections 8.1 (relating to conditions to each party's obligation to effect the Merger) and 8.2 (relating to conditions to Rohr's obligation to effect the Merger) of the Merger Agreement have not been met or waived by Rohr at such time as such condition is no longer capable of satisfaction; (iv) by BFGoodrich if any of the conditions specified in Sections
8.1 and 8.3 (relating to conditions to BFGoodrich's obligation to effect the Merger) of the Merger Agreement have not been met or waived by BFGoodrich at such time as such condition is no longer capable of satisfaction; (v) by BFGoodrich if the Rohr Board shall have withdrawn, modified in a manner adverse to BFGoodrich, or refrained from making its recommendation concerning the Merger, or shall have disclosed its intention to change such recommendation;
(vi) by BFGoodrich if any requirements or conditions are imposed, or proposed to be imposed, upon either BFGoodrich or Rohr or any of their respective affiliates by any Governmental Entity (not including any foreign governmental entity other than those of Canada and the European Community) in connection with the authorization, consent or approval of such Governmental Entity (or the expiration or termination of any waiting period applicable to such Governmental Entity's review of the transactions contemplated by the Merger Agreement) under any Antitrust Law in connection with the consummation of the transactions contemplated hereby, or by any domestic or foreign court or similar tribunal in any suit brought by a private party or such Government Entity challenging the transactions contemplated thereby as violative of any Antitrust Law, which, in the reasonable opinion of BFGoodrich, would require BFGoodrich to agree to hold separate or to divest any of the businesses, product lines or assets of BFGoodrich or Rohr or any or their respective subsidiaries or affiliates or take any other action, if such holding separate, divestiture or other action would have a BFGoodrich Material Adverse Effect or a Rohr Material Adverse Effect;
(vii) by Rohr if the BFGoodrich Board shall have withdrawn, modified in a manner adverse to Rohr, or refrained from making its recommendation concerning the Stock Issuance Proposal, or shall have disclosed its intention to change such recommendation; (viii) by BFGoodrich, upon becoming aware that Rohr has entered into a definitive agreement (other than a confidentiality agreement) providing for an Alternative Transaction; or (ix) by Rohr, simultaneously with Rohr entering into a definitive agreement (other than a confidentiality agreement) providing for an Alternative Transaction.

     The Merger Agreement provides that Rohr will pay a $15 million breakup fee to BFGoodrich in the event the Merger Agreement is terminated pursuant to clause
(viii) or (ix) of the preceding paragraph and at the time of such termination BFGoodrich is not in material breach of any representation, warranty or material covenant contained in the Merger Agreement. The Merger Agreement also provides that Rohr will pay a $6 million breakup fee to BFGoodrich in the event the Merger Agreement is terminated by BFGoodrich following the Rohr Meeting if the holders of Rohr Common Stock shall not have approved and adopted the Merger and the Merger Agreement and there is no Acquisition Proposal then pending.

     The Merger Agreement provides that BFGoodrich will pay a $15 million breakup fee to Rohr in the event the Merger Agreement is terminated by BFGoodrich or Rohr as a result of BFGoodrich having entered into a definitive agreement with a third party the performance of which would preclude consummation of the Merger by BFGoodrich and at the time of such termination Rohr is not in material breach of any representation, warranty or material covenant contained in the Merger Agreement. The Merger Agreement also provides that BFGoodrich will pay a $6 million breakup fee to Rohr in the event the Merger Agreement is terminated by Rohr following the BFGoodrich Meeting if shareholders of BFGoodrich shall not have approved the Stock Issuance Proposal and at the time of such termination Rohr is not in material breach of any representation, warranty or material covenant contained in the Merger Agreement.

     Generally, all costs and expenses incurred in connection with the Merger will be paid by the party incurring such expenses, except that BFGoodrich and Rohr agree to each pay 50% of all printing expenses incurred in connection with the printing of this Joint Proxy Statement/Prospectus.

AMENDMENT; WAIVER

     The Merger Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by the respective Boards of Directors, at any time before or after approval thereof by the shareholders of Rohr, but, after such approval, no amendment shall be made which changes the ratios at which any class of capital stock of Rohr is to be converted into capital stock of BFGoodrich or which in any way materially adversely affects the rights of such shareholders, without such further approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of BFGoodrich, Sub and Rohr.

     At any time prior to the Effective Date, the parties to the Merger Agreement, by or pursuant to action taken by their respective Boards of Directors, may: (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained therein; provided, however, that no such waiver shall materially adversely affect the rights of shareholders of BFGoodrich or Rohr. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                 THE COMPANIES

BUSINESS OF BFGOODRICH

     General Development of Business: BFGoodrich manufactures and supplies a wide variety of systems and component parts for the aerospace industry and provides maintenance, repair and overhaul services on commercial, regional, business and general aviation aircraft. BFGoodrich also manufactures specialty plastics and specialty additives products for a variety of end-user applications.

     On August 15, 1997, BFGoodrich completed the disposition of its chlor-alkali and olefins ("CAO") business to The Westlake Group for $92.75 million, resulting in an after-tax gain of $14.5 million, or $.27 per share. The disposition of the CAO business represents the disposal of a segment of a business under APB Opinion No. 30 ("APB 30"). Accordingly, the consolidated statement of income has been restated to reflect the CAO business (previously reported as Other Operations) as a discontinued operation.

     On February 3, 1997, BFGoodrich completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $1.09 per share. The sale of Tremco Incorporated completed the disposition of BFGoodrich's Sealants, Coatings and Adhesives ("SC&A") Group which also represented a disposal of a segment of a business under APB 30.

     A further description of BFGoodrich's business is provided below.

     BFGoodrich, with 1996 sales of $2.1 billion, is organized into two principal business segments: BFGoodrich Aerospace ("Aerospace") and BFGoodrich Specialty Chemicals ("Specialty Chemicals"). BFGoodrich maintains patent and technical assistance agreements, licenses and trademarks on its products, process technologies and expertise in most of the countries in which it operates. BFGoodrich conducts its business through numerous business groups of BFGoodrich and over 66 wholly and majority-owned subsidiaries worldwide.

     The principal executive offices of BFGoodrich are located in Richfield, Summit County, Ohio with a mailing address at 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368 (telephone (330) 659-7600).

     BFGoodrich was incorporated under the laws of the State of New York on May 2, 1912 as the successor to a business founded in 1870.

     During the second quarter of 1997, BFGoodrich completed the sale of its Engine Electrical Systems Division, which was part of the Sensors and Integrated Systems Group in the Aerospace segment. BFGoodrich received cash proceeds of $72.5 million, which resulted in a pre-tax gain of $26.4 million ($16.4 million after tax).

     During the first quarter of 1997, BFGoodrich's Aerospace segment acquired a manufacturer of data acquisition systems for satellites and other aerospace applications. The final purchase price of $23.4 million includes approximately $14 million of goodwill. The purchase price allocations have been based on preliminary estimates. Goodwill is being amortized using the straight-line method over 20 years. The results of operations since the acquisition date have been included in the consolidated financial statements, and are not material.

     During 1996, BFGoodrich's Specialty Chemicals segment acquired five businesses for cash consideration of approximately $108 million. The aggregate purchase price includes approximately $80 million of goodwill. Operations of these businesses are included in BFGoodrich's results from the dates of acquisition.

     Four of the acquisitions are part of the Specialty Additives Group. One of the businesses acquired is a European-based supplier of emulsions and polymers for use in paint and coatings for textiles, paper, graphic arts and industrial applications. Two of the acquisitions represent product lines consisting of water-borne acrylic resins and coatings and additives used in the graphic arts industry. The fourth acquisition consists of water-based textile coatings product lines. The Specialty Plastics Group made the remaining acquisition, a small supplier of anti-static compounds.

     During 1995, BFGoodrich acquired four small aerospace businesses and two small specialty chemical businesses for an aggregate price of $15.4 million. Operations of these businesses are included in BFGoodrich's results from the dates of acquisition.

     In 1995, BFGoodrich sold Arrowhead Industrial Water, Inc. for $84.3 million, which resulted in a pretax gain of $3.6 million.

     During 1994, BFGoodrich acquired two small specialty chemical businesses which manufacture coatings and products for the textile industry. Operations of these businesses are included in the Specialty Chemicals business segment since the dates of acquisition.

     In 1993, BFGoodrich acquired certain assets and assumed certain liabilities of eight businesses and acquired the minority interest in a previously majority-owned subsidiary, for approximately $528.5 million. Acquisitions of Aerospace businesses amounted to approximately $504.8 million. These acquisitions included the Cleveland Pneumatic Company Division and Cleveland Pneumatic Product Service Division (collectively referred to as "Cleveland Pneumatic") for approximately $193.4 million from Pneumo Abex Corporation, a wholly owned subsidiary of Abex Inc., and the aerospace business ("Rosemount Aerospace") of Rosemount Inc., a wholly owned subsidiary of Emerson Electric Company, for approximately $301.1 million. Operations of these businesses are included in the Company's results from the dates of acquisition.

     Cleveland Pneumatic designs, develops and manufactures landing gear for commercial and military aircraft and also provides overhaul service for commercial aircraft landing gear. Principal manufacturing facilities are located in Cleveland, Ohio and Tullahoma, Tennessee. The service facilities are located in Miami, Florida.

     Rosemount Aerospace designs and manufactures aerospace sensors and related equipment in facilities located in Burnsville and Eagan, Minnesota.

     The other Aerospace acquisitions, which were, in the aggregate, not significant, include a specialty heating and avionics power business and a manufacturer of automated test equipment for aircraft.

     The three Specialty Chemicals businesses acquired in 1993 included a water management business (which was subsequently included in and sold along with Arrowhead Industrial Water, Inc.), a manufacturer of urethane polymer resins and a small reaction-injection-molding business. These acquisitions in the aggregate were not significant.

     In December 1993, BFGoodrich disposed of its remaining investment in The Geon Company ("Geon"). Geon was formed in early 1993 from the business (other than the chlor-alkali, ethylene and utilities operations primarily located at Calvert City, Kentucky) that was previously included in the former Geon Vinyl Division of BFGoodrich. The disposition of Geon through public offerings of stock generated net cash proceeds of $470.4 million and a financial gain of $110.9 million after tax. Prior to the sale of Geon, BFGoodrich received a special distribution of $160.0 million from Geon. Net assets of Geon, including equity in earnings of the business to the dates of disposition, were approximately $247.0 million.

     Financial Information About Industry Segments: In 1996, 1995 and 1994 sales to U.S. government departments and agencies, principally in the Aerospace business segment, totaled approximately 10 percent, 11 percent and 12 percent, respectively, of consolidated sales.

     For financial information concerning BFGoodrich's sales, operating income, identifiable assets, property additions, depreciation and amortization and geographic information, see Note I of the Notes to Consolidated Financial Statements appearing beginning on page F-16.

     Narrative Description of Business -- Aerospace: BFGoodrich's Aerospace business is conducted through three major business groups.

     Landing Systems Group manufactures aircraft landing gear; aircraft wheels and brakes; high-temperature composites and manufactures aircraft evacuation slides and rafts for commercial, military, regional and business aviation customers, and space programs.

     Sensors and Integrated Systems Group manufactures sensors and sensor-based systems; fuel measurement and management systems; engine electrical and ignition system components; electromechanical actuators; aircraft windshield wiper systems; health and usage management systems; electronic test equipment; ice protection systems; specialty heated products; collision warning systems; weather detection systems; standby attitude indicators; aircraft lighting components; and polymer and composite products for commercial, military, regional, business and general aviation customers, and for aircraft engine and space programs.

     Maintenance, Repair and Overhaul ("MRO") Group provides maintenance, repair and overhaul of commercial airframes, components, wheels and brakes, landing gear, instruments and avionics for commercial, regional, business and general aviation customers.

     BFGoodrich is among the largest suppliers of aircraft systems and components and aircraft maintenance repair and overhaul service businesses in the world. It competes with other aerospace industry manufacturers to supply parts and provide service on specific fleets of aircraft, frequently on a program-by-program bid basis. Competition is primarily based on product performance, service capability and price. Contracts to supply systems and components and provide service are generally with aircraft manufacturers, airlines and airfreight businesses worldwide. BFGoodrich also competes on U.S. government contracts, generally as a subcontractor. Competition is principally based on product performance and price.

     Narrative Description of Business -- Specialty Chemicals: BFGoodrich's Specialty Chemicals business is conducted through two major business groups.

     Specialty Plastics Group manufactures thermoplastic polyurethane and alloys; high-heat-resistant and low-combustibility plastics; static-dissipating polymers; and reaction-injection molding resins. Products are marketed and sold to manufacturers for film and sheet applications; wire and cable jacketing; and magnetic media. Specialty plastics are also used in the manufacture of automotive products; recreational vehicles and products; agricultural equipment; industrial equipment; plumbing and industrial pipe; fire sprinkler systems and building material components.

     Specialty Additives Group manufactures synthetic thickeners and emulsifiers; controlled release and suspension agents; polymer emulsions; rubber and lubricant additives and plastic and adhesive modifiers. These products are used by manufacturers of personal-care products; pharmaceuticals; liquid soaps and detergents; water treatment products; electronics; tires and petroleum products and molded plastics. Specialty additives are also used in textile printing manufacturing; non-woven manufacturing; paper coating and saturation; graphic arts; and paints and industrial coatings.

     BFGoodrich competes with other major chemical manufacturers. Products are sold primarily based on product performance. Frequently, products are manufactured or formulated to order for specific customer applications and often involve considerable technical assistance from BFGoodrich.

     Backlogs: At December 31, 1996, BFGoodrich had a backlog of approximately $1.1 billion, principally related to the Aerospace business segment, of which approximately 60 percent is expected to be filled during 1997. The amount of backlog at December 31, 1995 was approximately $1.0 billion. Backlogs in the Aerospace business are subject to delivery delays or program cancellations, which are beyond BFGoodrich's control.

     Raw Materials: Raw materials used in the manufacture of Aerospace products, including steel and carbon, are available from a number of manufacturers and are generally in adequate supply.

     Availability of all major monomers and chemicals used in the Specialty Chemicals business is anticipated to be adequate for 1997 and 1998. While chemical feedstocks are currently in adequate supply, in past years, from time to time for limited periods, various chemical feedstocks were in short supply. However, the effect of any future shortages on BFGoodrich's operations will depend upon the duration of any such shortages and possibly on future U.S. government policy, which cannot be determined at this time.

     Environmental: Federal, state and local statutes and regulations relating to the protection of the environment and the health and safety of employees and other individuals have resulted in higher operating costs and capital investments by the industries in which BFGoodrich operates. Because of a focus toward greater environmental awareness and increasingly stringent environmental regulations, BFGoodrich believes that expenditures for compliance with environmental, health and safety regulations will continue to have a significant impact on the conduct of its business. Although it cannot predict accurately how these developments will affect future operations and earnings, BFGoodrich does not believe these costs will vary significantly from those of its competitors.

     For additional information concerning environmental matters, see Note I of the Notes to Condensed Consolidated Financial Statements appearing beginning on page F-32.

     Research and Development: BFGoodrich conducts research and development under company-funded programs for commercial products and under contracts with others. Research and development expense amounted to $124.1 million in 1996, which includes amounts funded by customers. For additional information concerning research and development expense, see Note J of the Notes to Consolidated Financial Statements appearing beginning on page F-17.

     Patents and Licenses: BFGoodrich has many patents of its own and has acquired licenses under patents of others. While such patents in the aggregate are important to BFGoodrich, neither the primary business of BFGoodrich nor any of its industry segments is dependent on any single patent or group of related patents. BFGoodrich uses a number of trademarks important either to its business as a whole or to its industry segments considered separately. BFGoodrich believes that these trademarks are adequately protected.

     Human Resources: As of December 31, 1996, BFGoodrich had 13,143 employees in the United States and Canada, which includes 1,709 employees of the now divested SC&A Group and CAO business. An additional 1,017 people were employed overseas. Approximately 6,200 employees were hourly paid. BFGoodrich believes it has good relationships with its employees.

     The hourly employees who are unionized are covered by collective bargaining agreements with a number of labor unions and with varying contract termination dates ranging from May 1998 to September 1999. There were no material work stoppages during 1996.

     Foreign Operations: BFGoodrich is engaged in business in foreign markets. Manufacturing and service facilities for Aerospace and Specialty Chemicals are located in Belgium, Canada, England, France, Hong Kong, The Netherlands, Singapore and Spain. A plant in Korea manufactures specialty chemicals for BFGoodrich. BFGoodrich also markets its products and services through sales subsidiaries and distributors in a number of foreign countries. BFGoodrich also has technical fee and patent royalty agreements with various foreign companies.

     Outside North America, no single foreign geographic area is currently significant, although BFGoodrich is expanding its business in Europe. Currency fluctuations, tariffs and similar import limitations, price controls and labor regulations can affect BFGoodrich's foreign operations, including foreign affiliates. Other potential limitations on BFGoodrich's foreign operations include expropriation, nationalization, restrictions on foreign investments or their transfers, and additional political and economic risks. In addition, the transfer of funds from foreign operations could be impaired by the unavailability of dollar exchange or other restrictive regulations that foreign governments could enact. BFGoodrich does not believe that such restrictions or regulations have a materially adverse effect on its business, in the aggregate.

     For additional financial information about foreign and domestic operations and export sales, see Note I of the Notes to Consolidated Financial Statements appearing beginning on page F-16.

     Properties: The manufacturing and service operations of BFGoodrich are carried on at facilities, all of which are owned, unless otherwise indicated, at the following locations:

AEROSPACE
Albuquerque, New Mexico
Amelot, France*
Austin, Texas*
Basingstoke, England*
Bangalore, India
Bedford, Massachusetts
Burnsville, Minnesota
Cedar Knolls, New Jersey
Cleveland, Ohio**
Columbus, Ohio
Dallas, Texas*
East Brunswick, New Jersey*
Eagan, Minnesota
Everett, Washington**
Fort Lauderdale, Florida
Grand Rapids, Michigan
Green, Ohio**
Harrow, England*
Jacksonville, Florida
Louisville, Kentucky*
Lynnwood, Washington*
Marlboro, Massachusetts*
Memphis, Tennessee
Miami, Florida*
Middletown, Connecticut*
New Century, Kansas**
Oldsmar, Florida
Ontario, California*
Paris, France
Phoenix, Arizona
Pueblo, Colorado
Santa Fe Springs, California**
Singapore*
Spencer, West Virginia
Taipo, Hong Kong*
Tempe, Arizona*
Troy, Ohio
Tullahoma, Tennessee
Union, West Virginia
Vergennes, Vermont
Wokingham, England
Zevenaar, The Netherlands

SPECIALTY CHEMICALS
Akron, Ohio
Antwerp, Belgium
Avon Lake, Ohio
Barcelona, Spain
Calvert City, Kentucky
Chagrin Falls, Ohio
Delfzijl, The Netherlands*
Dijon, France
Elyria, Ohio
Gastonia, North Carolina
Greenville, South Carolina
Henry, Illinois
Lawrence, Massachusetts
Leominster, Massachusetts
Louisville, Kentucky
Oevel, Belgium
Pedricktown, New Jersey
Twinsburg, Ohio

RESEARCH FACILITIES AND
ADMINISTRATIVE OFFICES OTHER THAN
MANUFACTURING FACILITY OFFICES
Avon Lake, Ohio*
Brecksville, Ohio
Brussels, Belgium*
Cleveland, Ohio*
Hong Kong*
London, England*
Montrose, Ohio
North Canton, Ohio*
Paris, France
Richfield, Ohio
Uniontown, Ohio*
Washington, D.C.*
Waterloo, Ontario, Canada*

---------------

*   Leased
**  Leased in part

     BFGoodrich considers that its properties are well maintained and in good operating condition.

     BFGoodrich and its subsidiaries are lessees under a number of cancelable and non-cancelable leases for certain real properties, used primarily for administrative, retail, maintenance, repair and overhaul of aircraft, aircraft wheels and brakes and evacuation systems and warehouse operations, and for certain equipment.

     Legal Proceedings: There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability and environmental matters, which seek remedies or damages. BFGoodrich believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on BFGoodrich's consolidated financial position or results of operations.

     BFGoodrich has been named a potentially responsible party by the U.S. Environmental Protection Agency ("EPA") in connection with 32 sites as of September 30, 1997, most of which relate to businesses that BFGoodrich has previously discontinued. BFGoodrich believes it may have continuing liability with respect to not more than 16 sites, most of which relate to previously discontinued businesses. Sites for which successor companies have assumed liability are not included. Based on information currently available, BFGoodrich believes it has adequately accrued for future environmental expenditures. However, management believes that it is reasonably possible that additional environmental costs may be incurred beyond the amounts accrued as a result of new information. The amounts, if any, however, cannot be estimated and management believes that they would not be material to BFGoodrich's financial condition, but could be material to BFGoodrich's results of operations in a given period.

     One of the sites at which BFGoodrich has been designated as a potentially responsible party is at the Industrial Excess Landfill in Uniontown, Ohio. BFGoodrich, with certain other parties, has formed a coalition and has contributed towards the cost of a community water system. The EPA and the State of Ohio have commenced litigation in the Federal District Court for the Northern District of Ohio seeking past and future clean-up and oversight costs. The defendants have joined approximately 68 third-party defendants from which they are seeking cost recovery and contribution. Discussions are underway with the government to choose a more cost effective remedy. If no settlement is reached, the matter will go to trial. BFGoodrich believes it has adequately accrued for liabilities arising from this matter.

     Another site, Beacon Heights landfill in Beacon Falls, Connecticut, has been the subject of a suit and consent decree in the Federal District Court for the District of Connecticut. Under the consent decree BFGoodrich and a coalition of others have performed the EPA selected remedy, but operation and maintenance of the remedy will continue indefinitely. A contribution suit against other non-participating PRPs is continuing. BFGoodrich's share of liability at this site is approximately 41%. BFGoodrich believes it has adequately accrued for liabilities arising from this matter.

     BFGoodrich, among others, has been sued by the State of Oklahoma Department of Environmental Quality in State District Court in Ottawa County, Oklahoma, concerning environmental conditions at BFGoodrich's former tire plant site in Miami, Oklahoma. Liability relating to further investigation of potential soil and groundwater contamination at the site have been assumed by The Uniroyal Goodrich Tire Company. Since BFGoodrich transferred title to the facility in 1993, demolition without complete abatement of asbestos has occurred at the site due to actions of the past owner or its demolition contractor. BFGoodrich does not believe it will have any material liability at this site although the suit does seek penalties for alleged violations of environmental laws which could exceed $100,000 if upheld by the court.

BUSINESS OF ROHR

     Rohr, a leading aerospace supplier, provides nacelle and pylon systems integration, design, development, manufacturing, and support services to the aerospace industry worldwide. Rohr focuses its efforts on the market for commercial aircraft which seat 70 or more passengers. Rohr's principal products include nacelles, which are the aerodynamic structures or pods that surround an aircraft's engines; thrust reversers, which are part of the nacelle system and assist in the deceleration of jet aircraft after landing; pylons (sometimes referred to as struts) which are the structures that attach the jet engines or the propulsion system to the aircraft; noise suppression systems; engine components; and structures for high-temperature environments. In addition, Rohr conducts product research and development in advanced composites and metals, high-temperature materials, acoustics, and manufacturing processes for existing and future applications. Rohr sells products and services to the two major commercial airframe manufacturers (Boeing and Airbus); to the five major jet engine manufacturers (General Electric, Pratt & Whitney Group (a division of United Technologies Corporation), Rolls-Royce Plc, CFM International, Inc. and International Aero Engines AG); and to airline operators and service centers.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF BFGOODRICH

SELECTED FIVE-YEAR FINANCIAL DATA OF BFGOODRICH

                                                             1996       1995       1994       1993       1992
                                                           --------   --------   --------   --------   --------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
  Sales..................................................  $2,078.2   $1,860.5   $1,689.0   $1,359.6   $1,238.5
  Cost of sales..........................................   1,401.6    1,281.1    1,158.8      927.3      887.7
  Gross profit...........................................     676.6      579.4      530.2      432.3      350.8
  Selling and administrative expenses....................     454.5      411.8      389.2      353.1      297.8
  Operating income.......................................     218.1      164.5      141.0       74.0       43.9
  Interest expense.......................................      40.6       44.6       47.1       37.7       38.3
  Interest income........................................       1.5        2.5        1.0        4.1        2.9
  Income tax expense (benefit)...........................      53.5       43.3       26.8       (4.8)      (9.8)
  Income (loss) from continuing operations before
    cumulative effect of change in method of
    accounting...........................................      93.2       74.6       43.0       11.6       (6.7)
  Income (loss) from discontinued operations.............      58.5       43.4       32.7      116.7       (2.7)
  Cumulative effect of change in method of accounting....        --         --         --         --     (286.5)
  Net income (loss)......................................     151.7      118.0       75.7      128.3     (295.9)
                                                           --------   --------   --------   --------   --------
BALANCE SHEET DATA:
  Current assets.........................................  $  912.3   $  915.2   $  849.0   $  793.8   $  797.1
  Current liabilities....................................     658.2      591.9      638.0      469.4      565.5
  Working capital........................................     254.1      323.3      211.0      324.4      231.6
  Net property...........................................     946.0      859.2      873.3      836.0    1,215.8
  Total assets...........................................   2,663.1    2,489.6    2,468.9    2,359.9    2,451.7
  Non-current long-term debt and capital lease
    obligations..........................................     400.0      422.3      427.1      486.5      403.1
  Mandatorily redeemable preferred securities of Trust...     122.6      122.2         --         --         --
  Redeemable preferred stock.............................        --         --         --        3.8        6.3
  Total shareholders' equity.............................   1,050.2      878.6      922.6      895.3      828.8
                                                           --------   --------   --------   --------   --------
OTHER FINANCIAL DATA:
  Total segment operating income.........................  $  270.8   $  221.0   $  194.0   $  131.6   $  107.5
  Capital expenditures...................................     184.1      147.7      130.3      146.2      200.2
  Dividends (common and preferred).......................      58.9       61.6       64.6       64.6       64.5
  Distributions on Trust preferred securities............      10.5        5.1         --         --         --
                                                           --------   --------   --------   --------   --------
PER SHARE OF COMMON STOCK:
  Income (loss) from continuing operations...............  $   1.73   $   1.32   $   0.68   $   0.07   $  (0.29)
  Net income (loss)......................................      2.81       2.15       1.31       2.34      (5.95)
  Dividends per share....................................      1.10       1.10       1.10       1.10       1.10
  Book value per share...................................     19.53      16.72      15.75      15.31      14.03
                                                           --------   --------   --------   --------   --------
RATIOS:
  As a percent of sales:
    Gross profit (%).....................................      32.6       31.1       31.4       31.8       28.3
    Selling and administrative expenses (%)..............      21.9       22.1       23.0       26.0       24.0
  Return on common shareholders' equity (%)..............      15.7       13.3        8.5       16.0      (33.4)
  Current ratio..........................................       1.4        1.5        1.3        1.7        1.4
  Debt-to-capital ratio (%)..............................      32.6       33.9       37.4       36.9       34.6
  Dividend payout -- common stock (%)....................      39.1       51.2       84.0       47.0       N.A.
                                                           --------   --------   --------   --------   --------
OTHER DATA:
  Common shareholders of record at end of year...........    10,397     11,073     11,711     12,066     12,785
  Common shares outstanding at end of year (millions)....      53.8       52.5       51.6       51.3       51.2
  Number of employees at end of year.....................    14,160     13,275     13,392     13,416     13,375
                                                           ========   ========   ========   ========   ========

All Statement of Income Data and related ratios have been restated to exclude results of the SC&A Group and CAO, which are now accounted for as discontinued operations.

QUARTERLY FINANCIAL DATA OF BFGOODRICH (UNAUDITED)

                                      1997 QUARTERS                   1996 QUARTERS                       1995 QUARTERS
                                 ------------------------   ---------------------------------   ---------------------------------
                                 FIRST    SECOND   THIRD    FIRST    SECOND   THIRD    FOURTH   FIRST    SECOND   THIRD    FOURTH
                                 ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BUSINESS SEGMENT SALES:
  Aerospace....................  $326.7   $349.7   $362.2   $307.0   $303.0   $310.7   $333.1   $276.6   $284.3   $286.8   $302.0
  Specialty Chemicals..........   222.7    228.4    223.7    191.0    203.1    217.5    212.8    192.0    178.3    166.4    174.1
                                 ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
TOTAL SALES....................  $549.4   $578.1   $585.9   $498.0   $506.1   $528.2   $545.9   $468.6   $462.6   $453.2   $476.1
                                 ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
GROSS PROFIT...................  $174.4   $190.9   $196.9   $164.9   $167.4   $165.7   $178.6   $138.9   $141.9   $142.7   $155.9
                                 ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
BUSINESS SEGMENT OPERATING
  INCOME (LOSS):
    Aerospace..................  $ 33.0   $ 42.9   $ 48.3   $ 39.2   $ 39.9   $ 38.0   $ 44.2   $ 27.8   $ 37.4   $ 40.4   $ 41.0
    Specialty Chemicals........    31.1     31.1     31.8     25.0     28.5     30.8     25.2     18.8     15.8     18.7     21.1
    Corporate..................   (14.8)   (15.1)   (16.4)   (12.7)   (11.5)   (15.0)   (13.5)   (11.6)   (14.8)   (13.7)   (16.4)
                                 ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
TOTAL OPERATING INCOME.........  $ 49.3   $ 58.9   $ 63.7   $ 51.5   $ 56.9   $ 53.8   $ 55.9   $ 35.0   $ 38.4   $ 45.4   $ 45.7
                                 ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
INCOME (LOSS) FROM:
  Continuing Operations........  $ 20.9   $ 52.4   $ 32.5   $ 21.2   $ 25.0   $ 20.9   $ 26.1   $ 10.9   $ 28.5   $ 16.3   $ 18.9
  Discontinued Operations......    64.1      3.4     16.8     (1.3)    12.9     43.7      3.2      6.7     15.8     16.6      4.3
                                 ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
NET INCOME.....................  $ 85.0   $ 55.8   $ 49.3   $ 19.9   $ 37.9   $ 64.6   $ 29.3   $ 17.6   $ 44.3   $ 32.9   $ 23.2
                                 ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
INCOME PER SHARE:
  Continuing operations........  $ 0.38   $ 0.96   $ 0.59   $ 0.40   $ 0.46   $ 0.38   $ 0.48   $ 0.17   $ 0.51   $ 0.28   $ 0.36
  Net income...................    1.56     1.02     0.90     0.37     0.70     1.19     0.54     0.30     0.81     0.59     0.44
                                 ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

     In the first quarter of 1997, income from discontinued operations included a $59.5 million after-tax gain on the sale of Tremco Incorporated. In the second quarter of 1997, income from continuing operations included a $16.4 million after-tax gain on the sale of Engine Electrical Systems Division and an $8.0 million after-tax gain on the issuance of a subsidiary's common stock in an initial public offering. In the third quarter of 1997, income from discontinued operations included a $14.5 million after-tax gain on the sale of CAO. Income from discontinued operations in 1997 includes CAO's income from operations.

     In the first quarter of 1996, operating income included a $4 million charge for a voluntary early retirement program in the Specialty Chemicals segment. Income from discontinued operations in 1996 and 1995 includes the disposition of the SC&A Group and CAO. In the second quarter of 1996, income from discontinued operations includes a $4.1 million after-tax gain on the sale of an SC&A business. In the third quarter of 1996, income from discontinued operations also includes a $30 million non-cash adjustment to the gain of a business previously accounted for as a discontinued operation.

     In the second quarter of 1995, operating income included a $3.1 million charge for the termination benefits paid under a voluntary early retirement program. In addition, second quarter 1995 operating income benefited by $5.9 million from adjustments primarily due to the favorable decision related to a certain litigation matter and lower expense for pension and retiree health-care benefits resulting from updated actuarial calculations. Also, second quarter 1995 income from continuing operations included a pretax gain of $5 million from the sale of Arrowhead, prior to a fourth quarter adjustment, and a $20.1 million pretax benefit from the settlement of certain insurance issues relating to past environmental claims, principally for previously discontinued businesses.

               BFGOODRICH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                            OPERATIONS OF BFGOODRICH

COMPARISON OF FISCAL YEARS 1996, 1995 AND 1994

     Results of Operations -- 1996 Compared with 1995

     Consolidated Operations: 1996 marked a year of continued growth and improved earnings performance. Both Aerospace and Specialty Chemicals segments achieved record sales and operating income in 1996, exceeding the record levels achieved in 1995.

     Consolidated sales increased 12 percent compared with 1995. Excluding acquisitions and divestitures, sales increased 10 percent.

     Net income increased to $151.7 million, or $2.81 per share, in 1996 from $118 million, or $2.15 per share, in 1995. Net income in 1996 includes $58.5 million of income from discontinued operations. Income from discontinued operations includes $15.5 million of income from the SC&A Group, $13 million of income from CAO and a $30 million non-cash adjustment to the gain calculation of a business previously divested and reported as a discontinued operation in 1993. See "Discontinued Operations" appearing on page 65.

     Net income in 1996 and 1995 includes various special items. The following table summarizes the earnings per share effect of special items in 1996 and 1995.

                                                                             YEAR ENDED
                                                                             DECEMBER 31
                                                                           ---------------
                                                                           1996      1995
                                                                           -----     -----
    Net income...........................................................  $2.81     $2.15
    Special items:
      Non-cash adjustment to gain of business previously divested and
         reported as a discontinued operation in 1993....................   (.55)       --
      Gains on sale of businesses........................................   (.09)     (.04)
      Charges for voluntary early retirement programs....................    .05       .04
      Insurance recovery for past environmental claims...................     --      (.25)
                                                                           -----     -----
    Net income, excluding special items..................................  $2.22     $1.90
                                                                           =====     =====

     Selling and administrative expenses remained at 22 percent of sales. Corporate expenses decreased slightly in 1996, after excluding a $3.1 million pretax charge for a voluntary early retirement program in 1995. (Corporate includes general corporate administrative costs and Advanced Technology Group research expenses.)

     During 1996, BFGoodrich successfully accomplished its goal of fully funding its qualified defined benefit pension plans, one year earlier than originally planned.

     Return on equity increased to 15.7 percent in 1996, up from 13.3 percent in 1995. Excluding the special items noted in the table above, return on equity was
12.4 percent and 11.8 percent in 1996 and 1995, respectively. Management's objective is to achieve and maintain a return on equity in the mid-teens.

     Outlook: BFGoodrich expects ongoing growth in sales and earnings in 1997 and 1998, excluding special items. This growth will come from continuing expansion of BFGoodrich's current businesses worldwide and from strategic acquisitions. BFGoodrich has significant financial strength to pursue this growth. Cash flow from operations is expected to continue to improve in 1997 and beyond. (The foregoing analysis contains forward-looking information -- see cautionary statement at the end of this section.)

     Aerospace: The Aerospace segment achieved record sales and operating income in 1996, exceeding the 1995 record levels. The sales growth resulted primarily from BFGoodrich's growing maintenance, repair and overhaul services businesses, and higher aftermarket demand for landing gear, wheels and brakes products and aircraft sensors.

                              BFGOODRICH AEROSPACE
                                 SALES BY GROUP

                                                             1996         1995         1994
                                                           --------     --------     --------
                                                                     (IN MILLIONS)
    Landing Systems......................................  $  414.8     $  364.2     $  355.3
    Sensors & Integrated Systems.........................     493.2        475.8        440.8
    MRO..................................................     345.8        309.7        254.2
                                                           --------     --------     --------
    Total................................................  $1,253.8     $1,149.7     $1,050.3
                                                           ========     ========     ========
    Operating Income.....................................  $  161.3     $  146.6     $  121.9
                                                           ========     ========     ========

     In the Landing Systems Group demand from airlines for several wheel and brake programs increased, including the Boeing 747-400 and Airbus A320 and A330/340 programs. Strong commercial landing gear spares sales, particularly for the Boeing 767 program, also contributed to the sales increase. Improving demand for landing gear for new aircraft, principally for the Boeing 747-400 program, also added to the group's sales growth. Strong aftermarket demand for evacuation products and evacuation repair services more than offset lower sales of evacuation products for new aircraft.

     The Sensors and Integrated Systems Group sales increase resulted from strong aftermarket demand for aircraft sensors. Demand increased for retrofit products, particularly for Boeing 727 and 737 and Lockheed L1011 aircraft.

     The MRO Group achieved significant sales growth compared to 1995 levels, reflecting the continuing trend by airlines toward outsourcing of maintenance of commercial airframes and components, principally landing gear and wheels and brakes. The MRO Group also benefited from the full-year impact of contracts with America West Airlines and Western Pacific Airlines.

     Aerospace segment operating income increased 10 percent over 1995 on a 9 percent increase in sales. The improved operating margins reflect the favorable impact of volume growth in aircraft component services and higher margin aftermarket products. The margin improvement was achieved despite inefficiencies and higher labor costs at the segment's airframe MRO facility in Everett, Wash. The higher costs and inefficiencies resulted from significant labor turnover during 1996 due to strong demand by Boeing for skilled technicians in that region.

     Outlook: The worldwide civil aviation market, which in 1997 is expected to account for approximately 86 percent of BFGoodrich Aerospace's sales, is expected to continue recovering from the downturn experienced during the early 1990s. Since the age of a significant number of the commercial aircraft in service is over 20 years, strong demand should continue for new aircraft as older aircraft are retired and replaced. Aircraft original-equipment manufacturers are forecasting that production rates will increase by approximately 27 percent in 1998. Much of this demand is coming from the Asia-Pacific region. In the longer term, annual traffic growth is expected to average 5 percent. BFGoodrich has multiple products on most of the large commercial aircraft in production today and is in a strong position to benefit from this growth.

     In addition, airlines and cargo carriers have become much more focused on managing their operations and capital costs more effectively. This is leading to an increased outsourcing of routine airframe and component maintenance to third-party MRO providers. BFGoodrich has been, and should continue to be, a beneficiary of this outsourcing.

     The regional aircraft sector of the market is expected to expand 7 percent per year for the next several years. BFGoodrich is a major supplier to the aircraft manufacturers of this sector.

     Requirements for new military aircraft are expected to continue to decline, but at a slower rate than in recent years. Spare parts requirements and retrofit and upgrade programs for older military aircraft, however, are expected to remain strong. BFGoodrich's participation in selected new programs, coupled with strong positioning on existing aircraft, should stabilize BFGoodrich's military sector, which in 1997 is expected to account for about 12 percent of total Aerospace sales.

     Cost-effectiveness and value emphasis within the industry will continue to drive consolidation in the supplier base, and will give advantage to those companies such as BFGoodrich that have strong positions on new aircraft. These positions generally provide a revenue stream over the life of an aircraft program, which can extend 40 years or more. (The foregoing analysis under "Outlook" contains forward-looking information -- see cautionary statement at the end of this section.)

     Specialty Chemicals: 1996 segment sales and operating income exceeded the record levels achieved in 1995. Sales in 1996 increased 16 percent to $824.4 million. Excluding acquisitions in 1996 and a divestment in 1995, sales increased 10 percent.

                         BFGOODRICH SPECIALTY CHEMICALS
                                 SALES BY GROUP

                                                                1996       1995       1994
                                                               ------     ------     ------
                                                                      (IN MILLIONS)
    Specialty Plastics.......................................  $292.4     $250.4     $227.7
    Specialty Additives......................................   532.0      445.8      367.0
    Water Systems and Services*..............................      --       14.6       44.0
                                                               ------     ------     ------
    Total....................................................  $824.4     $710.8     $638.7
                                                               ======     ======     ======
    Operating Income.........................................  $109.5     $ 74.4     $ 72.1
                                                               ======     ======     ======

---------------

* Divested in May 1995

     A 17 percent sales increase in 1996 by the Specialty Plastics Group resulted from strong demand for high-heat-resistant plastics in North America, Europe and the Middle East. In addition, higher volumes for thermoplastic polyurethane, principally in Europe and in electrostatic dissipative markets in North America, contributed to the group's overall growth. Sales also benefited from higher prices in most major product lines.

     The Specialty Additives Group sales increased 19 percent over the prior year. Excluding four acquisitions made in 1996, sales increased 7 percent, reflecting both volume gains and price increases across most major product lines. Sales of resins and emulsions to the textile, electronics, adhesive, industrial coatings and do-it-yourself markets were especially strong. Sales of synthetic thickeners for industrial, personal-care, household and pharmaceutical applications also generated strong volume gains over 1995.

     Specialty Chemicals segment operating income increased 47 percent to $109.5 million. Adjusted for 1996 acquisitions and a divestment in 1995, operating income increased 40 percent. Higher volumes accounted for most of the growth in operating income, while lower raw material costs and higher selling prices also contributed.

     Outlook: The divestiture of the SC&A Group early in 1997 leaves a smaller segment, but one with higher overall margins. The segment is now more focused in areas where BFGoodrich provides greater value to customers and is less sensitive to commercial construction activity and cycles. As a result, seasonal profitability swings should be diminished. Continued volume growth and the benefit of a full year's results for 1996 acquisitions in the Specialty Additives and Specialty Plastics Groups will partially mitigate the impact of the divestiture of the SC&A Group. The growth in volume demand will be stimulated by new product offerings and will be supported by both domestic and European capacity expansions. Sales to international markets in 1997 and beyond are expected to expand at a faster rate than domestic markets, while European volume will be increasingly supplied from an acquired plant in Spain and new plants being constructed or in operation in Belgium and The Netherlands. Efforts will increase to expand the segment's infrastructure and market share in the Far East. The segment will also continue to look for strategic acquisitions to complement current strengths. (The foregoing analysis contains forward-looking information -- see cautionary statement at the end of this section.)

1995 Compared with 1994

     Consolidated Operations: Record sales and operating income in 1995 for each of BFGoodrich's segments culminated a year of solid growth, despite challenging conditions in certain markets. Sales of $1,860.5 million in 1995 increased 10 percent compared with 1994. Adjusted for acquisitions and a divestment, consolidated sales increased 9 percent. Net income of $118 million in 1995 included the special items presented on page 61.

     Selling and administrative expenses were 22 percent of sales, down from 23 percent in 1994. This improvement reflected higher sales and continuing successful efforts to reduce costs. Corporate expenses remained virtually unchanged from 1994, after excluding a $3.1 million pretax charge for a voluntary early retirement program in 1995.

     Aerospace: The Aerospace segment achieved record sales and operating income in 1995, despite continued weakness in original-equipment markets. The sales growth resulted primarily from increased outsourcing of MRO services by airlines and from higher aftermarket demand for ice protection, avionics and wheels and brakes products.

     The Landing Systems Group continued to benefit from increased airline demand on several wheel and brake programs, including Boeing 737 and 747, Airbus A320 and A330/340 and out-of-production models. Initial shipments for the Boeing 777 program and strong commercial and military landing gear spares sales also contributed to the sales increase. These gains more than offset both lower commercial and military original-equipment landing gear sales, and reduced sales of aircraft evacuation slides due to lower commercial aircraft build rates.

     Strong demand for pneumatic and propeller de-icing products and collision warning systems accounted for the higher Sensors and Integrated Systems Group sales. These gains were partially offset by reduced military aircraft production and lower sales of fuel measurement systems caused by reduced production rates for Boeing and Airbus.

     The MRO Group achieved significant sales growth over 1994 levels. Increased demand for MRO services for commercial airframes and components, principally landing gear and wheels and brakes, accounted for most of the sales growth. This growth reflected the continuing trend toward maintenance outsourcing by airlines and package carriers. New contract awards with Continental Airlines, Alaska Airlines and Western Pacific Airlines contributed to the revenue growth.

     Aerospace segment operating income increased 20 percent over 1994 on a 9 percent increase in sales. The improved operating margins reflected the favorable impact of volume growth in aircraft services and aftermarket products. In addition, operating margins benefited from improved capacity utilization and the successful implementation of productivity and cost-containment initiatives, primarily in the Landing Systems and Sensors and Integrated Systems Groups.

     Specialty Chemicals: Segment sales and operating income surpassed the record levels achieved in 1994. Sales in 1995 increased to $710.8 million, an 11 percent increase over 1994. Excluding acquisitions and a divestment, sales increased 8 percent.

     Sales growth primarily reflected an increase in domestic sales, resulting from higher volume and pricing in most U.S. markets. Volume growth came from increased demand for existing products, continued expansion of product applications and entries into new markets.

     The Specialty Plastics Group sales increase reflected continued strong demand for thermoplastic polyurethane and price increases across major product lines. The price increases helped offset the significant rise in raw material costs experienced during the first half of 1995. Weakness in the Middle East and U.S. housing markets dampened sales growth of high-heat-resistant plastics. In 1995, the Group also benefited from a favorable foreign exchange effect on sales.

     The Specialty Additives Group sales increased 21 percent over the prior year. Excluding two acquisitions made in 1994, sales increased 6 percent, reflecting both volume gains and price increases across most major product lines. Polymer resin, emulsion and compound sales to the electronics, textile and do-it-yourself markets were especially strong. Sales of synthetic thickeners for personal-care applications also grew significantly.

     Specialty Chemicals segment operating income increased 3 percent to $74.4 million. Adjusted for 1994 acquisitions and a divestment in 1995, operating income decreased 1 percent. Significant increases in raw material costs for many specialty additives and specialty plastics products negatively affected earnings, despite implementation of cost-control initiatives and price increases. The effect of higher raw material costs and increased spending to support volume growth dampened the income contribution of higher sales.

     Restructuring Costs

     In 1996, BFGoodrich recognized a $4 million pretax charge for a voluntary early retirement program for eligible employees of the Specialty Plastics and Specialty Additives Groups.

     In 1995, BFGoodrich recorded a $3.1 million pretax charge to reflect the termination benefits paid under a voluntary early retirement program for eligible salaried employees at BFGoodrich's corporate headquarters, Advanced Technology Group research facilities and Aerospace segment headquarters.

     BFGoodrich did not incur restructuring costs in 1994.

     BFGoodrich continues to evaluate employment levels and facility cost structures in relation to economic and competitive conditions.

     Interest

     Interest expense decreased to $40.4 million in 1996 from $44.5 million in 1995, due principally to $4 million more interest being capitalized on qualifying capital projects. In 1995, interest expense decreased $2.6 million from 1994 as debt levels were reduced with the proceeds from a 1995 business sale. Interest income in 1995 included $1 million of interest received from an insurance settlement related to past environmental issues.

     Other Income (Expense) -- Net

     Other income (expense) -- net for 1996 reflected expense of $21.8 million compared with income of $.5 million in 1995. The 1995 amount included $19.1 million of income from the favorable settlement of certain insurance issues relating to past environmental claims, principally for previously discontinued businesses, and a $3.6 million gain from the sale of a business.

     Discontinued Operations

     On August 15, 1997, BFGoodrich completed the disposition of its CAO business to The Westlake Group for $92.75 million, resulting in an after-tax gain of $14.5 million, or $.27 per share. The disposition of the CAO business represents the disposal of a segment of a business under APB 30. Accordingly, the consolidated statement of income has been restated to reflect the CAO business (previously reported as Other Operations) as a discontinued operation.

     On February 3, 1997, BFGoodrich completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $1.09 per share. The sale of Tremco Incorporated completed the disposition of BFGoodrich's SC&A Group which also represented a disposal of a segment of a business under APB 30.

     Return on Equity

     Management's objective is to achieve and maintain a return on equity in the mid-teens. In 1996, BFGoodrich achieved a return on equity of 15.7 percent, compared with 13.3 percent in 1995 and 8.5 percent in 1994. Adjusted for the special items previously mentioned, return on equity was 12.4 percent and 11.8 percent in 1996 and 1995, respectively.

     Capital Resources and Liquidity

     Current assets less current liabilities decreased by approximately $68 million at December 31, 1996, compared with December 31, 1995. BFGoodrich's current ratio decreased to 1.4X at December 31, 1996, from

1.5X at December 31, 1995. In addition, the quick ratio decreased to .67X at the end of 1996 from .77X at the end of 1995. These decreases principally reflect higher levels of short-term bank debt in 1996. The 1995 liquidity ratios above reflect the benefit of $80 million in proceeds from the sale of a business during that year, which were used to reduce short-term bank debt temporarily in anticipation of acquisition activity in 1996.

     BFGoodrich has adequate cash flow from operations to satisfy its operating requirements and capital spending programs. In addition, BFGoodrich has the credit facilities described in the following paragraphs to finance growth opportunities as they arise.

     BFGoodrich maintains $370 million of uncommitted domestic money market facilities with various banks to meet its short-term borrowing requirements. As of December 31, 1996, $262.5 million of these facilities were unused and available. BFGoodrich's uncommitted credit facilities are provided by a small number of commercial banks that also provide BFGoodrich with all of its domestic committed lines of credit and the majority of its cash management, trust and investment management requirements. As a result of these established relationships, BFGoodrich believes that its uncommitted facilities are a highly reliable and cost-effective source of liquidity.

     BFGoodrich also maintains $300 million of committed domestic revolving credit agreements with various banks, expiring in the year 2000. At December 31, 1996, and throughout the year, these facilities were not in use.

     In addition, BFGoodrich has an effective shelf registration statement with the Securities and Exchange Commission providing the ability to issue up to $281 million of public debt securities as of December 31, 1996 (referred to as the MTN program). MTN notes outstanding at December 31, 1996, are fixed-rate non-callable debt securities. During 1996, BFGoodrich issued $20 million of 7.5 percent MTN notes, due in 2026, and $20 million of 7.4 percent MTN notes, due in 2046. The proceeds were used to replace scheduled maturities of long-term debt, which BFGoodrich intends to continue to refinance on a longer-term basis.

     During 1996, BFGoodrich established a $75 million committed multi-currency revolving credit facility with various international banks, expiring in the year 2003. BFGoodrich intends to use this facility for medium-term, local currency financing to support the growth of its European operations. At December 31, 1996, BFGoodrich had borrowed approximately $29 million denominated in Spanish pesetas at a floating rate that is tied to Spanish LIBOR.

     BFGoodrich believes that its credit facilities are sufficient to meet longer-term capital requirements, including normal maturities of long-term debt.

     One of BFGoodrich's objectives is to achieve an "A" credit rating by the leading rating organizations. This accomplishment would reduce BFGoodrich's cost of debt capital and strengthen BFGoodrich's financial flexibility to achieve its growth plans. In 1996, BFGoodrich achieved an important step in attaining this goal by having its senior debt rating upgraded to A- from BBB+ by Duff & Phelps Credit Rating Co.

     At December 31, 1996, BFGoodrich's debt-to-capitalization ratio was 32.6 percent. For purposes of this ratio, the QUIPS (see Note O to the Consolidated Financial Statements appearing on page F-22) are treated as capital.

     Cash Flows

     "Net operating cash flow" is cash from operations remaining after satisfying capital expenditures, dividend payments and the effects of acquisitions and divestitures. BFGoodrich's longer-term strategy is to maximize cash flow through profitable business growth and to reinvest in opportunities that will build shareholder value as well as to provide common shareholders with appropriate dividend payments. BFGoodrich's near-term objective is to achieve increasing levels of positive cash flow after satisfying capital expenditures and payment of dividends, but excluding the effects of acquisitions and divestitures.

     Net operating cash flow is summarized as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                             -------------------------------
                                                              1996        1995        1994
                                                             -------     -------     -------
                                                                      (IN MILLIONS)
    Cash flows from (used for):
      Operations...........................................  $ 257.7     $ 193.5     $ 183.6
      Capital expenditures -- net..........................   (178.4)     (146.4)     (118.8)
                                                             -------     -------     -------
                                                                79.3        47.1        64.8
    Dividends and QUIPS distributions......................    (69.4)      (66.7)      (64.6)
                                                             -------     -------     -------
                                                                 9.9       (19.6)         .2
    Acquisitions and divestitures -- net...................    (79.0)       66.9       (20.2)
                                                             -------     -------     -------
    Net operating cash flow................................  $ (69.1)    $  47.3     $ (20.0)
                                                             =======     =======     =======

     Cash flow from operations increased significantly in 1996, to $257.7 million from $193.5 million in 1995. This improvement largely reflects less operating working capital (defined as accounts receivable plus pre-LIFO inventory less accounts payable) usage in 1996 compared with 1995. Average operating working capital as a percent of sales decreased to 25 percent in 1996 from 26 percent in 1995. BFGoodrich has a continued emphasis to minimize its investment in working capital. Cash flow from operations has been more than adequate to finance capital expenditures in each of the past three years. BFGoodrich expects to have sufficient cash flow from operations to finance planned capital spending for 1997.

     Environmental Matters

     Federal, state and local statutes and regulations relating to the protection of the environment and the health and safety of employees and other individuals have resulted in higher operating costs and capital investments by the industries in which BFGoodrich operates. Because of a focus toward greater environmental awareness and increasingly stringent environmental regulations, BFGoodrich believes that expenditures for compliance with environmental, health and safety regulations will continue to have a significant impact on the conduct of its business. Although it cannot predict accurately how these developments will affect future operations and earnings, BFGoodrich does not believe its costs will vary significantly from those of its competitors.

     BFGoodrich expects to incur capital expenditures and future costs for environmental, health and safety improvement programs. These expenditures are customary operational costs and are not expected to have a material adverse effect on the financial position, liquidity or results of operations of BFGoodrich.

     BFGoodrich and its subsidiaries are generators of both hazardous and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, BFGoodrich has been designated as a potentially responsible party by the EPA in connection with approximately 32 sites as of December 31, 1996, most of which related to businesses previously discontinued. The Company believes it may have continuing liability with respect to not more than 15 sites.

     BFGoodrich initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. BFGoodrich believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings or competitive position. BFGoodrich's environmental attorneys, engineers and consultants review and monitor past and existing operating sites. This process includes investigation of National Priority List sites, where BFGoodrich is considered a potentially responsible party, review of remediation methods and negotiation with other potentially responsible parties and governmental agencies.

     At December 31, 1996, BFGoodrich had recorded as Accrued expenses and as Other Non-current Liabilities a total of $22.4 million to cover future environmental expenditures, principally for remediation of the aforementioned sites and other environmental matters. A significant portion of accrued environmental liabilities is in connection with five sites which relate to businesses previously discontinued. Two of the most significant variables in determining BFGoodrich's ultimate liability are the remediation method finally adopted for the site and BFGoodrich's share of the total site remediation cost. With respect to the five sites of previously discontinued businesses, BFGoodrich's maximum percentage share of the ultimate remediation costs is fixed. Of the five sites, two sites are in the operation and maintenance phase for which costs are reasonably fixed; a third site is in the construction phase, which is expected to be completed soon, which BFGoodrich will "buy out" of for a percentage of the total cost without any further liability exposure; a fourth site will be constructed in 1997 for which reasonable estimates of the ultimate completion cost can be made; however, the final cost at completion can vary significantly as a result of changes made during the construction phase and changed regulatory agency requirements, all of which are difficult to predict. With respect to the fifth site, uncertainty exists as to the total cost of remediation and the amount of past EPA costs to be reimbursed. The status of environmental matters as of September 30, 1997 is found in Note I of the Notes to Condensed Consolidated Financial Statements appearing beginning on page F-32.

     BFGoodrich management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to BFGoodrich's financial condition, but could be material to BFGoodrich's results of operations in a given period.

COMPARISON OF THE THIRD QUARTER AND FIRST NINE MONTHS OF 1997 TO THE THIRD QUARTER AND FIRST NINE MONTHS OF 1996

     Consolidated Operations: During the third quarter of 1997, BFGoodrich completed the disposition of its CAO business, which is reported as a discontinued operation. The following discussion and analysis excludes the results of the CAO business (previously reported as Other Operations), unless otherwise stated.

     Sales in the third quarter of 1997 increased to $585.9 million, or 11 percent over the same period last year, largely reflecting higher volumes in both the Aerospace and Specialty Chemicals segments.

     Sales for the first nine months of 1997 increased to $1,713.4 million from $1,532.3 million for the corresponding period of 1996, reflecting a 12 percent increase. Excluding acquisitions and divestitures, sales increased 9 percent, for the same reasons as the third quarter.

     Cost of sales as a percent of sales in the third quarter of 1997 improved to 66.4 percent compared with 68.6 percent for the same period of 1996. The margin improvement resulted from a favorable sales mix in the Aerospace segment and lower variable manufacturing costs in the Specialty Chemicals segment. Total cost of sales increased to $389.0 million in the third quarter of 1997 from $362.5 million in the third quarter of 1996, principally reflecting internal volume growth.

     Cost of sales as a percent of sales for the first nine months of 1997 compared with the first nine months of 1996 remained virtually unchanged. Total cost of sales for the 1997 year-to-date period increased to $1,151.2 million from $1,034.2 million for the same period last year.

     Selling and administrative expenses were 22.7 percent of sales for the third quarter of 1997 compared with 21.2 percent for the corresponding period of 1996. Selling and administrative expenses were $133.2 million for the third quarter of 1997 compared to $111.8 million in the same period of 1996. These increases principally reflect higher variable selling-related costs in the Specialty Chemicals segment and higher original-equipment strategic sales incentives in the Aerospace segment.

     For the first nine months of 1997, selling and administrative expenses were
22.8 percent compared with 21.7 percent for the same period of 1996. Selling and administrative expenses were $390.3 million for the first nine months of 1997 compared with $331.9 million for the corresponding period last year. The increase occurred for the same reasons as the third quarter.

     During the first nine months of 1997, BFGoodrich recognized a $13.7 million pretax gain ($8.0 million after tax) in connection with the issuance of a subsidiary's (DTM Corporation) common stock in an initial public offering (see Note G to the Condensed Consolidated Financial Statements appearing on page F-32). DTM Corporation is currently exploring acquisition opportunities which may involve the issuance of its common stock.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, BFGoodrich will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement No. 128 on the calculation of primary and fully diluted earnings per share for the three and nine month periods ended September 30, 1997 and September 30, 1996 is not material.

  Segment Analysis:

                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                 SEPTEMBER 30,             SEPTEMBER 30,
                                              -------------------     -----------------------
     (DOLLARS IN MILLIONS)                     1997         1996        1997           1996
     -------------------------------------    ------       ------     --------       --------
     SALES:
       Aerospace..........................    $362.2       $310.7     $1,038.6       $  920.7
       Specialty Chemicals................     223.7        217.5        674.8          611.6
                                              ------       ------     --------       --------
               Total......................    $585.9       $528.2     $1,713.4       $1,532.3
                                              ======       ======     ========       ========
     OPERATING INCOME:
       Aerospace..........................    $ 48.3       $ 38.0     $  124.2       $  117.1
       Specialty Chemicals................      31.8         30.8         94.0           84.3
                                              ------       ------     --------       --------
       Total Segments.....................      80.1         68.8        218.2          201.4
       Corporate..........................     (16.4)       (14.9)       (46.3)         (39.2)
                                              ------       ------     --------       --------
               Total......................    $ 63.7       $ 53.9     $  171.9       $  162.2
                                              ======       ======     ========       ========

  Aerospace:

                          SALES BY GROUP (IN MILLIONS)

                                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                                   SEPTEMBER 30,            SEPTEMBER 30,
                                                -------------------     ---------------------
                                                 1997         1996        1997          1996
                                                ------       ------     --------       ------
     Landing Systems........................    $136.5       $106.6     $  373.1       $302.7
     Sensors and Integrated Systems.........     140.4        118.3        406.5        356.2
     MRO....................................      85.3         85.8        259.0        261.8
                                                ------       ------     --------       ------
     Total..................................    $362.2       $310.7     $1,038.6       $920.7
                                                ======       ======     ========       ======

  Third Quarter 1997 Versus Third Quarter 1996

     The Aerospace segment achieved sales of $362.2 million in the third quarter of 1997, an increase of 17 percent over the third quarter of 1996. The impact of divestitures and an acquisition was not significant.

     The Landing Systems Group sales increased 28 percent over the 1996 third quarter. This continued growth largely reflects higher demand from original-equipment manufacturers for landing gear and evacuation products, primarily for the B737, B747-400, MD-11 and A330/340 programs. Demand also remained strong for wheels and brakes products for the A330/340 commercial programs, as well as for the F-16 military retrofit program.

     Sales in the Sensors and Integrated Systems Group increased 19 percent over the 1996 third quarter. The group continues to benefit from strong demand for aftermarket spares sales, particularly for aircraft sensors. In addition, higher demand for sensors products by commercial original-equipment manufacturers, principally on the B747 and B777 programs, and regional and business jet manufacturers, primarily on the Gulfstream GV and Embraer 145 programs, contributed to the quarterly sales growth.

     Sales in the MRO Group remained flat compared with the prior year third quarter. Three lines of maintenance expected to start up in the airframe business during the third quarter were delayed into the fourth quarter by customers. In addition, sales were constrained by lower productivity (see discussion under Operating

Income) in the airframe and component overhaul and repair businesses, and lower demand for component overhaul and repair services. (The foregoing analysis contains forward-looking information -- see cautionary statement at the end of this section.) The group's wheel and brake services business (which represented 20 percent of the group's 1997 third quarter sales) achieved an 18 percent increase in sales, reflecting continued solid demand.

  First Nine Months of 1997 Versus First Nine Months of 1996

     Total Aerospace segment sales for the first nine months of 1997 increased by 13 percent compared with the first nine months of 1996, principally reflecting internal volume growth.

     Sales in the Landing Systems Group increased 23 percent over the first nine months of 1996. This improvement occurred for the same reasons affecting the third quarter.

     The Sensors and Integrated Systems Group achieved a 14 percent sales increase during the first nine months of 1997. Excluding divestitures and an acquisition, sales increased 11 percent, also for the same reasons affecting the third quarter sales results.

     The MRO Group's sales declined modestly compared to the first nine months of 1996. In addition to the factors affecting the third quarter sales, the 1996 sales include approximately $7 million of product sales by the component services businesses which are not normally made by the service businesses and which are not expected to recur.

                    OPERATING INCOME BY GROUP (IN MILLIONS)

                                                     THREE MONTHS
                                                    ENDED SEPTEMBER       NINE MONTHS ENDED
                                                          30,               SEPTEMBER 30,
                                                   -----------------     -------------------
                                                   1997        1996       1997         1996
                                                   -----       -----     ------       ------
     Landing Systems...........................    $21.1       $15.2     $ 52.5       $ 45.5
     Sensors and Integrated Systems............     24.7        16.5       59.6         46.8
     MRO.......................................      2.5         6.3       12.1         24.8
                                                   -----       -----     ------       ------
     Total.....................................    $48.3       $38.0     $124.2       $117.1
                                                   =====       =====     ======       ======

  Third Quarter 1997 Versus Third Quarter 1996

     Overall, the Aerospace segment's operating income increased 27 percent compared with the third quarter of 1997. Excluding divestitures and an acquisition, operating income increased 24 percent.

     The Landing Systems Group achieved a 39 percent increase in operating income over the third quarter of 1996, largely as a result of higher original-equipment sales levels. This income growth was achieved despite significantly higher original-equipment strategic sales incentives by the group's wheel and brake businesses compared with 1996.

     The Sensors and Integrated Systems Group operating income increased 50 percent compared with the third quarter of 1996, due to higher sales volumes, particularly for higher margin aftermarket spares sales. Excluding divestitures and an acquisition, the group's operating income increased 45 percent.

     Operating income in the MRO Group declined to $2.5 million in the third quarter of 1997, which includes a charge of approximately $1 million to reserve against potential losses related to a customer, Western Pacific Airlines, filing for Chapter 11 protection under the Bankruptcy Code. The reserve represents about 10 percent of the total amount receivable from Western Pacific Airlines. While it is possible that additional charges may be taken in the future, the amount reserved for at September 30, 1997 is based on information currently available to the Company. Although Western Pacific Airlines continues to operate, there is insufficient information currently to assess if there will be a material decline in MRO revenues and income generated from this customer. Apart from the Western Pacific Airlines situation, the group is experiencing the continued effect of lower productivity, largely due to labor inefficiencies from training new technicians at the group's airframe and component overhaul and repair businesses in Everett, Washington. Turnover of skilled technicians has continued at higher than normal historical levels as a result of continued hiring of new technicians at Boeing's and airlines' neighboring facilities; however, the turnover rate is still considerably lower than during the second half of 1996 when Boeing significantly ramped up its hiring of skilled technicians. BFGoodrich does not expect the turnover rate to diminish appreciably in the near future. Recent press articles indicating that Boeing may need to substantially increase its production work force in the immediate future could result in higher turnover of skilled technicians in the affected MRO businesses. In addition to labor productivity issues, operating margins have weakened as a result of significant increases in wages and related benefits provided to skilled technicians during the past six to twelve months in order to be more competitive with compensation being offered by competing industry employers. (The foregoing analysis contains forward-looking information -- see cautionary statement at the end of this section.)

  First Nine Months of 1997 Versus First Nine Months of 1996

     Total Aerospace operating income increased by 6 percent compared with the first nine months of 1996. Excluding divestitures and an acquisition, operating income increased 4 percent.

     The Landing Systems and Sensors and Integrated Systems Groups achieved higher operating income for the first nine months of 1997 compared with the first nine months of 1996 for the same reasons that affected the third quarter income results. Excluding divestitures and an acquisition, the Sensors and Integrated Systems Group's operating income increased 11 percent.

     Operating income in the MRO Group declined significantly during the first nine months of 1997 compared with the same period of 1996, also due to the same reasons affecting the third quarter income results.

  Specialty Chemicals:

                          SALES BY GROUP (IN MILLIONS)

                                                       THREE MONTHS
                                                      ENDED SEPTEMBER      NINE MONTHS ENDED
                                                            30,              SEPTEMBER 30,
                                                     -----------------     -----------------
                                                      1997       1996       1997       1996
                                                     ------     ------     ------     ------
     Specialty Plastics............................  $ 78.1     $ 72.0     $231.8     $214.6
     Specialty Additives...........................   145.6      145.5      443.0      397.0
                                                     ------     ------     ------     ------
     Total.........................................  $223.7     $217.5     $674.8     $611.6
                                                     ======     ======     ======     ======

  Third Quarter 1997 Versus Third Quarter 1996

     The Specialty Chemicals segment achieved sales of $223.7 million in the third quarter of 1997, an increase of 3 percent over the third quarter of 1996.

     The Specialty Plastics Group achieved a 9 percent increase in sales over the third quarter of last year, reflecting higher volumes across all business lines in North America and Europe. The group's growth, however, continues to be dampened by the negative foreign currency translation effect of the stronger U.S. dollar, primarily relative to the Belgian franc.

     Sales in the Specialty Additives Group remained flat. The group enjoyed higher volumes in most markets, especially in the personal care, adhesives and construction markets. These gains, however, were offset by an unfavorable sales mix and continued adverse foreign currency translation effects.

  First Nine Months of 1997 Versus First Nine Months of 1996

     Year-to-date sales for the Specialty Chemicals segment increased 10 percent. Excluding acquisitions, sales increased 5 percent.

     Both the Specialty Plastics and Specialty Additives Groups had higher volumes across all business lines compared with the comparable period of 1996. The impact of this growth was negatively impacted by adverse translation effects. Excluding acquisitions, sales increased 5 percent in the Specialty Additives Group. The impact of a 1996 acquisition in the Specialty Plastics Group was not significant.

                    OPERATING INCOME BY GROUP (IN MILLIONS)

                                                       THREE MONTHS
                                                      ENDED SEPTEMBER      NINE MONTHS ENDED
                                                            30,              SEPTEMBER 30,
                                                     -----------------     -----------------
                                                     1997        1996      1997        1996
                                                     -----       -----     -----       -----
     Specialty Plastics..........................    $12.1       $10.0     $30.4       $32.4
     Specialty Additives.........................     19.7        20.8      63.6        51.9
                                                     -----       -----     -----       -----
     Total.......................................    $31.8       $30.8     $94.0       $84.3
                                                     =====       =====     =====       =====

  Third Quarter 1997 Versus Third Quarter 1996

     Operating income for the Specialty Chemicals segment increased modestly in the 1997 third quarter.

     The Specialty Plastics Group operating income increased 21 percent from the prior year quarter, largely due to higher sales, complemented by a favorable mix. The group's operating income was constrained by start-up costs and higher operating expenses associated with capacity expansions in Europe and the U.S. and, to a lesser extent, adverse exchange rate effects.

     The Specialty Additives Group operating income decreased 5 percent, despite comparable sales levels in each period. Operating margins were adversely impacted by higher selling-related costs and adverse foreign exchange rate effects.

  First Nine Months of 1997 Versus First Nine Months of 1996

     Operating income for the first nine months of 1997 increased 12 percent for the Specialty Chemicals segment. Excluding acquisitions, operating income increased 9 percent.

     The Specialty Plastics Group's operating income declined, despite higher sales in 1997. Operating margins were weakened by higher operating costs, plant start-up costs and unfavorable translation effects.

     Higher sales volume was the principal factor for higher operating income in the Specialty Additives Group compared with the 1996 year-to-date period. Operating income was negatively impacted by the translation effects of the stronger U.S. dollar.

     Corporate

     Third quarter 1997 Corporate expenses increased to $16.4 million, compared with $14.9 million in the same period last year. This increase is largely attributable to higher costs associated with the Company's long-term incentive plan and other employee benefit costs.

     Corporate expenses for the first nine months of 1997 were $46.3 million compared with $39.2 million for the same period of 1996. The increase is due to the same reasons as for the third quarter increase.

     Interest Expense/Income

     Interest expense in the third quarter of 1997 decreased 44 percent to $6.4 million, compared with the same period in 1996. Interest expense for the first nine months of 1997 decreased 25 percent to $23.6 million, compared with the first nine months of 1996. These decreases were largely due to lower short-term debt levels, principally resulting from the use of the proceeds from business divestitures (see Notes C and E to the Condensed Consolidated Financial Statements at pages F-30 and F-31, respectively).

     Higher interest income in the 1997 periods compared with 1996 reflects higher cash levels in 1997 generated from the proceeds of business divestitures.

     Other Income/Expense -- Net

     For the third quarter of 1997, BFGoodrich had other expense of $4.3 million compared with other expense of $8.3 million in the same period last year. The prior year quarter included a $3.5 million charge for transaction costs incurred in connection with the then unsuccessful sale of CAO to The Westlake Group.

     For the 1997 year-to-date period, other income (expense) -- net includes the $26.4 million pretax gain on the sale of Engine Electrical Systems Division.

     Income Taxes

     For the third quarter of 1997, an income tax provision of $20.4 million was recorded on pretax income from continuing operations of $55.6 million, an effective tax rate of 36.7 percent. For the same period last year, an income tax provision of $11.1 million was recorded on pretax income from continuing operations of $34.6 million, an effective tax rate of 32.1 percent. For the first nine months of 1997, an income tax provision of $66.1 million was recorded on pretax income from continuing operations of $179.8 million, an effective tax rate of 36.8 percent. For the same period last year, an income tax provision of $39.2 million was recorded, reflecting an effective rate of 34.3 percent. For the 1997 periods, the effective tax rate was higher than the federal statutory rate principally due to state and local income taxes. The effective rate was lower for the 1996 periods principally due to lower foreign income taxes.

     Discontinued Operations

     On August 15, 1997, BFGoodrich completed the disposition of its CAO business to The Westlake Group for $92.75 million, resulting in an after-tax gain of $14.5 million, or $.27 per share. The disposition of the CAO business represents the disposal of a segment of a business under APB 30. Accordingly, the consolidated statement of income has been restated to reflect the CAO business (previously reported as Other Operations) as a discontinued operation.

     On February 3, 1997, BFGoodrich completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $1.09 per share. The sale of Tremco Incorporated completed the disposition of BFGoodrich's SC&A Group which also represented a disposal of a segment of a business under APB 30.

     A summary of the results of discontinued operations is presented in Note C to the Condensed Consolidated Financial Statements appearing beginning on page F-30.

     Merger With Rohr

     On September 22, 1997, BFGoodrich and Rohr publicly announced that the two companies had agreed to merge. Rohr primarily designs, develops and integrates aircraft engine nacelle and pylon systems and provides support services. The merger will be effected by a stock-for-stock exchange wherein Rohr common shareholders will receive 0.7 shares of BFGoodrich Common Stock for each share of Rohr Common Stock. The value of the merger is estimated at approximately $1.3 billion, including the value of Rohr's debt. The merger is subject to regulatory and shareholder approval and is expected to be completed in late 1997. In its fiscal year ended July 31, 1997, Rohr had sales of $944 million.

     Immediately following the merger, BFGoodrich intends to refinance most of Rohr's debt with lower cost debt. BFGoodrich estimates it will incur a pretax charge of approximately $25 million in the aggregate for debt extinguishment costs. BFGoodrich is striving to refinance Rohr's debt, and recognize the related debt extinguishment costs, in the same quarter the merger is consummated.

     The merger is expected to be accounted for as a pooling of interests. The pooling of interests criteria, amongst other things, will impose limitations on the Company's ability to divest assets and repurchase shares for a period of up to two years after the merger is consummated.

     Year 2000 Computer Costs

     BFGoodrich has been addressing for some time the computer system changes that will be required to ensure functionality of all BFGoodrich's computer systems for the year 2000. BFGoodrich is currently or soon will be engaged in the implementation of several new business systems, replacing outdated systems. The new systems are already designed to be year 2000 compliant. In other circumstances, BFGoodrich will be required to make changes to existing systems. BFGoodrich currently estimates that incremental costs (i.e., payments to third parties) to modify existing software to become year 2000 compliant should be less than $5 million in the aggregate for existing BFGoodrich businesses. Such costs are expected to be incurred primarily throughout 1998 and 1999, and will be expensed as incurred. BFGoodrich is currently reviewing the magnitude of the year 2000 issue for Rohr's operations. Although costs will be incurred by Rohr's businesses, the level of costs has not been determined at this time. BFGoodrich is also reviewing the efforts being undertaken by its vendors and customers to become year 2000 compliant to ensure that no business interruption is experienced at the turn of the century. BFGoodrich is not currently aware of vendor or customer circumstances that may have a material adverse impact on BFGoodrich. (The foregoing analysis contains forward-looking information -- see cautionary statement at the end of this section.)

     Capital Resources and Liquidity

     Current assets less current liabilities increased by $285.5 million from December 31, 1996 to September 30, 1997. This result principally reflects the proceeds from the sale of Tremco Incorporated, CAO and the Engine Electrical Systems Division. BFGoodrich's current ratio increased from 1.4X at December 31, 1996 to 2.1X at September 30, 1997. The quick ratio also increased from .68X at December 31, 1996 to 1.2X at September 30, 1997. BFGoodrich expects to have adequate cash flow from operations and has the credit facilities (described in BFGoodrich's Annual Report on Form 10-K for the year ended December 31, 1996) to satisfy its operating requirements and capital spending programs, to refinance most of Rohr's debt at a lower effective interest rate following the merger, and to finance growth opportunities as they arise.

     BFGoodrich's debt-to-capitalization ratio was 24.6 percent at September 30, 1997, compared with 32.6 percent at December 31, 1996. For purposes of this ratio, the Trust preferred securities are treated as capital.

     Cash Flows

     Cash flow from operating activities in the first nine months of 1997 includes approximately $33 million in tax payments relating to business divestitures. Excluding these payments, cash flow from operating activities in the first nine months of 1997 was approximately $40 million less than the same period last year. This decrease is principally due to higher working capital usage in 1997 to support higher sales volumes. Average operating working capital (defined as accounts receivable plus pre-LIFO inventory less accounts payable) as a percent of annualized sales declined to 23.3 percent for the first nine months of 1997, compared with 25.6 percent for the same period last year (percentages exclude the SC&A Group and CAO). During the first nine months of 1997, BFGoodrich generated approximately $400 million in cash proceeds from the previously mentioned business dispositions. BFGoodrich expects to generate positive cash flow from operating activities in 1997 after satisfying capital expenditures and payment of dividends, but excluding the effects of acquisitions and divestitures.

     Forward-Looking Information is Subject to Risk and Uncertainty

     This document includes certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that involves risk and uncertainty. The expected continuing recovery of the worldwide civil aviation market could be adversely affected if customers cancel or delay current orders or original equipment manufacturers reduce the rate they build or expect to build products for such customers. Such cancellations, delays or reductions may occur if there is a substantial change in the health of the airline industry or in the general economy, or if a customer were to experience financial or operational difficulties. Even if orders remain strong, original equipment manufacturers could reduce the rate at which they build aircraft due to inability to obtain adequate parts from suppliers and/or because of productivity problems relating to a recent rapid build-up of workers to increase the build rate of new aircraft. Boeing recently announced a temporary reduction in production for these reasons. A change in levels of defense spending could curtail or enhance prospects in

BFGoodrich's military business. If the trend towards increased outsourcing or reduced number of suppliers in the airline industry changes, it could affect BFGoodrich's business.

     With respect to Specialty Chemicals, the expected growth in volume demand could be adversely impacted by a lack of acceptance of new product offerings or by a delay in capacity expansions in the United States and Europe. Expected sales increases in the Far East could be adversely impacted by recent turmoil in financial markets in that area.

     The explanation of the higher than normal historical turnover rate of technicians in the Aerospace MRO Group assumes that Boeing and airlines continue to hire technicians. If Boeing or the airlines were to cease hiring new technicians, BFGoodrich's turnover rate may return to normal historical levels. If the three new lines of maintenance which are expected to be started up in the fourth quarter are further delayed by customers, there could be a further adverse impact on the MRO Group. If Western Pacific Airlines were to reduce its need for MRO services or it were to cease operating, there could be an adverse effect on future business of the MRO Group until replacement business is secured. Additionally, if Western Pacific Airlines were to cease operating, it is likely BFGoodrich would incur additional write-offs of its receivables. Such events could be exacerbated if there is a substantial change in the health of the airline industry, or in the general economy, or if a customer were to experience major financial difficulties.

     If outside vendors are unable to make their computer systems year 2000 compliant in time, or if the magnitude of the year 2000 issue is greater than presently anticipated, it could have a material adverse impact on BFGoodrich.

                 DIRECTORS AND EXECUTIVE OFFICERS OF BFGOODRICH

DIRECTORS

Jeanette Grasselli Brown, age 69 -- Director since April 15, 1991.

     Retired Director of Corporate Research, BP America. Mrs. Brown is a graduate of Ohio University, BS and Case Western Reserve University, MS. She holds seven DSc (hon.) degrees. Mrs. Brown joined the Research Department of Standard Oil Company of Ohio (now BP America) in 1950. At her retirement in January 1989 she was Director of Corporate Research, Environmental and Analytical Sciences. She has authored 9 books and over 70 publications in scientific journals. Mrs. Brown is a director of AGA Gas, Inc., BDM International, Inc., Diatrac Holdings, Inc., McDonald & Co. Investments and USX Corp. She is past Chair of the Board of Trustees of Ohio University and was Distinguished Visiting Professor and Director, Research Enhancement there from 1989-1995. She was appointed to the Ohio Board of Regents in 1995. She is a member of the Board of Trustees of the Great Lakes Science Center, Holden Arboretum, and the Musical Arts Association. She is Chair of the Board of Trustees of The Cleveland Scholarship Programs Inc. She is past Chair of the U.S. Committee for the International Union of Pure and Applied Chemistry, and she serves on the White House Joint High Level Advisory Panel on US/Japan Science and Technology Agreements.

David L. Burner, age 58 -- Director since December 4, 1995.

     Chairman of the Board, President and Chief Executive Officer, The BFGoodrich Company. Mr. Burner received his BSC degree in accounting from Ohio University. He joined BFGoodrich in 1983 as a Financial Vice President of the Engineered Products Group. Later that year he became Vice President and General Manager of the Off-Highway Braking Systems Division and in 1985 became an Executive Vice President of the Aerospace and Defense Division. In February 1987 Mr. Burner became President of that Division, which is now BFGoodrich Aerospace. He was elected a Senior Vice President of BFGoodrich in April 1990 and Executive Vice President in October 1993. He joined the Office of the Chairman in July 1994, was elected President of BFGoodrich in December 1995, assumed the additional title of Chief Executive Officer in December 1996 and became Chairman in July 1997. Mr. Burner began his career with Arthur Andersen & Co. Mr. Burner is a member of the Board of Directors of Brush Wellman Inc. He is also Chairman of The Ohio Aerospace Institute, a member of the Board of Governors of the Aerospace Institute of America, the Board of Directors of the Akron Art Museum, The Greater Cleveland Growth Association and is a Trustee of The Ohio University Foundation. He serves on the Advisory Board of the Salvation Army of Greater Cleveland.

George A. Davidson, Jr., age 59 -- Director since April 15, 1991.

     Chairman and Chief Executive Officer, Consolidated Natural Gas Company, a natural gas holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer. Mr. Davidson is a director of Consolidated Natural Gas Company and PNC Bank Corp. He serves on the National Petroleum Council, the Allegheny Conference on Community Development, the Pittsburgh Foundation, is past Chairman of the American Gas Association and Chairman of the Board of The Pittsburgh Cultural Trust. Mr. Davidson is a Trustee of the University of Pittsburgh and is the Chairman Emeritus of the Pittsburgh Civic Light Opera Board.

Richard K. Davidson, age 55 -- Director since October 1, 1996.

     Chairman, President and Chief Executive Officer, Union Pacific Corporation, a transportation company with interests in the railroad and trucking industries. Mr. Davidson received his B.A. degree from Washburn University in Kansas and completed the Advanced Management Program at Harvard University. He launched his railroad career with the Missouri Pacific Railroad in 1960. In 1982 Mr. Davidson became part of Union Pacific Railroad when the Missouri Pacific merged with Union Pacific. He became Vice President-Operations in 1986 and Executive Vice President three years later. In August of 1991 Mr. Davidson became President and Chief Executive Officer and six weeks later was elected Chairman and Chief Executive Officer of Union Pacific

Railroad. In 1994, he became President and a member of the Board of Directors of Union Pacific Corporation, Chief Operating Officer in November of 1995 and remains Chairman and Chief Executive Officer of Union Pacific Railroad. Mr. Davidson became Chairman and Chief Executive Officer of Union Pacific Corporation on January 1, 1997. Currently he serves as a member of the Board of CALEnergy Company, Inc.

James J. Glasser, age 63 -- Director since April 15, 1985.

     Chairman Emeritus, GATX Corporation, a transportation, storage, leasing and financial services company. Mr. Glasser holds a bachelor of arts degree from Yale University and a doctor of jurisprudence degree from Harvard Law School. He joined GATX Corporation in 1961 and served in various executive capacities becoming President in 1974, Chairman of the Board and Chief Executive Officer in 1978, and Chairman Emeritus in April 1996. He is a Director of Harris Bankcorp, Inc., Harris Trust and Savings Bank, Mutual Trust Life Insurance Co. and Stone Container Corporation. Mr. Glasser is also a Director of the Chicago Association of Commerce & Industry, Chicago Central Area Committee, Lake Forest Hospital, National Merit Scholarship Corporation, Northwestern Memorial Corporation, Voices for Illinois Children and a Trustee of Better Government Association, Chicago Zoological Society and the University of Chicago and is a member of the Executive Committee of the Chicago Community Trust.

Jodie K. Glore, age 51 -- Director since September 15, 1997.

     President and Chief Operating Officer, Rockwell Automation, a leader in industrial automation and the largest business of Rockwell International. Mr. Glore received his B.S. in engineering from the United States Military Academy at West Point, N.Y. and a M.S. in industrial and labor relations from the University of Oregon. He joined Allen-Bradley, now part of Rockwell Automation, in 1979 and held several management positions in new product development and marketing. In 1985 he left Allen-Bradley and joined Square D Company and held various management positions, the most recent being Corporate Vice President of Sales and Marketing. In 1992 Mr. Glore rejoined Allen-Bradley as Senior Vice President for the Automation Group. He was appointed President of Allen-Bradley in 1994 and in 1995 he assumed the additional title of Chairman of the Board. In 1995 he was also elected Senior Vice President of Rockwell International and a member of its Corporate Strategy Committee, serving as President and Chief Operating Officer of Rockwell Automation. Mr. Glore is not a director of any other public company.

Douglas E. Olesen, age 58 -- Director since October 1, 1996.

     President and Chief Executive Officer, Battelle Memorial Institute, a research and development organization for government and industry. Dr. Olesen earned his B.S., M.S. and Ph.D. degrees in Civil Engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. Three years later he was elected President and Chief Executive Officer. Currently he serves as a Director of Columbia Gas Systems, Inc. and its subsidiary, Columbia Gas-Ohio. He is active in numerous community organizations and is also a former President of the International Technology Institute.

Richard De J. Osborne, age 63 -- Director since April 15, 1996.

     Chairman, President and Chief Executive Officer, ASARCO Incorporated, a leading producer of nonferrous metals. Mr. Osborne received an A.B. in economics from Princeton University. He joined ASARCO in 1975 as Vice President of Finance and Chief Financial Officer. He became an Executive Vice President in 1977 and President in 1982. He assumed his present position in 1985. Prior to that time, Mr. Osborne had been an Executive Vice President of Finance and Business Development at Fairchild Camera and Instrument Corporation and held various executive positions in finance, planning and management at IBM Corporation. Mr. Osborne is also Chairman of the Board (non executive) and a Director of Southern Peru Copper Corporation and a Director of ASARCO Incorporated, Grupo Mexico, S.A. de C.V. and Schering-Plough Corporation. Mr. Osborne is a Trustee of The Tinker Foundation.

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

Joseph A. Pichler, age 58 -- Director since September 1, 1988.

     Chairman and Chief Executive Officer, The Kroger Co., a retail food company. Mr. Pichler is a magna cum laude graduate of Notre Dame University and has an M.B.A. and a Ph.D. from the University of Chicago. He joined Dillon Companies, Inc. in 1980 and was elected President of Dillon in 1982. He was elected to the Board of Directors of Kroger when Dillon became part of Kroger in January 1983. He was elected President and Chief Operating Officer in October 1986, Chief Executive Officer in June 1990 and Chairman in September 1990. Mr. Pichler served for six years as Dean of the School of Business at the University of Kansas. Mr. Pichler is a director of The Kroger Co. and Cincinnati Milacron, Inc. He serves on the Advisory Board of Tougaloo College in Tougaloo, Mississippi and the Cincinnati Chapter of The Salvation Army. He is a Board Member of the Salvation Army School for Officer Training.

Alfred M. Rankin, Jr., age 56 -- Director since April 18, 1988.

     Chairman, President and Chief Executive Officer, NACCO Industries, Inc., a holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a Bachelor of Arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating Officer from April 1986 to February 1989. He is a director of NACCO Industries, Inc., The Standard Products Company and The Vanguard Group. He is a trustee of The Cleveland Foundation, Cleveland Tomorrow, the Cleveland Museum of Art, the Musical Arts Association and University Hospitals of Cleveland.

Ian M. Ross, age 70 -- Director since March 1, 1983.

     President Emeritus, AT&T Bell Laboratories, the research and development subsidiary of AT&T. A native of Southport, England, Dr. Ross received his B.A., M.A. and Ph.D. degrees in electrical engineering from Cambridge University, England. He joined AT&T Bell Laboratories in 1952 and has held a number of positions with that corporation and its affiliates. He was named President in 1979 and President Emeritus in July 1991. Dr. Ross is a director of NACCO Industries, Inc. and Thomas & Betts Corporation. He is also a member of the National Science Board and the Board of Trustees of the Foundation of the University of Medicine and Dentistry of New Jersey.

D. Lee Tobler, age 64 -- Director since April 18, 1988.

     Executive Vice President and Chief Financial Officer, The BFGoodrich Company. Mr. Tobler received a bachelor of arts degree in finance and economics from Brigham Young University in 1957 and a master in business administration degree from Northwestern University in 1958. In 1981 Mr. Tobler joined Zapata Corporation as Group Vice President, Chief Administrative and Financial Officer, where he served until he assumed his present position as of January 1, 1985. Mr. Tobler is not a director of any other public company. Mr. Tobler is past Chairman and currently a Trustee of the Akron Regional Development Board, The University of Akron, Inventure Place and President of the Ohio Ballet Board of Trustees.

A. Thomas Young, age 59 -- Director since April 17, 1995.

     Retired Executive Vice President, Lockheed Martin Corporation, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master's degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Cooper Industries, Inc., Dial Corporation, Memotec Communications Inc., Potomac Electric Power Company,

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

and Science Applications Informational Corp. He is a director of the Virginia Engineering Foundation of the University of Virginia's School of Engineering and Applied Science. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics, Chairman of the Executive Committee of the Business Committee for the Arts and a member of the National Academy of Engineering.

Robert H. Rau, age 61 -- Named as a Person about to become a Director.

     President and Chief Executive Officer of Rohr. Prior to joining Rohr, Mr. Rau was an Executive Vice President of Parker-Hannifin and, for the ten years prior to 1993, had served as President of the Parker-Bertea Aerospace segment of Parker-Hannifin. Parker-Bertea designs and produces a broad line of hydraulic, fuel and pneumatic systems and components for commercial, military and general aviation aircraft. He joined Parker-Hannifin in 1969 and held positions in finance, program management and general management. Mr. Rau has extensive experience in the aerospace industry. In addition, Mr. Rau is a member of the Board of Governors of the Aerospace Industries Association and a past Chairman of the General Aviation Manufacturers Association. He became a director of Rohr in April 1993.

EXECUTIVE OFFICERS

David L. Burner, age 58, Chairman of the Board, President and Chief Executive Officer

     Mr. Burner's biographical information appears in the section
"-- Directors."

Jon V. Heider, age 63, Executive Vice President

     Mr. Heider joined BFGoodrich in June 1984 as Vice President and General Counsel. He was elected Senior Vice President in 1988 and Executive Vice President in 1994. Mr. Heider resigned as General Counsel on October 21, 1997 and will retire March 1, 1998. Prior to coming with BFGoodrich, Mr. Heider was employed by Air Products and Chemicals Inc., Allentown, Pa., where he held several posts including that of General Counsel. His last assignment there was as Vice President of Corporate Development. His association with Air Products and Chemicals spanned 18 years. Mr. Heider has a B.A. from the University of Wisconsin and a J.D. from Harvard Law School.

Marshall O. Larsen, age 49, Executive Vice President and President and Chief Operating Officer, BFGoodrich Aerospace

     Mr. Larsen joined BFGoodrich in 1977 as an Operations Analyst. He served in various management positions until 1986 when he became Assistant to the President of BFGoodrich. He later served as General Manager of several divisions of BFGoodrich Aerospace. In 1994, Mr. Larsen was elected a Vice President of BFGoodrich and named Group Vice President, Safety Systems, BFGoodrich Aerospace. In December 1995 he was elected Executive Vice President of BFGoodrich and named President and Chief Operating Officer of BFGoodrich Aerospace. Mr. Larsen has a B.S. in engineering from the U.S. Military Academy and an M.S. in industrial administration from the Krannert Graduate School of Management at Purdue University.

David B. Price Jr., age 52, Executive Vice President and President and Chief Operating Officer, BFGoodrich Specialty Chemicals

     Mr. Price joined BFGoodrich in July 1997 in his present capacity. Prior to joining BFGoodrich, he was President of Performance Materials of Monsanto Company since 1995. Prior positions held by Mr. Price at Monsanto include Vice President and General Manager of commercial operations for the Industrial Products Group from 1993 to 1995, Vice President and General Manager of the Performance Products Group from 1991 to 1993, and Vice President and General Manager of Specialty Chemicals Division from 1987 to 1991. His association with Monsanto spanned 18 years. Mr. Price has a B.S. in civil engineering from the University of Missouri and an M.B.A. from Harvard University.

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

D. Lee Tobler, age 64, Executive Vice President and Chief Financial Officer

     Mr. Tobler's biographical information appears in the section
"-- Directors."

Terrence G. Linnert, age 51, Senior Vice President and General Counsel

     Mr. Linnert joined BFGoodrich in November 1997 in his present capacity. Prior to joining BFGoodrich, he was employed by Centerior Energy Corporation, where he held various positions spanning a 29 year career. Mr. Linnert was first elected General Counsel in 1990, Vice President -- Legal and General Counsel in 1992, Vice President -- Legal and Governmental Affairs and General Counsel in 1993, and Senior Vice President -- Corporate Administration Group, Chief Financial Officer and General Counsel in 1995, a position he held until joining BFGoodrich. Mr. Linnert has a B.S. in electrical engineering from the University of Notre Dame and a J.D. from Cleveland-Marshall College of Law, Cleveland State University.

Nicholas J. Calise, age 56, Vice President, Associate General Counsel and Secretary

     Mr. Calise joined BFGoodrich in October 1984 as Secretary and was also appointed Staff Vice President and Assistant General Counsel. In January 1989 he was elected Vice President and Associate General Counsel. Prior to joining BFGoodrich, he was with the Richardson-Vicks Inc. Home Care Products Division, Memphis, Tennessee, where he was Division Counsel, Director -- Planning and Business Development and Marketing Director. Mr. Calise has an A.B. from Middlebury College and an M.B.A. and LL.B. from Columbia University.

Steven G. Rolls, age 42, Vice President and Controller

     Mr. Rolls joined BFGoodrich in September 1981 as a Financial Analyst. He subsequently served in various capacities in the Treasury department, becoming an Assistant Treasurer in 1985. In 1987 he joined BFGoodrich Canada as Vice President, Finance and Treasurer. In 1989 he was appointed Vice President -Finance for the Aerospace segment. Mr. Rolls was elected Vice President and Controller in 1993. He has a B.S. in business administration from Miami University and an M.B.A. from Ohio State University.

George K. Sherwood, age 58, Vice President -- Tax Administration

     Mr. Sherwood joined BFGoodrich in July 1985 as Staff Vice
President -- Taxes and was elected Vice President -- Tax Administration in April 1986. Prior to joining BFGoodrich, Mr. Sherwood was Vice President -- Tax Administration for Zapata Corporation. Mr. Sherwood has a B.S. in business administration from Kansas State College and an M.B.A. in management from The University of Tulsa.

Les C. Vinney, age 48, Vice President and Treasurer

     Mr. Vinney joined BFGoodrich in 1991 as Vice President of Finance and Chief Financial Officer, Specialty Polymers and Chemicals Division. In 1993, he was named Senior Vice President, Finance and Administration, BFGoodrich Specialty Chemicals. In 1994, he was named Group Vice President, SC&A Group, and President, Tremco Incorporated, and elected a Vice President of BFGoodrich. In January 1997, Mr. Vinney was elected Vice President and Treasurer of BFGoodrich. Prior to joining BFGoodrich, he was with Engelhard Corporation in a number of senior operating and financial management positions, including Group Vice President of the Engineered Materials Division. He also held various management positions with Exxon Corporation. Mr. Vinney has a B.A. in economics and political science and an M.B.A. from Cornell University.

EXECUTIVE COMPENSATION

  REPORT OF THE COMPENSATION COMMITTEE.

     Executive Compensation Philosophy. The Compensation Committee of the BFGoodrich Board (the "Compensation Committee") and BFGoodrich are committed to the philosophy that pay should be linked to company performance so that the interests of executives are aligned with the interests of shareholders. This philosophy is supported by the following guiding principles for BFGoodrich's compensation programs:

     - A significant portion of pay will be dependent on BFGoodrich's annual and long-term performance including creation of shareholder value.

     - To the degree possible, compensation programs will be designed to use stock-based incentives in order to link shareholder and executive interests and to encourage stock ownership by executives.

     - A greater percentage of total compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

     - Total cash compensation is to be above the median and nearing the 75th percentile of major industrial companies when the variable compensation elements are earned and be substantially below the median when the variable compensation elements are not earned. BFGoodrich intends to provide total compensation commensurate with performance -- when there is good performance, compensation levels will compare favorably with other companies, and when performance is below expectations, compensation levels will be below the average of other companies.

     BFGoodrich's compensation program consists of three elements: annual base salary, annual cash bonus incentive compensation and long-term incentives. To assist it in performing its duties, the Committee meets periodically with compensation consultants.

     Survey Data. The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers both broad-based surveys of large industrial companies and industry-specific surveys. The principal broad-based surveys relied upon include three nationally recognized surveys covering more than 1,400 U.S. companies.

     The principal industry-specific survey utilized is that of selected aerospace and chemical companies, which the Compensation Committee has used for a number of years. There is some overlap between the different survey groups. No separate survey is constructed that includes only those companies comprising the different indices used in the stock price performance graph, although some of those companies are contained in the other surveys. The same surveys are used in determining competitive levels of base salary as well as various forms of incentive compensation.

     The Compensation Committee has established the target level for long-term incentive compensation to be approximately 110% of the survey data median when BFGoodrich achieves its financial goals. The Compensation Committee established guidelines for long-term compensation to achieve this target range a number of years ago, and will periodically reevaluate the guidelines.

     Base Salary. BFGoodrich's base salary policy is intended to insure that compensation practices are competitive within relevant industries and with major industrial companies. The Compensation Committee's current view is that the middle of the salary range for BFGoodrich executives should be at about the median base salary of comparable industrial companies. The Compensation Committee establishes the annual base salary for officers at the level of executive vice president or higher and approves salary midpoint levels and percentage increases in those levels for other executive positions in BFGoodrich. The salary range for each position is from 20% below the midpoint to 20% above the midpoint.

     Incentive Compensation. Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence company results significantly and enhance shareholder value. The philosophy for incentive compensation plans is to provide awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types -- annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual's level within BFGoodrich, the greater the percentage of his or her potential total compensation is represented by incentive compensation.

     Annual Incentive Compensation. An individual's annual cash bonus target is expressed as a percentage of his or her salary range midpoint, with the percentages of salary midpoint increasing with the level of the job. A total target incentive pool is created for the corporate staff, for each major business segment and for designated groups or divisions within each segment. The total target incentive pools are further divided into financial performance pools and pools based on performance against specific strategic and operational objectives approved by the Compensation Committee. For 1996, the financial pools were weighted between 80% and 85% and the strategic/operational pools were weighted between 15% and 20% of the target. Incentive payments can range from 50% of the target amount when the threshold financial objective of the corporate staff and major business segments (75%-92% of target in 1996) is achieved, to a maximum of 150% of the target when the maximum financial objective (110%-125% of target in 1996) is achieved. If a minimum financial performance is not achieved, no bonus will be paid.

     In 1996 corporate staff financial goals were based upon net income and return on equity. Operating segment financial goals were based upon segment operating income and working capital as a percent of sales. Individual awards are made based upon individual performance within a range established with reference to achievement of financial and strategic goals.

     1996 Results. The corporate staff achieved 142% of their financial and strategic goals. The operating segments achieved between 97% and 139% of their respective goals. The actual payout for the corporate staff averaged 124% of the target bonus and for the operating segments averaged 97% of target.

     The strategic goals for the corporate staff related to the implementation of corporate plans, resolution of litigation, acquisitions and divestitures and achievement of financial objectives. The strategic goals for the operating segments included specific objectives relating to product development, productivity improvement, market share, acquisitions and strategic alliances, cost structure and organizational goals.

     Long-Term Incentive Compensation. Currently, long-term incentive compensation at BFGoodrich consists of a performance-related plan based on a three-year measuring cycle and stock options.

     The Compensation Committee adopted the Long-Term Incentive Plan in 1992, which is based on the Performance Share Plan and the Stock Option Plan, and made awards of Restricted Shares and Performance Shares in 1995 (as of December 31, 1996, there were 67 participants). The participants who are still employed by BFGoodrich on December 31, 1997, will become vested in the Restricted Shares and will receive the shares early in 1998, less the number of shares to satisfy applicable withholding taxes. The Restricted Shares actually received will be restricted from further sale for an additional two years.

     The Compensation Committee established performance objectives over the three-year plan cycle when it awarded the Performance Shares in 1995. The recipient only will be entitled to retain shares at the end of the plan cycle if the threshold performance standard is met. The number of shares to be received free of further restrictions will range from 50% to 150% of the original Performance Share award depending on the level of achievement of financial objectives, less the number of shares to satisfy applicable withholding taxes.

     Currently the Compensation Committee only makes awards once every three years. Guidelines establish a target award of Restricted Shares and Performance Shares with the aggregate market value of the shares awarded based upon a percentage of salary midpoint depending upon the individual's position level within BFGoodrich -- the higher the position level the greater the percentage. The determination of whether to make an award and the amount of the award is dependent upon the individual's past performance and expectations of future performance.

     The performance objectives for the 1995 awards for the senior corporate executives and corporate staff employees are dependent upon the three-year average total company return on equity. The performance objectives for operating segment presidents at the time of the award is based one-half on total company performance measured as an average return on equity and one-half related to the operating segment performance expressed as average operating income return on net capital employed ("OIRONCE") for the three-year period. Other participants within the operating segments had their awards based solely on the average OIRONCE for their respective segment.

     The Stock Option Plan is administered by the Compensation Committee. The Plan provides that options may not be granted at less than 100% of fair market value and that options may not be repriced. The Compensation Committee has established a target award for individuals based upon the aggregate exercise price of the options granted as a percentage of salary midpoint -- the higher the salary midpoint, the greater the percentage. The actual award is dependent upon the individual's past performance and expectation of future performance. In 1996 the Committee granted stock options to 125 executives.

     With respect to the Executive Vice Presidents, the Compensation Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also

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

considers its own impression of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Compensation Committee makes the determination of the appropriate awards, but generally considers the recommendation of management making the specific award within the established guidelines. The Compensation Committee has available information as to the level of past awards and individual stock ownership of the executive officers. During 1996 the Compensation Committee endorsed a management recommendation establishing stock ownership guidelines for participants in the Long-Term Incentive Plan at a multiple of their base salary. The multiple varies from between .75 to 4 times salary, with the multiple increasing with one's level within BFGoodrich. Individuals are given five years to achieve the target ownership levels. The factors considered in making the awards for the Chief Executive Officer are discussed below.

     Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 established a disallowance of deductions for tax purposes for certain employee remuneration in excess of $1 million per year beginning in 1994. Under the Internal Revenue Service regulations, BFGoodrich believes all compensation to be earned in 1996 and all existing awards under BFGoodrich's long-term incentive plans will be fully deductible for Federal income tax purposes.

     Chief Executive Officer. In determining the base salary established for Mr. Ong, the Chief Executive Officer until December 2, 1996, and for Mr. Burner, the Chief Executive Officer since that date, the Compensation Committee took into account surveys of base compensation of chief executive officers of other major industrial companies. With respect to Messrs. Ong and Burner, the Committee considered their leadership and key contributions to the overall financial performance of BFGoodrich, and BFGoodrich's progress towards achieving important strategic objectives. The Compensation Committee determined to maintain Mr. Ong's base salary at the same level established as of January 1, 1994 and to provide all additional compensation through short and long-term incentive compensation. In December 1996, the Compensation Committee increased Mr. Burner's base salary to reflect the added responsibilities he assumed as Chief Executive Officer.

     Messrs. Ong and Burner do not participate in the Management Incentive Program. Instead, they participate in the Senior Executive Management Incentive Plan, which is designed to meet the federal income tax deductibility rules of the Code. As required by the Code, the plan requires that any award be based upon an objective formula established at the beginning of the year. A target award was established, based 60% on net income and 40% on return on equity. A threshold objective equal to 75% of the goal would result in an award of 50% of the target, while a maximum award equal to 150% of the target would result from attainment of 125% of the goal. Attainment between the threshold and the maximum goal results in a payment prorated on a straight line basis. For 1996 Messrs. Ong and Burner received $820,874 and $487,046 respectively, or 146% of their target amounts.

     In 1996, Messrs. Ong and Burner each received options to purchase 52,000 shares. (All share numbers have been adjusted to reflect the two-for-one stock split on April 1, 1996.) Of this amount the Compensation Committee awarded options to purchase 20,000 shares to Mr. Burner due to the increased responsibilities he assumed as President of BFGoodrich in December, 1995. During 1995, Messrs. Ong and Burner were awarded 58,000 and 28,000 Performance Shares and 20,000 and 10,000 shares of Restricted Stock, respectively. The guidelines for awards for the Chief Executive Officer and the actual targets are the same as for other corporate officers. The Compensation Committee used the same factors to make these awards as it did in determining the other elements of Messrs. Ong's and Burner's compensation. Currently the Committee only makes awards every three years. Mr. Ong retired from BFGoodrich on July 1, 1997.

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

     The Compensation Committee compares the total long-term incentive compensation with total long-term incentive compensation from the survey data. The Compensation Committee's target is to have total long-term incentive compensation equal 110% of the median of the survey data when BFGoodrich achieves its financial objectives. The guidelines for long-term incentive data are reviewed periodically.

                           The Compensation Committee

                                 James J. Glasser, Chairman
                                 William L. Wallace, Vice Chairman
                                 Jeanette Grasselli Brown
                                 George A. Davidson, Jr.
                                 Richard K. Davidson
                                 Ian M. Ross

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

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                        ----------------------------------
                                          ANNUAL COMPENSATION
                                  -----------------------------------            AWARDS            PAYOUTS
                                                                        ------------------------   -------
                                                                                      SECURITIES
                                                         OTHER ANNUAL   RESTRICTED    UNDERLYING    LTIP      ALL OTHER
        NAME AND                                         COMPENSATION      STOCK       OPTIONS/    PAYOUTS   COMPENSATION
   PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)       ($)        AWARDS($)(1)   SARS(#)     ($)(1)       ($)(2)
-------------------------  -----  ---------   --------   ------------   -----------   ----------   -------   ------------
John D. Ong,(3)             1996   750,000    820,874       139,099           -0-       52,000        -0-        91,950
Chairman and Chief          1995   750,000    782,496       100,892       443,750       31,000        -0-        84,000
Executive Officer           1994   750,000    650,000       103,794           -0-       17,500     840,463       68,760
David L. Burner,(3)         1996   487,500    487,046        62,511           -0-       52,000        -0-        48,750
Chairman, President and     1995   362,500    325,000        46,581       221,875       13,000        -0-        34,650
Chief Executive Officer     1994   325,000    215,000        33,862           -0-        6,000     124,073       30,000
D. Lee Tobler,              1996   407,000    325,000        65,073           -0-       22,000        -0-        41,100
Executive Vice President    1995   395,000    278,000        49,630       177,500       13,000        -0-        31,050
and
Chief Financial Officer     1994   379,000    245,000        43,591           -0-        8,000     270,954       31,524
Marshall O. Larsen,         1996   300,000    325,000        41,284           -0-       56,000        -0-        27,900
Executive Vice President    1995   240,417    165,000        21,567       110,938       14,400        -0-        45,245
and President,              1994   205,000     97,000        13,299           -0-        6,600        -0-        17,400
BFGoodrich Aerospace
Wayne O. Smith,(4)          1996   348,000    250,000        68,614           -0-       26,000        -0-        35,880
Executive Vice President    1995   326,250    250,000        37,708       221,875       13,000        -0-         4,950
and President, BFGoodrich   1994   225,000    190,000         8,040           -0-        5,000        -0-       212,500
Specialty Chemicals
Jon V. Heider,              1996   320,000    250,000        58,807           -0-       18,000        -0-        32,700
Executive Vice President    1995   307,000    225,000        46,179       133,125       10,000        -0-        28,620
and General Counsel         1994   295,917    170,000        44,747           -0-        5,000     236,297       23,911

(1) Restricted Shares awarded in 1995 vest on January 1, 1998; provided, however, the shares awarded (less shares withheld to satisfy withholding tax requirements) may not be sold for an additional two-year period. Dividends were paid on these shares at the same rate as paid to all other shareholders. As of December 31, 1996, the number of Restricted Shares and Performance Shares contingently awarded under BFGoodrich's Long-Term Incentive Plan and the market value of that number of shares, respectively, were as follows: J. D. Ong, 78,000 and $3,159,000; D. L. Burner, 38,000 and $1,539,000; D. L. Tobler, 30,000 and
$1,215,000; M. O. Larsen, 20,000 and $810,000; W. O. Smith, 38,000 and
$1,539,000; and J. V. Heider, 26,000 and $1,053,000.

(2) Of the amounts shown, $9,000 represents BFGoodrich's contribution to the Retirement Plus Savings Plan, a tax-qualified defined contribution plan, and the balance represents BFGoodrich's contributions to a benefit restoration plan with respect to amounts in excess of the amount permitted to be contributed under the tax-qualified plan.

(3) On December 2, 1996, Mr. Burner was elected Chief Executive Officer, replacing Mr. Ong in that position. In July 1997, Mr. Ong retired as Chairman and Mr. Burner replaced him in that position.

(4) Mr. Smith resigned as Executive Vice President and President of BFGoodrich Specialty Chemicals effective November 1, 1996. Under the terms of a separation agreement, he continued as an employee with full compensation and benefits through December 31, 1996. In addition, Mr. Smith will continue to receive his base compensation and certain benefits through April 30, 1998. He does not have sufficient years of service to be entitled to a pension benefit under BFGoodrich's qualified retirement plan, but Mr. Smith will be entitled to a supplemental executive retirement benefit of $76,838 per year commencing at age 65 from a non-qualified plan. Pursuant to an agreement made when hired, he will also be entitled to retiree medical benefits.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                              POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK PRICE
                                          INDIVIDUAL GRANTS                        APPRECIATION FOR OPTION TERM
                        ----------------------------------------------------- --------------------------------------
                          NUMBER OF     % OF TOTAL
                         SECURITIES    OPTIONS/SARS
                         UNDERLYING     GRANTED TO
                        OPTIONS/SARS    EMPLOYEES    EXERCISE OR
                           GRANTED      IN FISCAL    BASE PRICE    EXPIRATION
         NAME           (# OF SHARES)      YEAR        ($/SH)         DATE     0% ($)      5% ($)         10% ($)
----------------------- -------------  ------------  -----------   ----------  ------  --------------  --------------
J. D. Ong                   52,000          6.3%      $  34.375      1/2/06     -0-        $1,124,149      $2,848,815
D. L. Burner                52,000          6.3          34.375      1/2/06     -0-         1,124,149       2,848,815
D. L. Tobler                22,000          2.7          34.375      1/2/06     -0-           475,602       1,205,268
M. O. Larsen                56,000          6.8          34.375      1/2/06     -0-         1,210,622       3,067,954
W. O. Smith                 26,000          3.1          34.375      1/2/06     -0-            44,688          89,375
J. V. Heider                18,000          2.2          34.375      1/2/06     -0-           389,129         986,128
All Shareholders               N/A          N/A             N/A         N/A     -0-     1,163,438,309   2,947,843,000
All Optionees              825,400          100         34.4021      1/2/06-    -0-        17,861,656      45,255,103
                                                                     6/4/06
Optionee Gain
as % of all
Shareholder Gain               N/A          N/A             N/A         N/A     N/A              1.5%            1.5%

     The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the SEC and are not intended to forecast possible future appreciation, if any, of BFGoodrich Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. BFGoodrich did not use an alternative formula for a grant date valuation, as BFGoodrich is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No stock appreciation rights ("SARs") were attached to these options. The options granted to the named individuals were immediately exercisable and were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60-day period following a "change in control," as defined herein. Number of shares and exercise price are prior to the stock split.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                                    SECURITIES          VALUE OF
                                                                    UNDERLYING         UNEXERCISED
                                                                    UNEXERCISED       IN-THE-MONEY
                                                                   OPTIONS/SARS       OPTIONS/SARS
                                                                     AT FY-END          AT FY-END
                                                                   (# OF SHARES)           ($)
                                                                   -------------     ---------------
                         SHARES ACQUIRED ON     VALUE REALIZED     EXERCISABLE/       EXERCISABLE/
         NAME               EXERCISE (#)             ($)           UNEXERCISABLE      UNEXERCISABLE
-----------------------  ------------------     --------------     -------------     ---------------
J. D. Ong                      20,740              312,889           330,260/-0-       5,098,056/-0-
D. L. Burner                    -0-                  -0-             152,600/-0-       2,119,535/-0-
D. L. Tobler                   38,000              636,498           121,764/-0-       2,034,804/-0-
M. O. Larsen                    -0-                  -0-           84,059/11,341     825,548/215,106
W. O. Smith                    10,000              231,875            52,000/-0-         642,686/-0-
J. V. Heider                    -0-                  -0-             114,000/-0-       1,805,310/-0-

RETIREMENT PENSIONS

     BFGoodrich has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by BFGoodrich and contributions by the employee, if any, made prior to 1972. The plan is not available to directors other than those who are employees. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to BFGoodrich. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989 the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition employees hired prior to January 1, 1990, will receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

  FINAL                               YEARS OF BENEFIT SERVICE
 AVERAGE      ------------------------------------------------------------------------
 EARNINGS        10          20          25          30           35            40
----------    --------    --------    --------    --------    ----------    ----------
   100,000      14,681      29,363      36,703      44,044        51,385        57,135
   150,000      22,681      45,363      56,703      68,044        79,385        88,010
   200,000      30,681      61,363      76,703      92,044       107,385       118,885
   250,000      38,681      77,363      96,703     116,044       135,385       149,760
   300,000      46,681      93,363     116,703     140,044       163,385       180,635
   350,000      54,681     109,363     136,703     164,044       191,385       211,510
   400,000      62,681     125,363     156,703     188,044       219,385       242,385
   450,000      70,681     141,363     176,703     212,044       247,385       273,260
   500,000      78,681     157,363     196,703     236,044       275,385       304,135
   600,000      94,681     189,363     236,703     284,044       331,385       365,885
   700,000     110,681     221,363     276,703     332,044       387,385       427,635
   800,000     126,681     253,363     316,703     380,044       443,385       489,385
   900,000     142,681     285,363     356,703     428,044       499,385       551,135
 1,000,000     158,681     317,363     396,703     476,044       555,385       612,885
 1,100,000     174,681     349,363     436,703     524,044       611,385       674,635
 1,200,000     190,681     381,363     476,703     572,044       667,385       736,385
 1,300,000     206,681     413,363     516,703     620,044       723,385       798,135
 1,400,000     222,681     445,363     556,703     668,044       779,385       859,885
 1,500,000     238,681     477,363     596,703     716,044       835,385       921,635
 1,600,000     254,681     509,363     636,703     764,044       891,385       983,385
 1,700,000     270,681     541,363     676,703     812,044       947,385     1,045,135
 1,800,000     286,681     573,363     716,703     860,044     1,003,385     1,106,885
 1,900,000     302,681     605,363     756,703     908,044     1,059,385     1,168,635
 2,000,000     318,681     637,363     796,703     956,044     1,115,385     1,230,385

(1) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest 48 consecutive months of an employees' earnings. Earnings include salary, certain incentive payments including annual cash bonuses, but excludes awards under long-term incentive programs and BFGoodrich match in BFGoodrich savings plans. For the named executive officers, only the amounts shown in the Summary Compensation Table as Salary and Bonus under Annual Compensation constitute FAE. As of March 31, 1997, final average earnings for the individuals named in the Summary Compensation Table were as follows: J. D. Ong, $1,472,294;
D. L. Burner, $680,144; D. L. Tobler, $658,892; M. O. Larsen, $407,010; W. O.
Smith, $502,212; and J. V. Heider, $505,981.

(2) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3) As of January 31, 1997, the six Executive Officers named in the cash compensation table had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): J. D. Ong, 35 years, 10 months; D. L. Burner, 17 years, 9 months; D. L. Tobler, 16 years, 1 month; M. O. Larsen, 21 years, 9 months; W. O. Smith, 2 years, 9 months; and J.
V. Heider, 16 years, 8 months.

(4) Certain executives, including D. L. Burner, D. L. Tobler and J. V. Heider, became vested in benefits without regard to the normal five-year vesting period and earn an additional benefit equal to 1.6 percent for each of their first 15 years with BFGoodrich. As of December 31, 1996, the accrued additional benefits per year were as follows: D. L. Burner, $127,920; D. L. Tobler, $114,619; and J.
V. Heider, $109,067. These benefits are payable under a non-qualified supplemental plan funded in part with life insurance policies.

(5) Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

MANAGEMENT CONTINUITY AGREEMENTS

     In 1984 BFGoodrich first entered into management continuity agreements (the "Agreements") with certain employees, which now include all of the executive officers named in the preceding compensation table. Presently there are 12 Agreements in effect. The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of BFGoodrich. The Agreements are not ordinary employee agreements and do not provide any assurance of continued employment unless there is a "change in control." They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the BFGoodrich Common Stock or combined voting power of BFGoodrich's outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of the directors of BFGoodrich, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases. The individuals have the right to terminate their employment voluntarily during the 30 day period commencing one year following a change in control for any reason and receive compensation. If the individual's employment is terminated by BFGoodrich or its successor for reasons other than "cause" or is terminated voluntarily by the individual for a "good reason" (in each case as defined in the Agreements) the individual would be entitled to receive compensation for up to three years at the individual's base salary rate in effect at the time of the change in control, together with continuation of employee benefits and incentive compensation payable each year equal to the greater of that paid with respect to the most recent period prior to such termination or the "target incentive amount" for the period in which the change in control or termination occurs. The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.

RETIREMENT ARRANGEMENTS

     The BFGoodrich Board agreed to certain arrangements for Mr. Ong following his retirement on July 1, 1997 after more than 36 years of service with BFGoodrich. Mr. Ong will receive a full payout under the BFGoodrich Long-Term Incentive Plan. If the payout were prorated for his service during the three-year plan period, he would have received a pro-rata award equal to 5/6 of the full award. Mr. Ong's participation in the BFGoodrich 1997 Senior Executive Management Incentive Program, BFGoodrich's annual cash bonus program for certain senior executive officers, will be prorated (50%) in accordance with the plan. Similar to past BFGoodrich practices with respect to retiring chief executive officers, BFGoodrich will provide office space and secretarial support as well as continue certain other benefits generally until Mr. Ong's 70th birthday.

     In 1995 BFGoodrich offered a Voluntary Retirement Program to corporate staff employees who retired by January 1, 1997. Mr. Heider, who was eligible for the program, expressed an interest in accepting it. BFGoodrich requested Mr. Heider to delay his retirement. BFGoodrich has agreed to provide an additional three years for age and years of service under BFGoodrich's Retirement Plan as it did for other eligible employees who accepted the program. BFGoodrich agreed that Mr. Heider's last day of work would be October 15, 1997, and that with accrued and deferred vacation Mr. Heider will retire March 1, 1998. Mr. Heider will be eligible for a full payout of the BFGoodrich Long-Term Incentive Plan early in 1998 and be eligible for an unreduced annual bonus for 1997.

                CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPHS

     Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for BFGoodrich Common Stock with the similar returns for the Standard & Poor's 500 Stock Index, the Standard & Poor's Specialty Chemicals Index and the Standard & Poor's Aerospace/Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1991 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days which are the last trading days of calendar years 1991 through 1996. Past performance is not necessarily indicative of future performance.

     Measurement Period         The BFGood-                          AERO-          CHEMICALS
   (Fiscal Year Covered)        rich Company    S&P 500 INDEX    SPACE/DEFENSE     (SPECIALTY)
Dec91                                 100              100              100              100
Dec92                              121.94           107.62           105.20           105.94
Dec93                              105.30           118.46           136.83           120.79
Dec94                              119.21           120.03           148.01           105.45
Dec95                              194.30           165.13           244.94           138.60
Dec96                              237.79           203.05           327.64           142.16

     In 1993, BFGoodrich sold The Geon Company, which generally comprised its polyvinyl chloride business. This completed a decade of change, during which BFGoodrich divested its commodity type businesses and reinvested the proceeds in its two specialty businesses, Aerospace and Specialty Chemicals. As a result, 1994 represents the first full year of operations under BFGoodrich's new strategic focus. The chart below shows the 3 year cumulative percentage return since 1994 for BFGoodrich and the three indices reflected in the graph above.

                                                                    AERO-
      Measurement Period          The BFGood-       S&P 500     SPACE/DEFENSE-     CHEMICALS
    (Fiscal Year Covered)        rich Company        INDEX           500        (SPECIALTY)- 500
Dec93                               100.00          100.00          100.00           100.00
Dec94                               113.21          101.32          108.17            87.30
Dec95                               184.52          139.40          179.00           114.74
Dec96                               225.83          171.40          239.44           117.69

                                                         1994-1996 CUMULATIVE
                    COMPANY/INDEX                               RETURN
                                                         --------------------
                The BFGoodrich Company                           125.8%
                S&P 500 Index                                     71.4
                Aerospace/Defense                                139.4
                Specialty Chemicals                               17.7

COMPENSATION OF DIRECTORS

     During 1996 each non-employee director of BFGoodrich received fixed compensation for serving as a director at the rate of $26,000 per year, plus $1,000 for each BFGoodrich Board and BFGoodrich Board committee meeting attended, except that the chairperson of a committee would receive $1,500 for each meeting of that committee attended. In September 1995, the BFGoodrich Board replaced the existing cash retirement plan for directors with a new Directors' Phantom Share Plan. Under the terms of the plan, outside directors will receive annual grants of phantom shares equal in value to the current annual cash retainer for up to ten years. Dividend equivalents will accrue on all phantom shares credited to a director's account. All phantom shares become fully vested at the earlier of five years from the date of grant, the director's termination of BFGoodrich Board service after age 55, or upon a change in control of BFGoodrich as defined in BFGoodrich's Stock Option Plan. Following termination of service as a director, the vested number of phantom shares will be paid to each director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of BFGoodrich Common Stock. The former cash retirement plan provided upon retirement from the BFGoodrich Board after reaching the age of 55 with at least ten years of service as a director, any non-employee director, and any employee director who has also served as Chief Executive Officer and continues as a director following his or her retirement as an employee, would be entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring director who has reached age 55 and has served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Transitional provisions have been provided between the old cash retirement plan and the new Directors' Phantom Share Plan based on a director's years of service as of September 1995. Directors with more than ten years of service will continue to be eligible under the old plan but will not receive any phantom shares under the new plan. Outside directors with at least five but less than ten years service will continue to be eligible to receive benefits under the old plan with respect to their accrued benefits through the date of the adoption of the Directors' Phantom Share Plan and will receive annual grants of phantom shares through their tenth year. Outside directors with less than five years of service will receive no benefits under the old plan, but received initial grants of phantom shares equal to the current annual cash retainer times the number of completed years of service and will thereafter receive annual grants of phantom shares up to an aggregate of ten years. Retired directors will continue to receive their retirement benefits.

                      PRINCIPAL SHAREHOLDERS OF BFGOODRICH

HOLDINGS OF BFGOODRICH COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth information with respect to the number of shares of BFGoodrich Common Stock beneficially owned by directors and officers of BFGoodrich as of November 10, 1997.

                                                                                                        AMOUNT AS TO
                                                                                                       WHICH THERE IS
                                                                                                   -----------------------
                              AMOUNT AND NATURE     DIRECTORS'     PERCENT      PERCENT GIVING       SOLE          SOLE
                                OF BENEFICIAL        PHANTOM         OF           EFFECT TO         VOTING       INVESTMENT
 NAME OF BENEFICIAL OWNER      OWNERSHIP(1)(2)      SHARES(3)     CLASS(2)        THE MERGER         POWER         POWER
--------------------------    -----------------     ---------     ---------     --------------     ---------     ---------
Jeanette Grasselli Brown              2,000           4,836           *                 *              2,000        2,000
David L. Burner                     252,745                           *                 *             57,145       19,145
George A. Davidson, Jr.               3,000           4,836           *                 *              3,000        3,000
Richard K. Davidson                   1,000             694           *                 *              1,000        1,000
James J. Glasser                      2,000                           *                 *              2,000        2,000
Jodie K. Glore                          200                           *                 *                200          200
Jon V. Heider                       192,586                           *                 *             69,586       43,586
Marshall O. Larsen                  145,940                           *                 *             26,853        6,853
Douglas E. Olesen                       887             694           *                 *                887          887
Richard de J. Osborne                 1,014             694           *                 *              1,014(4)     1,014(4)
Joseph A. Pichler                     1,600           1,358           *                 *              1,600        1,600
David B. Price, Jr.                  66,800                           *                 *             16,800       11,800
Alfred M. Rankin, Jr.                 1,000           1,358           *                 *              1,000        1,000
Ian M. Ross                           1,000                           *                 *              1,000        1,000
D. Lee Tobler                       175,039                           *                 *             46,275       16,275
A. Thomas Young                       1,000           1,358           *                 *              1,000        1,000
21 Directors and Officers         1,188,561          15,828         2.2%              1.6%           351,011      166,411
  as a Group

---------------

* Less than 1%.

(1) Includes the approximate number of shares credited to the individuals' accounts in BFGoodrich's Retirement Plus Savings Plan, BFGoodrich's matching portion of which is subject to vesting requirements. Includes shares not presently owned by the individuals but which are subject to stock options exercisable within sixty days as follows: Mr. Burner, 195,600 shares; Mr. Tobler, 128,764 shares; Mr. Larsen, 118,400; Mr. Price, 50,000; Mr. Heider, 123,000; and 21 directors and officers as a group, 717,490 shares. Executive officers have voting power but no investment power with respect to performance shares and restricted shares contingently awarded to them under BFGoodrich's Long-Term Incentive Plan. All ownership is direct.

(2) Does not include directors' phantom shares.

(3) Number of shares awarded under Directors' Phantom Share Plan, see "-- Compensation of Directors."

(4) Shared voting and investment power.

BENEFICIAL OWNERSHIP OF SECURITIES

     The table below sets forth information known to BFGoodrich with respect to persons who are the beneficial owner of more than 5% of BFGoodrich Common Stock as of December 31, 1996. The shares are directly owned except that the shares in BFGoodrich's benefit plans are held of record, but not beneficially, by the plan's trustee.

                                                                                     PERCENT GIVING
                  NAME AND ADDRESS                                                     EFFECT TO
                OF BENEFICIAL OWNER                 AMOUNT      PERCENT OF CLASS     THE MERGER(5)
    --------------------------------------------  ----------    ----------------     --------------
    State Street Bank and Trust Company, Trustee
      225 Franklin Street
      Boston, MA 02110
         The B.F.Goodrich Company Retirement       5,362,042           10.0%               7.1%
           Plus Savings Plan and other
           Company plans(1)
         Other(2)                                  1,112,387            2.1                1.5
    Massachusetts Financial Services Company(3)    3,068,280            5.7                4.1
      500 Boylston Street
      Boston, MA 02116
    Equinox Capital Management, Inc.(4)            2,772,780            5.2                3.7
      590 Madison Avenue
      New York, NY 10022

(1) Participants have voting rights; trustee is to vote shares for which it does not receive any voting instructions in the same ratio as shares as to which it does receive voting instructions.

(2) Has sole voting power as to 487,993 shares, shared voting power as to 416,894 shares, sole dispositive power as to 694,333 shares and shared dispositive power as to 418,054 shares.

(3) Has sole voting power as to 2,984,280 shares and sole dispositive power as to all shares.

(4) Has sole voting power as to 1,465,620 shares, shared voting power as to 1,307,160 shares and sole dispositive power as to all shares.

(5) Assumes holders do not own any shares of Rohr prior to the Merger which would convert into additional shares of BFGoodrich Common Stock.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     BFGoodrich Common Stock is listed on the NYSE, under the symbol "GR." Rohr Common Stock is traded principally on the NYSE, the Pacific Stock Exchange, Inc. (the "PSE") and the London Stock Exchange. The Rohr symbol on the NYSE and the PSE is "RHR."

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of BFGoodrich Common Stock and Rohr Common Stock as reported on the NYSE Composite Transaction Tape, in each case, based on published financial sources, and the dividends declared on such stock.

                                             BFGOODRICH COMMON STOCK           ROHR COMMON STOCK
                                           ---------------------------    ---------------------------
                                            MARKET PRICE       CASH        MARKET PRICE       CASH
                                           ---------------   DIVIDENDS    ---------------   DIVIDENDS
                                            HIGH     LOW     DECLARED      HIGH     LOW     DECLARED
                                           ------   ------   ---------    ------   ------   ---------
1995
  First Quarter*.........................  $22 13/16 $20 13/16   $.275    $12 1/4  $ 9 3/4    $  --
  Second Quarter*........................   27 3/8    22 3/1      .275     15 3/8   10 3/8        --
  Third Quarter*.........................   33 1/8    26 5/8      .275     16 7/8   13 1/4        --
  Fourth Quarter*........................   36 5/1    30 1/2      .275     16 1/4   13 1/2        --
1996
  First Quarter*.........................  $40 1/4   $33 15/16   $.275    $18 7/8  $14 3/8    $  --
  Second Quarter.........................   41 7/8    35 3/8      .275     23       16 1/2       --
  Third Quarter..........................   45 1/8    33 3/8      .275     22 7/8   18 5/8       --
  Fourth Quarter.........................   45 7/8    38 1/8      .275     23       15 1/2       --
1997
  First Quarter..........................  $43 1/8   $36 1/2     $.275    $23      $16 3/4    $  --
  Second Quarter.........................   48 1/4    35 1/8      .275     23       14 1/8       --
  Third Quarter..........................   47 1/4    41 5/8      .275     33 3/8   21 15/1      --
  Fourth Quarter (through November 12,
     1997)...............................   46        41 1/4      .275     31 5/8   27 3/4       --

---------------

* Adjusted, in the case of BFGoodrich, for two-for-one stock split on February 19, 1996.

     On September 22, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price of BFGoodrich Common Stock on the NYSE Composite Transaction Tape was $44.5625 per share. Rohr Common Stock was not traded on September 22, 1997. On September 19, 1997, the closing price of Rohr Common Stock on the NYSE Composite Transaction Tape was $30.00 per share. On November 12, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $43.625 per share of BFGoodrich Common Stock and $29.9375 per share of Rohr Common Stock. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

     The number of holders of BFGoodrich Common Stock was 9,872 as of November 10, 1997. BFGoodrich's debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends. Under the most restrictive of these agreements, $690.8 million of income retained in the business and additional capital was free from such limitations at September 30, 1997. If BFGoodrich defers any interest payments on its 8.3% Junior Subordinated Debentures, Series A, Due 2005, BFGoodrich may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the Merger of BFGoodrich and Rohr under the pooling of interests method of accounting. These pro forma financial statements are presented for illustrative purposes only, and therefore are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

     A pro forma condensed combined balance sheet is provided as of September 30, 1997 for BFGoodrich and July 31, 1997 for Rohr, giving effect to the Merger. Pro forma condensed combined income statements are provided for the nine-month periods ended September 30, 1997 and 1996 for BFGoodrich and July 31, 1997 and 1996 for Rohr, and the years ended December 31, 1996, 1995, and 1994 for BFGoodrich and July 31, 1996, 1995 and 1994 for Rohr, giving effect to the Merger.

     The condensed historical financial statements are derived from the historical consolidated financial statements and for BFGoodrich should be read in conjunction with BFGoodrich's financial statements and notes related thereto contained elsewhere in this document and for Rohr should be read in conjunction with Rohr's Annual Report on Form 10-K for the year ended July 31, 1997, as amended by the Form 10-K/A filed by Rohr on October 28, 1997. The historical financial statements as of or for the nine months ended September 30, 1997 and 1996 for BFGoodrich and the nine months ended July 31, 1997 and 1996 for Rohr have been prepared in accordance with GAAP applicable to interim financial information and, in the opinions of BFGoodrich's and Rohr's respective managements, include all adjustments necessary for a fair presentation of financial information for such interim periods.

            UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT
                 SEPTEMBER 30, 1997 FOR THE BFGOODRICH COMPANY
                        AND JULY 31, 1997 FOR ROHR, INC.
                            (IN MILLIONS OF DOLLARS)

                                                   HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                   BFGOODRICH       ROHR       ADJUSTMENTS    COMBINED
                                                   ----------    ----------    -----------    ---------
ASSETS
Current Assets
  Cash and cash equivalents......................   $  236.9      $    31.9                   $  268.8
  Short-term investments.........................         --           11.2                       11.2
  Accounts and notes receivable, net.............      352.7          161.3                      514.0
  Inventories....................................      357.1          227.2                      584.3
  Deferred income taxes..........................       68.0           46.0                      114.0
  Prepaid expenses and other assets..............       25.5           12.3                       37.8
                                                    --------       --------      --------     --------
          Total Current Assets...................    1,040.2          489.9                    1,530.1
                                                    --------       --------      --------     --------
Property
  Land, buildings and machinery and equipment....     1425.1          525.3                    1,950.4
  Allowances for depreciation and amortization...     (594.9)        (336.5)                    (931.4)
                                                    --------       --------      --------     --------
          Total Property.........................      830.2          188.8                    1,019.0
                                                    --------       --------      --------     --------
  Deferred Income Taxes..........................         --           84.4                       84.4
  Goodwill.......................................      499.3             --                      499.3
  Prepaid Pension................................       69.1           84.3                      153.4
  Identifiable Intangible Assets.................       42.2             --                       42.2
  Other Assets...................................      145.7           36.6                      182.3
                                                    --------       --------      --------     --------
                                                    $2,626.7      $   884.0                   $3,510.7
                                                    ========       ========      ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank debt...........................   $   38.2      $      --                   $   38.2
  Accounts payable...............................      214.8           90.9                      305.7
  Accrued expenses...............................      227.0           85.7     $    75.0 (4c)   387.7
  Income taxes payable...........................       16.4             --         (15.0)(4c)      1.4
  Current maturities of long-term debt and
     capital lease obligations...................        4.2           12.9                       17.1
                                                    --------       --------      --------     --------
          Total Current Liabilities..............      500.6          189.5          60.0        750.1
                                                    --------       --------      --------     --------
Long-term Debt and Capital Lease Obligations.....      390.9          411.5                      802.4
Postretirement Benefits Other Than Pensions......      340.2            4.0                      344.2
Other Non-current Liabilities....................       69.3           32.8                      102.1
Mandatorily Redeemable Preferred Securities of
  Trust..........................................      123.0             --                      123.0
Shareholders' Equity
  Common stock...................................      276.6           25.3          63.2 (4a)   365.1
  Additional capital.............................      370.5          189.9         (63.2)(4b)   497.2
  Income retained in the business................      599.2           31.0         (60.0)(4c)   570.2
  Cumulative unrealized translation
     adjustments.................................       (5.8)            --                       (5.8)
  Unearned portion of restricted stock awards....       (2.9)            --                       (2.9)
  Common stock held in treasury, at cost.........      (34.9)            --                      (34.9)
                                                    --------       --------      --------     --------
          Total Shareholders' Equity.............    1,202.7          246.2         (60.0)     1,388.9
                                                    --------       --------      --------     --------
                                                    $2,626.7      $   884.0     $      --     $3,510.7
                                                    ========       ========      ========     ========

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 FOR THE BFGOODRICH COMPANY
           AND FOR THE NINE MONTHS ENDED JULY 31, 1997 FOR ROHR, INC.
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                   BFGOODRICH       ROHR       ADJUSTMENTS    COMBINED
                                                   ----------    ----------    -----------    ---------
Sales............................................   $1,713.4       $742.5         $(4.4)(4)   $2,451.5
Operating Costs and Expenses:
  Cost of sales..................................    1,151.2        625.1                      1,776.3
  Selling and administrative expenses............      390.3         20.3                        410.6
  Charge for MD-90 program.......................         --         84.5                         84.5
                                                    --------       ------         -----       --------
                                                     1,541.5        729.9                      2,271.4
                                                    --------       ------         -----       --------
Operating income.................................      171.9         12.6          (4.4)         180.1
Interest expense.................................      (23.6)       (32.6)                       (56.2)
Interest income..................................        5.0          3.0                          8.0
Gain on issuance of subsidiary stock.............       13.7           --                         13.7
Other Income (expense) -- net....................       12.8           --           4.4(4)        17.2
                                                    --------       ------         -----       --------
Income (loss) from continuing operations before
  income taxes and Trust distributions...........      179.8        (17.0)                       162.8
Income tax (expense) benefit.....................      (66.1)         6.8                        (59.3)
Distributions on Trust preferred securities......       (7.9)          --                         (7.9)
                                                    --------       ------         -----       --------
Income (loss) from continuing operations.........   $  105.8       $(10.2)        $  --       $   95.6
                                                    ========       ======         =====       ========
Primary earnings (loss) per share:
  Continuing operations..........................   $   1.94       $(0.39)                    $   1.31
Fully diluted earnings (loss) per share:
  Continuing operations..........................   $   1.94       $(0.39)                    $   1.31
Weighted average number of common and common
  equivalent shares outstanding -- in millions
     Primary.....................................       54.6         26.2                         72.9
     Fully diluted...............................       54.6         26.2                         76.3

Dividends declared per common share..............   $  0.825           --                     $   0.62

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 FOR THE BFGOODRICH COMPANY
           AND FOR THE NINE MONTHS ENDED JULY 31, 1996 FOR ROHR, INC.
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                   BFGOODRICH       ROHR       ADJUSTMENTS    COMBINED
                                                   ----------    ----------    -----------    ---------
Sales............................................   $1,532.3      $   620.4       $(3.1)(4)   $2,149.6
Operating Costs and Expenses:
  Cost of sales..................................    1,034.2          506.6                    1,540.8
  Selling and administrative expenses............      331.9           20.5                      352.4
  Loss on sale of aircraft leasing subsidiary and
     impairment write-down.......................         --           12.4                       12.4
  Restructuring costs............................        4.0             --                        4.0
                                                    --------      ---------       -----       --------
                                                     1,370.1          539.5                    1,909.6
                                                    --------      ---------       -----       --------
Operating income.................................      162.2           80.9        (3.1)         240.0
Interest expense.................................      (31.6)         (36.3)                     (67.9)
Interest income..................................        1.3            1.6                        2.9
Charge for exchange of convertible notes.........         --           (5.3)                      (5.3)
Other Income (expense) -- net....................      (17.7)            --         3.1(4)       (14.6)
                                                    --------      ---------       -----       --------
Income from continuing operations before income
  taxes and Trust distributions..................      114.2           40.9                      155.1
Income tax (expense).............................      (39.2)         (16.4)                     (55.6)
Distributions on Trust preferred securities......       (7.9)            --                       (7.9)
                                                    --------      ---------       -----       --------
Income from continuing operations................   $   67.1      $    24.5       $  --       $   91.6
                                                    ========      =========       =====       ========
Primary earnings per share:
  Continuing operations..........................   $   1.25      $    1.14                   $   1.33
Fully diluted earnings per share:
  Continuing operations..........................   $   1.25      $    1.08                   $   1.33
Weighted average number of common and common
  equivalent shares outstanding -- in millions
     Primary.....................................       53.8           21.5                       68.9
     Fully diluted...............................       54.0           23.7                       72.5

Dividends declared per common share..............   $  0.825             --                   $   0.65

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
      FOR THE YEAR ENDED DECEMBER 31, 1996 FOR THE BFGOODRICH COMPANY AND
                FOR THE YEAR ENDED JULY 31, 1996 FOR ROHR, INC.
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                   BFGOODRICH       ROHR       ADJUSTMENTS    COMBINED
                                                   ----------    ----------    -----------    ---------
Sales............................................   $2,078.2      $   770.8     $    (3.2)(4) $2,845.8
Operating Costs and Expenses:
  Cost of sales..................................    1,401.6          642.6                    2,044.2
  Selling and administrative expenses............      454.5           27.2                      481.7
  Loss on sale of aircraft leasing subsidiary and
     impairment write-down.......................         --           12.4                       12.4
  Restructuring costs............................        4.0             --                        4.0
                                                    --------       --------      --------     --------
                                                     1,860.1          682.2                    2,542.3
                                                    --------       --------      --------     --------
Operating income.................................      218.1           88.6          (3.2)       303.5
Interest expense.................................      (40.6)         (48.7)                     (89.3)
Interest income..................................        1.5            2.7                        4.2
Charge for exchange of convertible notes.........         --           (5.3)                      (5.3)
Other income (expense) -- net....................      (21.8)            --           3.2(4)     (18.6)
                                                    --------       --------      --------     --------
Income from continuing operations before income
  taxes and Trust distributions..................      157.2           37.3                      194.5
Income tax expense...............................      (53.5)         (15.0)                     (68.5)
Distributions on Trust preferred securities......      (10.5)            --                      (10.5)
                                                    --------       --------      --------     --------
Income from continuing operations................   $   93.2      $    22.3     $      --     $  115.5
                                                    ========       ========      ========     ========
Primary earnings per share:
  Continuing operations..........................   $   1.73      $    1.07                   $   1.68
Fully diluted earnings per share:
  Continuing operations..........................   $   1.73      $    1.05                   $   1.67
Weighted average number of common and common
  equivalent shares outstanding -- in millions
     Primary.....................................       54.0           20.8                       68.6
     Fully diluted...............................       54.0           23.0                       70.1

Dividends declared per common share..............   $   1.10      $      --                   $   0.87

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
        FOR THE YEAR ENDED DECEMBER 31, 1995 FOR THE BFGOODRICH COMPANY
              AND FOR THE YEAR ENDED JULY 31, 1995 FOR ROHR, INC.
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                   BFGOODRICH       ROHR       ADJUSTMENTS    COMBINED
                                                   ----------    ----------    -----------    ---------
Sales............................................   $1,860.5      $   805.0     $    (3.7)(4) $2,661.8
Operating Costs and Expenses:
  Cost of sales..................................    1,281.1          694.6                    1,975.7
  Selling and administrative expenses............      411.8           26.2                      438.0
  Restructuring costs............................        3.1             --                        3.1
                                                    --------       --------      --------     --------
                                                     1,696.0          720.8                    2,416.8
                                                    --------       --------      --------     --------
Operating income.................................      164.5           84.2          (3.7)       245.0
Interest expense.................................      (44.6)         (54.0)                     (98.6)
Interest income..................................        2.5            4.0                        6.5
Other income (expense) -- net....................        0.6             --           3.7(4)       4.3
                                                    --------       --------      --------     --------
Income from continuing operations before income
  taxes and Trust distributions..................      123.0           34.2                      157.2
Income tax expense...............................      (43.3)         (14.0)                     (57.3)
Distributions on Trust preferred securities......       (5.1)            --                       (5.1)
                                                    --------       --------      --------     --------
Income from continuing operations................   $   74.6      $    20.2     $      --     $   94.8
                                                    ========       ========      ========     ========
Primary earnings per share:
  Continuing operations..........................   $   1.32      $    1.11                   $   1.37
Fully diluted earnings per share:
  Continuing operations..........................   $   1.31      $    0.95                   $   1.32
Weighted average number of common and common
  equivalent shares outstanding -- in millions
     Primary.....................................       52.3           18.2                       65.0
     Fully diluted...............................       52.6           24.1                       69.5

Dividends declared per common share..............   $   1.10      $      --                   $   0.89

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
        FOR THE YEAR ENDED DECEMBER 31, 1994 FOR THE BFGOODRICH COMPANY
              AND FOR THE YEAR ENDED JULY 31, 1994 FOR ROHR, INC.
               (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                   HISTORICAL    HISTORICAL     PRO FORMA     PRO FORMA
                                                   BFGOODRICH       ROHR       ADJUSTMENTS    COMBINED
                                                   ----------    ----------    -----------    ---------
Sales............................................   $1,689.0      $   918.1     $    (5.7)(4) $2,601.4
Operating Costs and Expenses:
  Cost of sales..................................    1,158.8          809.9                    1,968.7
  Selling and administrative expenses............      389.2           28.3                      417.5
                                                    --------       --------      --------     --------
                                                     1,548.0          838.2                    2,386.2
                                                    --------       --------      --------     --------
Operating income.................................      141.0           79.9          (5.7)       215.2
Interest expense.................................      (47.1)         (49.0)                     (96.1)
Interest income..................................        1.0            2.2                        3.2
Other income (expense) -- net....................      (25.1)            --           5.7(4)     (19.4)
                                                    --------       --------      --------     --------
Income from continuing operations before income
  taxes..........................................       69.8           33.1                      102.9
Income tax expense...............................      (26.8)          (9.8)                     (36.6)
                                                    --------       --------      --------     --------
Income from continuing operations................   $   43.0      $    23.3     $      --     $   66.3
                                                    ========       ========      ========     ========
Primary earnings per share:
  Continuing operations..........................   $   0.68      $    1.29                   $   0.91
Fully diluted earnings per share:
  Continuing operations..........................   $   0.68      $    1.32                   $   0.90
Weighted average number of common and common
  equivalent shares outstanding -- in millions
     Primary.....................................       51.5           18.1                       64.2
     Fully diluted...............................       51.5           21.9                       65.0

Dividends declared per common share..............   $   1.10      $      --                   $   0.88

   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     BFGoodrich has a fiscal year ending December 31, and Rohr has a fiscal year ending July 31. The unaudited pro forma condensed combined statements of income combine the historical statements of income of BFGoodrich for the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994 with the historical statements of income of Rohr for the nine months ended July 31, 1997 and 1996, and the years ended July 31, 1996, 1995 and 1994, respectively. If the historical statement of income of Rohr for the 12-month period ended October 31, 1996 had been combined with the historical statement of income of BFGoodrich for the year ended December 31, 1996, unaudited pro forma combined sales, gross profit, operating income and net income would have been $2,896.5 million, $819.7 million, $320.9 million and $183.0 million, respectively. Sales and net income for Rohr for the three months ended October 31, 1996 (being the period not covered by any of the unaudited pro forma condensed combined statements of income), were $201.9 and $6.8 million, respectively.

     BFGoodrich's historical statements of income have been restated to reflect its chlor-alkali and olefins business as a discontinued operation, the divestiture of which occurred in the third quarter of 1997. Rohr's historical financial statements have been restated to reflect a change in accounting principle adopted in the fourth quarter of its fiscal year ended July 31, 1997 related to long-term programs and contracts. This change eliminated the use of the program method of accounting so that such programs and contracts are now all accounted for under the contract method of accounting. Prior to the change, approximately half of Rohr's revenues were accounted for under each method of accounting.

     No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

     Certain balance sheet reclassifications have been made to the historical financial statements to conform to the presentation expected to be used by the merged companies.

NOTE 2. PRO FORMA NET INCOME PER SHARE AND NUMBER OF SHARES OUTSTANDING

     The number of shares of BFGoodrich Common Stock which will be issued in exchange for the outstanding shares of Rohr Common Stock is based on the Exchange Ratio of 0.7 shares of BFGoodrich Common Stock for each share of Rohr Common Stock issued and outstanding immediately prior to the Effective Date. The
0.7 Exchange Ratio was used in preparing the pro forma combined financial data and the following table provides the pro forma number of shares to be issued in connection with the Merger:

                                                                                 (MILLIONS)
     Number of shares of Rohr Common Stock outstanding as of July 31, 1997....      25.3
     Exchange Ratio...........................................................       0.7
                                                                                    ----
     Number of shares of BFGoodrich Common Stock issued in the Merger.........      17.7
     Number of shares of BFGoodrich Common Stock outstanding as of September
       30, 1997...............................................................      54.1
                                                                                    ----
     Number of shares of BFGoodrich Common Stock outstanding after completion
       of the Merger..........................................................      71.8
                                                                                    ====

     The pro forma combined EPS for the interim and annual periods presented is based on the combined weighted average number of common and common equivalent shares of BFGoodrich and Rohr for the respective periods, and an exchange ratio of 0.7 shares of BFGoodrich Common Stock for each issued and outstanding share of Rohr Common Stock. The actual number of shares of BFGoodrich Common Stock to be issued in the Merger will be determined at the Effective Date.

NOTE 3. MERGER-RELATED EXPENSES

     It is estimated that approximately $75.0 million (pretax) will be incurred for direct costs of the Merger, consisting primarily of transaction costs for investment bankers fees, attorneys, accountants, financial printing, debt extinguishment costs (of approximately $25.0 million) and payments due under contractual employee arrangements. Merger-related costs may increase by up to $25.0 million (pre-tax) in the event annuities are purchased pursuant to the SERP, most of which relates to taxes.

     The pro forma condensed combined balance sheet gives effect to direct costs of the Merger as if they had been incurred as of September 30, 1997, but the pro forma condensed combined statements of income do not give effect to any Merger-related expenses.

     It is expected that costs will be incurred for organizational realignment and the related work force reductions. However, no amounts have been recorded on the condensed combined balance sheet because the estimate and the related details supporting such programs and activities are preliminary and therefore subject to change. These costs will be provided for in the ordinary course of business.

NOTE 4. PRO FORMA ADJUSTMENTS

     Adjustments have been included in the pro forma combined condensed balance sheet to reflect the exchange ratio described in Note 2 above.

     Pro forma adjustments to reflect the effect of the Merger transaction on the pro forma condensed combined balance sheet at September 30, 1997, are as follows:

          a. Common stock is increased by $88.5 million to record the BFGoodrich common stock issued in the Merger and is decreased by $25.3 million to record the retirement of the Rohr common stock.

          b. Combined additional capital is adjusted for the effects of pro forma adjustment (a) above.

          c. Accrued expenses, income taxes payable and income retained in the business reflect the estimated direct costs of the Merger of $75.0 million (which includes debt extinguishment costs of approximately $25.0 million) less an income tax benefit of approximately $15.0 million.

     A pro forma reclassification adjustment has been made to conform the presentation of other income received by Rohr from Sales to Other income (expense) -- net, which is the presentation expected to be used by the merged companies.

NOTE 5. DIVIDENDS

     The pro forma combined dividends declared per common share is computed as follows: the actual aggregate cash dividends paid by BFGoodrich for each period presented is divided by the weighted average number of shares that would have been outstanding had the Merger been effected for these periods using the Exchange Ratio in the Merger Agreement. This method, which is required by SEC rules and regulations, does not necessarily indicate what dividends would have been paid. The pro forma combined dividends paid per common share are not necessarily indicative of dividends to be paid to holders of BFGoodrich Common Stock in future periods. It is the current intention of the BFGoodrich Board to declare quarterly cash dividends following the Merger initially at the annual rate of $1.10 per share of BFGoodrich Common Stock. Future dividends will be determined by the BFGoodrich Board in light of the earnings and financial condition of BFGoodrich and its subsidiaries and other factors. See "Comparative Per Share Market Price and Dividend Information."

                   DESCRIPTION OF CAPITAL STOCK OF BFGOODRICH

GENERAL

     The authorized capital stock of BFGoodrich as of the date of this Joint Proxy Statement/Prospectus consists of 100,000,000 shares of BFGoodrich Common Stock, $5.00 par value, and 10,000,000 shares of series preferred stock, $1.00 par value ("BFGoodrich Series Preferred Stock"). No shares of preferred stock are presently outstanding. BFGoodrich does not presently have outstanding, and the BFGoodrich Restated Certificate of Incorporation ("BFGoodrich Certificate") does not authorize, any other classes of capital stock. As of November 12, 1997, five days before the BFGoodrich Record Date, there were 54,147,034 shares of BFGoodrich Common Stock outstanding.

     The following summary of certain provisions of the BFGoodrich Certificate, the By-laws of BFGoodrich (the "BFGoodrich By-Laws") and the NYBCL does not purport to be complete and is qualified by reference to the BFGoodrich Certificate and the BFGoodrich By-laws, copies of which are on file with the SEC, and to the provisions of the NYBCL. For further information on the rights of holders of BFGoodrich Common Stock, see "Comparative Rights of Shareholders."

COMMON STOCK

     Dividends. Subject to all the rights of the BFGoodrich Series Preferred Stock, such dividends as may be determined by the BFGoodrich Board may be declared and paid on the BFGoodrich Common Stock from time to time out of the surplus of BFGoodrich legally available for the payment of dividends.

     Voting. Except as otherwise expressly provided with respect to the BFGoodrich Series Preferred Stock or with respect to any series of the BFGoodrich Series Preferred Stock, holders of BFGoodrich Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder being entitled to one vote for each share.

     Liquidation. Upon any liquidation, dissolution or winding up of BFGoodrich, whether voluntary or involuntary, and after the holders of the BFGoodrich Series Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which the holders of the BFGoodrich Series Preferred Stock of each series shall be entitled shall have been deposited with a bank or trust company for the benefit of the holders of such BFGoodrich Series Preferred Stock, the remaining net assets of BFGoodrich shall be distributed pro rata to the holders of the BFGoodrich Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the BFGoodrich Series Preferred Stock.

     Other Provisions. Holders of BFGoodrich Common Stock have no preemptive rights in general to subscribe for any additional securities that BFGoodrich may issue. There are no redemption or sinking fund provisions applicable to BFGoodrich Common Stock, nor is it subject to calls or assessments by BFGoodrich. All outstanding shares of BFGoodrich Common Stock are legally issued, fully paid and nonassessable. Holders of BFGoodrich Common Stock do not have preference, conversion or exchange rights.

PREFERRED STOCK

     The BFGoodrich Board has the authority to issue BFGoodrich Series Preferred Stock from time to time in one or more series and to fix the number of shares in each such series of such class and all designations, relative rights (including the right to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series. Currently, no shares of BFGoodrich Series Preferred Stock are outstanding.

BFGOODRICH RIGHTS

     Pursuant to the Rights Agreement between BFGoodrich and The Bank of New York, as rights agent, dated as of June 2, 1997 (the "BFGoodrich Rights Plan"), each share of BFGoodrich Common Stock also evidences one preferred share purchase right (a "BFGoodrich Right"). Each BFGoodrich Right entitles shareholders of record to purchase from BFGoodrich, until the earlier of August 2, 2007, or the redemption of the BFGoodrich Rights, one one-thousandth of a share of BFGoodrich Junior Participating Preferred Stock, Series F at an exercise price of $200, subject to certain adjustments or, under certain circumstances, to obtain additional shares of BFGoodrich Common Stock in exchange for the BFGoodrich Rights. In the event any person, entity or group were to acquire a 20% or greater position in BFGoodrich, each BFGoodrich Right then outstanding would become the right to buy that number of shares of BFGoodrich Common Stock which at the time of the 20% acquisition had a market value of $400 for an exercise price of $200. In such event, the acquiror who triggered the BFGoodrich Rights would be excluded and such acquiror's BFGoodrich Rights would become null and void. In the event that another company merged or otherwise combined with BFGoodrich, or BFGoodrich sold 50% or more of its assets or earning power, each BFGoodrich Right then outstanding would become a right to buy that number of shares of common stock of such other company which at the time of such transaction would have a market value of two times the exercise price of the BFGoodrich Rights. The BFGoodrich Rights are not exercisable or transferable apart from the related share of BFGoodrich Common Stock until the earlier of 10 days following the public announcement that a person or affiliated group has acquired or obtained the right to acquire 20% or more of the BFGoodrich Common Stock outstanding, or 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the ownership by a person or group of 20% or more of the BFGoodrich Common Stock outstanding. The BFGoodrich Board may redeem the BFGoodrich Rights at a price of $0.01 per BFGoodrich Right at any time prior to the acquisition by a person or group of 20% or more of the outstanding BFGoodrich Common Stock.

     The BFGoodrich Rights have certain anti-takeover effects. The BFGoodrich Rights will cause substantial dilution to a person or group that attempts to acquire BFGoodrich on terms not approved by the BFGoodrich Board, except pursuant to an offer conditioned on a substantial number of BFGoodrich Rights being acquired. The BFGoodrich Rights should not interfere with any merger or other business combination approved by the BFGoodrich Board since the BFGoodrich Rights may be redeemed prior to the time that a person or group has acquired beneficial ownership of 20% or more of the BFGoodrich Common Stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     At the Effective Date, each share of Rohr Common Stock will be converted into 0.7 shares of BFGoodrich Common Stock, and holders of Rohr Common Stock will become shareholders of BFGoodrich, a New York corporation. As a result, their rights as shareholders of BFGoodrich will be governed by the NYBCL and the BFGoodrich Certificate and the BFGoodrich By-Laws. The following is a summary of the material differences between the rights of holders of Rohr Common Stock and holders of BFGoodrich Common Stock. Such differences arise from differences between various provisions of the NYBCL and the DGCL, as well as the Rohr Certificate and the Rohr By-Laws and the BFGoodrich Certificate and By-Laws. In addition, on August 26, 1997, New York State enacted amendments to the NYBCL (the "NYBCL Amendments"), which will become effective on February 22, 1998. A summary of certain of the NYBCL Amendments is also provided.

     This summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of New York and Delaware law and to the BFGoodrich Certificate and the BFGoodrich By-Laws and the Rohr Certificate and the By-laws of Rohr (the "Rohr By-Laws"). The BFGoodrich Certificate and the BFGoodrich By-Laws and the Rohr Certificate and the Rohr By-Laws are exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part or to documents that are incorporated therein by reference and are further incorporated herein by reference.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     The NYBCL provides that a corporation's certificate of incorporation or a by-law adopted by the shareholders may provide that the directors be divided into either two, three or four classes; provided that all classes will be as nearly equal in number as possible, and no class may include less than three directors. The BFGoodrich Certificate and the BFGoodrich By-Laws do not contain any provision for classification of the BFGoodrich Board; accordingly, all directors serve one-year terms.

     The DGCL provides that a corporation's board of directors may be divided into various classes with staggered terms of office with no requirement as to minimum number of directors in each class. The Rohr

Certificate contains a classified board provision establishing a classified Rohr Board with staggered three-year terms, so that approximately one-third of the Rohr Board is elected at each annual meeting of shareholders.

CUMULATIVE VOTING

     Both the NYBCL and the DGCL permit a certificate of incorporation to provide for cumulative voting in the election of directors. The Rohr Certificate contains such a provision, but the BFGoodrich Certificate does not.

VACANCIES ON THE BOARD

     Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors, and if the number of directors remaining in office is less than a quorum, by vote of the majority of directors then in office. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such vacancies. Unless the certificate of incorporation or the specific provision of a by-law adopted by the shareholders provide otherwise, vacancies occurring on the board of directors by reasons of the removal of directors without cause may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The BFGoodrich By-Laws provide that vacancies occurring due to an increase in the size of the BFGoodrich Board will be filled by a vote of a majority of the directors then in office. Vacancies occurring in other circumstances may be filled by the remaining directors.

     The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole director; however, when the certificate of incorporation provides for class or series voting for one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected. In addition, the DGCL provides that in the case of a corporation having a classified board, any directors chosen to fill newly created directorships or vacancies shall hold office until the next election of the class for which such directors shall have been chosen and until his or her successor has been elected and qualified.

     The NYBCL Amendments provide that when a director that was elected by the holders of a particular class of securities is removed or resigns, the vacancy may be filled by a majority of the directors elected by such class or, if there are no other directors elected by such class, in the manner any other vacancy is filled.

     The Rohr Certificate permits the Rohr Board to appoint, and designate the priority of, one or more successor directors who will automatically become directors in case of vacancies on the Rohr Board. [No such successor directors have been appointed.] The Rohr By-Laws provide that any vacancy in the Rohr Board that occurs when no successor director has been appointed may be filled by a majority vote of the remaining directors, even if less than a quorum.

REMOVAL OF DIRECTORS

     The NYBCL permits shareholders to remove any or all directors for cause and, if the certificate of incorporation or by-laws so provide, without cause; provided, however, that (i) if the corporation has cumulative voting, no director may be removed when the votes cast against removal would be sufficient to elect him if voted cumulatively at an election at which the same total number of votes were cast and the entire board of directors, or the entire class of directors of which the director, for which removal is sought, is a member, were then being elected, and (ii) when the certificate of incorporation provides that a class or series, voting as a class, is entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series. In addition, if provided for in the certificate of incorporation or specific provisions of the by-laws adopted by the shareholders, the board of directors may remove any director with cause, except in the case of a director elected by cumulative voting or by any class or series voting as a separate class. The effect of the BFGoodrich Certificate and the BFGoodrich By-Laws on these rights is to limit removal of directors to removal for cause by the shareholders. Finally, under the NYBCL, an action to procure a judgment to remove a director for cause may be brought by the attorney general or by the holders of ten percent of the outstanding shares, whether or not such holders are entitled to vote.

     Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except (i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause unless the certificate of incorporation provides otherwise, and (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part. Rohr has a classified board with the directors elected to three-year terms. The Rohr Certificate provides for cumulative voting in the election of directors.

     The Rohr Certificate provides that no director may be removed unless the director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or unless the director to be removed has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under the NYBCL, a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If the board of directors fails to do so, or if sufficient directors are not elected within a certain period, holders of 10% of the shares entitled to vote in an election of directors may call a special meeting for such an election.

     Similarly, the DGCL provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or the by-laws. Additionally, if the annual meeting for election of directors is not held on the designated date, the directors must hold the meeting as soon thereafter as is convenient. In the event that no annual meeting is held for a specified period, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

     The BFGoodrich By-Laws provide that special meetings of the shareholders may be called at any time by the BFGoodrich Board. The Rohr By-Laws provide that special meetings of the shareholders may only be called by the Rohr Board or by a majority of the members of the Rohr Board.

CORPORATE ACTION WITHOUT A SHAREHOLDER MEETING

     Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken by stockholders at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. The Rohr Certificate contains a provision prohibiting shareholders from taking action without a meeting.

     Under New York law, shareholders may act without a meeting upon the consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of shareholders. A company's certificate of incorporation may provide for written consent by less than all the holders, but the BFGoodrich Certificate does not contain such a provision.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     Under the NYBCL, a corporation may amend its certificate of incorporation, provided that such amendment contains only such provisions as might be lawfully contained in an original certificate of incorporation filed at the time of making such amendment. An amendment or change of the certificate of incorporation may be authorized by a vote of the board, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders. Alternatively, the board of directors may authorize an amendment to the corporation's certificate of incorporation with respect to the location of the corporation's office and the designation of its registered agent.

     Under the NYBCL, notwithstanding any provision in its certificate of incorporation, the holders of shares of a class or series shall be entitled to vote and to vote as a class upon the authorization of an amendment and, in addition to the authorization of the amendment by a vote of the holders of a majority of all outstanding shares entitled to vote thereon, the proposed amendment shall be authorized by a vote of the holders of a majority of all outstanding shares of the class or series when it would (i) exclude or limit their right to vote on any matter, except as such right may be limited by voting rights given to new shares of any existing or new class or series then being authorized, (ii) affect par value, the number of authorized shares, designation, relative rights, preferences, limitations and conversion rights, or (iii) subordinate their rights, authorizing shares having preferences which would be superior to their rights.

     Under the NYBCL, where any proposed amendment would adversely affect or subordinate the rights of holders of shares of only one or more series of any class, but not the entire class, then only the holders of each series whose rights would be adversely affected or subordinated would be considered a separate class for purposes of voting on the authorization of the proposed amendment.

     The NYBCL Amendments provide that, when a provision of the certificate of incorporation requires action by the board of directors or the holders of any securities holding voting power to be by a vote of a greater proportion than is required by any section of the NYBCL, that provision may only be altered, amended or modified by such greater vote.

     The BFGoodrich Certificate requires the approval of 80% of the vote entitled to be cast to amend the provisions of the BFGoodrich Certificate governing certain transactions between BFGoodrich and any holder of 3% or more of the voting power of BFGoodrich's voting stock, unless such amendment has been approved by directors who are not affiliated with such holder and who were members of the BFGoodrich Board prior to such holder's acquisition of 3% or more of the voting power of BFGoodrich.

     Under the DGCL, after a corporation has received payment for its stock, an amendment to the corporation's certificate of incorporation must be effected through the adoption of a resolution by the corporation's board of directors that sets forth the proposed amendment, declares its advisability and either calls for a special meeting of the stockholders entitled to vote thereon or directs that the proposed amendment be considered at the next annual meeting of shareholders. Such amendment may be adopted by a vote of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

     The Rohr Certificate requires the approval of 75% of the voting power of Rohr's voting stock to amend the provisions of the Rohr Certificate dealing with classification of the Rohr Board, cumulative voting, prohibition of shareholder action by written consent and voting requirements for a merger or consolidation involving Rohr and any holder or 5% or more of the voting power of Rohr's voting stock (or any affiliates of such holder).

AMENDMENTS TO THE BY-LAWS

     Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by the holders of shares entitled to vote for the election of any director. When so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws may also be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon. The BFGoodrich Certificate authorizes the BFGoodrich Board to make, alter, amend or repeal the BFGoodrich By-Laws.

     Under the DGCL, after a corporation receives payment for any of its stock, the power to adopt, amend or repeal by-laws resides exclusively in the stockholders entitled to vote in respect thereof, unless the certificate of incorporation confers a concurrent power on the board of directors. The grant of such concurrent power to the board of directors, however, will not divest the stockholders of their power nor limit their rights with respect to adoption and amendment of by-laws.

     The Rohr Certificate expressly authorizes the Rohr Board to make, alter and repeal the Rohr By-Laws, except that certain By-Laws governing the classes and terms and mandatory retirement of directors cannot be amended or repealed except by shareholders representing 75% of the voting power of Rohr.

BUSINESS COMBINATIONS

     The NYBCL generally prohibits a corporation from engaging in a business combination with an "interested shareholder" (the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the shareholder acquired the stock in such corporation, unless certain conditions are met.

     The corporation may engage in a business combination with the interested shareholder within the five-year period if the interested shareholder's stock purchase was approved by the corporation's board of directors prior to the purchase. In addition, the business combination is also permitted within the five-year period if the business combination was approved by the board of directors prior to the interested shareholder's stock acquisition date. After the expiration of the five-year period, the business combination will be permitted if (i) the combination was approved by the majority of disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or (ii) the price paid to all the shareholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested shareholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made, plus interest on United States Treasury securities, less dividends paid on the stock.

     Under the NYBCL, a merger, consolidation or deposition of substantially all the assets of a corporation requires the approval of holders of two-thirds of the outstanding shares entitled to vote. Under the NYBCL Amendments, a corporation organized before February 22, 1997 (such as BFGoodrich) may amend its certificate of incorporation to replace the two-thirds approval requirement by a majority of the outstanding shares. In addition, the BFGoodrich Certificate contains a requirement applicable to a merger, consolidation or other business combination with an entity that is, or is affiliated with, a beneficial owner of 20% or more of the voting power of BFGoodrich's voting stock (a "Substantial Shareholder"). Such a transaction requires the approval of holders of 80% of the voting power of BFGoodrich's voting stock unless (i) the business combination is recommended by a majority of BFGoodrich directors who are unaffiliated with the Substantial Shareholder and who were members of the BFGoodrich Board prior to the time that the Substantial Shareholder became a Substantial Shareholder ("Disinterested Directors") or (ii) certain pricing and procedural requirements are met. In general, the pricing and procedural requirements are designed to insure that (i) shareholders whose BFGoodrich shares are being acquired in the business combination receive the most favorable amount and form of consideration paid by the Substantial Shareholder for previously acquired shares of BFGoodrich, (ii) the Substantial Shareholder did not receive economic benefits from BFGoodrich except for pro rata benefits received by all shareholders and
(iii) there shall not have been any decrease in the rate of dividends paid by BFGoodrich or other change in the business or equity capital structure during the period in which the Substantial Shareholder has been a Substantial Shareholder, except in the case of clauses (ii) and (iii) with the approval of the Disinterested Directors.

     Delaware law requires the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon to authorize any such action. Delaware law permits a merger without approval of the stockholders of the surviving corporation if, among other things, no charter amendment is involved, each outstanding share of common stock is to be an identical share of the surviving corporation after the merger, and the merger results in no more than a 20% increase in outstanding shares of common stock of such corporation.

     In addition, Section 203 of the DGCL ("Section 203") states that a corporation shall not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder. Under Section 203, an "interested stockholder" means any person who is the owner of 15% or more of the outstanding voting stock of the corporation. Business combinations are permitted within the three-year period if, prior to the date such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested shareholder. Section 203 also allows business combinations if (i) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced (excluding shares owned by directors, officers and employee stock plans) or (ii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the board of directors and authorized at a stockholders' meeting by two-thirds of the disinterested stockholders.

     The Rohr Certificate contains two provisions that set forth voting requirements for certain business combinations. In the event of a proposed merger or consolidation with, or a sale of substantially all of its assets or business to, a company which itself, or with its affiliates, owns or controls 5% or more of the outstanding Rohr Common Stock, an affirmative vote of three-fourths of the total outstanding Rohr voting stock is required unless such merger, consolidation or sale of assets or business was approved by the Rohr Board prior to the acquisition of 5% of Rohr Common Stock by such company or its affiliates. Similarly, before Rohr may enter into a merger or consolidation with, sell a substantial part of its assets to, or agree to certain other transactions with a company which itself, or with its affiliates, beneficially owns 10% or more of Rohr's outstanding voting stock, the transaction must be approved by a three-fourths vote of the total outstanding voting stock of Rohr and by a majority of the outstanding voting stock of Rohr which is not beneficially owned by the other company and its affiliates; provided, however, that the voting requirements described in this sentence do not apply if the proposed transaction is approved by a majority of the Continuing Directors (as defined in the Rohr Certificate) or certain other price and procedure requirements (generally similar to those in the BFGoodrich Certificate) are met.

PREFERRED SHARE PURCHASE RIGHTS

     Each of BFGoodrich and Rohr has adopted a preferred share purchase rights plan. The two plans are similar, but have some significant differences that are described below.

     The "flip-in" provision of Rohr's preferred share purchase rights plan (the "Rohr Rights Plan") (i.e., the provision that permits the holder of a right to purchase stock at a discount to its fair market value) is triggered 10 days after any person, entity or group becomes the beneficial owner of 15% or more of the Rohr Common Stock. In that event, each preferred share purchase right (each, a "Rohr Right") entitles its holder to purchase $200 worth of Rohr Common Stock for $100. The comparable provision of the BFGoodrich Rights Plan becomes effective immediately upon the acquisition by any person, entity or group of 20% or more of the BFGoodrich Common Stock. In that event, each BFGoodrich Right entitles its holder to purchase $400 worth of BFGoodrich Common Stock for $200. Under each plan, the rights held by the 15%-or-more or 20%-or-more holder are canceled.

     The Rohr Rights Plan can be redeemed by the Rohr Board at a redemption price of $0.05 per Right at any time until the expiration of 10 days from the date that a 15%-or-more position in Rohr Common Stock is acquired. The BFGoodrich Rights Plan can be redeemed by the BFGoodrich Board at a redemption price of $0.01 per BFGoodrich Right at any time until a 20%-or-more position in BFGoodrich Common Stock is acquired.

     The Rohr Rights Plan expires on August 25, 1999. The BFGoodrich Rights Plan expires on August 2, 2007.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. Indemnification may be provided against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, proceeding or appeal therefrom. New York law also provides that expenses incurred in defending a civil or criminal action may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person was not entitled to such indemnification.

     In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interest of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification and advancement of the expenses described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or, when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of shareholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraphs may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the disinterested directors if a quorum is available, or (ii) in the event a quorum of disinterested directors is not available, if so directed by either (a) the board of directors upon the written opinion of independent legal counsel, or (b) by the shareholders.

     Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In case of actions, suits or proceedings by or in right of the corporation, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in an manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Any such person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification against expenses, including attorneys' fees actually and reasonably incurred by such person in connection with the defense.

     Unless ordered by a court, any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct set forth in the statute. The determination must be made:
(i) by the stockholders; (ii) by majority vote of the directors who were not parties to the action, suit or proceeding, even if less than a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in written opinion.

     The indemnification and advancement of expenses authorized by the Delaware statute does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office.

     Expenses, including attorneys' fees, incurred by an officer or director defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid on such terms and conditions as the board of directors deems appropriate.

     Both the BFGoodrich By-Laws and the Rohr By-Laws provide that the corporation shall indemnify officers and directors to the fullest extent permitted under the applicable statute.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Section 402(b) of the NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit (i) the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) the liability of any director for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     Section 102(7) of the DGCL permits the adoption of provisions in the certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a violation of certain provisions of the DGCL, or any transaction from which the director derived an improper personal benefit.

     Both the BFGoodrich Certificate and the Rohr Certificate include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

DIVIDENDS

     A New York corporation may declare and pay dividends in cash, bonds of the corporation or property of the corporation only out of surplus and, if out of capital surplus, only if shareholders are notified of that fact;

provided that no dividend may be declared and paid when the corporation is insolvent, when the corporation would be made insolvent by such payment or if the certificate of incorporation restricts such payment.

     The NYBCL Amendments eliminate the requirement of notice to shareholders of dividends paid from capital surplus.

     A Delaware corporation, unless otherwise restricted in its certificate of incorporation, may declare and pay dividends in cash, property or shares either
(i) out of its surplus, or (ii) if no surplus exists, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; provided that, in the case of dividends paid pursuant to (ii), after the payment thereof, the capital of the corporation shall not be less than an amount represented by all classes of stock having a preference upon the distribution of assets.

LOANS TO DIRECTORS

     Under the NYBCL, a corporation may not make a loan to any director unless it is authorized by shareholder vote. Under the DGCL, a corporation may make a loan to, or otherwise assist, any officer, or employee, including any officer or employee who is a director of the corporation whenever the board of directors determines that such loan or assistance may reasonably be expected to benefit the corporation.

     The NYBCL Amendments permit a corporation to make a loan to or guarantee an obligation of a director when the board determines that the loan or guarantee benefits the corporation and approves either the specific transaction or a general plan authorizing such transactions.

SHAREHOLDER RECORDS

     The NYBCL allows any person who has been a shareholder of record of a corporation for at least six months, or any person holding, or authorized in writing by the holders of, at least 5% of any class of the outstanding shares of the corporation, to examine the minutes of the proceedings of shareholders and record of the corporation's shareholders during usual business hours, upon at least five days' written notice.

     A corporation may deny such a request upon the refusal of the individual demanding inspection to provide an affidavit that the inspection is not for purposes other than the business of the corporation and that he has not been involved in the sale of any shareholder lists within the past five years. The person seeking inspection may then apply to the supreme court in the judicial district where the office of the corporation is located for an order directing the corporation to show cause why an order permitting inspection should not be granted.

     Under the DGCL, stockholders of record and directors have a statutory right to inspect the stock list or books and records of a corporation for a proper purpose or, in the case of a director, for a purpose reasonably related to the director's position as a director. If a corporation does not grant inspection to a stockholder within five business days of a demand, the shareholder may apply for an order in an action in the Delaware Court of Chancery to enforce his or her demand. A proper purpose is any purpose reasonably related to such person's interest as a stockholder in a corporation.

     The NYBCL Amendments eliminate the requirement that the person seeking to review the corporation's records or shareholder list be a shareholder of record for six months or be authorized by the holders of at least 5% of any class of the outstanding shares of the corporation.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     The NYBCL requires approval of a majority of all outstanding shares in order to issue options or rights to purchase shares of a corporation to directors, officers and employees of the corporation or its subsidiaries or affiliates. The NYBCL Amendments change this requirement to a majority of the votes cast at a meeting of shareholders. The DGCL provides that the issuance of options or rights to such persons may be authorized by the board of directors, unless the certificate of incorporation provides otherwise. There is no such provision in the Rohr Certificate.

DISSENTERS' RIGHTS

     New York law provides that, upon compliance with certain requirements and procedures, a dissenting shareholder has the right to receive the fair value of such shareholder's shares if such shareholder objects to (i) certain mergers,
(ii) a consolidation, (iii) a disposition of assets requiring shareholder approval or (iv) certain amendments to the certificate of incorporation which adversely affect the rights of such shareholder.

     Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations may be entitled to appraisal rights. No appraisal rights are available (i) to stockholders of a surviving corporation if such corporation's stockholders are not entitled to vote on the merger, or (ii) with respect to shares which were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in the case of either (i) or
(ii) above, the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than stock of the surviving corporation, shares of stock of another corporation which are listed on a national securities exchange or held of record by more than 2,000 stockholders, cash in lieu of fractional shares, or any combination thereof. Because both BFGoodrich's and Rohr's shares are listed on a national securities exchange, and because neither of the enumerated exceptions apply, no appraisal rights are available to Rohr's shareholders with respect to the Merger.

ANTI-GREENMAIL PROVISIONS

     Section 513 of the NYBCL provides that no domestic corporation may purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price which is higher than the market price unless such transaction is approved by both the corporation's board of directors and a majority of the shares entitled to vote or the corporation offers to purchase shares from all shareholders on the same terms. In addition, the BFGoodrich Certificate contains a similar requirement applicable to any purchase by BFGoodrich of its shares from a beneficial owner of 3% or more of the class of securities being acquired.

     The DGCL does not contain any provisions prohibiting the selective repurchase by a corporation of its stock at a premium over market price (greenmail). Delaware courts have permitted the repurchase of shares at a premium in certain cases.

                                 OTHER MATTERS

     It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the BFGoodrich Meeting or the Rohr Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

     The validity of the shares of BFGoodrich Common Stock to be issued in the Merger is being passed upon for BFGoodrich by Nicholas J. Calise, Esquire, Associate General Counsel of BFGoodrich. As of November 10, 1997, Mr. Calise owned approximately 8,771 shares of BFGoodrich Common Stock; held 4,000 Restricted Shares and 12,200 Performance Shares under BFGoodrich's Stock Option Plan, all of which are subject to forfeiture; held options to purchase 80,000 shares of BFGoodrich Common Stock; and had credited to his account in BFGoodrich's Retirement Plus Savings Plan approximately 4,715 shares of BFGoodrich Common Stock.

     The federal income tax consequences of the Merger will be passed upon for Rohr by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations.

                                    EXPERTS

     The consolidated financial statements of BFGoodrich at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement/Prospectus on pages F-3 through F-25 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein on page F-2. Such consolidated financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K/A of Rohr for the year ended July 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals must have been submitted to the Secretary of BFGoodrich no later than November 1, 1997 in order to be considered for inclusion in BFGoodrich's proxy materials for its 1998 Annual Meeting of Shareholders.

     Rohr will hold a 1997 Annual Meeting of Shareholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must have been received by the Secretary of Rohr between 60 and 90 days prior to the scheduled meeting in order to be considered for inclusion in Rohr's 1997 proxy materials.

                      WHERE YOU CAN FIND MORE INFORMATION

     BFGoodrich and Rohr file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, BFGoodrich's and Rohr's filings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and Rohr's filings can be inspected at the PSE, 301 Pine Street, Eighth Floor, San Francisco, California 94104.

     BFGoodrich filed the Registration Statement on Form S-4 to register with the SEC the BFGoodrich Common Stock to be issued to Rohr shareholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of BFGoodrich in addition to being a proxy statement of BFGoodrich for the BFGoodrich Meeting and Rohr for the Rohr Meeting. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement or in the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Rohr has previously filed with the SEC. These documents contain important information about Rohr and its finances.

                          ROHR'S FILINGS WITH THE SEC
                               (FILE NO. 1-6101):

       (i) Annual Report on Form 10-K for the year ended July 31, 1997, as amended by Form 10-K/A filed on October 28, 1997.

      (ii) Current Report on Form 8-K dated September 22, 1997.


     We are also incorporating by reference additional documents that Rohr files with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of the Rohr Meeting.

     Rohr has supplied all information regarding Rohr contained or incorporated by reference in this Joint Proxy Statement/Prospectus.

     If you are a Rohr shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Rohr or the SEC. Documents incorporated by reference are available from Rohr without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the Secretary of Rohr at the following address:


    ROHR, INC.
    850 Lagoon Drive
    Chula Vista, California 91910-2098
    Attention: Secretary
    Tel: (619) 691-4111


     If you would like to request documents from us, please do so by December 15, 1997 to receive them before the Rohr Meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 14, 1997.

                             INDEX OF DEFINED TERMS

                                          PAGE NO.
                                          --------
Acquisition Proposal.....................     49
Aerospace................................     51
Affiliate................................     40
Agreements...............................     88
aggregate value..........................     31
Airbus...................................     19
AlliedSignal.............................     26
Alternative Transaction..................     49
Antitrust Division.......................     39
APB 30...................................     51
Average Exchange Ratios..................     28
Berkshire Hathaway.......................     28
BFGoodrich...............................     13
BFGoodrich Aerospace Comparables.........     33
BFGoodrich Board.........................     13
BFGoodrich By-Laws.......................    104
BFGoodrich Certificate...................    104
BFGoodrich Common Stock..................     13
BFGoodrich Common Stock Equivalents......     46
BFGoodrich Material Adverse Effect.......     44
BFGoodrich Meeting.......................     13
BFGoodrich Record Date...................     13
BFGoodrich Right.........................    104
BFGoodrich Rights Plan...................    104
BFGoodrich Series Preferred Stock........    104
Boeing...................................     19
broker non-votes.........................     14
CAO......................................     51
Carlyle Group............................     27
Certificates.............................     42
change in control........................     88
Cleveland Pneumatic......................     52
Code.....................................     30
Coltec...................................     27
Comparable Companies.....................     31
Comparable Transactions..................     32
Compensation Committee...................     80
Consents.................................     44
Crane....................................     26
DGCL.....................................     15
Disinterested Directors..................    109
Diversified Comparables..................     31
EBIT.....................................     27
EBITDA...................................     27
EEA......................................     47
Effective Date...........................     36
EPA......................................     57
EPS......................................     25
estimated synergies......................     32
Excess BFGoodrich Shares.................     43
Exchange Act.............................     36
Exchange Agent...........................     42
Exchange Ratio...........................     22
FAE......................................     87
Finance Committee........................     17
FlightSafety International...............     28
FTC......................................     39
GAAP.....................................     30
General Electric.........................     27
Geon.....................................     53
Grimes Aerospace.........................     28
Goldman Sachs............................     17
Goldman Sachs Engagement Letter..........     29
Greenwich................................     27

                                          PAGE NO.
                                          --------
HSR Act..................................     39
interested shareholder...................    109
IBES.....................................     27
IRS......................................     37
Lockheed.................................     27
LTM......................................     27
McDonnell Douglas........................     27
Merger...................................     13
Merger Agreement.........................     13
MIP......................................     38
Moog.....................................     27
Morgan Stanley...........................     17
MRO......................................     53
net operating cash flow..................     66
Northrop.................................     27
NYBCL....................................     13
NYBCL Amendments.........................    105
NYSE.....................................     14
OIRONCE..................................     82
Parker-Hannifin..........................     27
P/E......................................     27
Post-Closing Date........................     48
Precision................................     27
PSE......................................     94
Raytheon.................................     27
Registration Statement...................     44
Research Analyst Estimates...............     31
Rohr.....................................     13
Rohr Accounting Change...................     27
Rohr Board...............................     14
Rohr By-Laws.............................    105
Rohr Certificate.........................     45
Rohr Common Stock........................     13
Rohr Convertible Securities..............     42
Rohr Material Adverse Effect.............     44
Rohr Meeting.............................     14
Rohr Record Date.........................     15
Rohr Right...............................    110
Rohr Rights Plan.........................    110
Rosemont Aerospace.......................     52
Rule 144.................................     39
Rule 145.................................     39
SARs.....................................     86
SC&A.....................................     51
SEC......................................     40
Section 203..............................    110
Securities Act...........................     39
Selected Companies.......................     27
Selected Transactions....................     27
Senior Notes.............................     41
Sequa....................................     27
SERP.....................................     38
Smaller Scale Aerospace Comparables......     31
Specialty Chemicals......................     51
Specialty Chemicals Comparables..........     33
Stock Issuance Proposal..................     13
Stock Plan...............................     39
Sub......................................     13
Substantial Shareholder..................    109
Sundstrand...............................     27
Surviving Corporation....................     42
Thiokol..................................     27
UNC......................................     27
Wyman-Gordon.............................     27

                  INDEX TO FINANCIAL STATEMENTS OF BFGOODRICH

                                                                                  PAGE
        ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:
             Report of Independent Auditors.....................................   F-2
             Consolidated Statements of Income for the fiscal years ended
              December 31, 1996, 1995 and 1994..................................   F-3
             Consolidated Balance Sheets at December 31, 1996 and 1995..........   F-4
             Consolidated Statements of Cash Flows for the fiscal years ended
              December 31, 1996, 1995 and 1994..................................   F-5
             Consolidated Statements of Shareholders' Equity for the fiscal
              years ended December 31, 1996, 1995 and 1994......................   F-6
             Notes to Consolidated Financial Statements.........................   F-7
        INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
             Condensed Consolidated Statements of Income (Unaudited) for the
              three months and nine months ended September 30, 1997 and 1996....  F-27
             Condensed Consolidated Balance Sheet (Unaudited) at September 30,
              1997 and December 31, 1996........................................  F-28
             Condensed Consolidated Statements of Cash Flows (Unaudited) for the
              nine months ended September 30, 1997 and 1996.....................  F-29
             Notes to Condensed Consolidated Financial Statements (Unaudited)...  F-30

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of The BFGoodrich Company:

     We have audited the accompanying consolidated balance sheet of The BFGoodrich Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The BFGoodrich Company and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Cleveland, Ohio
February 4, 1997,
except for Note B, as to which the date is July 16, 1997

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31
                                                     ----------------------------------
                                                       1996         1995         1994
                                                     --------     --------     --------
SALES............................................    $2,078.2     $1,860.5     $1,689.0
Operating costs and expenses:
  Cost of sales..................................     1,401.6      1,281.1      1,158.8
  Selling and administrative expenses............       454.5        411.8        389.2
  Restructuring costs............................         4.0          3.1           --
                                                     --------     --------     --------
                                                      1,860.1      1,696.0      1,548.0
                                                     --------     --------     --------
OPERATING INCOME.................................       218.1        164.5        141.0
Interest expense.................................       (40.6)       (44.6)       (47.1)
Interest income..................................         1.5          2.5          1.0
Other income (expense)--net of tax...............       (21.8)         0.6        (25.1)
                                                     --------     --------     --------
Income from continuing operations before income
  taxes and Trust distributions..................       157.2        123.0         69.8
Income tax expense...............................       (53.5)       (43.3)       (26.8)
Distributions on Trust preferred securities......       (10.5)        (5.1)          --
                                                     --------     --------     --------
INCOME FROM CONTINUING OPERATIONS................        93.2         74.6         43.0
Income from discontinued operations -- net of
  tax............................................        58.5         43.4         32.7
                                                     --------     --------     --------
NET INCOME.......................................       151.7        118.0         75.7
Dividends and call premium on preferred stocks...          --         (5.6)        (8.0)
                                                     --------     --------     --------
NET INCOME APPLICABLE TO COMMON STOCK............    $  151.7     $  112.4     $   67.7
                                                     ========     ========     ========
EARNINGS PER SHARE
  Continuing operations..........................    $   1.73     $   1.32     $   0.68
  Discontinued operations........................        1.08         0.83         0.63
                                                     --------     --------     --------
  NET INCOME.....................................    $   2.81     $   2.15     $   1.31
                                                     ========     ========     ========

See Notes to Consolidated Financial Statements.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                         DECEMBER 31
                                                                    ---------------------
                                                                      1996         1995
                                                                    --------     --------
CURRENT ASSETS
  Cash and cash equivalents.....................................    $   48.7     $   60.3
  Accounts and notes receivable.................................       398.0        399.0
  Inventories...................................................       367.1        355.3
  Deferred income taxes.........................................        68.0         67.9
  Prepaid expenses and other assets.............................        30.5         32.7
                                                                    --------     --------
     Total current assets.......................................       912.3        915.2
                                                                    --------     --------
Deferred income taxes...........................................         3.3         28.3
Property........................................................       946.0        859.2
Goodwill........................................................       544.3        481.4
Identifiable intangible assets..................................        47.6         51.5
Intangible pension asset........................................          --         42.6
Other assets....................................................       209.6        111.4
                                                                    --------     --------
     Total assets...............................................    $2,663.1     $2,489.6
                                                                    ========     ========
CURRENT LIABILITIES
  Short-term bank debt..........................................    $  130.8     $   11.3
  Accounts payable..............................................       243.1        235.9
  Accrued expenses..............................................       237.2        231.1
  Income taxes payable..........................................        11.1         33.3
  Current maturities of long-term debt and capital lease
     obligations................................................        36.0         80.3
                                                                    --------     --------
     TOTAL CURRENT LIABILITIES..................................       658.2        591.9
                                                                    --------     --------
Long-term debt and capital lease obligations....................       400.0        422.3
Postretirement benefits other than pensions.....................       348.5        351.9
Other non-current liabilities...................................        83.6        122.7
Mandatorily redeemable preferred securities of TRUST............       122.6        122.2
SHAREHOLDERS' EQUITY
Common stock -- $5 par value Authorized, 100,000,000 shares;
  issued, 54,899,308 shares in 1996 and 53,578,520 shares in
  1995..........................................................       274.5        133.9
  Additional capital............................................       357.3        447.5
  Income retained in the business...............................       453.7        360.9
  Cumulative unrealized translation adjustments.................         5.9          9.6
  Amount related to recording minimum pension liability.........          --        (28.8)
  Unearned portion of restricted stock awards...................        (9.0)       (16.2)
  Common stock held in treasury, at cost (1,135,985 shares in
     1996 and 1,045,136 shares in 1995).........................       (32.2)       (28.3)
                                                                    --------     --------
     TOTAL SHAREHOLDERS' EQUITY.................................     1,050.2        878.6
                                                                    --------     --------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................    $2,663.1     $2,489.6
                                                                    ========     ========

See Notes to Consolidated Financial Statements.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN MILLIONS)

                                                                   YEAR ENDED DECEMBER 31
                                                               -------------------------------
                                                                1996        1995        1994
                                                               -------     -------     -------
OPERATING ACTIVITIES
Net income.................................................    $ 151.7     $ 118.0     $  75.7
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................      118.4       113.9       112.1
     Deferred income taxes.................................       17.9        29.5        21.2
     Gains on sale of businesses...........................       (9.7)       (3.6)         --
     Change in assets and liabilities, net of effects of
       acquisitions and dispositions of businesses:
          Receivables......................................       13.8       (15.4)      (60.4)
          Inventories......................................       (9.4)      (22.8)       11.8
          Other current assets.............................        2.0         (.1)       (4.7)
          Accounts payable.................................       (2.8)        2.2        57.6
          Accrued expenses.................................        3.0        (8.0)        9.5
          Income taxes payable.............................      (19.5)        9.1        (5.6)
          Other non-current assets and liabilities.........       (7.7)      (29.3)      (33.6)
                                                               -------     -------     -------
  Net cash provided by operating activities................      257.7       193.5       183.6
INVESTING ACTIVITIES
  Purchases of property....................................     (184.1)     (147.7)     (129.3)
  Proceeds from sale of property...........................        5.7         3.2        10.5
  Payments made in connection with acquisitions, net of
     cash acquired.........................................     (107.9)      (15.4)      (20.2)
  Proceeds from sale of businesses.........................       28.9        82.3          --
  Other transactions.......................................         --        (1.9)         --
                                                               -------     -------     -------
  Net cash used by investing activities....................     (257.4)      (79.5)     (139.0)
FINANCING ACTIVITIES
  Changes in short-term debt...............................      118.9       (59.2)       46.7
  Proceeds from issuance of long-term debt.................       70.0        80.8          --
  Repayment of long-term debt and capital lease
     obligations...........................................     (141.8)      (62.0)      (20.5)
  Proceeds from issuance of capital stock..................       11.2        16.6         1.4
  Proceeds from issuance of Trust preferred securities, net
     of issuance costs.....................................         --       122.1          --
  Purchases of treasury stock..............................        (.1)      (33.4)       (1.1)
  Dividends................................................      (58.9)      (61.6)      (64.6)
  Distributions on Trust preferred securities..............      (10.5)       (5.1)         --
  Retirements of preferred stock...........................         --       (88.3)       (4.9)
                                                               -------     -------     -------
  Net cash used by financing activities....................      (11.2)      (90.1)      (43.0)
Effect of exchange rate changes on cash and cash
  equivalents..............................................        (.7)         .6          .8
                                                               -------     -------     -------
Net increase (decrease) in cash and cash equivalents.......      (11.6)       24.5         2.4
                                                               -------     -------     -------
Cash and cash equivalents at beginning of year.............       60.3        35.8        33.4
                                                               -------     -------     -------
Cash and cash equivalents at end of year...................    $  48.7     $  60.3     $  35.8
                                                               =======     =======     =======

See Notes to Consolidated Financial Statements.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEAR ENDED DECEMBER 31
                                                               ----------------------------------
                                                                 1996         1995         1994
                                                               --------     --------     --------
$3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D.....    $     --     $     --     $  110.0
                                                               --------     --------     --------
COMMON STOCK -- $5 PAR VALUE
  Balance at beginning of year.............................       133.9        129.8        128.8
  Common stock issued for:
     Two-for-one common stock split........................       134.7           --           --
     Contribution to pension plans.........................         3.8           --           --
     Acquisitions..........................................          --           --           .7
     Conversion of Series D Preferred Stock................          --          2.0           --
     Employee award programs...............................         2.1          2.1           .3
                                                               --------     --------     --------
  Balance at end of year...................................       274.5        133.9        129.8
                                                               --------     --------     --------
ADDITIONAL CAPITAL
  Balance at beginning of year.............................       447.5        401.7        393.8
  Two-for-one common stock split...........................      (134.7)          --           --
  Contribution to pension plans............................        26.2           --           --
  Acquisitions.............................................          --           --          5.6
  Conversion of Series D Preferred Stock...................          --         20.8           --
  Employee award programs..................................        15.6         23.6          2.3
  Other capital share transactions.........................         2.7          1.4           --
                                                               --------     --------     --------
  Balance at end of year...................................       357.3        447.5        401.7
                                                               --------     --------     --------
INCOME RETAINED IN THE BUSINESS
  Balance at beginning of year.............................       360.9        305.7        294.6
  Net income...............................................       151.7        118.0         75.7
  Premium on redemption of Series D Preferred Stock........          --         (1.2)          --
  Dividends:
     Preferred Stock:
       Series A, $7.85 a share.............................          --           --          (.3)
       Series D, $3.50 a share.............................          --         (4.4)        (7.7)
     Common stock -- $1.10 per share in each year..........       (58.9)       (57.2)       (56.6)
                                                               --------     --------     --------
          Total dividends..................................       (58.9)       (61.6)       (64.6)
                                                               --------     --------     --------
  Balance at end of year...................................       453.7        360.9        305.7
                                                               --------     --------     --------
CUMULATIVE UNREALIZED TRANSLATION ADJUSTMENTS
  Balance at beginning of year.............................         9.6          4.9          (.3)
  Aggregate adjustments for the year.......................        (3.7)         4.7          5.2
                                                               --------     --------     --------
  Balance at end of year...................................         5.9          9.6          4.9
                                                               --------     --------     --------
Amount related to recording minimum pension liability......          --        (28.8)       (18.6)
                                                               --------     --------     --------
Unearned portion of restricted stock awards................        (9.0)       (16.2)        (3.9)
                                                               --------     --------     --------
Common stock held in treasury, at cost.....................       (32.2)       (28.3)        (7.0)
                                                               --------     --------     --------
TOTAL SHAREHOLDERS' EQUITY.................................    $1,050.2     $  878.6     $  922.6
                                                               ========     ========     ========

See Notes to Consolidated Financial Statements.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements reflect the accounts of BFGoodrich and its majority-owned subsidiaries. Investments of 20- to 50-percent-owned affiliates and majority-owned companies in which investment is considered temporary are accounted for using the equity method. Equity in earnings from these businesses is included in Other income (expense)-net. Intercompany accounts and transactions have been eliminated.

     CASH EQUIVALENTS: Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

     INVENTORIES: Inventories are stated at the lower of cost or market. Certain domestic inventories are valued by the last-in, first-out ("LIFO") cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

     LONG-LIVED ASSETS: Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. Repairs and maintenance costs are expensed as incurred.

     Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is being amortized by the straight-line method, in most cases over 20 to 40 years.

     Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, licenses and non-compete agreements. They are amortized using the straight-line method over estimated useful lives of 5 to 25 years.

     Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.

     REVENUE RECOGNITION: BFGoodrich recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

     FINANCIAL INSTRUMENTS: BFGoodrich's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term debt is based on rates available to BFGoodrich for debt with similar terms and maturities.

     Off balance sheet derivative financial instruments at December 31, 1996, include an interest rate swap agreement, foreign currency forward contracts and foreign currency swap agreements.

     Interest rate swap agreements are used by BFGoodrich, from time to time, to manage interest rate risk on its floating rate debt portfolio. Each interest rate swap is matched as a hedge against a specific debt instrument and has the same notional amount as the related debt instrument principal. Interest rate swap agreements are generally entered into at the time the related floating rate debt is issued in order to convert the floating rate debt to fixed rates. Fair value of these instruments is based on estimated current settlement cost.

     BFGoodrich enters into foreign currency forward contracts (principally against the British pound, Italian lira, Spanish peseta, French franc, Dutch guilder and U.S. dollar) to hedge the net receivable/payable position arising from trade sales and purchases and intercompany transactions by its European businesses. Foreign

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES
currency forward contracts reduce BFGoodrich's exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products and purchases from suppliers denominated in a currency other than the functional currency of the respective businesses will be adversely affected by changes in exchange rates. Foreign currency gains and losses under the above arrangements are not deferred. Foreign currency forward contracts are entered into with major commercial European banks that have high credit ratings. From time to time, BFGoodrich uses foreign currency forward contracts to hedge purchases of capital equipment. Foreign currency gains and losses for such purchases are deferred as part of the basis of the asset.

     BFGoodrich also enters into foreign currency swap agreements (principally for the Belgian franc, French franc and Dutch guilder) to eliminate foreign exchange risk on intercompany loans between European businesses.

     The fair value of foreign currency forward contracts and foreign currency swap agreements is based on quoted market prices.

     STOCK-BASED COMPENSATION: BFGoodrich accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

     EARNINGS PER SHARE: Primary earnings per share of common stock are computed after recognition of preferred stock dividend requirements and premiums associated with the redemption of preferred stock, based on the weighted average number of common stock and common stock equivalents outstanding of 53,979,757 for 1996, 52,339,140 for 1995 and 51,532,752 for 1994. Fully diluted earnings per share are not presented, since dilution is less than 3 percent.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     RECLASSIFICATIONS: Certain amounts presented in prior years' financial statements and the notes thereto have been reclassified to conform with the 1996 presentation.

NOTE B

DISCONTINUED OPERATIONS

     On July 16, 1997, BFGoodrich entered into a definitive agreement to sell its CAO business (previously reported as Other Operations) to The Westlake Group for $92.75 million (see Note R). The disposition of the CAO business represents the disposal of a segment of a business under APB Opinion No. 30 ("APB 30"). Accordingly, the consolidated statement of income has been restated to reflect the CAO business as a discontinued operation.

     On February 3, 1997, BFGoodrich completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $1.09 per share. The sale of Tremco Incorporated completed the disposition of BFGoodrich's SC&A Group and also represents the disposal of a segment of a business under APB 30.

     A summary of the results of discontinued operations for the periods presented follows, which in the case of SC&A in 1996 excludes sales and net losses during the phase-out period. Discontinued operations in 1996 also include a $30 million, or $.55 per share, non-cash adjustment to the gain calculation of a business previously divested and reported as a discontinued operation in 1993.

     In 1994, BFGoodrich recognized a $10 million tax benefit as a result of realizing the benefit of utilizing excess foreign tax credits resulting from a business previously divested and reported as a discontinued operation in 1993.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

                                                      1996       1995       1994
                                                     ------     ------     ------
Sales:
  CAO............................................    $160.6     $188.9     $160.3
  SC&A...........................................     316.8      359.5      349.5
                                                      -----      -----      -----
                                                     $477.4     $548.4     $509.8
                                                      =====      =====      =====
Pretax income from operations:
  CAO............................................    $ 21.0     $ 57.5     $ 24.1
  SC&A(1)........................................      27.0       17.8       14.7
                                                      -----      -----      -----
                                                       48.0       75.3       38.8
Income tax expense...............................     (19.5)     (31.9)     (16.1)
                                                      -----      -----      -----
Net income from operations.......................      28.5       43.4       22.7
Adjustments to gain of 1993 discontinued
  operation......................................      30.0         --       10.0
                                                      -----      -----      -----
Income from discontinued operations..............    $ 58.5     $ 43.4     $ 32.7
                                                      =====      =====      =====

---------------

(1) Includes $6.4 million gain on the sale of a business in 1996.

     Included in the December 31, 1996 Consolidated Balance Sheet are assets of $312.4 million and liabilities of $144.6 million related to discontinued operations.

NOTE C

ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS

     ACQUISITIONS: During 1996, BFGoodrich's Specialty Chemicals segment acquired five businesses for cash consideration of approximately $108 million. The aggregate purchase price includes approximately $80 million of goodwill. The purchase price allocations have been based on preliminary estimates, which may be revised at a later date.

     Four of the acquisitions are part of the Specialty Additives Group. One of the businesses acquired is a European-based supplier of emulsions and polymers for use in paint and coatings for textiles, paper, graphic arts and industrial applications. Two of the acquisitions represent product lines consisting of water-borne acrylic resins and coatings and additives used in the graphic arts industry. The fourth acquisition consists of water-based textile coatings product lines. The Specialty Plastics Group made the remaining acquisition, a small supplier of anti-static compounds.

     Goodwill is being amortized using the straight-line method over periods up to 20 years for the five Specialty Chemicals acquisitions.

     During 1995, BFGoodrich acquired four small aerospace businesses and two small specialty chemical businesses. The aggregate purchase price of these businesses was $15.4 million.

     During 1994, BFGoodrich acquired two small specialty chemical businesses which manufacture coatings and products for the textile industry. The cash paid and stock issued for these businesses was $26.5 million in the aggregate.

     These acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the consolidated financial statements since their respective dates of acquisition.

     DISPOSITIONS: In May 1995, BFGoodrich sold its wholly owned subsidiary, Arrowhead Industrial Water, Inc., for $84.3 million, resulting in a pretax gain of $3.6 million, which is included in Other income (expense)-net.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     RESTRUCTURINGS: In 1996, BFGoodrich recognized a $4 million pretax charge for a voluntary early retirement program for eligible employees of the Specialty Plastics and Specialty Additives Groups.

     In 1995, BFGoodrich recorded a $3.1 million pretax charge to reflect the termination benefits paid under a voluntary early retirement program for eligible salaried employees at BFGoodrich's corporate headquarters, Advanced Technology Group research facilities and Aerospace segment headquarters. BFGoodrich did not incur restructuring costs in 1994.

NOTE D

FINANCING ARRANGEMENTS

     SHORT-TERM BANK DEBT: At December 31, 1996, BFGoodrich had separate revolving credit agreements with certain banks providing for domestic lines of credit aggregating $300 million. Borrowings under these agreements can be for any period of time until the expiration date and bear interest, at BFGoodrich's option, at rates tied to the banks' certificate of deposit, Eurodollar or prime rate. The lines expire on June 30, 2000, unless extended by the banks at the request of BFGoodrich. Under the agreements, BFGoodrich is required to pay a commitment fee of 12 basis points per annum on the total $300 million committed line. At December 31, 1996, no amounts were outstanding pursuant to these agreements.

     In addition, BFGoodrich had available formal foreign lines of credit and overdraft facilities of $57.4 million at December 31, 1996, of which $23.3 million was used.

     BFGoodrich also maintains uncommitted domestic money market facilities with various banks aggregating $370 million, of which $262.5 million of these lines were unused and available at December 31, 1996. Weighted average interest rates on outstanding short-term borrowings were 6.6 percent and 7.1 percent at December 31, 1996 and 1995, respectively. Weighted average interest rates on short-term borrowings were 5.9 percent, 6.5 percent and 4.9 percent in 1996, 1995 and 1994, respectively.

     LONG-TERM DEBT: At December 31, 1996 and 1995, long-term debt and capital lease obligations payable after one year consisted of:

(IN MILLIONS)                                                        1996       1995
----------------------------------------------------------------    ------     ------
Short-term debt expected to be refinanced.......................    $   --     $ 50.0
9.625% Notes, maturing in 2001..................................     175.0      175.0
MTN notes payable...............................................     119.0       79.0
European revolver...............................................      29.2         --
IDRBs, maturing in 2023, 6.0%...................................      60.0       60.0
Notes payable to banks..........................................        --       32.4
Other debt, maturing to 2015 (interest rates from 7.4% to
  13.0%)........................................................      14.0       22.5
                                                                    ------     ------
                                                                     397.2      418.9
Capital lease obligations (Note E)..............................       2.8        3.4
                                                                    ------     ------
Total...........................................................    $400.0     $422.3
                                                                    ======     ======

     MTN NOTES PAYABLE: BFGoodrich has an effective shelf registration filed with the Securities and Exchange Commission which, as of December 31, 1996, enables BFGoodrich to issue up to $281 million of long-term debt securities in the public markets (referred to as the MTN program). MTN notes outstanding at December 31, 1996, are fixed-rate non-callable debt securities. During 1996, BFGoodrich issued $20 million of 7.5 percent MTN notes, due in 2026, and $20 million of 7.4 percent MTN notes, due in 2046. During 1995, BFGoodrich issued $79 million of MTN notes, due in 2025 at interest rates ranging from 7.3 percent to 8.7 percent.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     EUROPEAN REVOLVER: During 1996, BFGoodrich established a $75 million committed multi-currency revolving credit facility with various international banks, expiring in the year 2003. BFGoodrich intends to use this facility for medium-term, local currency financing to support the growth of its European operations. At December 31, 1996, BFGoodrich had borrowed $29.2 million denominated in Spanish pesetas at a floating rate that is tied to Spanish LIBOR (7.24 percent at December 31, 1996).

     IDRBS: The industrial development revenue bonds were issued to finance the construction of a hangar facility in 1993. Property acquired through the issuance of these bonds secures the repayment of the bonds.

     Aggregate maturities of long-term debt, exclusive of capital lease obligations, during the five years subsequent to December 31, 1996, are as follows (in millions): 1997 -- $34.7; 1998 -- $4.6; 1999 -- $.7; 2000 -- $.3 and
2001 -- $204.5.

     BFGoodrich's debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and the repurchase of BFGoodrich's capital stock. Under the most restrictive of these agreements, income retained in the business was free from such limitations at December 31, 1996.

NOTE E

LEASING ARRANGEMENTS

     BFGoodrich leases certain of its office and manufacturing facilities as well as machinery and equipment under various leasing arrangements. The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 1996:

                                                                      NONCANCELABLE
                                                          CAPITAL       OPERATING
                    (IN MILLIONS)                         LEASES         LEASES
------------------------------------------------------    -------     -------------
1997..................................................     $ 1.7          $ 8.5
1998..................................................       1.1            6.5
1999..................................................        .9            4.8
2000..................................................        .6            3.6
2001..................................................        .5            2.1
Thereafter............................................        .3           14.5
                                                            ----          -----
Total minimum payments................................       5.1          $40.0
                                                                          =====
Less amounts representing interest....................       1.0
                                                            ----
Present value of net minimum lease payments...........       4.1
Less current portion of capital lease obligations.....       1.3
                                                            ----
Total.................................................     $ 2.8
                                                            ====

Net rent expense from continuing operations consisted of the following:

                  (IN MILLIONS)                       1996       1995       1994
-------------------------------------------------    ------     ------     ------
Minimum rentals..................................    $ 19.7     $ 17.9     $ 17.6
Contingent rentals...............................       2.9        2.4        2.4
Sublease rentals.................................       (.1)       (.1)       (.1)
                                                     ------     ------     ------
Total............................................    $ 22.5     $ 20.2     $ 19.9
                                                     ======     ======     ======

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

NOTE F

PENSIONS

     BFGoodrich and its subsidiaries have several contributory and noncontributory defined benefit pension plans covering substantially all employees. Plans covering salaried employees generally provide benefit payments using a formula that is based on an employee's compensation and length of service. Plans covering hourly employees generally provide benefit payments of stated amounts for each year of service.

     BFGoodrich's general funding policy for pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. BFGoodrich's qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 1996, reflecting the attainment of BFGoodrich's goal to fund these plans fully by 1997. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate. At December 31, 1996, the pension plans held 754,717 shares of BFGoodrich's common stock with a fair value of $30.6 million.

                                                           1996                           1995
                                                     ----------------     -------------------------------------
                                                        PLANS WITH           PLANS WITH           PLANS WITH
                                                     ASSETS EXCEEDING     ASSETS EXCEEDING       ACCUMULATED
                                                       ACCUMULATED          ACCUMULATED            BENEFIT
                                                         BENEFIT              BENEFIT             OBLIGATION
                  (IN MILLIONS)                         OBLIGATION           OBLIGATION        EXCEEDING ASSETS
-------------------------------------------------    ----------------     ----------------     ----------------
Actuarial present value of accumulated benefit
  obligation:
  Vested.........................................        $  568.8              $ 11.2              $  546.9
  Non-vested.....................................            26.6                  .6                  32.7
                                                          -------              ------               -------
Accumulated benefit obligation...................           595.4                11.8                 579.6
Plan assets at fair value........................           646.5                17.8                 545.7
                                                          -------              ------               -------
Plan assets in excess of (less than) accumulated
  benefit obligation.............................        $   51.1              $  6.0              $  (33.9)
                                                          =======              ======               =======
Projected benefit obligation.....................        $  645.0              $ 14.3              $  620.0
Plan assets at fair value........................           646.5                17.8                 545.7
                                                          -------              ------               -------
Plan assets in excess of (less than) projected
  benefit obligation.............................        $    1.5              $  3.5              $  (74.3)
                                                          =======              ======               =======
Consisting of:
  Unrecognized transition asset (liability)......        $  (20.2)             $   .7              $  (24.6)
  Unrecognized prior service cost................           (19.0)                (.5)                (18.0)
  Unrecognized net gain (loss)...................           (63.6)                2.2                 (84.8)
  Adjustment required to recognize minimum
     liability...................................              --                  --                  87.0
  Prepaid (accrued) pension cost recognized in
     the balance sheet...........................           104.3                 1.1                 (33.9)
                                                          -------              ------               -------
Total............................................        $    1.5              $  3.5              $  (74.3)
                                                          =======              ======               =======

     The components of net periodic pension cost are as follows:

                  (IN MILLIONS)                       1996        1995        1994
-------------------------------------------------    ------     --------     -------
Service cost for benefits earned.................    $ 16.5     $   11.3     $  11.1
Interest cost on projected benefit obligation....      46.6         47.3        44.0
Actual return on plan assets.....................     (64.5)      (101.5)      (16.3)
Net amortization and deferral....................      22.9         62.1       (18.9)
                                                     ------     --------     -------
Net pension cost.................................    $ 21.5     $   19.2     $  19.9
                                                     ======     ========     =======

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

     The table above sets forth the status of BFGoodrich's funded defined benefit pension plans as of December 31, 1996 and 1995, and the amounts recognized in the Consolidated Balance Sheet at those dates. This table excludes accrued pension costs for unfunded, non-qualified pension plans of $11 million in 1996 and $7.9 million in 1995, and the related projected benefit obligations of $18 million in 1996 and $11 million in 1995.

     Major assumptions used in accounting for BFGoodrich's defined benefit pension plans are as follows:

                                                                1996     1995     1994
                                                               ------   ------   ------
          Discount rate for obligations......................   7.75%    7.25%    8.75%
          Rate of increase in compensation levels............    4.0%     3.5%     4.5%
          Expected long-term rate of return on plan assets...    9.0%     9.0%     9.0%

     BFGoodrich also maintains voluntary retirement savings plans for U.S. salaried and wage employees. Under provisions of these plans, eligible employees can receive company matching contributions on up to the first 6 percent of their eligible earnings. BFGoodrich matches one dollar for each one dollar of employee contributions invested in BFGoodrich Common Stock, and 50 cents for each dollar of eligible employee contributions invested in other available investment options (up to 6 percent of earnings). For 1996, 1995 and 1994, BFGoodrich's contributions amounted to $15.9 million, $14.6 million and $12.2 million, respectively.

     In addition, BFGoodrich contributed $8.9 million, $10 million and $8.5 million in 1996, 1995 and 1994, respectively, under other defined contribution plans for employees not covered under the aforementioned defined benefit pension and voluntary retirement savings plans. Contributions are determined based on various percentages of eligible earnings and a profit sharing formula.

NOTE G

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     BFGoodrich sponsors several unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

     The following table sets forth the combined status of the plans as recognized in the Consolidated Balance Sheet at December 31, 1996 and 1995:

                                (IN MILLIONS)                              1996     1995
     -------------------------------------------------------------------  ------   ------
     Accumulated postretirement benefit obligation (APBO):
       Retirees.........................................................  $254.4   $282.2
       Fully eligible active plan participants..........................    23.2     23.3
       Other active plan participants...................................    29.7     31.0
       Unrecognized gain................................................    66.6     40.9
                                                                          ------   ------
     Accrued postretirement cost........................................  $373.9   $377.4
                                                                          ======   ======

     Net periodic postretirement benefit expense included the following components:

                            (IN MILLIONS)                           1996     1995     1994
     ------------------------------------------------------------  ------   ------   ------
     Service cost for benefits earned............................  $  2.3   $  1.7   $  2.9
     Interest cost on APBO.......................................    22.3     25.3     27.0
     Net amortization and deferral...............................    (2.3)    (2.9)      --
                                                                   ------   ------   ------
     Net periodic postretirement cost............................  $ 22.3   $ 24.1   $ 29.9
                                                                   ======   ======   ======

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     For measurement purposes, the annual rate of increase in the per capita cost of covered health-care benefits of 8.0 percent was assumed for 1997, decreasing gradually to 5.25 percent through the year 2002 and remaining at that level thereafter. The health-care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. An increase in the assumed health-care cost trend rate by 1 percentage point in each year would increase the APBO as of December 31, 1996, by $21 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $1.6 million. The weighted average discount rates used in determining the APBO were 7.75 percent, 7.25 percent and
8.75 percent as of December 31, 1996, 1995 and 1994, respectively.

NOTE H

INCOME TAXES

     Income from continuing operations before income taxes and trust distributions as shown in the Consolidated Statement of Income consists of the following:

                          (IN MILLIONS)                          1996       1995      1994
     -------------------------------------------------------    ------     ------     -----
     Domestic...............................................    $132.5     $102.2     $57.9
     Foreign................................................      24.7       20.8      11.9
                                                                ------     ------     -----
     Total..................................................    $157.2     $123.0     $69.8
                                                                ======     ======     =====

     A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:

                         (IN MILLIONS)                          1996       1995       1994
     ------------------------------------------------------    ------     ------     ------
     Current:
       Federal.............................................    $(25.7)    $(15.8)    $ (6.0)
       Foreign.............................................      (8.6)      (4.6)      (2.0)
       State...............................................      (4.6)      (4.3)      (3.5)
                                                               ------     ------     ------
                                                                (38.9)     (24.7)     (11.5)
                                                               ------     ------     ------
     Deferred:
       Federal.............................................     (15.4)     (18.7)     (14.9)
       Foreign.............................................        .8         .1        (.4)
                                                               ------     ------     ------
                                                                (14.6)     (18.6)     (15.3)
                                                               ------     ------     ------
     Total.................................................    $(53.5)    $(43.3)    $(26.8)
                                                               ======     ======     ======

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     Significant components of deferred income tax assets and liabilities at December 31, 1996 and 1995, are as follows:

                             (IN MILLIONS)                              1996        1995
     --------------------------------------------------------------    -------     -------
     Deferred income tax assets:
       Accrual for postretirement benefits other than pensions.....    $ 129.6     $ 130.9
       Other nondeductible accruals................................       62.7        60.7
       Tax credit and net operating loss carryovers................       19.1        28.5
       Other.......................................................       20.9        35.8
                                                                       -------     -------
          Total deferred income tax assets.........................      232.3       255.9
                                                                       -------     -------
     Deferred income tax liabilities:
       Tax over book depreciation..................................      (90.0)      (83.6)
       Tax over book intangible amortization.......................      (13.4)       (9.3)
       Pensions....................................................      (31.2)      (25.1)
       Other.......................................................      (33.8)      (41.7)
                                                                       -------     -------
          Total deferred income tax liabilities....................     (168.4)     (159.7)
                                                                       -------     -------
     Net deferred income taxes.....................................    $  63.9     $  96.2
                                                                        ======      ======

     Management has determined, based on BFGoodrich history of prior earnings and its expectations for the future, that income of BFGoodrich will more likely than not be sufficient to recognize fully these net deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. In particular, the turnaround of the largest deferred tax asset related to accounting for postretirement benefits other than pensions will occur over an extended period of time and as a result will be realized for tax purposes over those future periods and beyond. In addition, the tax credit carryovers are comprised of alternative minimum tax credits of $14.6 million which have indefinite carryover periods. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future given BFGoodrich operating history.

     The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:

                      PERCENT OF PRETAX INCOME                     1996      1995      1994
     ----------------------------------------------------------    -----     -----     -----
     Statutory federal income tax rate.........................     35.0%     35.0%     35.0%
     Corporate-owned life insurance investments................     (1.0)     (1.9)     (3.0)
     Amortization of nondeductible goodwill....................      1.2       1.4       2.6
     Difference in rates on consolidated foreign
       subsidiaries............................................      (.6)     (2.2)     (2.5)
     State and local taxes, net of federal benefit.............      1.9       2.3       3.3
     QUIPS distributions.......................................     (1.7)     (1.1)       --
     Other items...............................................      (.8)      1.7       3.0
                                                                   -----     -----     -----
     Effective income tax rate.................................     34.0%     35.2%     38.4%
                                                                    ====      ====      ====

     BFGoodrich has not provided for U.S. federal and foreign withholding taxes on $115.1 million of foreign subsidiaries' undistributed earnings (excluding the SC&A Group) as of December 31, 1996, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $5.6 million.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

NOTE I

BUSINESS SEGMENT INFORMATION

     BFGoodrich operations are classified into two reportable business segments:
BFGoodrich Aerospace ("Aerospace") and BFGoodrich Specialty Chemicals ("Specialty Chemicals").

     Aerospace consists of three business groups: Landing Systems; Sensors and Integrated Systems; and Maintenance, Repair and Overhaul. They serve commercial, military, regional, business and general aviation markets. Aerospace's major products are aircraft landing gear and wheels and brakes; sensors and sensor-based systems; fuel measurement and management systems; aircraft evacuation slides and rafts; ice protection systems; and collision warning systems. Aerospace also provides maintenance, repair and overhaul services on commercial airframes and components.

     Specialty Chemicals consists of two business groups: Specialty Additives and Specialty Plastics. They serve various markets such as personal care, pharmaceuticals, printing, textiles and automotive. Specialty Chemicals' major products are thermoplastic polyurethane; high-heat-resistant plastics; synthetic thickeners and emulsifiers; polymer emulsions, resins and additives; and textile thickeners, binders, emulsions and compounds.

                                                                                                       OPERATING INCOME
                                                                           SALES                            (LOSS)
                                                              --------------------------------    --------------------------
                       (IN MILLIONS)                            1996        1995        1994       1996      1995      1994
------------------------------------------------------------  --------    --------    --------    ------    ------    ------
Aerospace...................................................  $1,253.8    $1,149.7    $1,050.3    $161.3    $146.6    $121.9
Specialty Chemicals(1)......................................     824.4       710.8       638.7     109.5      74.4      72.1
                                                              --------    --------    --------    ------    ------    ------
Total Reportable Segments...................................   2,078.2     1,860.5     1,689.0     270.8     221.0     194.0
Corporate(2)................................................        --          --          --     (52.7)    (56.5)    (53.0)
                                                              --------    --------    --------    ------    ------    ------
Total.......................................................  $2,078.2    $1,860.5    $1,689.0    $218.1    $164.5    $141.0
                                                              ========    ========    ========    ======    ======    ======

                                             PROPERTY                  DEPRECIATION AND                   IDENTIFIABLE
                                            ADDITIONS                AMORTIZATION EXPENSE                    ASSETS
                                    --------------------------    --------------------------    --------------------------------
          (IN MILLIONS)              1996      1995      1994      1996      1995      1994       1996        1995        1994
----------------------------------  ------    ------    ------    ------    ------    ------    --------    --------    --------
Aerospace.........................  $ 51.6    $ 38.3    $ 36.8    $ 57.9    $ 56.9    $ 54.7    $1,341.4    $1,334.2    $1,287.0
Specialty Chemicals...............    97.5      86.4      63.1      39.0      35.3      33.2       784.6       602.7       583.5
                                    ------    ------    ------    ------    ------    ------    --------    --------    --------
Total Reportable Segments.........   149.1     124.7      99.9      96.9      92.2      87.9     2,126.0     1,936.9     1,870.5
Corporate(3)......................    35.0      23.0      30.4      21.5      21.7      24.2       537.1       552.7       598.4
                                    ------    ------    ------    ------    ------    ------    --------    --------    --------
Total.............................  $184.1    $147.7    $130.3    $118.4    $113.9    $112.1    $2,663.1    $2,489.6    $2,468.9
                                    ======    ======    ======    ======    ======    ======    ========    ========    ========

                                                                        OPERATING INCOME                   IDENTIFIABLE
                                            SALES                            (LOSS)                           ASSETS
                               --------------------------------    --------------------------    --------------------------------
        (IN MILLIONS)            1996        1995        1994       1996      1995      1994       1996        1995        1994
-----------------------------  --------    --------    --------    ------    ------    ------    --------    --------    --------
Geographic Areas:
  United States..............  $1,841.8    $1,655.2    $1,511.1    $246.5    $200.2    $182.0    $1,883.4    $1,756.5    $1,726.2
  Other North America........      21.4        19.4        16.8       1.3       0.8       0.6        12.0        20.8         8.0
  Europe.....................     185.1       159.1       140.3      22.4      19.3      11.8       222.9       152.3       130.2
  Other Foreign..............      29.9        26.8        20.8       0.9       1.9      (0.4)       12.5        11.6         9.3
  Inter-area Eliminations....        --          --          --      (0.3)     (1.2)       --        (4.8)       (4.3)       (3.2)
                               --------    --------    --------    ------    ------    ------    --------    --------    --------
Total........................  $2,078.2    $1,860.5    $1,689.0    $270.8    $221.0    $194.0    $2,126.0    $1,936.9    $1,870.5
                               ========    ========    ========    ======    ======    ======    ========    ========    ========

---------------

1 Operating income in 1996 includes a $4 million charge for a voluntary early retirement program.

2 Corporate operating expenses include a $3.1 million charge for a voluntary early retirement program in 1995.

3 Includes amounts relating to the SC&A Group and Other Operations (CAO) which are accounted for as discontinued operations.

     BFGoodrich's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Aerospace's products and services and Specialty Chemicals' products are principally sold to customers in North America and Europe.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     Corporate includes general corporate administrative costs and Advanced Technology Group research expenses. Segment operating income is total segment revenue reduced by operating expenses directly identifiable with that business segment. Intersegment eliminations are included in Corporate and are not significant in any year.

     Sales are generally not concentrated in any one customer. Sales, principally in the Aerospace business segment, represented 10 percent, 11 percent and 12 percent of consolidated sales in 1996, 1995 and 1994, respectively, to various United States government agencies and departments.

     At December 31, 1996, approximately 14 percent of BFGoodrich's labor force was covered by various collective bargaining agreements. Approximately 5 percent of the labor force was covered by a collective bargaining agreement that will expire during 1997.

     Net assets of consolidated foreign subsidiaries, principally in Europe, amounted to $186.6 million, $188.3 million and $174.5 million in 1996, 1995 and 1994, respectively. BFGoodrich does not believe that business risks in countries in which it operates, including currency restrictions, would have a significant adverse effect on cash flow, liquidity or capital resources.

     BFGoodrich also exports products manufactured in the United States to affiliated and unaffiliated companies worldwide. Intercompany transfers made at prevailing prices to foreign subsidiaries amounted to $84.9 million, $80.5 million and $74.9 million in 1996, 1995 and 1994, respectively. Export sales to unaffiliated foreign customers amounted to $314.7 million, $293.8 million and $262.7 million in 1996, 1995 and 1994, respectively.

NOTE J

SUPPLEMENTAL STATEMENT OF INCOME INFORMATION

                           (IN MILLIONS)                    1996       1995       1994
          -----------------------------------------------  ------     ------     ------
          Other Income (Expense)--Net
          Cost of health-care benefits for retirees of
            previously discontinued businesses...........  $(10.5)    $(12.1)    $(14.0)
          Gains on sale of businesses....................     1.6        3.6         --
          Gain on sale of corporate assets...............      --         --        7.2
          Equity in losses of unconsolidated
            subsidiary...................................    (3.9)      (4.4)      (4.3)
          Interest on Company-owned life insurance.......    (7.5)     (10.0)     (10.1)
          Environmental recoveries (costs) of previously
            discontinued businesses......................     1.6       19.1       (7.2)
          Other--net.....................................    (3.1)       4.4        3.3
                                                           ------     ------     ------
          Total..........................................  $(21.8)    $   .6     $(25.1)
                                                           ======     ======     ======

     The unconsolidated subsidiary had assets of $17.9 million and $10.8 million and liabilities of $21.8 million and $14.8 million at December 31, 1996 and 1995, respectively, and revenues of $24.4 million, $13.9 million and $8.9 million in 1996, 1995 and 1994, respectively.

     In 1995, BFGoodrich recognized $19.1 million of income from the settlement of certain insurance issues relating to past environmental claims of previously discontinued businesses.

     Research and Development Expense: BFGoodrich performs research and development under company-funded programs for commercial products, and under contracts with others. Research and development under contracts with others is performed by the Aerospace segment for military and commercial products. Total research and development expenditures from continuing operations in 1996, 1995 and 1994 were $124.1 million,

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

$119.4 million and $111.4 million, respectively. Of these amounts, $23.6 million, $37.6 million and $30 million, respectively, were funded by customers.

NOTE K

SUPPLEMENTAL BALANCE SHEET INFORMATION

                               (IN MILLIONS)                         1996       1995
          --------------------------------------------------------  ------     ------
          Allowance for Doubtful Accounts.........................  $ 13.1     $ 11.8
                                                                     =====      =====

     Amounts charged to expense from continuing operations during 1996, 1995 and 1994 were $2.6 million, $2.0 million and $.7 million, respectively.

                              (IN MILLIONS)                        1996        1995
          ------------------------------------------------------  -------     -------
          Inventories
          FIFO or average cost (which approximates current
            costs):
            Finished products...................................  $ 157.7     $ 151.4
            In process..........................................    122.0       114.0
            Raw materials and supplies..........................    152.1       154.3
                                                                  -------     -------
                                                                    431.8       419.7
          Reserve to reduce certain inventories to LIFO basis...    (64.7)      (64.4)
                                                                  -------     -------
          Total.................................................  $ 367.1     $ 355.3
                                                                  =======     =======

     At December 31, 1996 and 1995, approximately 47 percent and 50 percent, respectively, of inventory was valued by the LIFO method.

                             (IN MILLIONS)                        1996         1995
          ----------------------------------------------------  --------     --------
          Property
          Land................................................  $   22.8     $   18.6
          Buildings and improvements..........................     487.0        415.8
          Machinery and equipment.............................   1,041.9        962.8
          Construction in progress............................     112.0        115.5
                                                                --------     --------
                                                                 1,663.7      1,512.7
          Less allowances for depreciation and amortization...     717.7        653.5
                                                                --------     --------
          Total...............................................  $  946.0     $  859.2
                                                                ========     ========

     Property includes assets acquired under capital leases, principally buildings and machinery and equipment, of $20.4 million and $21.3 million at December 31, 1996 and 1995, respectively. Related allowances for depreciation and amortization are $10.9 million and $11.7 million, respectively. Interest costs capitalized from continuing operations were $6.3 million in 1996, $2.5 million in 1995 and $.6 million in 1994. Amounts charged to expense for depreciation and amortization from continuing operations during 1996, 1995 and 1994 were $79.8 million, $76.6 million and $75.6 million, respectively.

     (IN MILLIONS)                                                        1996      1995
     -------------------------------------------------------------------  -----     -----
     Goodwill
     Accumulated amortization...........................................  $75.5     $58.9
                                                                          =====     =====

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     (IN MILLIONS)                                                        1996      1995
     -------------------------------------------------------------------  -----     -----
     Identifiable Intangible Assets
     Accumulated amortization...........................................  $30.9     $26.1
                                                                          =====     =====

     Amortization of goodwill and identifiable intangible assets from continuing operations was $20.1 million, $18.3 million and $18.1 million in 1996, 1995 and 1994, respectively.

     (IN MILLIONS)                                                       1996       1995
     -----------------------------------------------------------------  ------     ------
     Accrued Expenses
     Wages, vacations, pensions and other employment costs............  $ 94.9     $ 82.0
     Postretirement benefits other than pensions......................    25.4       25.5
     Taxes, other than federal and foreign taxes on income............    39.2       37.0
     Accrued environmental liabilities................................     8.7        7.0
     Other............................................................    69.0       79.6
                                                                        ------     ------
     Total............................................................  $237.2     $231.1
                                                                        ======     ======

     (IN MILLIONS)                                                       1996       1995
     -----------------------------------------------------------------  ------     ------
     Other Non-current Liabilities
     Accrued pension liability........................................  $ 14.6     $ 62.5
     Accrued environmental liabilities................................    13.7       15.6
     Other............................................................    55.3       44.6
                                                                        ------     ------
     Total............................................................  $ 83.6     $122.7
                                                                        ======     ======

     Fair Values of Financial Instruments: BFGoodrich's accounting policies with respect to financial instruments are described in Note A.

     The carrying amounts and fair values of BFGoodrich's significant on balance sheet financial instruments at December 31, 1996 and 1995, are as follows:

               1996 (IN MILLIONS)                    CARRYING AMOUNT     FAIR VALUES
-------------------------------------------------    ---------------     -----------
Cash and cash equivalents........................        $  48.7           $  48.7
Accounts and notes receivable....................          398.0             398.0
Accounts payable.................................          243.1             243.1
Short-term bank debt.............................          130.8             130.8
Long-term debt (including current portion).......          431.9             452.0

               1995 (IN MILLIONS)                    CARRYING AMOUNT     FAIR VALUES
-------------------------------------------------    ---------------     -----------
Cash and cash equivalents........................        $  60.3           $  60.3
Accounts and notes receivable....................          399.0             399.0
Accounts payable.................................          235.9             235.9
Short-term bank debt.............................           11.3              11.3
Long-term debt (including current portion).......          498.1             530.0

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     Off balance sheet derivative financial instruments at December 31, 1996 and 1995, held for purposes other than trading, were as follows:

                                                       1996                    1995
                                                     CONTRACT/               CONTRACT/
                                                     NOTIONAL      FAIR      NOTIONAL       FAIR
                  (IN MILLIONS)                       AMOUNT       VALUE      AMOUNT       VALUE
-------------------------------------------------    ---------     -----     ---------     ------
Interest rate swaps..............................     $  15.0      $ (.1)     $  65.0      $ (1.2)
Foreign currency forward contracts...............     $  12.3      $ (.3)     $  12.1      $  (.2)
Foreign currency swap agreements.................     $  17.1      $  --      $  15.9      $   .1

     At December 31, 1996, BFGoodrich had one interest rate swap agreement, wherein BFGoodrich pays a fixed rate of interest and receives a LIBOR-based floating rate. This contract is scheduled to mature in 1997.

     Foreign currency forward contracts mature over the next four months coincident with the anticipated settlement of accounts receivable and accounts payable in Europe. No additional cash requirements are necessary with respect to outstanding agreements.

     The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

NOTE L

SUPPLEMENTAL CASH FLOW INFORMATION

     The following tables set forth non-cash financing and investing activities and other cash flow information.

     Acquisitions accounted for under the purchase method are summarized as follows:

                           (IN MILLIONS)                          1996      1995       1994
     ----------------------------------------------------------  ------     -----     ------
     Estimated fair value of tangible assets acquired..........  $ 46.4     $ 3.6     $ 23.1
     Goodwill and identifiable intangible assets...............    81.7      12.7        4.5
     Cash paid/stock issued....................................  (107.9)    (15.4)     (26.5)
                                                                 ------     ------    ------
     Liabilities assumed or created............................  $ 20.2     $  .9     $  1.1
                                                                 ======     ======    ======
     Liabilities disposed in connection with sales of
       businesses..............................................  $  1.5     $ 9.2     $   --
     Interest paid (net of amount capitalized).................    40.2      43.3       44.7
     Income taxes paid.........................................    34.4      32.2       12.8
     Conversion of Series D Convertible Preferred Stock into
       common stock............................................      --      22.9         --
     Contribution of common stock to pension trust.............    30.0        --         --

NOTE M

PREFERRED STOCK

     There are 10,000,000 authorized shares of Series Preferred Stock -- $1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 1996, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

     Cumulative Participating Preferred Stock -- Series E: BFGoodrich has authorized 350,000 shares of Cumulative Participating Preferred Stock-Series E, $1 par value. Series E shares have preferential voting, dividend and liquidation rights over BFGoodrich Common Stock. At December 31, 1996, no Series E shares were issued or outstanding and 338,724 shares were reserved for issuance.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     Series E shares may be acquired only through the exercise of Rights attached to BFGoodrich Common Stock. Each Right, when exercisable, entitles the registered holder thereof to purchase from BFGoodrich one one-hundredth of a share of Series E Stock at a price of $200 per one one-hundredth of a share (subject to adjustment). The one one-hundredth of a share is intended to be the functional equivalent of two shares of BFGoodrich Common Stock.

     The Rights will not be exercisable or transferable apart from the BFGoodrich Common Stock until an Acquiring Person, as defined in the Rights Agreement, as amended, without the prior consent of the BFGoodrich Board, acquires 20 percent or more of the voting power of BFGoodrich's stock or announces a tender offer that would result in 20 percent ownership. BFGoodrich is entitled to redeem the Rights at five cents per Right any time before a 20 percent position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20 percent of BFGoodrich's stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of Series E Stock having a market value of twice the Right's exercise price.

     Holders of the Right will be entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20 percent or more of BFGoodrich's voting power, BFGoodrich is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or BFGoodrich sells 50 percent or more of its assets or earnings power to another person.

     The Rights expired on August 2, 1997 (see Note R).

NOTE N

COMMON STOCK

     On February 19, 1996, the BFGoodrich Board approved a two-for-one common stock split to be distributed in the form of a stock dividend. As a result of this action, 26,932,191 shares were issued to shareholders of record on March 11, 1996, of which 531,205 shares represented treasury stock of BFGoodrich. Par value remains at $5 per share as a result of transferring $134.7 million to common stock from additional capital, representing the aggregate par value of the shares issued under the stock split. All references throughout this annual report to number of shares, per share amounts, stock option data and market prices of BFGoodrich Common Stock have been restated.

     During 1996, 754,717 shares ($30 million) of authorized but previously unissued shares of common stock were issued and contributed to BFGoodrich's defined benefit wage and salary pension plans.

     BFGoodrich acquired 52,949, 1,365,654 and 51,692 shares of treasury stock in 1996, 1995 and 1994, respectively, and reissued 22,500, 775,900 and 20,000 shares, respectively, in connection with the Stock Option Plan and other employee stock ownership plans. In 1996, 1995 and 1994, 60,400, 134,250 and 59,700 shares, respectively, of common stock previously awarded to employees were forfeited and restored to treasury stock.

     During 1996, 1995 and 1994, 566,071, 843,562 and 105,452 shares, respectively, of authorized but unissued shares were issued under the Stock Option Plan and other employee stock ownership plans.

     Shares reserved for future issuance at December 31, 1996, were as follows:

     Stock options under Stock Option Plan..................................   5,723,395
     Various BFGoodrich stock ownership plans...............................   7,122,138
                                                                              ----------
     Total..................................................................  12,845,533
                                                                              ==========

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

NOTE O

PREFERRED SECURITIES OF TRUST

     On July 6, 1995, BFGoodrich Capital, a wholly owned Delaware statutory business trust (the "Trust") which is consolidated by BFGoodrich, received $122.5 million, net of the underwriting commission, from the issuance of 8.3 percent Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS"). The Trust invested the proceeds in 8.3 percent Junior Subordinated Debentures, Series A, Due 2025 ("Junior Subordinated Debentures") issued by BFGoodrich, which represent approximately 97 percent of the total assets of the Trust. BFGoodrich used the proceeds from the Junior Subordinated Debentures primarily to redeem all of the outstanding shares of the $3.50 Cumulative Convertible Preferred Stock, Series D. The QUIPS have a liquidation value of $25 per Preferred Security, mature in 2025 and are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures. BFGoodrich has the option at any time on or after July 6, 2000, to redeem, in whole or in part, the Junior Subordinated Debentures with the proceeds from the issuance and sale of BFGoodrich Common Stock within two years preceding the date fixed for redemption. BFGoodrich has unconditionally guaranteed all distributions required to be made by the Trust, but only to the extent the Trust has funds legally available for such distributions. The only source of funds for the Trust to make distributions to preferred security holders is the payment by BFGoodrich of interest on the Junior Subordinated Debentures. BFGoodrich has the right to defer such interest payments for up to five years. If BFGoodrich defers any interest payments, BFGoodrich may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid to the Trust.

NOTE P

STOCK OPTION PLAN

     The Stock Option Plan, which will expire on April 5, 2001, unless renewed, provides for the awarding of or the granting of options to purchase 3,200,000 shares of BFGoodrich Common Stock. Generally, options granted are exercisable at the rate of 35 percent after one year, 70 percent after two years and 100 percent after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100 percent of market value (as defined) on the date of grant.

     BFGoodrich has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of BFGoodrich's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if BFGoodrich had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.39 percent and 7.83 percent; dividend yield of 2.5 percent; volatility factor of the expected market price of BFGoodrich Common Stock of 19 percent; and a weighted-average expected life of the option of 5 years and 4.9 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because BFGoodrich's employee stock options have characteristics significantly different from those of traded options, and because

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES
changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. In addition, the grant-date fair value of performance shares (discussed below) is amortized to expense over the three-year plan cycle without adjustments for subsequent changes in the market price of BFGoodrich Common Stock. BFGoodrich's pro forma information follows:

           (IN MILLIONS, EXCEPT EARNINGS PER SHARE INFORMATION)          1996       1995
     -----------------------------------------------------------------  ------     ------
     Pro forma net income.............................................  $151.8     $118.2
     Pro forma earnings per share.....................................    2.83       2.16

     The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

     A summary of BFGoodrich's stock option activity and related information follows:

             YEARS ENDED DECEMBER 31, 1996 (OPTIONS IN                  WEIGHTED-AVERAGE
                            THOUSANDS)                     OPTIONS       EXERCISE PRICE
          -----------------------------------------------  --------     ----------------
          Outstanding at beginning of year...............   2,347.4          $22.39
          Granted........................................     825.4           34.40
          Exercised......................................    (566.1)          23.49
          Forfeited......................................     (63.0)          26.36
                                                            -------          ------
          Outstanding at end of year.....................   2,543.7          $25.94
                                                            =======          ======

             YEARS ENDED DECEMBER 31, 1995 (OPTIONS IN                  WEIGHTED-AVERAGE
                            THOUSANDS)                     OPTIONS       EXERCISE PRICE
          -----------------------------------------------  --------     ----------------
          Outstanding at beginning of year...............   2,446.2          $22.51
          Granted........................................     825.9           21.80
          Exercised......................................    (852.2)          22.14
          Forfeited......................................     (72.5)          22.56
                                                            -------          ------
          Outstanding at end of year.....................   2,347.4          $22.39
                                                            =======          ======

     The weighted-average fair values of stock options granted during 1996 and 1995 were $6.87 and $5.31, respectively.

     The following table summarizes information about BFGoodrich's stock options outstanding at December 31, 1996:

              (OPTIONS IN THOUSANDS)                                                   WEIGHTED- AVERAGE
     ----------------------------------------                                              REMAINING
                                    OPTIONS         OPTIONS       WEIGHTED-AVERAGE     CONTRACTUAL LIFE
             GRANT DATE           OUTSTANDING     EXERCISABLE      EXERCISE PRICE           (YEARS)
     ---------------------------  -----------     -----------     ----------------     -----------------
     1/2/96                           792.4           274.2            $34.40                   9
     1/3/95                           673.8           342.9             21.80                   8
     1/3/94                           298.2           225.7             20.00                   7
     1/4/93                           211.6           211.6             24.44                   6
     All other                        567.7           567.7             22.75                 3.2
                                    -------         -------
     Total                          2,543.7         1,622.1
                                    =======         =======

---------------

Stock options in the "All other" category were outstanding at prices ranging from $19.09 to $28.16.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     During 1996, 1995 and 1994, restricted stock awards for 7,850, 209,700 and 20,000 shares, respectively, were made under this plan. During 1996, 1995 and 1994, stock awards for 25,400, 1,200 and 3,200 shares, respectively, were forfeited. Stock awards may be subject to conditions established by the BFGoodrich Board.

     Under the terms of the restricted stock awards, the granted stock vests three years after the award date. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the three-year period. In 1996, 1995 and 1994, $1.5 million, $1.7 million and $1.2 million, respectively, were charged to expense for restricted stock awards.

     The Stock Option Plan also provides that shares of BFGoodrich Common Stock may be awarded as performance shares to certain key executives having a critical impact on the long-term performance of BFGoodrich. In 1995, the Compensation Committee of the Board of Directors awarded 566,200 shares and established performance objectives that are based on attainment of an average return on equity over the three-year plan cycle ending in 1997. In 1996, 14,650 performance shares were granted to certain key executives that commenced employment during the year. During 1996, 1995 and 1994, 35,000, 133,050 and 56,500 performance shares, respectively, were forfeited.

     The market value of performance shares awarded under the plan is recorded as unearned restricted stock. The unearned amount is charged to compensation expense based upon the extent performance objectives are expected to be met. In 1996 and 1995, $8.3 million and $6.9 million, respectively, were charged to expense for performance shares. In 1994, $.5 million was credited to expense for performance shares.

     If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 1996 and 1995 would have been $38.54 per share and $22.37 per share, respectively.

NOTE Q

COMMITMENTS AND CONTINGENCIES

     BFGoodrich and its subsidiaries have numerous purchase commitments for materials, supplies and energy incident to the ordinary course of business.

     There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability and environmental matters, which seek remedies or damages. BFGoodrich believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on BFGoodrich's consolidated financial position or results of operations. BFGoodrich is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when realized.

     At December 31, 1996, BFGoodrich was a party to various obligations assumed or issued by others, including guarantees of debt and lease obligations, principally relating to businesses previously disposed. The aggregate contingent liability, should the various third parties fail to perform, is approximately $57.5 million. BFGoodrich has not previously been required to assume any responsibility for these financial obligations as a result of defaults and is not currently aware of any existing conditions which would cause a financial loss. As a result, BFGoodrich believes that risk of loss relative to these contingent obligations is remote.

     BFGoodrich and its subsidiaries are generators of both hazardous and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, BFGoodrich has been designated as a potentially responsible party by the U.S. Environmental Protection Agency ("EPA") in connection with approximately 32 sites, most of which related to businesses previously discontinued. BFGoodrich believes it may have continuing liability with respect to not more than 15 sites.

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

     BFGoodrich initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. BFGoodrich believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings or competitive position. BFGoodrich's environmental engineers and consultants review and monitor past and existing operating sites. This process includes investigation of National Priority List sites, where BFGoodrich is considered a potentially responsible party, review of remediation methods and negotiation with other potentially responsible parties and governmental agencies.

     At December 31, 1996, BFGoodrich had recorded as Accrued expenses and as Other Non-current Liabilities a total of $22.4 million to cover future environmental expenditures, principally for remediation of the aforementioned sites and other environmental matters. A significant portion of accrued environmental liabilities is in connection with five sites which relate to businesses previously discontinued. Two of the most significant variables in determining BFGoodrich's ultimate liability are the remediation method finally adopted for the site and BFGoodrich's share of the total site remediation cost. With respect to the five previously discontinued sites, BFGoodrich's maximum percentage share of the ultimate remediation costs is fixed. Of the five sites, two sites are in the operation and maintenance phase for which costs are reasonably fixed; a third site is in the construction phase, which is expected to be completed soon, which BFGoodrich will "buy out" of for a percentage of the total cost without any further liability exposure; a fourth site will be constructed in 1997 for which reasonable estimates of the ultimate completion cost can be made; however, the final cost at completion can vary significantly as a result of changes made during the construction phase and changed regulatory agency requirements, all of which are difficult to predict. With respect to the fifth site, uncertainty exists as to the total cost of remediation and the amount of past EPA costs to be reimbursed.

     BFGoodrich Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to BFGoodrich's financial condition, but could be material to BFGoodrich's results of operations in a given period.

     In addition, BFGoodrich expects to incur capital expenditures and future costs for environmental, health and safety improvement programs. These expenditures relate to anticipated projects to change process systems or to install new equipment to reduce ongoing emissions, improve efficiencies and promote greater worker health and safety. These expenditures are customary operational costs and are not expected to have a material adverse effect on the financial position, liquidity or results of operations of BFGoodrich.

     BFGoodrich's CAO facilities ("Facilities") in Calvert City, Ky., were the subject of a lawsuit and subsequent arbitration that Westlake Monomers Corporation ("Westlake") initiated in 1993, seeking up to $350 million in damages. In August 1996, Westlake exercised its right to terminate an agreement to purchase the Facilities. All of Westlake's claims in the lawsuit and arbitration were terminated as a result of Westlake's decision not to purchase the Facilities in August 1996 (see Note B).

                    THE BFGOODRICH COMPANY AND SUBSIDIARIES

NOTE R

SUBSEQUENT EVENTS (UNAUDITED)

     In the second quarter of 1997, the BFGoodrich Board declared a dividend distribution of one preferred share purchase right on each outstanding share of BFGoodrich Common Stock. These rights replaced, and are essentially similar to the shareholder rights which expired (see Note M).

     On August 15, 1997, BFGoodrich completed the disposition of its CAO business resulting in an after-tax gain of $14.5 million, or $.27 per share (see Note B).

     On September 22, 1997, BFGoodrich and Rohr, Inc. publicly announced that the two companies had agreed to merge. Rohr primarily designs, develops and integrates aircraft engine nacelle and pylon systems and provides support services. The Merger will be effected by a stock-for-stock exchange wherein Rohr common stockholders will receive 0.7 shares of BFGoodrich Common Stock for each share of Rohr Common Stock. The value of the Merger is estimated at approximately $1.3 billion, including the assumption of Rohr debt by BFGoodrich. The merger is subject to regulatory and shareholder approval and is expected to be completed in late 1997.

                             THE BFGOODRICH COMPANY

             CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         THREE MONTHS
                                                             ENDED             NINE MONTHS ENDED
                                                         SEPTEMBER 30,           SEPTEMBER 30,
                                                       -----------------     ---------------------
                                                        1997       1996        1997         1996
                                                       ------     ------     --------     --------
Sales................................................  $585.9     $528.2     $1,713.4     $1,532.3
Operating Costs and Expenses:
  Cost of sales......................................   389.0      362.5      1,151.2      1,034.2
  Selling and administrative expenses................   133.2      111.8        390.3        331.9
  Restructuring costs................................      --         --           --          4.0
                                                       ------     ------     --------     --------
                                                        522.2      474.3      1,541.5      1,370.1
                                                       ------     ------     --------     --------
Operating income.....................................    63.7       53.9        171.9        162.2
Interest expense.....................................    (6.4)     (11.4)       (23.6)       (31.6)
Interest income......................................     2.6        0.4          5.0          1.3
Gain on issuance of subsidiary stock.................      --         --         13.7           --
Other income (expense) -- net........................    (4.3)      (8.3)        12.8        (17.7)
                                                       ------     ------     --------     --------
Income from continuing operations before income taxes
  and Trust distributions............................    55.6       34.6        179.8        114.2
Income tax expense...................................   (20.4)     (11.1)       (66.1)       (39.2)
Distributions on Trust preferred securities..........    (2.7)      (2.6)        (7.9)        (7.9)
                                                       ------     ------     --------     --------
Income from continuing operations....................    32.5       20.9        105.8         67.1
Income from discontinued operations (Note C):........    16.8       43.7         84.3         55.3
                                                       ------     ------     --------     --------
Net Income...........................................  $ 49.3     $ 64.6     $  190.1     $  122.4
                                                       ======     ======     ========     ========
Earnings per share:
  Continuing operations..............................  $ 0.59     $ 0.38     $   1.94     $   1.25
  Discontinued operations............................    0.31       0.81         1.54         1.02
                                                       ------     ------     --------     --------
  Net income.........................................  $ 0.90     $ 1.19     $   3.48     $   2.27
                                                       ======     ======     ========     ========
Weighted average number of common and common
  equivalent shares outstanding -- in millions.......    54.6       54.3         54.6         53.8
Dividends declared per common share..................  $0.275     $0.275     $  0.825     $  0.825

See notes to condensed consolidated financial statements.

                             THE BFGOODRICH COMPANY

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                             (DOLLARS IN MILLIONS)

                                                                    SEPTEMBER 30,     DECEMBER 31,
                                                                        1997              1996
                                                                    -------------     ------------
ASSETS
Current Assets
  Cash and cash equivalents.......................................    $   236.9         $   48.7
  Accounts and notes receivable, less allowances for doubtful receivables (September 30, 1997, $13.0; December 31, 1996,
     $13.1).......................................................        352.7            398.0
  Inventories.....................................................        357.1            367.1
  Deferred income taxes...........................................         68.0             68.0
  Prepaid expenses and other assets...............................         25.5             30.5
                                                                      ---------         --------
          Total Current Assets....................................      1,040.2            912.3
                                                                      ---------         --------
Property
  Land, buildings and machinery and equipment.....................      1,425.1          1,663.7
  Allowances for depreciation and amortization....................       (594.9)          (717.7)
                                                                      ---------         --------
          Total Property..........................................        830.2            946.0
                                                                      ---------         --------
Deferred Income Taxes.............................................           --              3.3
Goodwill..........................................................        499.3            544.3
Identifiable Intangible Assets....................................         42.2             47.6
Other Assets......................................................        214.8            209.6
                                                                      ---------         --------
                                                                      $ 2,626.7         $2,663.1
                                                                      =========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Short-term bank debt............................................    $    38.2         $  130.8
  Accounts payable................................................        214.8            243.1
  Accrued expenses................................................        227.0            237.2
  Income taxes payable............................................         16.4             11.1
  Current maturities of long-term debt and capital lease
     obligations..................................................          4.2             36.0
                                                                      ---------         --------
          Total Current Liabilities...............................        500.6            658.2
                                                                      ---------         --------
Long-term Debt and Capital Lease Obligations......................        390.9            400.0
Postretirement Benefits Other Than Pensions.......................        340.2            348.5
Other Non-current Liabilities.....................................         69.3             83.6
Mandatorily Redeemable Preferred Securities of Trust..............        123.0            122.6
Shareholders' Equity
  Common stock -- $5 par value
     Authorized 100,000,000 shares; issued 55,327,835 shares at
      September 30, 1997, and 54,899,308 shares at December 31,
      1996........................................................        276.6            274.5
  Additional capital..............................................        370.5            357.3
  Income retained in the business.................................        599.2            453.7
  Cumulative unrealized translation adjustments...................         (5.8)             5.9
  Unearned portion of restricted stock awards.....................         (2.9)            (9.0)
  Common stock held in treasury, at cost (1,199,230 shares at
     September 30, 1997, and 1,135,985 shares at December 31,
     1996)........................................................        (34.9)           (32.2)
                                                                      ---------         --------
          Total Shareholders' Equity..............................      1,202.7          1,050.2
                                                                      ---------         --------
                                                                      $ 2,626.7         $2,663.1
                                                                      =========         ========

See notes to condensed consolidated financial statements.

                             THE BFGOODRICH COMPANY

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN MILLIONS)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
OPERATING ACTIVITIES
  Net Income.............................................................  $ 190.1     $ 122.4
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.......................................     88.3        89.3
     Deferred income taxes...............................................     21.1        21.0
     Gains on sale of businesses.........................................   (138.8)       (6.4)
     Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
       Receivables.......................................................     (1.1)        4.8
       Inventories.......................................................    (52.8)      (22.8)
       Other current assets..............................................      1.5         1.2
       Accounts payable..................................................     (7.6)      (29.2)
       Accrued expenses..................................................     (9.3)        6.1
       Income taxes payable..............................................      7.7        (8.3)
       Other non-current assets and liabilities..........................    (27.0)      (33.2)
                                                                           -------     -------
  Net cash provided by operating activities..............................     72.1       144.9
INVESTING ACTIVITIES
  Purchases of property..................................................    (87.7)     (120.3)
  Proceeds from sale of property.........................................      3.6         4.3
  Proceeds from sale of businesses.......................................    395.9        14.8
  Payments made in connection with acquisitions, net of cash acquired....    (23.4)     (105.8)
                                                                           -------     -------
  Net cash provided (used) by investing activities.......................    288.4      (207.0)
FINANCING ACTIVITIES
  Net (decrease) increase in short-term debt.............................    (89.7)      186.5
  Proceeds from issuance of long-term debt...............................       --        50.0
  Repayment of long-term debt and capital lease obligations..............    (37.1)     (141.4)
  Proceeds from issuance of capital stock................................      8.9         8.9
  Purchases of treasury stock............................................     (0.3)       (0.1)
  Dividends..............................................................    (44.5)      (43.7)
  Distributions on quarterly income preferred securities.................     (7.9)       (7.9)
                                                                           -------     -------
  Net cash (used) provided by financing activities.......................   (170.6)       52.3
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.............     (1.7)       (0.7)
                                                                           -------     -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........................    188.2       (10.5)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........................     48.7        60.3
                                                                           -------     -------
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30................................  $ 236.9     $  49.8
                                                                           =======     =======
Supplemental Cash Flow Information:
  Income taxes paid......................................................  $  92.5     $  25.5
                                                                           =======     =======
  Interest paid, net of amounts capitalized..............................  $  27.2     $  35.1
                                                                           =======     =======
  Contribution of common stock to pension trust..........................  $    --     $  30.0
                                                                           =======     =======

See notes to condensed consolidated financial statements.

                             THE BFGOODRICH COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A

BASIS OF INTERIM FINANCIAL STATEMENT PREPARATION

     The accompanying unaudited condensed consolidated financial statements of BFGoodrich do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of BFGoodrich management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1997, are not necessarily indicative of the results that may be achieved for the year ending December 31, 1997. BFGoodrich recognizes gains (and losses) on the issuance of stock by a subsidiary in accordance with the SEC's Staff Accounting Bulletin 84. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B

MERGER

     On September 22, 1997, BFGoodrich and Rohr publicly announced that the two companies had agreed to merge. Rohr primarily designs, develops and integrates aircraft engine nacelle and pylon systems and provides support services. The merger will be effected by a stock-for-stock exchange wherein Rohr common stockholders will receive 0.7 shares of BFGoodrich Common Stock for each share of Rohr Common Stock. The value of the merger is estimated at approximately $1.3 billion, including the value of Rohr's debt. The merger is subject to regulatory and shareholder approval and is expected to be completed in late 1997. The merger is expected to be accounted for as a pooling of interests. In its fiscal year ended July 31, 1997, Rohr had sales of $944 million.

NOTE C

DISCONTINUED OPERATIONS

     On August 15, 1997, BFGoodrich completed the disposition of its CAO business to The Westlake Group for $92.75 million, resulting in an after-tax gain of $14.5 million, or $.27 per share. The disposition of the CAO business represents the disposal of a segment of a business under APB 30. Accordingly, the consolidated statement of income has been restated to reflect the CAO business (previously reported as Other Operations) as a discontinued operation.

On February 3, 1997, BFGoodrich completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $1.09 per share. The sale of Tremco Incorporated completed the disposition of BFGoodrich's SC&A Group which also represented a disposal of a segment of a business under APB 30.

     A summary of the results of discontinued operations for the periods presented follows (dollars in millions).

                             THE BFGOODRICH COMPANY

                                                            THREE MONTHS
                                                                ENDED           NINE MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                          -----------------     -----------------
                                                           1997       1996       1997       1996
                                                          ------     ------     ------     ------
Sales:
  CAO...................................................  $ 19.8     $ 39.4     $ 98.0     $116.7
  SC&A..................................................      --      109.5         --      278.6
                                                          ------     ------     ------     ------
                                                          $ 19.8     $148.9     $ 98.0     $395.3
                                                          ======     ======     ======     ======
Pretax income from operations:
  CAO...................................................  $  3.7     $  7.2     $ 16.1     $ 20.3
  SC&A(1)...............................................      --       16.7         --       23.8
                                                          ------     ------     ------     ------
                                                             3.7       23.9       16.1       44.1
Income tax expense......................................    (1.4)     (10.2)      (5.8)     (18.8)
                                                          ------     ------     ------     ------
Net income from operations..............................     2.3       13.7       10.3       25.3
Gains on sale of discontinued operations:
  CAO(2)................................................    14.5         --       14.5         --
  SC&A(3)...............................................      --         --       59.5         --
Adjustment to gain of 1993 discontinued operation.......      --       30.0         --       30.0
                                                          ------     ------     ------     ------
Income from discontinued operations.....................  $ 16.8     $ 43.7     $ 84.3     $ 55.3
                                                          ======     ======     ======     ======

---------------

(1) Includes $6.4 million gain on the sale of a business in each 1996 period.

(2) Net of $7.8 million of income taxes.

(3) Net of $22.8 million of income taxes; includes provision of $7.9 million for operating losses during the phase-out period.

NOTE D

INVENTORY

     Inventories included in the accompanying condensed consolidated balance sheet consist of:

                                                                    (DOLLARS IN MILLIONS)
                                                                ------------------------------
                                                                SEPTEMBER 30,     DECEMBER 31,
                                                                    1997              1996
                                                                -------------     ------------
     FIFO or average cost (which approximates current costs):
       Finished products......................................     $ 135.5           $157.7
       In process.............................................       151.0            122.0
       Raw materials & supplies...............................       128.1            152.1
                                                                   -------           ------
                                                                     414.6            431.8
     Reserve to reduce certain inventories to LIFO basis......       (57.5)           (64.7)
                                                                   -------           ------
     Total....................................................     $ 357.1           $367.1
                                                                   =======           ======

NOTE E

ACQUISITIONS AND DIVESTITURES

     During the second quarter of 1997, BFGoodrich completed the sale of its Engine Electrical Systems Division, which was part of the Sensors and Integrated Systems Group in the Aerospace segment. BFGoodrich received cash proceeds of $72.5 million, which resulted in a pretax gain of $26.4 million ($16.4 million after tax).

                             THE BFGOODRICH COMPANY

     During the first quarter of 1997, BFGoodrich's Aerospace segment acquired a manufacturer of data acquisition systems for satellites and other aerospace applications. The final purchase price of $23.4 million includes approximately $14 million of goodwill. The purchase price allocations have been based on preliminary estimates. Goodwill is being amortized using the straight-line method over 20 years. The results of operations since the acquisition date have been included in the consolidated financial statements, and are not material.

NOTE F

CAPITAL STOCK

     During the first nine months of 1997, 428,527 shares of authorized but previously unissued shares of common stock were issued under an employee compensation plan. Also under this plan, 48,345 shares of treasury stock were purchased and 14,900 unearned shares were forfeited and returned to treasury stock.

NOTE G

PUBLIC OFFERING OF SUBSIDIARY STOCK

     In May 1997, BFGoodrich's subsidiary, DTM Corporation ("DTM"), issued 2,852,191 shares of its authorized but previously unissued common stock in an initial public offering ("IPO"). The shares were issued at $8.00 per share ($7.44 per share net of the underwriting discount) resulting in cash proceeds of $21.2 million to DTM, net of the underwriting discount. DTM develops, designs, manufactures, markets and supports, on an international basis, rapid prototyping and rapid tooling systems, powdered material and related services. BFGoodrich owned approximately 92 percent of DTM's outstanding common stock immediately prior to the IPO. As a result of the IPO, BFGoodrich's interest declined to approximately 50 percent (BFGoodrich did not sell any of its interest in the IPO). BFGoodrich recognized a pretax gain of $13.7 million ($8.0 million after tax, including provision for deferred income taxes) in accordance with the SEC's Staff Accounting Bulletin 84.

NOTE H

INCOME TAXES

     The effective tax rate for the third quarter and first nine months of 1997 was higher than the federal statutory rate principally due to state and local income taxes. The lower effective rate for the comparable periods of 1996 was principally due to lower foreign income taxes.

NOTE I

CONTINGENCIES

     There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability and environmental matters, which seek remedies or damages. BFGoodrich believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on BFGoodrich's consolidated financial position or results of operations. BFGoodrich is also involved from time to time in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when they are realized.

     BFGoodrich and its subsidiaries are generators of both hazardous wastes and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, BFGoodrich has been designated as a potentially responsible party by the U.S. Environmental Protection Agency in connection with 32 sites, most of which related to previously discontinued businesses. BFGoodrich believes it may have continuing liability with respect to not more than 16 sites.

                             THE BFGOODRICH COMPANY

     A significant portion of accrued environmental liabilities is in connection with four sites which relate to businesses previously discontinued. Two of the most significant variables in determining BFGoodrich's ultimate liability are the remediation method finally adopted for the site and BFGoodrich's share of the total site remediation cost. With respect to the four sites of previously discontinued businesses, BFGoodrich's maximum percentage share of the ultimate remediation costs is fixed. The percentages range from approximately 12 percent to approximately 41 percent, and appropriate reserves have accordingly been established. Of the four sites, two sites are in the operation and maintenance phase for which costs are reasonably fixed. Construction at a third site was begun in 1997, but problems with the remedial design caused work to be discontinued. Modifications or other remedial alternatives are being explored which could result in increases or decreases in estimated costs. Until a decision on these remedy changes is made in early 1998, an accurate cost estimate for this site cannot be determined. The final site is still subject to litigation with the government on the appropriate remedy. Discussions with the government are continuing, but until a final decision on the remedy is made and a settlement of government past costs is reached, it is not possible to estimate the total cost of this site to BFGoodrich. BFGoodrich believes it has adequately reserved for these sites.

     Management believes that it is reasonably possible that additional environmental costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to BFGoodrich's financial condition, but could be material to BFGoodrich's results of operations in a given period.

NOTE J

RECENTLY ISSUED ACCOUNTING STANDARD

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement No. 128 on the calculation of primary and fully diluted earnings per share for the three and nine month periods ended September 30, 1997 and September 30, 1996 is not material.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                   OF MERGER
                                  DATED AS OF
                               SEPTEMBER 22, 1997
                                     AMONG
                           THE B.F.GOODRICH COMPANY,
                        MIDWEST ACQUISITION CORPORATION
                                      AND
                                   ROHR, INC.

                               TABLE OF CONTENTS

                                          ARTICLE I
                                         THE MERGER
Section 1.1    The Merger..............................................................   A-1
Section 1.2    Effective Date of the Merger............................................   A-1
                                         ARTICLE II
                                  THE SURVIVING CORPORATION
Section 2.1    Certificate of Incorporation............................................   A-1
Section 2.2    By-Laws.................................................................   A-1
Section 2.3    Board of Directors; Officers............................................   A-1
Section 2.4    Effects of Merger.......................................................   A-2
                                         ARTICLE III
                                    CONVERSION OF SHARES
Section 3.1    Exchange Ratio..........................................................   A-2
Section 3.2    Parent to Make Certificates Available...................................   A-2
Section 3.3    Dividends; Transfer Taxes...............................................   A-3
Section 3.4    No Fractional Shares....................................................   A-3
Section 3.5    Shareholders' Meetings..................................................   A-3
Section 3.6    Closing of the Company's Transfer Books.................................   A-4
Section 3.7    Assistance in Consummation of the Merger................................   A-4
Section 3.8    Closing.................................................................   A-4
                                         ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF PARENT
Section 4.1    Organization and Qualification..........................................   A-4
Section 4.2    Capitalization..........................................................   A-4
Section 4.3    Subsidiaries............................................................   A-4
Section 4.4    Authority Relative to this Merger Agreement.............................   A-5
Section 4.5    Reports and Financial Statements........................................   A-5
Section 4.6    Absence of Certain Changes or Events....................................   A-6
Section 4.7    Litigation..............................................................   A-6
Section 4.8    Information in Disclosure Documents, Registration Statements, Etc.......   A-6
Section 4.9    Employee Benefit Plans..................................................   A-6
Section 4.10   ERISA...................................................................   A-7
Section 4.11   Takeover Provisions Inapplicable........................................   A-7
Section 4.12   Compliance with Applicable Laws.........................................   A-7
Section 4.13   Liabilities.............................................................   A-8
Section 4.14   Taxes...................................................................   A-8
Section 4.15   Certain Agreements......................................................   A-8
Section 4.16   Patents, Trademarks, Etc................................................   A-8
Section 4.17   Product Liability; Airworthiness........................................   A-8
Section 4.18   Environment.............................................................   A-9
Section 4.19   Title to Assets; Liens..................................................   A-9
Section 4.20   Accounting; Tax Matters.................................................   A-9
Section 4.21   Parent Action...........................................................   A-9
Section 4.22   Financial Advisor.......................................................   A-9
Section 4.23   Fairness Opinion........................................................   A-9

                                        ARTICLE IV-A
                        REPRESENTATIONS AND WARRANTIES REGARDING SUB
Section 4A.1   Organization............................................................  A-10
Section 4A.2   Capitalization..........................................................  A-10
Section 4A.3   Authority Relative to this Merger Agreement.............................  A-10
                                          ARTICLE V
                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 5.1    Organization and Qualification..........................................  A-10
Section 5.2    Capitalization..........................................................  A-10
Section 5.3    Subsidiaries............................................................  A-11
Section 5.4    Authority Relative to this Merger Agreement.............................  A-11
Section 5.5    Reports and Financial Statements........................................  A-12
Section 5.6    Absence of Certain Changes or Events....................................  A-12
Section 5.7    Litigation..............................................................  A-12
Section 5.8    Information in Disclosure Documents.....................................  A-12
Section 5.9    Employee Benefit Plans..................................................  A-12
Section 5.10   ERISA...................................................................  A-13
Section 5.11   Takeover Provisions Inapplicable........................................  A-13
Section 5.12   Company Action..........................................................  A-14
Section 5.13   Fairness Opinion........................................................  A-14
Section 5.14   Financial Advisor.......................................................  A-14
Section 5.15   Compliance with Applicable Laws.........................................  A-14
Section 5.16   Liabilities.............................................................  A-14
Section 5.17   Taxes...................................................................  A-14
Section 5.18   Certain Agreements......................................................  A-15
Section 5.19   Patents, Trademarks, Etc................................................  A-15
Section 5.20   Product Liability; Airworthiness........................................  A-15
Section 5.21   Environment.............................................................  A-15
Section 5.22   Title to Assets; Liens..................................................  A-15
Section 5.23   Accounting; Tax Matters.................................................  A-16
                                         ARTICLE VI
                           CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1    Conduct of Business by the Company Pending the Merger...................  A-16
Section 6.2    Conduct of Business by Parent and Sub Pending the Merger................  A-17
Section 6.3    Notice of Breach........................................................  A-18
                                         ARTICLE VII
                                    ADDITIONAL AGREEMENTS
Section 7.1    Access and Information..................................................  A-18
Section 7.2    Registration Statement/Proxy Statement..................................  A-18
Section 7.3    Compliance with the Securities Act......................................  A-18
Section 7.4    Stock Exchange Listing..................................................  A-19
Section 7.5    Employment Arrangements.................................................  A-19
Section 7.6    Indemnification.........................................................  A-19
Section 7.7    Consents................................................................  A-20
Section 7.8    Additional Agreements...................................................  A-20
Section 7.9    No Solicitation.........................................................  A-21
Section 7.10   Takeover Provisions Inapplicable........................................  A-21
Section 7.11   Board Composition.......................................................  A-22
Section 7.12   Certain Company Indebtedness............................................  A-22
                                        ARTICLE VIII
                                    CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party's Obligation to Effect the Merger..............  A-22

Section 8.2    Conditions to Obligation of the Company to Effect the Merger............  A-23
Section 8.3    Conditions to Obligations of Parent and Sub to Effect the Merger........  A-23
                                         ARTICLE IX
                              TERMINATION, AMENDMENT AND WAIVER
Section 9.1    Termination.............................................................  A-23
Section 9.2    Effect of Termination...................................................  A-24
Section 9.3    Amendment...............................................................  A-25
Section 9.4    Waiver..................................................................  A-25
                                          ARTICLE X
                                     GENERAL PROVISIONS
Section 10.1   Non-Survival of Representations, Warranties and Agreements..............  A-25
Section 10.2   Notices.................................................................  A-25
Section 10.3   Fees and Expenses.......................................................  A-26
Section 10.4   Publicity...............................................................  A-26
Section 10.5   Specific Performance....................................................  A-26
Section 10.6   Interpretation..........................................................  A-26
Section 10.7   Third Party Beneficiaries...............................................  A-27
Section 10.8   Miscellaneous...........................................................  A-27
Section 10.9   Cure Period.............................................................  A-27

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of September 22, 1997, by and among The B.F.Goodrich Company, a New York corporation ("Parent"), Midwest Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Rohr, Inc., a Delaware corporation (the "Company"):

                                  WITNESSETH:
                                  ----------
     WHEREAS, the Boards of Directors of Parent and the Company believe it is in the long-term strategic interests of Parent, the Company and their respective stockholders to combine their businesses;

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent;

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code;

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined below in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain "Rohr, Inc."

     Section 1.2 Effective Date of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Merger Agreement in accordance with Section 3.8. When used in this Merger Agreement, the term "Effective Date" shall mean the date and time at which such filing shall have been made.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     Section 2.1 Certificate of Incorporation. The Surviving Corporation shall adopt the Certificate of Incorporation of Sub in effect immediately prior to the Merger as the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and as provided by law and this Merger Agreement.

     Section 2.2 By-Laws. The Surviving Corporation shall adopt the By-laws of Sub as in effect on the Effective Date as the By-laws of the Surviving Corporation.

     Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the

Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Exchange Ratio. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

          (a) All shares of capital stock of the Company which are held by the Company or any subsidiary of the Company, and any shares of capital stock of the Company owned by Parent, Sub or any other subsidiary of Parent, shall be cancelled.

          (b) Subject to Section 3.4, each remaining outstanding share of common stock, $1 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Date shall be converted into .7 of a share (the "Exchange Ratio") of the common stock, par value $5 per share, of Parent ("Parent Common Stock"). One preferred share purchase right issuable pursuant to the Rights Agreement dated as of June 2, 1997 between Parent and The Bank of New York or any other purchase right issued in substitution thereof (the "Parent Rights") shall be issued together with and shall attach to each share of Parent Common Stock issued pursuant to this Section 3.1(b).

          (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock after the date of this Merger Agreement and prior to the Effective Date, the Exchange Ratio shall be adjusted accordingly.

          (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $1 par value per share, of the Surviving Corporation.

          (e) Each of the outstanding rights to purchase Company Common Stock pursuant to stock options ("Company Stock Options") granted under the Company Benefit Plans (as defined herein) shall be converted into and become the right to purchase a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the Exchange Ratio, rounded to the nearest whole number. The exercise price per share of Parent Common Stock for all such converted options bearing the same exercise price prior to such conversion ("Same Price Options") shall be determined by subtracting from the closing sale price for a share of Parent Common Stock on the Effective Date an amount equal to (i)(A) the difference between (I) such closing sale price multiplied by the Exchange Ratio and (II) the exercise price of the Same Price Options prior to the conversion multiplied by (B) the total number of shares of Company Common Stock subject to such Same Price Options divided by (ii) the number of shares of Parent Common Stock into which all such Same Price Options are exercisable upon such conversion.

     Section 3.2 Parent to Make Certificates Available. Prior to the Effective Date, Parent shall select The Bank of New York or such other person or persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock to be converted pursuant to Section 3.1 (each, a "Company Holder") will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such stock ("Certificates") for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section
3.4. Such shares of Parent Common Stock issued in the Merger shall each be deemed to have been issued at the Effective Date.

     Section 3.3 Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Merger Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued any dividends or other distributions which shall have become payable with respect to such Parent Common Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Company Holder for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable escheat laws.

     Section 3.4 No Fractional Shares. No certificates or scrip representing less than one full share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to Section 3.1(b). In lieu of any such fractional share, each Company Holder who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Section 3.1(b) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this
Section 3.4. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former Company Holders, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange (the "NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former Company Holders, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former Company Holders in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Merger Agreement such amounts to such former stockholders. The fractional Parent Common Stock interests of each Company Holder will be aggregated, and no Company Holder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

     Section 3.5 Shareholders' Meetings. (a) The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Merger Agreement. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Merger Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Merger Agreement.

     (b) Parent shall take all action necessary, in accordance with law and its certificate of incorporation and bylaws to convene a meeting of the holders of Parent Common Stock (the "Parent Meeting") as promptly as practicable for the purpose of considering and acting upon a proposal (the "Stock Issuance Proposal") to approve the issuance of shares of Parent Common Stock as provided by this Agreement. Subject to its fiduciary duties under applicable law, the Board of Directors of Parent will recommend that holders of Parent Common Stock vote in favor of and approve the Stock Issuance Proposal at the Parent Meeting.

     Section 3.6 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of any shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the securities of Parent and/or cash as provided in Sections 3.1(b) and 3.4.

     Section 3.7 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Merger Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Merger Agreement.

     Section 3.8 Closing. The closing of the transactions contemplated by this Merger Agreement shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 A.M. local time on the second business day after the day on which the last of the conditions set forth in Article VIII is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company, except as set forth in a disclosure schedule delivered by Parent concurrently herewith (the "Parent Disclosure Schedule"), (i) as set forth in the first sentence of Section 4.1, the first four sentences of Section 4.4, and Sections 4.2, 4.6, and 4.7, and,
(ii) except for circumstances that, taken in the aggregate, would not have a Parent Material Adverse Effect (as defined in Section 10.6), in the case of all other representations and warranties herein, as follows:

     Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary.

     Section 4.2 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Series Preferred Stock, par value $1 per share ("Parent Preferred Stock"). As of September 9, 1997, 54,126,895 shares of Parent Common Stock were validly issued and outstanding, fully paid and nonassessable and 1,193,030 shares of Parent Common Stock were held in treasury. As of September 9, 1997, no shares of Parent Preferred Stock were issued and outstanding. As of September 9, 1997, except for employee stock options to acquire 2,765,508 shares of Parent Common Stock at a weighted average exercise price of $29.6594 per share and the Parent Rights and, except as set forth on Schedule 4.2 and as provided herein, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Merger Agreement in exchange for Company Common Stock at the Effective Date will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

     Section 4.3 Subsidiaries. The only "Significant Subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "Commission")) ("Significant Subsidiaries") of Parent are those set forth on Schedule 4.3. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted.

Each Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. All the outstanding shares of capital stock of each Significant Subsidiary are validly issued, fully paid and nonassessable and those owned by Parent or by a Significant Subsidiary of Parent are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of Parent. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business, Parent does not directly or indirectly own any interests in any other corporation, partnership, joint venture or other business association or entity which are material to Parent and its subsidiaries taken as a whole.

     Section 4.4 Authority Relative to this Merger Agreement. Parent has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize the Merger Agreement and the transactions contemplated hereby, other than the approval of the Stock Issuance Proposal by the holders of Parent Common Stock. Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement other than, in the case of clause (ii) only, the laws and regulations referred to in the next sentence. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other governmental approvals required under the applicable laws of any foreign jurisdiction ("Foreign Laws") and the environmental, corporation, securities or blue sky laws or regulations of the various states ("State Laws") (all of which required consents and approvals under Foreign Laws and State Laws are identified in Schedule 4.4 to the Parent Disclosure Schedule), no filing by Parent or registration by Parent with any public body or authority is necessary for, nor is any authorization, consent or approval of any public body or authority required to be obtained by Parent for, the consummation of the Merger or the other transactions contemplated by this Merger Agreement.

     Section 4.5 Reports and Financial Statements. Parent has, to the extent such documents were requested by the Company, previously furnished the Company with true and complete copies of its (i) Annual Reports on Form 10-K for the three fiscal years ended December 31, 1994, 1995 and 1996, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since December 31, 1994, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1994, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that Parent was required to file with the Commission since that date (clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since June 30, 1997, there has not been (i) any event, condition, transaction, commitment, dispute or other circumstance (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Parent Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Parent (except for regularly scheduled cash dividends out of current earnings at a rate not greater than the rate in effect on June 30, 1997); or (iv) any entry into any commitment or transaction material to Parent and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     Section 4.7 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries which, alone or in the aggregate, has, or is reasonably likely to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of its subsidiaries having, or reasonably likely to have, either alone or in the aggregate, any such Parent Material Adverse Effect.

     Section 4.8 Information in Disclosure Documents, Registration Statements, Etc. None of the information with respect to Parent or Sub to be included or incorporated by reference in (i) the Registration Statement to be filed with the Commission by Parent on Form S-4 under the Securities Act for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") and (ii) the joint proxy statement of the Company and Parent (the "Proxy Statement") required to be mailed to the shareholders of the Company and Parent in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder.

     Section 4.9 Employee Benefit Plans. Except as disclosed in the Parent SEC Reports, there are no employee benefit, compensation or severance plans, agreements or arrangements, including "employee benefit plans," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited, to retiree medical plans, maintained by Parent or any of its subsidiaries or collective bargaining agreements to which Parent or any of its subsidiaries is a party (together, the "Benefit Plans"). To the knowledge of Parent, no default exists with respect to the obligations of Parent or any of its subsidiaries under any such Benefit Plan. Since January 1, 1996, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Benefit Plans, by Parent or its subsidiaries or, to the knowledge of Parent and its subsidiaries, any other party

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

thereto. Since January 1, 1996, there have been no strikes, lockouts or work stoppages or slowdowns, or to the knowledge of Parent and its subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of Parent or its subsidiaries. Neither the execution of the Merger Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Parent or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by Parent or any of its subsidiaries (other than the Company) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of any such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 4.10 ERISA. All Benefit Plans have been administered in accordance, and are in compliance with the applicable provisions of ERISA. Each of the Benefit Plans which is intended to meet the requirements of Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," within the meaning of such section of the Code, and Parent knows of no fact which is likely to have an adverse effect on the qualified status of such plans. None of the Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and under Financial Accounting Standard 87, the fair market value of the assets of each such plan equals or exceeds the accrued benefit obligations of such plan. To the knowledge of Parent, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Parent's Benefit Plans which could subject Parent or its subsidiaries to the penalty or tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. No Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Benefit Plan. Neither Parent nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has engaged in any transaction described in
Section 4069 of ERISA within the last five years. There does not now exist, nor do any circumstances exist that could result in, any liability of Parent or any of its subsidiaries (or any entity, trade or business that is or was at any time required to be aggregated with Parent or any of its subsidiaries under Section 414(b), (c), (m) or (o) of the Code) under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, to the knowledge of Parent, the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Benefit Plans, that would be a liability of Parent or its subsidiaries following the Effective Date.

     Section 4.11 Takeover Provisions Inapplicable. As of the date hereof and at all times thereafter, until and including the Effective Date, Section 912 of the New York Business Corporation Law (the "NYBCL") and the Parent Rights are, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

     Section 4.12 Compliance with Applicable Laws. (i) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (the "Parent Permits") of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity") necessary for the operation of the businesses of Parent and its subsidiaries; (ii) to the knowledge of Parent, Parent and its subsidiaries are in compliance with the terms of the Parent Permits; (iii) to the knowledge of Parent, except as disclosed in the Parent SEC Reports filed prior to the date of this Merger Agreement, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity; and (iv) to the knowledge of Parent, except as disclosed in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending, or, to the knowledge of Parent, threatened, nor has any

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Governmental Entity indicated an intention to conduct the same provided, however, that the foregoing representations are made as to ERISA and environmental matters, only as to Parent's knowledge, to the extent contemplated by Sections 4.10 and 4.18.

     Section 4.13 Liabilities. As of June 30, 1997, neither Parent nor any of its subsidiaries has any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are not disclosed or provided for in the most recent Parent SEC Reports. To the knowledge of Parent, there was no basis, as of June 30, 1997, for any claim or liability (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which is not reflected in the Parent SEC Reports.

     Section 4.14 Taxes. Each of Parent and its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or Parent has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns. The information contained in such tax returns is true, complete and accurate in all respects. Neither Parent nor any subsidiary of Parent is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending and there are no outstanding audits, examinations, deficiency litigations or refund litigations with respect to Parent or any of its subsidiaries. The federal income tax returns of Parent and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through December 31, 1989. For the purposes of this Merger Agreement, the term "tax" shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts.

     Section 4.15 Certain Agreements. Except as disclosed in the Parent SEC Reports filed prior to the date of this Merger Agreement, neither Parent nor any of its subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $10,000,000 or (ii) other contract, agreement or commitment (except those entered into in the ordinary course of business) having a Parent Material Adverse Effect. "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any person other than Parent, as appropriate, or any of their respective subsidiaries, except that Indebtedness shall not include short term credit facilities entered into in the ordinary course of business. Neither Parent nor any of its subsidiaries is in default (with or without notice or lapse of time, or both) under any contract, indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Benefit Plan, whether or not such default has been waived.

     Section 4.16 Patents, Trademarks, Etc. To the knowledge of Parent, Parent and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of Parent and its subsidiaries, and Parent does not have any knowledge of any conflict with the rights of Parent and its subsidiaries therein or any knowledge of any conflict by them with the rights of others therein.

     Section 4.17 Product Liability; Airworthiness. (a) Parent has no knowledge of any claim, or the basis of any claim, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services. Parent and its subsidiaries have, and on the Effective Date will have, full and adequate insurance coverage for potential product liability claims against it.

     (b) To the knowledge of Parent, all goods and services designed, manufactured or sold by Parent or any of its subsidiaries comply with all laws, requirements, specifications, rules and regulations of all applicable government airworthiness agencies or authorities (whether foreign or domestic, national or local) and none of

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such products or services contain any material defects in manufacturing, design or performance or other material defect which renders such products or services or any component thereof defective, deficient, nonconforming or unsuitable for their intended use. To the knowledge of Parent, there is no publicly and formally announced rule or regulation by any governmental authority of the United States or any state thereof that could reasonably be expected to affect the various airworthiness approvals, licenses, permits or certifications applicable to the goods, services, assets, facilities or operations of Parent and its subsidiaries.

     Section 4.18 Environment. (i) As used herein, the term "Environmental Laws" means all federal, state, local or Foreign Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

     (ii) To the knowledge of Parent, except as set forth in the Parent SEC Reports, there are, with respect to Parent or any of its subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may reasonably be expected to give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") or similar state or local laws.

     Section 4.19 Title to Assets; Liens. Parent and its subsidiaries have (i) good and marketable title to all of their inventory, accounts receivable, property, equipment and other assets, and such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever and (ii) valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them.

     Section 4.20 Accounting; Tax Matters. Neither Parent nor, to its knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action nor do they have any knowledge of any circumstances which currently exist that would prevent (i) Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" or (ii) the Merger from qualifying for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 4.21 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of directors recommended the approval of the Stock Issuance Proposal by the holders of Parent Common Stock and directed that the Stock Issuance Proposal be submitted for consideration by Parent's shareholders entitled to vote thereon at the Parent Meeting.

     Section 4.22 Financial Advisor. Except for Goldman, Sachs & Co., financial advisor to Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent, and the fees and other amounts payable to Goldman, Sachs & Co. as contemplated by this Section will be as provided in that certain letter agreement, dated September 8, 1997, from Goldman, Sachs & Co. to Parent.

     Section 4.23 Fairness Opinion. Parent has received the opinion of Goldman, Sachs & Co., financial advisor to Parent, dated the date hereof, to the effect that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Parent.

                                  ARTICLE IV-A

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 4A.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business (other than certain organizational matters) since it was incorporated.

     Section 4A.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

     Section 4A.3 Authority Relative to this Merger Agreement. Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Merger Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby. The Merger Agreement constitutes a valid and binding obligation of Sub enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent, except as set forth in a disclosure schedule delivered by the Company concurrently herewith (the "Company Disclosure Schedule"), (i) as set forth in the first sentence of Section 5.1, the first four sentences of Section 5.4, and Sections 5.2, 5.6, and 5.7, and,
(ii) except for circumstances that, taken in the aggregate, would not have a Company Material Adverse Effect (as defined in Section 10.6), in the case of all other representations and warranties herein, as follows:

     Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies as of the date hereof of the certificate of incorporation and by-laws of the Company and each of its Significant Subsidiaries have, to the extent requested, been delivered to Parent as part of the Company Disclosure Schedule.

     Section 5.2 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $1 par value per share ("Company Preferred Stock"). As of July 31, 1997, 25,329,725 (25,365,002 as of August 31, 1997) shares of Company Common
Stock were validly issued and outstanding, fully paid and nonassessable, 218,796 (279,151 as of August 31, 1997) shares of Company Common Stock were held in treasury and no shares of Company Preferred Stock were issued, and there have been no material changes in such numbers of shares through the date hereof. As of August 31, 1997, except for (i) employee and non-employee director stock options to acquire 3,099,996 shares of Company Common Stock at a weighted average exercise price of $17.297 per

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

share, (ii) the rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement dated as of April 6, 1990, as amended, between the Company and The First National Bank of Chicago, as Rights Agent, as amended, (the "Company Rights Agreement"), (iii) 1,902,898 shares of Company Common Stock issuable upon conversion of the Company's 7.75% Convertible Subordinated Notes due May 2004 and 2,674,418 shares of Company Common Stock issuable upon conversion of the Company's 7.00% Convertible Subordinated Debentures due October 2012 (collectively, the "Convertible Debt") and (iv) 600,000 shares issuable, at an exercise price of $9.00 per share, upon exercise of warrants issued by the Company to certain lenders in 1993 and 1995 (the "Warrants"), there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and there have been no material changes in such numbers through the date hereof.

     Section 5.3 Subsidiaries. The only Significant Subsidiaries of the Company are those named in the Company SEC Reports. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Significant Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. All the outstanding shares of capital stock of each Significant Subsidiary are validly issued, fully paid and nonassessable and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Significant Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the year ended July 31, 1996 and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

     Section 5.4 Authority Relative to this Merger Agreement. The Company has the corporate power to enter into this Merger Agreement, subject to the requisite approval of this Merger Agreement by the holders of Company Common Stock, and to carry out its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Merger Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the requisite approval of the holders of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement and the transactions contemplated hereby. The Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Merger Agreement, other than, in the case of clause (ii) only, the laws and regulations referred to in the next sentence. Except as referred to herein or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the Foreign Laws and the State Laws (all of which required consents and approvals under Foreign Laws and State Laws are identified in Schedule 5.4 to the Company Disclosure Schedule), no filing by the Company or registration by the Company with any public body or authority is necessary for, nor is any authorization, consent or approval of any public body or authority required to be obtained by the Company for, the consummation of the Merger or the other transactions contemplated hereby.

     Section 5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the three years ended July 31, 1994, 1995, and 1996, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended November 3, 1996, February 2, 1997 and May 4, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since July 31, 1994 and (iv) all other reports or registration statements filed by the Company with the Commission since July 31, 1994, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the Commission since that date (clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and the financial statements included in the Company SEC Reports, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

     Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, since May 4, 1997, there has not been (i) any event, condition, transaction, commitment, dispute or other circumstance (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which, insofar as reasonably can be foreseen, in the future would have a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company, or (iv) any entry into any commitment or transaction material to the Company and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

     Section 5.7 Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries which, either alone or in the aggregate, has, or is reasonably likely to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or reasonably likely to have, either alone or in the aggregate, any such Company Material Adverse Effect.

     Section 5.8 Information in Disclosure Documents. None of the information with respect to the Company or its subsidiaries to be included or incorporated by reference in the Proxy Statement or the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 5.9 Employee Benefit Plans. Except as disclosed in the Company SEC Reports or as set forth in Section 5.9 of the Company Disclosure Schedule, there are no employee benefit, compensation or severance plans, agreements or arrangements, including "employee benefit plans," as defined in Section 3(3) of ERISA, and including, but not limited to, plans, agreements or arrangements relating to former employees, including, but not limited to, retiree medical plans, maintained by the Company or any of its subsidiaries or collective bargaining agreements to which the Company or any of its subsidiaries is a party (together, the "Company Benefit Plans"). To the knowledge of the Company, no default exists with respect to the obligations of the Company or any of its subsidiaries under such Company Benefit Plan. Since August 1, 1995, there have been no disputes or grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Company Benefit Plans, by the Company or its subsidiaries or, to the knowledge of the Company and its subsidiaries, any other party thereto. Since August 1, 1995, there have been no strikes, lockouts or work stoppages or slowdowns, or to the knowledge of the Company and its subsidiaries, jurisdictional disputes or organizing activity occurring or threatened with respect to the business or operations of the Company or its subsidiaries. Neither the execution of the Merger Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional events or acts) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or any of its subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     Section 5.10 ERISA. All Company Benefit Plans have been administered in accordance, and are in compliance, with the applicable provisions of ERISA. Each of the Company Benefit Plans which is intended to meet the requirements of
Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," within the meaning of such section of the Code, and the Company knows of no fact which is likely to have an adverse effect on the qualified status of such plans. None of the Company Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and under Financial Accounting Standard 87, the fair market value of the assets of each such plan equals or exceeds the accrued benefit obligations of such plan. To the knowledge of the Company, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company's Benefit Plans which could subject the Company, its subsidiaries or Parent to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. No Company Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any Company Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any Company Benefit Plan. Neither the Company nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any transaction described in
Section 4069 of ERISA within the last five years. There does not now exist, nor do any circumstances exist that could result in, any liability of the Company or any of its subsidiaries (or any entity, trade or business that is or was at any time required to be aggregated with the Company or any of its subsidiaries under
Section 414(b), (c), (m) or (o) of the Code) under Title IV of ERISA, Section 302 of ERISA, Sections 412 and 4971 of the Code, to the knowledge of the Company, the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans, that would be a liability of the Company, its subsidiaries or Parent following the Effective Date.

     Section 5.11 Takeover Provisions Inapplicable. As of the date hereof and at all times thereafter, until and including the Effective Date, Section 203 of the DGCL, the Company Rights Agreement and

Article Sixteenth of the Company's Restated Certificate of Incorporation are, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement.

     Section 5.12 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of directors (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Merger Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders entitled to vote thereon at the Company Meeting, (d) taken all necessary steps to render Article Sixteenth of the Company's Restated Certificate of Incorporation inapplicable to the Merger and the transactions contemplated by this Merger Agreement, (e) taken all necessary steps to render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated by this Merger Agreement and (f) adopted any necessary resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Merger Agreement.

     Section 5.13 Fairness Opinion. The Company has received the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, dated the date hereof, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

     Section 5.14 Financial Advisor. Except for Morgan Stanley, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company, and the fees and commissions payable to Morgan Stanley as contemplated by this Section will be the amount set forth in that certain letter, dated December 20, 1995, from Morgan Stanley to the Company.

     Section 5.15 Compliance with Applicable Laws. (i) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (the "Company Permits") of all Governmental Entities necessary for the operation of the businesses of the Company and its subsidiaries; (ii) to the knowledge of the Company, the Company and its subsidiaries are in compliance with the terms of the Company Permits; (iii) to the knowledge of the Company, except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity; and (iv) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same provided, however, that the foregoing representations are made as to ERISA and environmental matters, only as to the Company's knowledge, to the extent contemplated by Sections 5.10 and 5.21.

     Section 5.16 Liabilities. As of May 4, 1997, neither the Company nor any of its subsidiaries has any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are not disclosed or provided for in the most recent Company SEC Reports. To the knowledge of the Company, there was no basis, as of May 4, 1997, for any claim or liability (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which is not reflected in the Company SEC Reports.

     Section 5.17 Taxes. Each of the Company and its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid in respect of the periods covered by such returns. The information contained in such tax returns is true, complete and accurate. Neither the Company nor any subsidiary of the Company is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been finally settled or paid in full and no requests for waivers of the time to assess any such tax are pending and there are no outstanding audits, examinations, deficiency litigations or refund litigations with respect to Parent or any of its subsidiaries. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years through December 31, 1985.

     Section 5.18 Certain Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement, neither the Company nor any of its subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness in an amount exceeding $2,000,000, (ii) agreement which, after giving effect to the transactions contemplated by this Merger Agreement, purports to restrict or bind Parent or any of its subsidiaries other than the Surviving Corporation and its subsidiaries in any respect that could have a Parent Material Adverse Effect,
(iii) contract, agreement or commitment (except those entered into in the ordinary course of business) having a Company Material Adverse Effect, (iv) contract, agreement or commitment, whether or not in the ordinary course of business, that provides for payments by the Company in fiscal 1997 in excess of $5 million or (v) contract, agreement or commitment, whether or not in the ordinary course of business, that provides for payments to the Company in one year in fiscal 1997, or reasonably expected in fiscal 1998, in excess of $25 million. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any contract, indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived. Except as set forth in Section 5.18 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to and bound by any contract, agreement, commitment, plan, arrangement or other understanding which upon execution of this Merger Agreement or consummation of the transactions contemplated hereby will (either alone or upon the occurrence of additional acts or events) result in any payment becoming due from the Company or Parent or any of their subsidiaries.

     Section 5.19 Patents, Trademark, Etc. To the knowledge of the Company, the Company and its subsidiaries have all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are necessary in connection with the businesses of the Company and its subsidiaries, and the Company does not have any knowledge of any conflict with the rights of the Company and its subsidiaries therein or any knowledge of any conflict by them with the rights of others therein.

     Section 5.20 Product Liability; Airworthiness. (a) The Company has no knowledge of any claim, or the basis of any claim, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services. The Company and its subsidiaries have, and on the Effective Date will have, full and adequate insurance coverage for potential product liability claims against it.

     (b) To the knowledge of the Company, all goods and services designed, manufactured or sold by the Company or any of its subsidiaries comply with all laws, requirements, specifications, rules and regulations of all applicable government airworthiness agencies or authorities (whether foreign or domestic, national or local) and none of such products or services contain any material defects in manufacturing, design or performance or other material defect which renders such products or services or any component thereof defective, deficient, nonconforming or unsuitable for their intended use. To the knowledge of the Company, there is no publicly and formally announced rule or regulation by any governmental authority of the United States or any state thereof that could reasonably be expected to affect the various airworthiness approvals, licenses, permits or certifications applicable to the goods, services, assets, facilities or operations of the Company and its subsidiaries.

     Section 5.21 Environment. To the knowledge of the Company, there are, except as set forth in the Company SEC Reports, with respect to the Company or any of its subsidiaries, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which reasonably may be expected to give rise to any common law liability or any liability under CERCLA or similar state or local laws.

     Section 5.22 Title to Assets; Liens. The Company has good and marketable title to all of its inventory, accounts receivable, property, equipment and other assets, and except as disclosed in the Company's SEC

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Reports such assets are free and clear of any mortgages, liens, charges, encumbrances, or title defects of any nature whatsoever. The Company and its subsidiaries have valid and enforceable leases for the premises and the equipment, furniture and fixtures purported to be leased by them.

     Section 5.23 Accounting; Tax Matters. Neither the Company nor, to its knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action nor do they have knowledge of any circumstances which currently exist that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

          (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their diligent efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect;

          (ii) the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries, (B) amend its Restated Certificate of Incorporation or Bylaws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (other than Regular Company Dividends), or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

          (iii) the Company shall not, nor shall it permit any of its subsidiaries to, (A) except as required or permitted by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to the exercise of employee and non-employee director stock options or the Warrants or upon conversion of the Convertible Debt; (B) acquire (other than a transaction involving TOLO, Inc., in the amount of approximately $30 million), lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business, (C) incur additional Indebtedness (except in the ordinary course of business, pursuant to arrangements currently in place and except for the incurrence of $85 million in Indebtedness for a term of less than one year to replace the current accounts receivable sales program and to provide for the acquisition of TOLO, Inc.) or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may create new wholly owned subsidiaries in the ordinary course of business; or (E) enter

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     into any contract, agreement, commitment or arrangement with respect to any of the foregoing which is binding;

          (iv) except as set forth in Schedule 6.1 of the Company Disclosure Schedule, the Company shall not, nor shall it permit, any of its subsidiaries to, except as required to comply with applicable law and except as provided in Section 7.5 hereof, (A) adopt, enter into, terminate, expand the applicability of or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Benefit Plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its subsidiaries relative to the level in effect prior to such amendment),
     (C) pay any benefit not provided under any existing plan or arrangement,
     (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan other than in the ordinary course of business consistent with past practice, or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing which is binding;

          (v) the Company shall not, nor shall it permit any of its subsidiaries to, make any investments in non-investment grade securities provided, however, that the Company will be permitted to create new wholly owned subsidiaries in the ordinary course of business; and

          (vi) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 6.2 Conduct of Business by Parent and Sub Pending the
Merger. (a) Parent. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Merger
Agreement: (i) Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its material subsidiaries to, use their best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Date, provided, however, that nothing contained herein shall prevent Parent from creating new wholly owned subsidiaries in the ordinary course of business as long as the creation of such subsidiaries (either alone or in the aggregate) will not reasonably be expected to have a Parent Material Adverse Effect; (ii) Parent shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; and (iii) Parent shall not (A) except as required or permitted by this Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, (1) Parent Common Stock or
(2) any option, rights or warrants to acquire, or securities convertible into, shares of Parent Common Stock (collectively, "Parent Common Stock Equivalents") (other than (x) issuances of, deliverances of or sales of or agreements to issue, deliver or sell Parent Common Stock or Parent Common Stock Equivalents representing, in the aggregate, less than 12% of the outstanding Parent Common Stock as of the date hereof, (y) issuances of Parent Common Stock pursuant to the exercise of employee stock options and other options, warrants and rights outstanding on the date hereof and (z) the grant of additional employee stock options between the date hereof and the Effective Date in the ordinary course of business and in amounts and on terms which are customary for Parent during the fiscal periods occurring during such period), (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof involving cash consideration in excess of $250 million in the aggregate for all such transactions (excluding the acquisition of the company set forth in Section 6.2 of the Parent Disclosure Schedule), or (C) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing which is binding.

     (b) Sub. During the period from the date of this Merger Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Merger Agreement.

     Section 6.3 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Merger Agreement and will use its best efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Company Disclosure Schedule or the Parent Disclosure Schedule.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated as of August 1, 1997 between Parent and the Company (the "Confidentiality Agreements").

     Section 7.2 Registration Statement/Proxy Statement. (a) As promptly as practicable after the execution of this Merger Agreement, the Company and Parent shall prepare and file with the Commission preliminary proxy materials for use at the Company Meeting and the Parent Meeting. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the Commission the definitive proxy statements for use at their respective shareholder meetings, and Parent shall file with the Commission the Registration Statement and Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

     (b) Parent and the Company shall make all necessary filings with respect to the Merger, under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

     Section 7.3 Compliance with the Securities Act. (a) Prior to the Effective Date the Company shall cause to be delivered to Parent an opinion (reasonably satisfactory to counsel for Parent) of the general counsel of the Company or such law firm as may be reasonably satisfactory to Parent, identifying all persons who were, in his or its opinion, at the time the Company Meeting convened in accordance with Section 3.5, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

     (b) The Company shall use its diligent efforts to cause each person who is identified as a possible Affiliate in the opinion referred to in clause (a) above to deliver to Parent not less than 30 days prior to the Effective Date, a written agreement substantially in the form attached hereto as Exhibit 7.3(b)-1.

     (c) Parent shall use its best efforts to publish as promptly as practicable financial information (including combined sales and net income) covering at least 30 days of post-merger operations, as contemplated by FRR No. 1; provided, however, that if the Effective Date occurs in the second month of a calendar quarter, the requirement of this paragraph (c) shall be satisfied by Parent's customary announcement, in accordance with its past practice, of its quarterly financial results.

     Section 7.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger.

     Section 7.5 Employment Arrangements. (a) After the Effective Date, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Date under any Company Benefit Plan, each as of the date hereof except for changes thereto which are (i) not material, (ii) permitted by this Merger Agreement,
(iii) set forth on Schedule 7.5 hereto, or (iv) otherwise agreed to by the parties hereto.

     (b) Until December 31, 1998, Parent shall provide, or shall cause the Surviving Corporation to provide, generally to the officers and employees of the Surviving Corporation and its subsidiaries, employee benefits, including, without limitation, pension benefits, health and welfare benefits, severance arrangements, stock option plans and other executive compensation arrangements, on terms and conditions in the aggregate that are comparable to those provided under the Company Benefit Plans as of the date hereof. In the event that employees of the Surviving Corporation are permitted to participate in Parent Benefit Plans, these employees will be given credit for all years of service with the Company for the purposes of eligibility, vesting and vacation accruals, but not for any other purposes.

     (c) With regards to the Company's Supplemental Retirement Plan (Restated,
1997) (the "SERP"), the parties agree, over and above the provisions of paragraph (a) hereof, which, to the extent not inconsistent herewith, shall be applicable to the SERP, as follows:

          (i) The execution of this Merger Agreement shall constitute an amendment by the Company to the SERP, effective as of one day prior to the date of this Merger Agreement, to provide that paragraph 2.07 shall not apply to any active employee participant until six months after the Effective Date (the "Post Closing Date"). The Company and Parent agree that during the period prior to the Post Closing Date they will negotiate with each active employee participant to structure alternative arrangements with a goal of maintaining for the participants a competitive retirement and benefits program. If alternative arrangements are not mutually agreed to by the Company, Parent and any individual participant by the Post Closing Date, the provision of paragraph 2.07 will become applicable on the Post Closing Date with respect to such participant.

          (ii) Parent will cause the Surviving Corporation to continue the SERP and to continue benefit accruals thereunder, with provisions no less favorable than those existing on the date of this Agreement, until the close of business on December 31, 1998.

     (d) With regards to the special incentive program authorized by the Compensation and Benefits Committee of the Company's Board of Directors in relation to the Company's F-14 claim against the U.S. Navy, Parent will cause the Surviving Corporation to preserve such program and make no changes or modifications which would make its benefits less favorable than the program currently provides.

     Section 7.6 Indemnification. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities (i) arising out of the transactions contemplated by this Merger Agreement or arising as a result thereof or (ii) otherwise arising prior to the Effective Date to the fullest extent, in the case of (i) or (ii), permitted or required under (A) applicable law, (B) any indemnification agreements between the Company and any such person and (C) the Company's Certificate of Incorporation and By-Laws as filed in the Company SEC Reports. Parent agrees to cause Surviving Corporation to maintain in effect for not less than four years after the Effective Date coverage no less favorable than the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Date; provided, however, that Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $859,500, but in such case shall purchase as much coverage as possible for such amount.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Merger Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     Section 7.7 Consents. (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental entity or any other person required in connection with, and waivers of any violations or rights of termination that may be caused by, the consummation of the transactions contemplated by this Agreement.

     (b) In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority or any multinational authority; provided however, that nothing in this Agreement shall require Parent to agree to hold separate or to divest any of the businesses, product lines or assets of Parent or the Company or any of their respective subsidiaries or affiliates or take any other action, if such holding separate, divestiture or other action would have a Parent Material Adverse Effect or a Company Material Adverse Effect.

     (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice, the European Economic Area or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent and the Company will consult and cooperate with one another with respect to (and prior to) any understandings, undertakings or agreements (oral or written) which are proposed to be made or entered into with the Federal Trade Commission, the Department of Justice, the European Economic Area or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement, and no such understanding, undertaking or agreement shall be made or entered into without the consent of Parent.

     Section 7.8 Additional Agreements. (a) Subject to the terms and conditions herein provided (including, without limitation, Section 7.7), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject to the appropriate vote of the shareholders of the Company. Notwithstanding the foregoing, but subject to
Section 7.7, there shall be no action required to be taken and no action will be taken in order to consummate and make effective the transactions contemplated by this Merger Agreement if such action, either alone or together with another action, would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

     (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Merger Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

     (c) Following the Effective Date, (i) Parent shall use its best efforts to conduct its business, and shall cause the Surviving Corporation to use its best efforts to conduct its business, except as otherwise contemplated by this Merger Agreement, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and
(ii) Parent shall not take, and shall not permit the Surviving Corporation to take, any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     Section 7.9 No Solicitation. (a) Neither the Company nor any of its subsidiaries shall, directly or indirectly, take (nor shall the Company authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Company will promptly communicate to Parent that such a solicitation has been received by the Company, or that any such information has been requested from it or that such negotiations or discussions have been sought to be initiated with it. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation or similar transaction involving the Company,
(B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or its subsidiaries representing 30% or more of the consolidated assets of the Company and its subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the voting power of the Company or
(D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange
Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding Company Common Stock.

     (b) Notwithstanding anything in this Agreement to the contrary (including without limitation clause (a) of this Section 7.9), to the extent the Company's Board of Directors receives a communication with respect to an Acquisition Proposal, which the Board of Directors determines, after consultation with its financial advisors, may be reasonably likely to result in a transaction (an "Alternative Transaction") that is more favorable to the shareholders of the Company than the transactions contemplated by the Merger and this Merger Agreement (taking into account the nature of the proposed transaction, the nature and amount of the consideration, the likelihood of completion and any other factors deemed appropriate by the Board of Directors), the Board of Directors may engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Transaction, or otherwise facilitate any effort or attempt to make or implement an Alternative Transaction; provided, however, that upon engaging in such negotiations or discussions, providing such information or otherwise facilitating any effort or attempt to make or implement an Alternative Transaction, the Company shall give notice to Parent of the Company's engagement in such activities ("Alternative Transaction Notice"). Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other persons or entities, the Company shall obtain from such person or entity an executed confidentiality agreement with terms no less favorable, taken as a whole, to the Company than those contained in the Confidentiality Agreements, but which confidentiality agreement shall not include any provision calling for an exclusive right to negotiate with the Company, and the Company shall advise Parent of the nature of such nonpublic information delivered to such person reasonably promptly following its delivery to the requesting party.

     Section 7.10 Takeover Provisions Inapplicable. The Company shall (a) take all action (including, if required, redeeming all of the outstanding Company Rights or amending or terminating the Company Rights Agreement) so that the entering into of this Agreement and the consummation of the transactions

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

contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement to purchase or receive additional shares of capital stock of the Company or enable or require the Company Rights to be exercised, distributed or triggered in any way and (b) take all action as may be necessary to render Article Sixteenth of the Company's Restated Certificate of Incorporation inapplicable to this Merger Agreement and the transactions contemplated hereby.

     Section 7.11 Board Composition. Parent shall take all necessary action (including, without limitation, increasing the size of its Board of Directors), such that, on or immediately after the Effective Date, three members of the current Board of Directors of the Company, who shall be selected by the Board of Directors of Parent, shall be appointed to the Board of Directors of Parent.

     Section 7.12 Certain Company Indebtedness. (a) At or prior to the Effective Date, the Company shall cause to be redeemed all outstanding 9.35% Series A Senior Notes Due January 29, 2000, 9.35% Series B Senior Notes Due January 29, 2000 and 9.33% Series C Senior Notes Due December 15, 2001, which are each governed by the Amended and Restated Note Agreement dated as of January 1, 1996.

     (b) Parent and the Company agree to cooperate and use their best efforts to obtain any necessary consents, waivers or other modifications of the indenture dated as of May 15, 1994, between the Company and IBJ Schroder Bank & Trust Company, as trustee, governing the 11 5/8% Senior Notes due 2003 issued by the Company; provided that in connection with obtaining such consents, waivers or modifications neither Parent nor the Company will be required to make any payment or take any other action which is not commercially reasonable.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     Section 8.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) This Merger Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

          (b) The Stock Issuance Proposal shall have been approved by the requisite vote of the holders of Parent Common Stock.

          (c) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (d) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any authorization, consent or approval required under any Antitrust Law shall have been obtained or any waiting period applicable to the review of the transactions contemplated hereby shall have expired or been terminated.

          (e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.

          (f) No preliminary or permanent injunction or other order by any court or other judicial or administrative body of competent jurisdiction which prohibits or prevents the consummation of the Merger shall have been issued and remain in effect (each party, subject to Section 7.7, agreeing to use its best efforts to have any such injunction lifted).

          (g) Parent and the Company shall have received letters from Ernst & Young LLP and Deloitte & Touche LLP, respectively, to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Merger Agreement.

     Section 8.2 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

          (a)(i) Parent and Sub shall have performed in all material respects their agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and (ii) the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates, which were or will be true in all material respects at such time or times as stated therein, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent to that effect.

          (b) The Company shall have received a favorable opinion of Fried, Frank, Harris, Shriver & Jacobson, based upon certain factual representations of the Company, Parent and Sub reasonably requested by such counsel, dated the Effective Date, to the effect that the Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.

          (c) The consummation of the Merger and the other transactions contemplated hereby shall not give rise to any Parent Rights becoming exercisable for any security or asset of any person.

          (d) Parent shall have obtained all consents, approvals, releases or authorizations from, and shall have made all filings and registrations ("Consents") to or with, any person, including but not limited to any Governmental Entity, necessary to be obtained or made in order to consummate the transactions contemplated by this Merger Agreement, unless the failure to obtain such Consents would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 8.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

          (a)(i) The Company shall have performed in all material respects its agreements contained in this Merger Agreement required to be performed on or prior to the Effective Date and (ii) the representations and warranties of the Company contained in this Merger Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date, except for representations and warranties which are by their express provisions made as of a specific date or dates which were or will be true in all material respects at such date or dates, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

          (b) Parent shall have received a letter of Deloitte & Touche LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (c) Company shall have obtained all Consents to or with, any person, including but not limited to any Governmental Entity necessary to be obtained or made in order to consummate the transactions contemplated by this Agreement, unless the failure to obtain such Consents would not, individually or in the aggregate, have a Company Material Adverse Effect.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.1 Termination. This Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

          (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998; provided, that the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement;

          (c) by the Company if any of the conditions specified in Sections 8.1 and 8.2 have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction;

          (d) by Parent if any of the conditions specified in Sections 8.1 and
     8.3 have not been met or waived by Parent at such time as such condition is no longer capable of satisfaction;

          (e) by Parent if the Company's Board of Directors shall have withdrawn, modified in a manner adverse to Parent, or refrained from making its recommendation concerning the Merger referred to in Section 3.5(a) hereof, or shall have disclosed its intention to change such recommendation;

          (f) by Parent if any requirements or conditions are imposed, or proposed to be imposed, upon either Parent or the Company or any of their respective affiliates by any Governmental Entity in connection with the authorization, consent or approval of such Governmental Entity (or the expiration or termination of any waiting period applicable to such Governmental Entity's review of the transactions contemplated by this Merger Agreement) under any Antitrust Law in connection with the consummation of the transactions contemplated hereby, or by any domestic or foreign court or similar tribunal in any suit brought by a private party or Government Entity challenging the transactions contemplated hereby as violative of any Antitrust Law, which, in the reasonable opinion of Parent, would require Parent to agree to hold separate or to divest any of the businesses, product lines or assets of Parent or the Company or any of their respective subsidiaries or affiliates or take any other action, if such holding separate, divestiture or other action would have a Parent Material Adverse Effect or a Company Material Adverse Effect. For purposes of this paragraph, the term "Governmental Entity" shall not include any foreign governmental entity other than those of Canada and the European Community.

          (g) by the Company, if Parent's Board of Directors shall have withdrawn, modified in a manner adverse to the Company, or refrained from making its recommendation concerning the Stock Issuance Proposal referred to in Section 3.5(b) hereof, or shall have disclosed its intention to change such recommendation.

          (h) by Parent, upon becoming aware that the Company has entered into a definitive agreement (other than a confidentiality agreement) providing for an Alternative Transaction; or

          (i) by the Company, simultaneously with the Company entering into a definitive agreement (other than a confidentiality agreement) providing for an Alternative Transaction.

     Section 9.2 Effect of Termination. (a) In the event of termination of this Merger Agreement by either Parent or the Company, as provided above, this Merger Agreement shall forthwith become void and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of either the Company, Parent or Sub or their respective officers or directors; provided that Sections 9.2, 10.3 and 10.8 shall survive the termination.

     (b) The Company shall make a payment to Parent (by wire transfer or cashiers check) of a breakup fee in the amount of $15,000,000 in the event this Merger Agreement is terminated pursuant to Section 9.1(h) or 9.1(i) and if at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein. The Company shall make a payment to Parent (by wire transfer or cashiers check) of a breakup fee in the amount of $6,000,000 in the event this Merger Agreement is terminated by Parent following the Company Meeting if the stockholders of the Company fail to approve the Merger at the Company Meeting and there is no Acquisition Proposal then pending.

     (c) Parent shall make a payment to the Company (by wire transfer or cashiers check) of a breakup fee in the amount of $15,000,000 in the event this Merger Agreement is terminated by either party as a result of

Parent having entered into a definitive agreement with a third party the performance of which would preclude consummation of the Merger by Parent and if at the time of such termination the Company is not in material breach of any representation, warranty or material covenant contained herein. Parent shall make a payment to the Company (by wire transfer or cashiers check) of a breakup fee in the amount of $6,000,000 in the event this Merger Agreement is terminated by the Company following the Parent Meeting if the stockholders of Parent fail to approve the Stock Issuance Proposal at the Parent Meeting and if at the time of such termination the Company is not in material breach of any representation, warranty or material covenant contained herein.

     Section 9.3 Amendment. This Merger Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made which changes the ratios at which any class of capital stock of the Company is to be converted into capital stock of Parent as provided in Section 3.1 or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.4 Waiver. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein provided, however, that no such waiver shall materially adversely affect the rights the shareholders of the Company and Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1 Non-Survival of Representations, Warranties and
Agreements. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except for the agreements contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 4.20, 7.5, 7.6, 7.7, 7.8, 10.1, 10.3 and
10.7 and in the last sentence of Section 7.3(b).

     Section 10.2 Notices. All notices or other communications under this Merger Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex, telecopy or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

        If to the Company:

        Rohr, Inc.
        850 Lagoon Drive
        Chula Vista, California 91910
        Attention: General Counsel
        Telecopy No.: (619) 691-4222

        With copies to:

        Fried, Frank, Harris, Shriver & Jacobson
        350 South Grand Avenue
        32nd Floor
        Los Angeles, California 90017
        Attention: Edward S. Rosenthal
        Telecopy No.: (213) 473-2222
        and

        Gibson, Dunn & Crutcher
        333 S. Grand Avenue
        Los Angeles, California 90071
        Attention: Andrew Bogen
        Telecopy No.: (213) 617-3693

        If to Parent or Sub:

        The B.F.Goodrich Company
        4020 Kinross Lakes Parkway
        Richfield, Ohio 44286
        Attention: Secretary
        Telecopy No.: (330) 659-7727

        With a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Elliott V. Stein
        Telecopy No.: (212) 403-2000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 10.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, except that Parent and Company agree to each pay 50% of all printing expenses incurred by the parties hereto.

     Section 10.4 Publicity. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this
Section 10.4.

     Section 10.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.6 Interpretation. (a) When a reference is made in this Merger Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" means corporations more than 50% of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

     (b) As used in this Agreement, "Parent Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Parent and its subsidiaries taken as a whole (excluding the effect of a change in general economic conditions).

     (c) As used in this Agreement, "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of the Company and its subsidiaries taken as a whole (excluding (i) the effect of a change in general economic conditions and (ii) the effect of any failure to obtain a contract from Airbus Industries with respect to the A340-500/600 or to obtain any particular level of orders from The Boeing Company with respect to out-of-production spares or the offloading of current production contracts or, if such a contract or any such orders are obtained by the Company, the effect of the terms thereof).

     (d) As used in this Merger Agreement, "knowledge" shall mean, with respect to the matter in question, the actual knowledge of such matter by an executive officer of Parent or the Company, as applicable.

     (e) The inclusion of an item on any schedule to this Agreement shall not be deemed to be indicative of the materiality of such item.

     Section 10.7 Third Party Beneficiaries.  Except as specifically provided in
Section 7.6(a), this Merger Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     Section 10.8 Miscellaneous. This Merger Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreements, as the same may be amended); (b) shall not be assigned by operation of law or otherwise, except that Sub shall have the right to assign to Parent or any direct wholly owned subsidiary of Parent any and all rights and obligations of Sub under this Merger Agreement; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law). This Merger Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     Section 10.9 Cure Period. No party shall have any rights under this Merger Agreement (other than pursuant to Sections 8.2(a) and 8.3(a)) for any actual or threatened breach of a representation, warranty, covenant or agreement contained herein, if such breach is capable of being cured, until (i) the non-breaching party has notified the breaching party of its determination of the existence (or threatened existence) of a basis for termination, and (ii) the breaching party shall have a reasonable time (considering the nature of the breach and the actions required for cure, but in no event longer than 30 days) to cure such breach.

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                          THE B.F.GOODRICH COMPANY

                                          By: /s/ David L. Burner
                                            Name: David L. Burner
                                            Title: Chairman of the Board,
                                              President and
                                                 Chief Executive Officer

                                          MIDWEST ACQUISITION CORPORATION

                                          By: /s/ Les C. Vinney
                                          Name: Les C. Vinney
                                          Title: President and Treasurer

                                          ROHR, INC.

                                          By: /s/ Robert H. Rau
                                            Name: Robert H. Rau
                                            Title: President and Chief Executive
                                              Officer

                                                                         ANNEX B

                     [Letterhead of Goldman, Sachs, & Co.]

November 13, 1997
Board of Directors
The B.F.Goodrich Company
4020 Kinross Lakes Parkway
Richfield, OH 44286

Gentlemen and Madame:

You have requested our opinion as to the fairness from a financial point of view to The B.F. Goodrich Company (the "Company") of the exchange ratio (the "Exchange Ratio") of 0.7 shares of Common Stock, par value $5.00 per share (the "BFGoodrich Common Stock"), of the Company to be issued for each share of Common Stock, par value $1.00 per share (the "Rohr Common Stock"), of Rohr, Inc. ("Rohr") pursuant to the Agreement and Plan of Merger, dated as of September 22, 1997, among the Company, Midwest Acquisition Corporation, a wholly owned subsidiary of the Company, and Rohr (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4 including the Joint Proxy Statement/Prospectus relating to the Special Meetings of Shareholders of the Company and Rohr to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; Annual Reports to Stockholders and Annual Reports on Form 10-K of Rohr for the five fiscal years ended July 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Rohr; certain other communications from the Company and Rohr to their respective stockholders; certain internal financial analyses and forecasts for Rohr prepared by its management; and certain internal financial analyses and forecasts for the Company prepared by its management without, and after giving effect to, the transaction contemplated by the Agreement. We also have held discussions with members of the senior managements of the Company and Rohr regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the BFGoodrich Common Stock and the Rohr Common Stock, compared certain financial and stock market information for the Company and Rohr with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts furnished to us and discussed with us with respect to the Company and Rohr, after giving effect to the transaction contemplated by the Agreement, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Rohr, as the case may be, and that such forecasts will be realized in the amounts and at the times contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Rohr or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the

The B.F.Goodrich Company
November 13, 1997
Page Two

Agreement and such opinion does not constitute a recommendation as to how any holder of BFGoodrich Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
------------------------------------
(GOLDMAN, SACHS & CO.)

                                                                         ANNEX C

  MORGAN STANLEY

                                                  MORGAN STANLEY & CO.
                                                  INCORPORATED
                                                  1585 BROADWAY
                                                  NEW YORK, NEW YORK 10036
                                                  (212) 761-4000

                               September 19, 1997

Board of Directors
Rohr, Inc.
850 Lagoon Drive
Chula Vista, CA 91910

Members of the Board:

We understand that Rohr, Inc. ("Rohr" or the "Company"), The BFGoodrich Company ("BFGoodrich" or the "Buyer") and Midwest Acquisition Corporation, a wholly owned subsidiary of BFGoodrich ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 19, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Rohr. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of BFGoodrich and each outstanding share of common stock, par value of $1 per share ("Rohr Common Stock"), of Rohr, other than shares held in treasury or by the Buyer or any subsidiary of the Company or the Buyer, shall be converted into the right to receive 0.7 of a share (the "Exchange Ratio") of common stock, par value $5 per share, of BFGoodrich ("BFGoodrich Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Rohr Common Stock.

For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of Rohr and BFGoodrich, respectively;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning Rohr and BFGoodrich prepared by the managements of Rohr and BFGoodrich, respectively;

      (iii) analyzed certain financial projections prepared by the managements of Rohr and BFGoodrich, respectively;

      (iv) discussed the past and current operations and financial condition and the prospects of Rohr with senior executives of Rohr;

       (v) discussed the past and current operations and financial condition and the prospects of BFGoodrich with senior executives of BFGoodrich and analyzed the pro forma impact of the Merger on BFGoodrich's earnings per share and other financial ratios;

      (vi) reviewed the reported prices and trading activity for Rohr Common Stock and BFGoodrich Common Stock;

      (vii) compared the financial performance of Rohr and BFGoodrich and the prices and trading activity of Rohr Common Stock and BFGoodrich Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

                                                   MORGAN STANLEY

      (ix) discussed with senior executives of Rohr and BFGoodrich their estimates of certain strategic, financial and operational benefits expected to result from the Merger;

      (x) participated in discussions and negotiations among representatives of Rohr and BFGoodrich and their financial and legal advisors;

      (xi) reviewed the draft Merger Agreement; and

      (xii) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including estimates of the strategic, financial and operational benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Rohr and BFGoodrich. In addition, we have assumed that the Merger will be treated as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We have also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Rohr.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company, the Buyer and certain of the Buyer's affiliates, and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Rohr and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Rohr with the Securities and Exchange Commission with respect to the Merger. In addition, this opinion does not in any manner address the prices at which BFGoodrich will trade following the consummation of the merger and we express no opinion and make no recommendation as to how the holders of Rohr Common Stock should vote at the stockholders' meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Rohr Common Stock.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /S/ GORDON E. DYAL
                                              -----------------------------
                                              Gordon E. Dyal
                                              Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the BFGoodrich Certificate no member of the BFGoodrich Board shall have any personal liability to BFGoodrich or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated section 719 of the NYBCL (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the BFGoodrich Certificate filed as Exhibit 3(a) to BFGoodrich's Quarterly Report on Form 10-Q for the quarter ended September 30, 1988.

     Under the BFGoodrich By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of BFGoodrich or served any other corporation in any capacity at the request of BFGoodrich shall be indemnified by BFGoodrich to the extent and in a manner permissible under the laws of the State of New York.

     In addition, the BFGoodrich By-Laws provide indemnification for directors and officers where they are acting on behalf of BFGoodrich where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, or gained a financial profit or other advantage to which he was not legally entitled. The BFGoodrich By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer, or after rescission or modification of the BFGoodrich By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the NYBCL. The BFGoodrich By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to
Article VI of the BFGoodrich By-Laws filed as Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1990.

     BFGoodrich has insurance to indemnify its directors and officers, within the limits of BFGoodrich's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

     Reference is made to Sections 721-726 of the NYBCL, which are summarized below.

     Section 721 of the NYBCL provides that indemnification pursuant to NYBCL shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the NYBCL provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

     Section 723 of the NYBCL specifies the manner in which payment of such indemnification may be authorized by a corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the NYBCL).

     Section 724 of the NYBCL provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not be entitled thereto.

     Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBIT NO.                                      DESCRIPTION
     -----------     ------------------------------------------------------------------------------
        2            Agreement and Plan of Merger as of September 22, 1997 among The B.F.Goodrich
                     Company, Midwest Acquisition Corporation and Rohr, Inc. This exhibit is attached as Annex A to the Joint Proxy Statement/Prospectus, and is
                     incorporated herein by reference.
        3(A)         BFGoodrich's Restated Certificate of Incorporation, as amended through August
                     5, 1988. This exhibit was filed with the same designation as an exhibit to
                     BFGoodrich's Form 10-Q for the quarter ended September 30, 1988, and is incorporated herein by reference.
        3(B)         The BFGoodrich By-Laws, as amended, through February 18, 1991. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-K
                     Annual Report for the year ended December 31, 1990, and is incorporated herein by reference.
        4            Information relating to BFGoodrich's long-term debt is set forth in Note
                     D -- "Financing Arrangements" on pages F-10 and F-11 of the Joint Proxy
                     Statement/Prospectus, and is incorporated herein by reference. Instruments defining the rights of holders of such long-term debt are not filed herewith since no single debt item exceeds 10% of consolidated assets. Copies of such instruments will be furnished to the SEC upon request.
        4(A)         Rights Agreement, dated as of June 2, 1997, between The B.F.Goodrich Company and The Bank of New York which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Preferred Stock, Series F, par value $1 per share, as Exhibit A, the form of Right Certificate as Exhibit
                     B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. This
                     exhibit is incorporated by reference to Form 8-A filed June 19, 1997.
        5            Opinion of Nicholas J. Calise re legality of shares issued.
        8            Opinion of Fried, Frank, Harris, Shriver & Jacobson re tax matters.
       10(A)         BFGoodrich Stock Option Plan. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-K Annual Report for the year ended
                     December 31, 1996 and is incorporated herein by reference.
       10(B)         BFGoodrich Form of Disability Income Agreement. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-K Annual Report for the year ended December 31, 1988, and is incorporated herein by reference.
       10(B)(5)      BFGoodrich Form of Supplemental Executive Retirement Plan Agreement. This
                     exhibit was filed with the same designation as an exhibit to BFGoodrich's Form
                     10-K Annual Report for the year ended December 31, 1989 and is incorporated herein by reference.
       10(C)         BFGoodrich Performance Share Plan. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-K Annual Report for the year ended December 31, 1991, and is incorporated herein by reference.
       10(E)         BFGoodrich Management Incentive Program. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-Q for the quarter ended
                     September 30, 1989, and is incorporated herein by reference.
       10(F)         BFGoodrich Form of Management Continuity Agreement entered into by BFGoodrich and certain of its employees. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-K Annual Report for the year ended
                     December 31, 1992, and is incorporated herein by reference.
       10(G)         BFGoodrich Senior Executive Management Incentive Plan. This exhibit was filed as Appendix B to BFGoodrich's 1995 Proxy Statement dated March 2, 1995 and is incorporated herein by reference.

     EXHIBIT NO.                                      DESCRIPTION
     -----------     ------------------------------------------------------------------------------
       10(I)         BFGoodrich Employee Protection Plan. This exhibit was filed with the same designation as an exhibit to BFGoodrich's Form 10-Q for the quarter ended
                     September 30, 1989, and is incorporated herein by reference.
       10(J)(1)      BFGoodrich Benefit Restoration Plan. This exhibit was filed as Exhibit 10(J)
                     to BFGoodrich's Form 10-K Annual Report for the year ended December 31, 1992, and is incorporated herein by reference.
       10(J)(2)      The BFGoodrich Company Savings Benefit Restoration Plan was filed as Exhibit
                     4(b) to BFGoodrich's Registration Statement No. 333-19697 on Form 908 and is
                     incorporated herein by reference.
       10(K)         BFGoodrich Long-Term Incentive Plan and form of award. This exhibit was filed as Exhibit 10(K) to BFGoodrich's Form 10-K Annual Report for the year ended
                     December 31, 1995, and is incorporated herein by reference.
       10(L)         Amended and Restated Separation Agreement between BFGoodrich and The Geon
                     Company, which was filed as exhibit 10.1 to Registration Statement No.
                     33-70998 on Form S-1 of The Geon Company, is incorporated herein by reference.
       10(M)         Amended and Restated General Assignment and Bill of Sale between BFGoodrich and The Geon Company, which was filed as exhibit 10.2 to Registration
                     Statement No. 33-70998 on Form S-1 of The Geon Company, is incorporated herein by reference.
       10(N)         Amended and Restated Assumption of Liabilities and Indemnification Agreement
                     between BFGoodrich and The Geon Company, which was filed as exhibit 10.3 to
                     Registration Statement No. 33-70998 on Form S-1 of The Geon Company, is
                     incorporated herein by reference.
       10(O)         BFGoodrich Outside Directors' Phantom Share Plan. This exhibit was filed as
                     Exhibit 10(O) to BFGoodrich's Form 10-K Annual Report for the year ended
                     December 31, 1995, and is incorporated herein by reference.
       11            Statement re computation of per share earnings.
       21            Subsidiaries of BFGoodrich.
       23(A)         Consent of Goldman Sachs.
       23(B)         Consent of Morgan Stanley.
       23(C)         Consent of Nicholas J. Calise, included in Exhibit 5 to this Registration
                     Statement.
       23(D)         Consent of Fried, Frank, Harris, Shriver & Jacobson, included in Exhibit 8 to this Registration Statement.
       23(E)         Consent of Ernst & Young LLP.
       23(F)         Consent of Deloitte & Touche LLP.
       24            Powers of Attorney.
       99(A)         Consent of Robert H. Rau as a Person about to Become a Director.
       99(B)         Form of BFGoodrich Proxy Card.
       99(C)         Form of Rohr Proxy Card.

ITEM 22. UNDERTAKINGS

     A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     B. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     C. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richfield, Ohio, on November 14, 1997.

                                          THE B.F.GOODRICH COMPANY

                                          By /s/ NICHOLAS J. CALISE
                                            ------------------------------------
                                            Nicholas J. Calise
                                            Vice President, Associate General
                                            Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on November 14, 1997.

/s/ DAVID L. BURNER*                            /s/ GEORGE A. DAVIDSON, JR.*
--------------------------------------------    --------------------------------------------
(David L. Burner)                               (George A. Davidson, Jr.)
Chairman, President and Chief Executive         Director
Officer and Director
(Principal Executive Officer)

/s/ D. LEE TOBLER*                              /s/ JAMES J. GLASSER*
--------------------------------------------    --------------------------------------------
(D. Lee Tobler)                                 (James J. Glasser)
Executive Vice President and Chief Financial    Director
Officer and Director
(Principal Financial Officer)

/s/ STEVEN G. ROLLS*                            /s/ RICHARD K. DAVIDSON*
--------------------------------------------    --------------------------------------------
(Steven G. Rolls)                               (Richard K. Davidson)
Vice President and Controller                   Director
(Principal Accounting Officer)

/s/ JEANETTE GRASSELLI BROWN*                   /s/ RICHARD DE J. OSBORNE*
--------------------------------------------    --------------------------------------------
(Jeanette Grasselli Brown)                      (Richard de J. Osborne)
Director                                        Director

/s/ JOSEPH A. PICHLER*                          /s/ A. THOMAS YOUNG*
--------------------------------------------    --------------------------------------------
(Joseph A. Pichler)                             (A. Thomas Young)
Director                                        Director

/s/ ALFRED M. RANKIN, JR.*                      /s/ DOUGLAS E. OLESEN*
--------------------------------------------    --------------------------------------------
(Alfred M. Rankin, Jr.)                         (Douglas E. Olesen)
Director                                        Director

/s/ IAN M. ROSS*                                /s/ JODIE K. GLORE*
--------------------------------------------    --------------------------------------------
(Ian M. Ross)                                   (Jodie K. Glore)
Director                                        Director

---------------

*The undersigned, as attorney-in-fact, does hereby sign this Registration
 Statement on behalf of each of the officers and directors indicated above.

/s/ NICHOLAS J. CALISE
--------------------------------------------
Nicholas J. Calise